UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )

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GlobalOptions Group, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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GlobalOptions Group, Inc.
75 Rockefeller Plaza
27th Floor
New York, New York 10019

June 17, 2010

To our Stockholders:

It is our pleasure to invite you to a special meeting of the stockholders of GlobalOptions Group, Inc. to be held on Thursday, July 15, 2010 at 1:00 p.m., local time, at the offices of James Lee Witt Associates, LLC, located at 1501 M Street N.W., Washington, D.C. 20005.

At the special meeting, you will be asked to consider and vote upon (i) a proposal to sell the operating assets of our Preparedness Services business unit pursuant to an asset purchase agreement, dated May 13, 2010, and (ii) a proposal to adjourn the special meeting to a later date, if necessary or appropriate, to allow for the solicitation of additional proxies.

After careful consideration, our board of directors determined that the asset sale and the related asset purchase agreement are fair to, advisable and in the best interests of GlobalOptions Group, Inc. and our stockholders. Our board of directors unanimously approved the asset sale and recommends that you vote “FOR” the proposal to approve the asset sale and “FOR” the adjournment or postponement of the special meeting, if necessary or appropriate, to allow for the solicitation of additional proxies.

Your vote is extremely important, regardless of the number of shares you own. Whether or not you plan to attend the special meeting, we ask that you promptly sign, date and return the enclosed proxy card or voting instruction card in the envelope provided, or submit your proxy by telephone or over the Internet (if those options are available to you) in accordance with the instructions on the enclosed proxy card or voting instruction card.

The enclosed proxy statement provides you with detailed information about the special meeting, the asset purchase agreement and the asset sale. A copy of the asset purchase agreement is attached as Annex A to the proxy statement. We encourage you to read the proxy statement and all annexes thereto carefully and in their entirety. You may also obtain additional information about us from documents we have filed with the Securities and Exchange Commission.

Thank you in advance for your continued support and your consideration of this matter.

Sincerely,

Harvey W. Schiller	Jeffrey O. Nyweide
Chairman of the Board and Chief Executive Officer	Chief Financial Officer, Executive Vice President Corporate Development, Treasurer and Secretary

This proxy statement is dated June 17, 2010 and is first being mailed to stockholders on or about June 18, 2010.

GlobalOptions Group, Inc.
75 Rockefeller Plaza
27th Floor
New York, New York 10019

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON JULY 15, 2010

To our Stockholders:

Notice is hereby given that a special meeting of the stockholders of GlobalOptions Group, Inc. will be held on Thursday, July 15, 2010 at 1:00 p.m., local time, at the offices of James Lee Witt Associates, LLC, located at 1501 M Street N.W., Washington, D.C. 20005. At the special meeting or any postponement, adjournment or delay thereof (the “Special Meeting”), you will be asked to consider and vote upon the following proposals:

1. to approve the sale of the operating assets of our Preparedness Services business unit (the “Asset Sale”) pursuant to the Asset Purchase Agreement, dated May 13, 2010 (the “Asset Purchase Agreement”), by and among GlobalOptions Group, Inc., a Delaware corporation, GlobalOptions, Inc., a Delaware corporation and wholly-owned subsidiary of GlobalOptions Group, Inc., and Witt Group Holdings, LLC, a Delaware limited liability company;

2. to adjourn the Special Meeting to a later date, if necessary or appropriate, to allow for the solicitation of additional proxies in favor of the proposal to approve the Asset Sale if there are insufficient votes to approve the Asset Sale; and

3. to transact such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on June 11, 2010 are entitled to notice of and to vote at the Special Meeting.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO APPROVE THE ASSET SALE AND “FOR” THE ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO ALLOW FOR THE SOLICITATION OF ADDITIONAL PROXIES.

The affirmative vote of the holders of a majority of the outstanding shares of our common stock is required to approve the Asset Sale. Approval of the proposal to adjourn the Special Meeting to a later date, if necessary or appropriate, to allow for the solicitation of additional proxies, requires the favorable vote of a majority of the shares of common stock present or represented by proxy at the Special Meeting and entitled to vote thereon.

The failure of any stockholder to submit a signed proxy card or to vote in person by ballot at the Special Meeting will have the same effect as a vote “AGAINST” the proposal to approve the Asset Sale, but will not have an effect on the adjournment proposal. If you hold your shares through a bank, broker or other nominee (in “street name”), the failure to instruct your bank, broker or other nominee how to vote your shares will have the same effect as a vote “AGAINST” the proposal to approve the Asset Sale, but will not have an effect on the adjournment proposal.

Your vote is extremely important, regardless of the number of shares you own. Whether or not you plan to attend the Special Meeting, we ask that you promptly sign, date and return the enclosed proxy card or voting instruction card in the envelope provided, or submit your proxy by telephone or over the Internet (if those options are available to you) in accordance with the instructions on the enclosed proxy card or voting instruction card.

The proxy statement accompanying this notice provides a more complete description of the matters to be acted upon at the Special Meeting. We encourage you to read the proxy statement and all annexes thereto carefully and in their entirety.

By order of the Board of Directors,

Jeffrey O. Nyweide
Chief Financial Officer, Executive Vice President
Corporate Development, Treasurer and Secretary

Important Notice Regarding the Availability of Proxy Materials for
the Special Meeting of Stockholders to be Held on July 15, 2010

The proxy statement and form of proxy card are available on the Internet at
http://www.cstproxy.com/globaloptionsgroup/2010

ANNEX A	Asset Purchase Agreement
ANNEX B	Opinion of Needham & Company, LLC
ANNEX C	Audited Consolidated Financial Statements of GlobalOptions Group, Inc., included in its Annual Report on Form 10-K for the Year Ended December 31, 2009, as of December 31, 2009 and 2008 and for the Years Ended December 31, 2009, 2008 and 2007
ANNEX D	Unaudited Condensed Consolidated Financial Statements of GlobalOptions Group, Inc., included in its Quarterly Report on Form 10-Q for the Three Months Ended March 31, 2010, as of March 31, 2010 and December 31, 2009 and for the Three Months Ended March 31, 2010 and 2009

ii

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE ASSET SALE

The following questions and answers are intended to address briefly some commonly asked questions regarding the Asset Sale, the Asset Purchase Agreement and the Special Meeting. These questions and answers may not address all questions that may be important to you as a stockholder of GlobalOptions Group, Inc. Please refer to the “Summary Term Sheet” beginning on page 8 and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement. See “Where You Can Find Additional Information” beginning on page 59.

Unless the context otherwise requires, in this proxy statement, (i) references to “GlobalOptions Group,” “we,” “our,” “us” and “the Company” refer to GlobalOptions Group, Inc. and its subsidiaries, (ii) references to “GlobalOptions” refer to GlobalOptions, Inc., a Delaware corporation and wholly-owned subsidiary of GlobalOptions Group, (iii) references to “Preparedness Services” refer to our Preparedness Services business unit, (iv) references to “the Board” refer to our board of directors, (v) references to “Witt Group” refer to Witt Group Holdings, LLC, a Delaware limited liability company, (vi) references to the “Asset Purchase Agreement” refer to that certain asset purchase agreement, dated May 13, 2010, by and among GlobalOptions Group, GlobalOptions, and Witt Group, and (vii) references to the “Asset Sale” refer to the sale of the operating assets of Preparedness Services pursuant to the Asset Purchase Agreement.

Q:	Why did I receive these materials?

A:	The Board is soliciting your proxy to vote at a special meeting of our stockholders being held for the purpose of, among other things, obtaining stockholder approval for the Asset Sale (the “Special Meeting”). The Board is seeking stockholder approval of the Asset Sale because, although we will continue to operate our Forensic DNA Solutions and Products and International Strategies business units following the Asset Sale, the Asset Sale may constitute the sale of “substantially all” of our property and assets under Section 271 of the General Corporation Law of the State of Delaware (the “DGCL”). Section 271 of the DGCL requires that a Delaware corporation obtain the approval of the holders of a majority of the corporation’s outstanding stock entitled to vote thereon for the sale of “all or substantially all of its property and assets.” Additionally, approval of the Asset Sale by holders of a majority of our issued and outstanding common stock is a closing condition under the Asset Purchase Agreement.

Q:	When and where is the Special Meeting?

A:	The Special Meeting will be held at the offices of James Lee Witt Associates, LLC, located at 1501 M Street N.W., Washington, D.C. 20005, on Thursday, July 15, 2010 at 1:00 p.m., local time.

Q:	Who is entitled to vote at the Special Meeting?

A:	Only stockholders at the close of business on June 11, 2010, the record date for the Special Meeting (the “Record Date”), are entitled to notice of and to vote at the Special Meeting. If you hold your shares through a bank, broker or other nominee (in “street name”), you must obtain from the record holder a “legal proxy” issued in your name in order to vote in person at the Special Meeting.

At the close of business on the Record Date, there were 14,424,917 shares of our common stock outstanding and entitled to vote.

Q:	What am I being asked to vote on at the Special Meeting?

A:	You will be asked to consider and vote upon the following proposals:

1. to approve the sale of the operating assets of our Preparedness Services business unit pursuant to the Asset Purchase Agreement, dated May 13, 2010, by and among GlobalOptions Group, Inc., a Delaware corporation, GlobalOptions, Inc. a Delaware corporation and wholly-owned subsidiary of GlobalOptions Group, Inc., and Witt Group Holdings, LLC, a Delaware limited liability company; and

2. to adjourn the Special Meeting to a later date, if necessary or appropriate, to allow for the solicitation of additional proxies in favor of the proposal to approve the Asset Sale if there are insufficient votes to approve the Asset Sale.

Q:	How does the Board recommend that I vote?

A:	After careful consideration of a variety of factors described in this proxy statement, the Board unanimously recommends that you vote “FOR” the proposal to approve the Asset Sale and “FOR” the adjournment or postponement of the Special Meeting to a later date, if necessary or appropriate, to allow for the solicitation of additional proxies. You should read “The Asset Sale (Proposal No. 1) — Reasons for the Asset Sale” beginning on page 25 for a discussion of the factors that the Board considered in deciding to recommend approval of the Asset Sale.

Q:	Who is buying Preparedness Services and for what consideration?

A:	We are proposing to sell the operating assets of Preparedness Services to Witt Group. The following officers of Preparedness Services are members and officers of Witt Group: James Lee Witt, Chief Executive Officer; Mark Merritt, Co-President; Barry Scanlon, Co-President; and Pate Felts, Senior Advisor. Collectively, Messrs. Witt, Merritt, Scanlon and Felts hold a significant ownership percentage in Witt Group. Additionally, Messrs. Witt, Merritt and Scanlon are members of the board of managers of Witt Group. Each of Messrs. Witt, Merritt, Scanlon and Felts is actively involved in the day-to-day operations of Witt Group, and is expected to remain involved in such operations after the completion of the Asset Sale.

Pursuant to the Asset Purchase Agreement, aggregate consideration for the Asset Sale will consist of the following: (i) approximately $10 million in cash, of which $1 million will be held in escrow for 12 months following the closing; (ii) an earnout payment equal to 40% of any revenues of Preparedness Services (subject to certain minimal exclusions) over $15 million during the 12-month period following closing, which payment may not exceed $12 million; and (iii) the assumption of certain of Preparedness Services’ liabilities. The payments we are entitled to under the Asset Purchase Agreement may further increase or decrease based on a potential purchase price adjustment for working capital and a potential true-up for uncollected accounts receivable. The maximum total consideration payable to us under the Asset Purchase Agreement is $22 million. The terms of the Asset Purchase Agreement are more fully described below under “The Asset Purchase Agreement” beginning on page 42.

Q:	What assets are being sold to and what liabilities are being assumed by Witt Group?

A:	We are proposing to sell substantially all of the property used in conducting the business of Preparedness Services, including, among other things, certain intellectual property and licenses used in the business of Preparedness Services and all accounts receivable of Preparedness Services. Witt Group will assume certain liabilities of Preparedness Services, including but not limited to its liabilities arising post-closing and any termination or severance payments due to Messrs. Witt, Merritt, Scanlon and Felts under their respective employment agreements upon the completion of the Asset Sale.

Q:	What will the net proceeds from the Asset Sale be used for?

A:	On May 13, 2010, in connection with our announcement of our entry into the Asset Purchase Agreement, Dr. Schiller, our Chairman and Chief Executive Officer, stated that, subject to our satisfaction of and compliance with existing contractual and banking obligations, we intend to return the net proceeds from the Asset Sale and the sale of our SafirRosetti business unit (which was completed on April 30, 2010) to our stockholders. That continues to be our intention, but we have not made a final decision as to, and continue to explore the most efficient form of, any such distribution.

Q:	What will happen if the Asset Sale is not approved by stockholders or is not completed for any other reason?

A:	If the Asset Sale is not completed, (i) in certain circumstances, we will be required to pay to Witt Group a termination fee of $500,000, plus up to $500,000 of Witt Group’s expenses incurred in connection with the

Asset Sale, (ii) we may have difficulty recouping the significant transaction costs incurred in connection with negotiating the Asset Sale, (iii) our relationships with the customers, business partners and employees of Preparedness Services may be damaged and the business of Preparedness Services may be harmed, and (iv) the market price for our common stock may decline.

If the Asset Sale is not completed, we may explore other potential transactions involving Preparedness Services or GlobalOptions Group in its entirety. The terms of an alternative transaction may be less favorable to us than the terms of the Asset Sale and there can be no assurance that we will be able to reach agreement with or complete an alternative transaction with another party.

Q:	When is the Asset Sale expected to be completed?

A:	If the Asset Sale is approved by stockholders at the Special Meeting, we expect to complete the Asset Sale no later than the third business day after the date all of the remaining closing conditions under the Asset Purchase Agreement have been satisfied or waived, which we anticipate will occur promptly following the Special Meeting. The exact timing of the completion of the Asset Sale cannot be predicted, although the Asset Purchase Agreement may be terminated by any of the parties thereto if closing has not occurred by October 31, 2010, provided, however, that this termination right will not be available to any party whose failure to fulfill any obligation under the Asset Purchase Agreement is the cause of, or results in, the failure to complete the Asset Sale on or before such outside date.

Q:	How will the Asset Sale affect outstanding equity awards held by our directors, executive officers and other employees? Will the Asset Sale trigger payments for any executive officers pursuant to their employment agreements?

A:	In the event that the Asset Sale is completed, it may constitute a “change in control” as defined under our 2005 Stock Option Plan, 2006 Stock Option Plan and Amended and Restated 2006 Long-Term Incentive Plan (collectively, the “Incentive Plans”). Under the Incentive Plans, a change in control will be deemed to occur in circumstances including but not limited to our sale of substantially all of our assets. If the Asset Sale is deemed to constitute a change in control under the Incentive Plans, the Compensation Committee of the Board (the “Compensation Committee”), in its sole discretion, may accelerate the vesting and exercisability of awards granted under the Incentive Plans. The Compensation Committee has not determined whether to exercise such authority should it arise in connection with the completion of the Asset Sale. As of June 11, 2010, options to purchase 373,471 shares of our common stock, 470,563 shares of restricted stock and 228,735 restricted stock units issued under the Incentive Plans remained unvested, of which options to purchase 44,166 shares of our common stock, 470,563 shares of restricted stock and 166,883 restricted stock units were held by our directors and executive officers.

Pursuant to our employment agreements with Dr. Schiller, our Chief Executive Officer, and Mr. Nyweide, our Chief Financial Officer and Executive Vice President, we have agreed that the completion of the Asset Sale will, among other things, trigger (i) the acceleration of the vesting of all stock options, restricted stock and restricted stock units held by Dr. Schiller and Mr. Nyweide and (ii) certain “change of control” payments. As a result, if and when the Asset Sale is completed, an aggregate of 470,563 shares of restricted stock and 92,012 restricted stock units held by Dr. Schiller and Mr. Nyweide will vest immediately upon the completion of the Asset Sale. Additionally, if and when the Asset Sale is completed, we will deposit approximately $1,860,000 and $780,000 in “rabbi trusts” established for the benefit of Dr. Schiller and Mr. Nyweide, respectively, which amounts will be paid six months after the recipient’s separation from service to the Company for any reason. Pursuant to his employment agreement, Mr. Nyweide will also receive a performance bonus of $150,000 in connection with the completion of the Asset Sale.

For additional information regarding these matters, see “The Asset Sale (Proposal No. 1) — Interests of Our Directors and Executive Officers in the Asset Sale” beginning on page 37.

Q:	Will GlobalOptions continue to be publicly traded following the Asset Sale?

A:	We expect to continue to be publicly traded on the NASDAQ Capital Market and remain subject to the rules and regulations of the Securities and Exchange Commission (the “SEC”) and The NASDAQ Stock Market LLC after the Asset Sale is completed.

Q:	What will be the nature of our business following completion of the Asset Sale?

A:	Following the Asset Sale, we will continue to operate our remaining business units:

• Forensic DNA Solutions and Products, which provides state-of-the-art human DNA analysis and innovative DNA collection products for the U.S. and international law enforcement and identification markets; and

• International Strategies, which provides multidisciplinary, international risk management and business solutions.

Notwithstanding the foregoing, the Board is considering all its potential options with respect to GlobalOptions Group following the Asset Sale, which include, but are not limited to, selling additional operating units of GlobalOptions Group. Please note that, on April 30, 2010, we completed the sale of our SafirRosetti business unit, which sale was previously disclosed in our Current Reports on Form 8-K filed with the SEC on April 29, 2010 and May 6, 2010. Additionally, on June 11, 2010, we entered into an agreement to sell our Fraud and Special Investigative Unit (“SIU”) Services business unit, the terms of which were previously disclosed in our Current Report on Form 8-K filed with the SEC on June 11, 2010.

For pro forma historical financial information giving effect to the sale of Preparedness Services, the receipt of the net proceeds from the Asset Sale and certain assumptions and adjustments, see “Unaudited Pro Forma Condensed Consolidated Financial Statements” beginning on page 60.

Additionally, the completion of the Asset Sale will trigger certain changes to the terms our employment of Dr. Schiller, our Chairman and Chief Executive Officer, and Mr. Nyweide, our Chief Financial Officer and Executive Vice President, including but not limited to changing the duration of their employment agreements to 12 months and 18 months from the completion of the Asset Sale, respectively, which terms may be extended on a month-to-month basis thereafter, reducing Dr. Schiller’s level of responsibility to us following the completion of the Asset Sale and reducing Mr. Nyweide’s level of responsibility to us starting one year after the completion of the Asset Sale. As a result of the foregoing, following the completion of the Asset Sale, we will no longer have long-term employment agreements in place for Dr. Schiller and Mr. Nyweide.

Q:	Am I entitled to appraisal rights in connection with the Asset Sale?

A:	No. Delaware law does not provide for stockholder appraisal rights in connection with the Asset Sale.

Q:	What vote is required for stockholders to approve of the proposals at the Special Meeting?

A:	The affirmative “FOR” vote of the holders of a majority of the outstanding shares of our common stock is required to approve the Asset Sale pursuant to the Asset Purchase Agreement. Approval of the proposal to adjourn the Special Meeting to a later date, if necessary or appropriate, to allow for the solicitation of additional proxies, requires the affirmative “FOR” vote of a majority of the shares of common stock present or represented by proxy at the Special Meeting and entitled to vote thereon.

In connection with our entry into the Asset Purchase Agreement, Dr. Schiller, Mr. Nyweide, Harvey Partners, LLC, Cipher 06, L.L.C., Vicis Capital LLC and Howard Safir entered into support agreements relating to an aggregate of approximately 43.2% of our common stock outstanding, pursuant to which they agreed to vote their shares in favor of the Asset Sale; except that such support agreements provide that when the aggregate number of shares subject to such agreements exceeds 34.9% of the voting power of our outstanding capital stock, then such agreements will only apply to the maximum number of shares as would not result in exceeding such percentage, with any resulting adjustments being allocated pro rata among the parties to such support agreements on the relative number of shares subject to such agreements.

Mr. Witt, the Chief Executive Officer of Preparedness Services and a principal of Witt Group, beneficially owns approximately an additional 6.1% of our common stock.

Q:	How many shares must be present or represented to conduct business at the Special Meeting?

A:	A quorum must be present or represented at the Special Meeting for our stockholders to conduct business at the Special Meeting. A quorum will be present or represented at the Special Meeting if the holders of a majority of the outstanding shares of our common stock entitled to vote at the Special Meeting, or 7,212,459 shares, are present at the Special Meeting, either in person or represented by proxy. Abstentions and “broker non-votes” are counted as present for the purpose of determining whether a quorum is present. Generally, a broker non-vote occurs on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. In the event that a quorum is not present at the Special Meeting, it is expected that the Special Meeting will be adjourned or postponed to allow for the solicitation of additional proxies.

Q:	How do I vote?

A:	You may vote using any of the following methods:

• Proxy card or voting instruction card. Be sure to complete, sign and date the card and return it in the prepaid envelope.

• By telephone or over the Internet.  If you are a stockholder of record, you may vote over the Internet by following the instructions on your proxy card. If you hold shares in street name, you will receive separate voting instructions from your bank, broker or other nominee and may vote by telephone or over the Internet if they offer that alternative. Although most brokers, banks and nominees offer telephone and Internet voting, availability and the specific procedures vary.

• In person at the Special Meeting.  All stockholders may vote in person at the Special Meeting. You may also be represented by another person at the Special Meeting by executing a proper proxy designating that person. If you hold shares in street name, you must obtain a legal proxy from your bank, broker or other nominee and present it to the inspector of election with your ballot when you vote at the Special Meeting.

Q:	What can I do if I change my mind after I vote my shares?

A:	If you are a stockholder of record, you may revoke your proxy at any time before it is voted at the Special Meeting by:

• sending a written notice of revocation to our Corporate Secretary;

• submitting a new, proper proxy dated later than the date of the revoked proxy;

• voting over the Internet at a later time; or

• attending the Special Meeting and voting in person.

If you hold shares in street name through your bank, broker or other nominee, you may submit new voting instructions by contacting your bank, broker or other nominee. You may also vote in person at the Special Meeting if you obtain a legal proxy as described in the answer to the next question. Attendance at the Special Meeting will not, by itself, revoke a proxy.

Q:	How can I attend the Special Meeting?

A:	You are entitled to attend the Special Meeting only if you were a stockholder of GlobalOptions Group as of the close of business on June 11, 2010, the Record Date for the Special Meeting, or hold a valid proxy for the Special Meeting. You should be prepared to present photo identification for admittance. In addition, if you are a stockholder of record, your ownership will be verified against the list of stockholders of record on the Record Date prior to being admitted. If you are not a stockholder of record but hold shares in street name, you should be prepared to provide proof of beneficial ownership as of the Record Date (such as your most recent account statement prior to the Record Date), a copy of the voting instruction card provided to you by your bank, broker, or other nominee, or similar evidence of ownership. If you do not provide photo identification or comply with the other procedures outlined above, you will not be admitted to the Special Meeting.

The Special Meeting will begin promptly on Thursday, July 15, 2010 at 1:00 p.m., local time. You should allow adequate time for the check-in procedures.

Q:	What happens if additional matters are presented at the Special Meeting?

A:	Other than the two items of business described in this proxy statement, we are not aware of any other business to be acted upon at the Special Meeting. If you grant a proxy, the persons named as proxy holders, Dr. Schiller and Mr. Nyweide, will have the discretion to vote your shares on any additional matters properly presented for a vote at the Special Meeting.

Q:	What if I return a signed proxy card, but do not vote for some of the matters listed on the proxy card?

A:	If you return a signed proxy card without indicating your vote, your shares will be voted in accordance with the Board’s recommendations as follows: “FOR” the proposal to approve the Asset Sale; and “FOR” the adjournment or postponement of the Special Meeting to a later date, if necessary or appropriate, to allow for the solicitation of additional proxies.

Q:	If my shares are held in “street name” by my bank, broker or other nominee, will my bank, broker or other nominee vote my shares for me?

A:	Your bank, broker or other nominee will only be permitted to vote your shares held in street name if you instruct them how to vote. You should follow the procedures on the voting instruction card provided by your bank, broker or other nominee regarding the voting of your shares. The failure to instruct your bank, broker or other nominee how to vote your shares will have the same effect as a vote “AGAINST” the proposal to approve the Asset Sale, but will not have an effect on the proposal to adjourn the Special Meeting to a later date. Please vote using your voting instruction card so your vote can be counted.

Q:	What do I do if I receive more than one proxy or set of voting instructions?

A:	If your shares are registered differently or are held in more than one account, you may receive more than one proxy and/or set of voting instructions relating to the Special Meeting. To ensure that all of your shares are voted, please complete, sign, date and return each proxy card and voting instruction card that you receive, or vote your shares by telephone or over the Internet (if those options are available to you).

Q:	What is the deadline for voting my shares?

A:	If you hold shares as the stockholder of record, your vote by proxy must be received before the polls close at the Special Meeting.

If you hold shares in street name, please follow the voting instructions provided by your broker, trustee or nominee. You may vote your shares in person at the Special Meeting only if you obtain a legal proxy from your bank, broker or other nominee and present it to the inspector of election with your ballot when you vote at the Special Meeting.

Q:	Is my vote confidential?

A:	Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within GlobalOptions Group or to third parties, except (i) as necessary to meet applicable legal requirements, (ii) to allow for the tabulation of votes and certification of the vote, and (iii) to facilitate a successful proxy solicitation. Occasionally, stockholders provide on their proxy card written comments, which are then forwarded to our management.

Q:	Who will bear the cost of this solicitation?

A:	GlobalOptions Group is making this solicitation and will bear the entire cost of the solicitation, including the preparation, assembly, printing and mailing of this proxy statement and any additional materials furnished to our stockholders. The initial solicitation of proxies by mail may be supplemented by telephone, fax, e-mail, Internet and personal solicitation by our directors, officers or other regular employees. No additional compensation for soliciting proxies will be paid to our directors, officers or other regular employees for their proxy solicitation efforts. We expect to reimburse banks, brokers and other persons for their reasonable out-of-pocket expenses in handling proxy materials for beneficial owners of our common stock.

Q:	Who can help answer any other questions that I have?

A:	If you have additional questions about the Asset Sale, need assistance in submitting your proxy or voting your shares of our common stock, or need additional copies of this proxy statement or the enclosed proxy card, please contact us at GlobalOptions Group, Inc., 75 Rockefeller Plaza, 27th Floor, New York, New York 10019, Attention: Corporate Secretary.

SUMMARY TERM SHEET

This summary term sheet highlights selected information contained in this proxy statement and may not contain all the information that may be important to you. Accordingly, we encourage you to carefully read this proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement in their entirety. Each item in this summary includes a page reference directing you to a more complete description of that topic. See “Where You Can Find Additional Information” beginning on page 59.

The Parties to the Asset Sale (page 21)

GlobalOptions Group, Inc.

GlobalOptions Group is an integrated provider of risk mitigation and management services to government entities, Fortune 1,000 corporations and high net-worth and high-profile individuals. We deliver risk mitigation and management services through four business units: Preparedness Services; Fraud and SIU Services; Forensic DNA Solutions and Products; and International Strategies (which, on the basis of its relative materiality, is included in the Fraud and SIU Services segment for reporting purposes). Our common stock is quoted on The NASDAQ Capital Market under the symbol “GLOI”.

Please note that, on April 30, 2010, we completed the sale of our SafirRosetti business unit, which sale was previously disclosed in our Current Reports on Form 8-K filed with the SEC on April 29, 2010 and May 6, 2010. Additionally, on June 11, 2010, we entered into an agreement to sell our Fraud and SIU Services business unit, the terms of which were previously disclosed in our Current Report on Form 8-K filed with the SEC on June 11, 2010.

GlobalOptions, Inc.

GlobalOptions, Inc. is a wholly-owned operating subsidiary of GlobalOptions Group and the parent company of The Bode Technology Group, Inc., which constitutes our Forensic DNA Solutions and Products unit.

Witt Group Holdings, LLC

Witt Group was formed solely for the purpose of purchasing the operating assets of Preparedness Services. Witt Group has not engaged in any business except in furtherance of this purpose. The following officers of Preparedness Services are members and officers of Witt Group: James Lee Witt, Chief Executive Officer; Mark Merritt, Co-President; Barry Scanlon, Co-President; and Pate Felts, Senior Advisor. Collectively, Messrs. Witt, Merritt, Scanlon and Felts hold a significant ownership percentage in Witt Group. Additionally, Messrs. Witt, Merritt and Scanlon are members of the board of managers of Witt Group. Each of Messrs. Witt, Merritt, Scanlon and Felts is actively involved in the day-to-day operations of Witt Group, and is expected to remain involved in such operations after the completion of the Asset Sale.

The Special Meeting (page 18)

Date, Time, Place and Purpose (page 18)

The Special Meeting will be held at the offices of James Lee Witt Associates, LLC, located at 1501 M Street N.W., Washington, D.C. 20005, on Thursday, July 15, 2010 at 1:00 p.m., local time.

The purpose of the Special Meeting is for our stockholders to consider and vote upon the following proposals:

1. to approve the sale of the operating assets of our Preparedness Services business unit pursuant to the Asset Purchase Agreement, dated May 13, 2010, by and among GlobalOptions Group, Inc., a Delaware corporation, GlobalOptions, Inc. a Delaware corporation and wholly-owned subsidiary of GlobalOptions Group, Inc., and Witt Group Holdings, LLC, a Delaware limited liability company; and

2. to adjourn the Special Meeting to a later date, if necessary or appropriate, to allow for the solicitation of additional proxies in favor of the proposal to approve the Asset Sale if there are insufficient votes to approve the Asset Sale.

Record Date, Quorum, Voting (page 18)

Only holders of our common stock at the close of business on June 11, 2010, the Record Date, are entitled to notice of and to vote at the Special Meeting. As of the Record Date, there were 14,424,917 shares of our common stock outstanding and entitled to vote.

A quorum must be present or represented at the Special Meeting for our stockholders to conduct business at the Special Meeting. A quorum will be present or represented at the Special Meeting if the holders of a majority of the outstanding shares of our common stock entitled to vote at the Special Meeting, or 7,212,459 shares, are present at the Special Meeting, either in person or represented by proxy.

Each share of our common stock entitles its holder to one vote on all matters properly coming before the Special Meeting. The affirmative “FOR” vote of the holders of a majority of the outstanding shares of our common stock is required to approve the Asset Sale pursuant to the Asset Purchase Agreement. Approval of the proposal to adjourn the Special Meeting to a later date, if necessary or appropriate, to allow for the solicitation of additional proxies, requires the affirmative “FOR” vote of a majority of the shares of common stock present or represented by proxy at the Special Meeting and entitled to vote thereon.

Revocation of Proxies (page 19)

Proxies received at any time before the Special Meeting and not revoked or superseded before being voted will be voted at the Special Meeting. If you are a stockholder of record, you may revoke your proxy at any time before it is voted at the Special Meeting by:

•	sending a written notice of revocation to our Corporate Secretary;

•	submitting a new, proper proxy dated later than the date of the revoked proxy;

•	voting over the Internet at a later time; or

•	attending the Special Meeting and voting in person.

If you hold shares in street name, you may submit new voting instructions by contacting your bank, broker or other nominee. You may also vote in person at the Special Meeting if you obtain a legal proxy as described in the answer to the previous question. Attendance at the Special Meeting will not, by itself, revoke a proxy.

The Asset Sale (page 21)

General

On May 13, 2010, we entered into the Asset Purchase Agreement, pursuant to which we agreed to sell the operating assets of Preparedness Services, subject to stockholder approval. A copy of the Asset Purchase Agreement is attached as Annex A. We encourage you to read the Asset Purchase Agreement carefully and in its entirety.

Recommendation of the Board of Directors (page 28)

After careful consideration, the Board unanimously recommends that you vote “FOR” the approval of the Asset Sale and “FOR” the adjournment or postponement of the Special Meeting, if necessary or appropriate, to solicit additional proxies.

Opinion of Our Financial Advisor (page 28)

At a meeting of the Board held on April 21, 2010, Needham & Company, LLC, referred to herein as Needham & Company, delivered its oral opinion, which it subsequently confirmed in writing, to the Board that, as of that date and based upon and subject to the assumptions and other matters described in the written opinion, the consideration to be received by GlobalOptions Group and GlobalOptions pursuant to the Asset Purchase Agreement was fair to GlobalOptions Group from a financial point of view. The complete text of Needham & Company’s opinion, which sets forth the assumptions made, procedures followed, matters considered, and qualifications and limitations on and scope of the review undertaken by Needham & Company, is attached to this proxy statement as Annex B. You should read the Needham & Company opinion carefully and in its entirety. Needham & Company provided its opinion for the information and assistance of the Board in connection with and for the purpose of the Board’s evaluation of the transaction contemplated by the Asset Purchase Agreement. The Needham & Company opinion does not address any other aspect of the Asset Sale, or any related transaction, and does not constitute a recommendation to any GlobalOptions Group stockholder as to how that stockholder should vote or act on any matter relating to the Asset Sale.

Net Proceeds from the Asset Sale and Their Expected Use (page 33)

Pursuant to the Asset Purchase Agreement, we will receive an up-front cash payment of approximately $10 million, of which $1 million will be held in escrow for 12 months following closing, and an earnout payment equal to 40% of any revenues of Preparedness Services (subject to certain minimal exclusions) in excess of $15 million during the 12 month period following the closing, which earnout payment may not exceed $12 million. The payments we are entitled to under the Asset Purchase Agreement may increase or decrease based on a potential purchase price adjustment for working capital and a potential true-up for uncollected accounts receivable. Additionally, the net proceeds will vary based on final transaction expenses and taxes payable on the gain on sale. The amount by which the purchase price exceeds the net tax basis of the sold assets is subject to federal and state income taxes.

The Asset Sale will be a taxable event to us for U.S. federal income tax purposes. However, we expect, subject to the completion and outcome of certain tax analysis and studies currently in process, that the Asset Sale will not result in any material adverse U.S. federal income tax consequences to us or to our stockholders. The Asset Sale may result in our being subject to state or local sales, use or other taxes in jurisdictions in which we file tax returns or have assets.

On May 13, 2010, in connection with our announcement of our entry into the Asset Purchase Agreement our Chairman and Chief Executive Officer stated that, subject to our satisfaction of and compliance with existing contractual and banking obligations, we intend to return the net proceeds from the Asset Sale and the sale of our SafirRosetti business unit (which was completed on April 30, 2010) to our stockholders. That continues to be our intention, but we have not made a final decision as to, and continue to explore the most efficient form of, any such distribution.

Nature of Our Business Following the Asset Sale (page 34)

Following the Asset Sale, we will continue to operate our remaining business units: Forensic DNA Solutions and Products; and International Strategies. Notwithstanding the foregoing, the Board is considering all its potential options with respect to GlobalOptions Group following the Asset Sale, which include, but are not limited to, selling additional operating units of GlobalOptions Group. Please note that, on April 30, 2010, we completed the sale of our SafirRosetti business unit, which sale was previously disclosed in our Current Reports on Form 8-K filed with the SEC on April 29, 2010 and May 6, 2010. Additionally, on June 11, 2010, we entered into an agreement to sell our Fraud and SIU Services business unit, the terms of which were previously disclosed in our Current Report on Form 8-K filed with the SEC on June 11, 2010.

Additionally, the completion of the Asset Sale will trigger certain changes to our employment arrangements with Dr. Schiller, our Chairman and Chief Executive Officer, and Mr. Nyweide, our Chief Financial Officer and Executive Vice President, including but not limited to changing the duration of their employment agreements to 12 months and 18 months from the completion of the Asset Sale, respectively, which terms may be extended on a month-to-month basis thereafter, reducing Dr. Schiller’s level of responsibility to us following the completion of the Asset Sale and reducing Mr. Nyweide’s level of responsibility to us starting one year after the completion of the Asset Sale. As a result of the foregoing, following the completion of the Asset Sale, we will no longer have long-term employment agreements in place for Dr. Schiller and Mr. Nyweide.

Effect of the Asset Sale on Stock Options and Stock-Based Awards and Interests of Our Directors and Executive Officers in the Asset Sale (page 36)

In the event that the Asset Sale is completed, it may constitute a “change in control” as defined under the Incentive Plans. Under the Incentive Plans, a change in control will be deemed to occur in circumstances including but not limited to our sale of substantially all of our assets. If the Asset Sale is deemed to constitute a change in control under the Incentive Plans, the Compensation Committee, in its sole discretion, may accelerate the vesting and exercisability of awards granted under the Incentive Plans. The Compensation Committee has not determined whether to exercise such authority should it arise in connection with the completion of the Asset Sale. As of June 11, 2010, options to purchase 373,471 shares of our common stock, 470,563 shares of restricted stock and 228,735 restricted stock units issued under the Incentive Plans remained unvested.

As of June 11, 2010, options to purchase 44,166 shares of our common stock, 470,563 shares of restricted stock and 166,883 restricted stock units issued under the Incentive Plans and held by our directors and executive officers remained unvested. In addition to the foregoing, pursuant to the terms of their employment agreements, all stock options, restricted stock and restricted stock units held by Dr. Schiller and Mr. Nyweide, an aggregate of 470,563 shares of restricted stock and 92,012 restricted stock units held by Dr. Schiller and Mr. Nyweide will vest immediately upon the completion of the Asset Sale, regardless of whether the Compensation Committee exercises its authority to accelerate the vesting and exercisability of awards granted under the Incentive Plans.

Additionally, pursuant to our employment agreements with Dr. Schiller and Mr. Nyweide, we have agreed that the completion of the Asset Sale will, among other things, trigger the acceleration of the vesting of all stock options, restricted stock and restricted stock units held by Dr. Schiller and Mr. Nyweide and certain “change of control” payments. If and when the Asset Sale is completed, we will deposit approximately $1,860,000 and $780,000 in “rabbi trusts” established for the benefit of Dr. Schiller and Mr. Nyweide, respectively, which amounts will be paid six months after the recipient’s separation from service to the Company for any reason. Pursuant to his employment agreement, Mr. Nyweide will also receive a performance bonus of $150,000 in connection with the completion of the Asset Sale.

The following officers of Preparedness Services are members and officers of Witt Group: James Lee Witt, Chief Executive Officer; Mark Merritt, Co-President; Barry Scanlon, Co-President; and Pate Felts, Senior Advisor. Collectively, Messrs. Witt, Merritt, Scanlon and Felts hold a significant ownership percentage in Witt Group. Additionally, Messrs. Witt, Merritt and Scanlon are members of the board of managers of Witt Group. Each of Messrs. Witt, Merritt, Scanlon and Felts is actively involved in the day-to-day operations of Witt Group, and is expected to remain involved in such operations after the completion of the Asset Sale.

Appraisal Rights in Respect of the Asset Sale (page 39)

Under Delaware law, our stockholders are not entitled to appraisal rights in connection with the Asset Sale.

The Asset Purchase Agreement (page 42)

General (page 42)

Under the terms of the Asset Purchase Agreement, Witt Group will buy Preparedness Services from GlobalOptions Group and GlobalOptions for a purchase price of approximately $10 million plus an earnout payment of up to $12 million, subject to potential working capital and accounts receivable related adjustments, and will assume certain liabilities and obligations associated with the business of Preparedness Services.

Assets to be Sold; Excluded Assets; Assumed and Retained Liabilities (page 42)

We will sell to Witt Group substantially all of the assets used in connection with the business of Preparedness Services, including, without limitation: specified machinery and equipment, accounts receivable, permits and licenses, intellectual property, personal and real property leases, contracts and security deposits, and all prepayments and deposits, books and accounts, claims and causes of action, warranty rights, contractual and leasehold rights to our China office, bank accounts and goodwill. We are not selling cash and cash equivalents, tax refunds, corporate records, legal and insurance claims, employee benefit programs, and certain other specified leasehold interests, agreements, properties, rights and other assets.

Witt Group will assume and fully discharge certain liabilities and obligations of Preparedness Services, including accounts payable, obligations under transferred contracts, obligations relating to certain employment agreements, certain expenses related to the transferred accounts receivable and certain other specified liabilities. We will retain all of our other liabilities and obligations, including those related to our other business units, management or other overhead expenses historically allocated to Preparedness Services, and certain potential employment-related claims.

Purchase Price (page 43)

The purchase price will consist of the following, except that the maximum amount to be paid may not exceed $22 million:

•	Witt Group’s payment at the closing of approximately $10 million in cash, of which $1 million will be held in escrow for 12 months following the closing date;

•	Witt Group’s payment of an earnout equal to 40% of any revenues of Preparedness Services (subject to certain minimal exclusions) in excess of $15 million during the 12 month period following the closing, which earnout payment may not exceed $12 million; and

•	Witt Group’s assumption of the assumed liabilities.

Working Capital Adjustment; Accounts Receivable True-Up (page 44)

If the amount of working capital transferred pursuant to the Asset Purchase Agreement, as finally determined, is less than $5,800,000, we will pay Witt Group the difference between $5,800,000 and the amount of transferred working capital within six months of the closing date. If the amount of working capital transferred pursuant to the Asset Purchase Agreement, as finally determined, is greater than $6,800,000, Witt Group will pay us the difference between the amount of transferred working capital and $6,800,000 within six months of the closing date.

If any of the accounts receivable transferred pursuant to the Asset Purchase Agreement have not been collected six months after the closing, upon receipt of appropriate notice, we will pay Witt Group:

•	the face amount of all uncollected accounts receivable, less (i) all uncollected accounts receivable arising as a result of the bankruptcy or dissolution of any non-governmental entity, if any, (ii) all uncollected accounts receivable relating to our consulting services contract with the State of Louisiana, and (iii) any discounts granted by Witt Group on the transferred accounts receivable that were collected, provided that Witt Group may not grant discounts in excess of 5% absent our written consent; provided that the total amount of such payment may not to exceed $1 million; and

•	the face amount of all uncollected accounts receivable arising as a result of the bankruptcy or dissolution of any non-governmental entity, if any.

Restrictions on Solicitation of Other Offers (page 48)

During the term of the Asset Purchase Agreement, we will not, among other things:

•	initiate, solicit or knowingly encourage (including by way of providing information) the submission of any competing proposal, or engage in any related discussions or negotiations or otherwise knowingly cooperate with, assist, participate or facilitate any such proposal; or

•	approve or recommend, or publicly propose to approve or recommend, a competing proposal, or enter into any agreement providing for or relating to a competing proposal.

We may, however, continue to take any of the actions above with respect to any proposal not involving the business or property of Preparedness Services.

Notwithstanding these restrictions, prior to obtaining stockholder approval of the Asset Sale, we may furnish information with respect to the business or property of Preparedness Services to any person making a competing proposal and participate in related discussions or negotiations so long as:

•	the proposal is unsolicited and believed by the Board in good faith to be bona fide; and

•	the Board determines in good faith that such proposal constitutes or could reasonably be expected to result in a “superior proposal” in that (i) it relates to more than 50% of our common stock, or all or substantially all of the assets of Preparedness Services or GlobalOptions Group, (ii) it is on terms that the Board determines in good faith are more favorable to our stockholders from a financial point of view than the Asset Purchase Agreement and (iii) the Board determines it is reasonably capable of being consummated in a timely manner.

Non-Compete and Non-Solicitation (page 50)

In connection with the Asset Sale, we agreed that for two years after the closing, none of us, Dr. Schiller and Mr. Nyweide, except for operating our security consulting and investigations business unit, will engage in certain competitive activities in the emergency preparedness and disaster relief recovery industry, including but not limited to operating a business in that industry (not including our security consulting and investigations business unit) and soliciting employees or customers of Witt Group. These restrictions will not apply to any entity that GlobalOptions Group or GlobalOptions merges into or consolidates with if neither is the surviving entity, or to any entity to which they transfer any or all of their properties and assets, provided neither Dr. Schiller nor Mr. Nyweide is employed, by providing services to, or affiliated with the surviving entity or acquiror, as applicable.

In connection with the Asset Sale, Witt Group agreed that for two years after the closing, it will be subject to comparable non-competition and non-solicitation covenants with respect to our fraud and DNA business units (not including our security business unit). Such covenants will remain in effect following our entry in a definitive agreement to sell either such business unit provided we obtained similar non-competition or non-solicitation covenants from the purchasers.

Conditions to Closing (page 50)

Each party’s obligation to complete the Asset Sale is subject to the satisfaction or waiver, prior to the consummation of the Asset Sale, of the following conditions, among others:

•	the absence of any rule or order that has the effect of restricting in any material respect, preventing or prohibiting the closing of the Asset Sale, and any legal proceeding in connection with the Asset Sale that would reasonably be expected to have a material adverse effect on us or Preparedness Services, subject to certain exceptions;

•	stockholder approval of the Asset Sale;

•	the opposing party’s or parties’ representations and warranties that are qualified as to materiality are true and correct as of the closing, and those not qualified are true and correct in all material respects; and

•	the opposing party or parties have executed and delivered the escrow agreement, license agreement and transition services agreement provided for under the Asset Purchase Agreement.

The obligation of Witt Group to complete the Asset Sale is subject to the satisfaction or waiver of the following additional conditions, among others:

•	no event that has a material adverse effect on us or Preparedness Services, subject to certain exceptions, has occurred; and

•	we have obtained and delivered to Witt Group certain specified third party consents.

Termination (page 51)

The Asset Purchase Agreement may be terminated at any time prior to closing as follows:

•	by mutual written consent of the parties;

•	by either us or Witt Group, if:

•	the closing has not occurred on or before October 31, 2010, so long as the failure of the closing to occur by such date was not caused by or the result of the terminating party’s failure to fulfill any obligation under the Asset Purchase Agreement;

•	a governmental authority has enacted, issued, promulgated, enforced or entered any final and non-appealable law that has the effect of making the Asset Sale illegal or otherwise preventing or prohibiting the consummation of the Asset Sale, so long as the government action was not caused by or the result of the terminating party’s failure to fulfill any obligation under the Asset Purchase Agreement;

•	stockholder approval of Asset Sale is not obtained at the Special Meeting; or

•	the opposing party or parties have breached any of their representations, warranties, covenants or agreements under the Asset Purchase Agreement, except that a breach reasonably curable within 20 days may not be a cause for such termination until the later of the end of such 20-day period or October 31, 2010, and provided that the terminating party has not experienced a material adverse effect due to its own breach;

•	by Witt Group if:

•	the Board has withdrawn or modified its approval or recommendation of the Asset Sale for stockholder approval in a manner adverse to Witt Group;

•	we have not met certain filing requirements with respect to this proxy statement; or

•	we have not held the Special Meeting within 30 days of SEC clearance of this proxy statement; or

•	by us if we have entered into a definitive agreement with respect to a superior competing acquisition proposal.

Termination Fees and Expenses (page 52)

We are required to pay Witt Group a termination fee of $500,000 plus certain buyer expenses related to the Asset Purchase Agreement of up to $500,000 in the event that the Asset Purchase Agreement is terminated as follows:

•	by Witt Group as a result of the Board’s withdrawal or modification of its approval or recommendation to stockholders to approve the Asset Sale;

•	by Witt Group as a result of our failure to meet certain filing requirements with respect to this proxy statement; or

•	by us as a result of our entry into definitive agreement with respect to a superior competing acquisition proposal.

We must pay Witt Group a termination fee of $500,000 plus certain buyer expenses related to the Asset Purchase Agreement of up to $250,000 in the event the Asset Purchase Agreement is terminated by Witt Group as a result of our material breach of any of our representations, warranties, covenants or agreements. We must pay Witt Group a termination fee of $500,000 plus certain buyer expenses related to the Asset Purchase Agreement of up to $500,000 in the event that the Asset Purchase Agreement is terminated by us or Witt Group because stockholder approval of the Asset Sale is not obtained, provided that if such termination is not, in the reasonable discretion of Witt Group, a result of our failure to exercise good faith efforts to obtain such stockholder approval, the termination fee will be limited to the abovementioned buyer expenses.

Juggernaut Capital Partners, L.P. must pay us $250,000 upon our termination of the Asset Purchase Agreement as a result of Witt Group’s material breach of any of its representations, warranties, covenants or agreements, provided that such amount will be reduced by any previous disbursements used to satisfy certain obligations of Witt Group.

Witt Group and our rights to receive the termination fees described above, as applicable, are the sole and exclusive remedy of us and Witt Group against the other party or parties and any of its or their respective affiliates, stockholders, directors, officers, employees, members, agents or other representatives in any of the circumstances that give rise to payment of the termination fees.

Indemnification (page 52)

After the closing, we will indemnify Witt Group against all losses arising from (i) any inaccuracy or breach of our representations and warranties contained in the Asset Purchase Agreement or in any related document, or the breach or non-performance of any of our covenants or obligations, (ii) any liability arising out of or relating to Preparedness Services prior to the closing, other than the liabilities assumed by Witt Group and (iii) any retained liabilities. After the closing, Witt Group will indemnify us against all losses, liabilities, damages, demands, proceedings, judgments, assessments and costs and expenses arising from (i) any inaccuracy or breach of their representations and warranties contained in the Asset Purchase Agreement or in any related document or the breach or non-performance of any covenant or obligation of Witt Group, (ii) any liability arising out of Witt Group’s conduct of Preparedness Services following the closing, other than the retained liabilities and (iii) any liabilities assumed by Witt Group. Subject to certain exceptions, indemnifications with respect to representations and warranties will be provided only in excess of losses exceeding $100,000 in the aggregate. Our and Witt Group’s losses subject to these indemnification rights will be satisfied against $250,000 and $1 million, respectively, held in escrow pursuant to certain escrow agreements entered into in connection with the Asset Purchase Agreement.

Agreements Related to the Asset Purchase Agreement (page 34)

License Agreement (page 34)

At the closing, we will enter into a license agreement with Witt Group pursuant to which we will grant Witt Group a world-wide, perpetual, irrevocable, exclusive, royalty free, fully paid-up right and license to use our GlobalTrak software for use solely in the field of emergency preparedness and disaster relief recovery, and we will agree not to license our GlobalTrak software to any other business involved in the field of emergency preparedness and disaster relief recovery.

Transition Services Agreement (page 35)

At the closing, we will enter into a transition services agreement with Witt Group pursuant to which we will provide Witt Group with certain specified transition services following the closing, including but not limited to certain information technology services. The parties may terminate the provision of any particular service, or the Transition Services Agreement in its entirety, at any time by mutual written consent.

Deposit Escrow Agreement (page 35)

On May 18, 2010, we entered into an escrow agreement with Juggernaut Capital Partners, L.P. and Manufacturers and Traders Trust Company, as escrow agent, pursuant to which Juggernaut Capital Partners, L.P. deposited $250,000 in escrow with to be used to satisfy certain obligations of Witt Group. Escrow agent will disburse the escrow funds upon receipt of written instructions executed by us and Juggernaut Capital Partners, L.P. in such amounts set forth in the instructions.

Closing Escrow Agreement (page 35)

At the closing, we will enter into an escrow agreement with Witt Group and a mutually agreed upon escrow agent, pursuant to which Witt Group will place $1 million of the purchase price to be paid in connection with the Asset Sale into escrow for the satisfaction of certain potential claims under the Asset Purchase Agreement. The funds will remain in escrow for 12 months following the closing, at which time any remaining funds, less the amount of any outstanding and unresolved claims, will be distributed by the escrow agent to us.

Support Agreements (page 35)

In connection with our entry into the Asset Purchase Agreement, Dr. Schiller, Mr. Nyweide, Harvey Partners, LLC, Cipher 06, L.L.C., Vicis Capital LLC and Howard Safir entered into support agreements relating to an aggregate of approximately 43.2% of our common stock outstanding, pursuant to which they agreed to vote their shares in favor of the Asset Sale; except that such support agreements provide that when the aggregate number of shares subject to such agreements exceeds 34.9% of the voting power of our outstanding capital stock, then such agreements will only apply to the maximum number of shares as would not result in exceeding such percentage, with any resulting adjustments being allocated pro rata among the parties to such support agreements on the relative number of shares subject to such agreements.

CAUTIONARY STATEMENT CONCERNING FORWARD LOOKING INFORMATION

This proxy statement, and the documents to which we refer you in this proxy statement, contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements are often identified by the use of words such as, but not limited to, “believes,” “estimates,” “anticipates,” “continues,” “contemplates,” “expects,” “may,” “will,” “could,” “should” or “would” and other similar words or phrases. These statements, which are based on information currently available to us, are not guarantees of future performance and may involve risks and uncertainties that could cause our actual growth, results of operations, performance and business prospects, and opportunities to materially differ from those expressed in, or implied by, these statements. These forward-looking statements speak only as of the date on which the statements were made and, except as required by applicable securities laws, we expressly disclaim any obligation to release publicly any updates or revisions to any forward-looking statement included in this proxy statement or elsewhere. In addition to other factors and matters contained or incorporated in this proxy statement, these statements are subject to risks, uncertainties, and other factors, including, among others:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Asset Purchase Agreement;

•	the effect of the announcement of the Asset Sale on our business relationships (including with employees, customers and suppliers), operating results and business generally;

•	the failure of our stockholders to approve the Asset Sale;

•	the failure of the Asset Sale to close for any reason;

•	the outcome of any litigation or governmental proceedings instituted against us;

•	the amount of the costs, fees, expenses and charges related to the Asset Sale;

•	our failure to comply with regulations and any changes in regulations;

•	the loss of any of our senior management; and

•	increased competitive pressures that may reduce revenues or increase costs.

Additionally, we are subject to risks and uncertainties and other factors detailed in our annual report on Form 10-K for the fiscal year ended December 31, 2009, filed with the SEC on March 16, 2010, which should be read in conjunction with this proxy statement. See “Where You Can Find Additional Information” on page 59. In light of the significant uncertainties inherent in forward-looking statements, readers should not place undue reliance on forward-looking statements.

THE SPECIAL MEETING

Date, Time and Place

The Special Meeting will be held at the offices of James Lee Witt Associates, LLC, located at 1501 M Street N.W., Washington, D.C. 20005, on Thursday, July 15, 2010 at 1:00 p.m., local time.

Purpose of the Special Meeting

The purpose of the Special Meeting is for our stockholders to consider and vote upon the following proposals:

1. to approve the sale of the operating assets of our Preparedness Services business unit pursuant to the Asset Purchase Agreement, dated May 13, 2010, by and among GlobalOptions Group, Inc., a Delaware corporation, GlobalOptions, Inc. a Delaware corporation and wholly-owned subsidiary of GlobalOptions Group, Inc., and Witt Group Holdings, LLC, a Delaware limited liability company; and

2. to adjourn the Special Meeting to a later date, if necessary or appropriate, to allow for the solicitation of additional proxies in favor of the proposal to approve the Asset Sale if there are insufficient votes to approve the Asset Sale.

Record Date; Stockholders Entitled to Vote

Only holders of our common stock at the close of business on June 11, 2010, the Record Date, are entitled to notice of and to vote at the Special Meeting. If you hold your shares through a bank, broker or other nominee (in “street name”), you must obtain from the record holder a “legal proxy” issued in your name in order to vote in person at the Special Meeting.

As of the Record Date, there were 14,424,917 shares of our common stock outstanding and entitled to vote. Each share of our common stock entitles its holder to one vote on all matters properly coming before the Special Meeting.

Quorum

A quorum must be present or represented at the Special Meeting for our stockholders to conduct business at the Special Meeting. A quorum will be present or represented at the Special Meeting if the holders of a majority of the outstanding shares of our common stock entitled to vote at the Special Meeting, or 7,212,459 shares, are present at the Special Meeting, either in person or represented by proxy. Abstentions and “broker non-votes” are counted as present for the purpose of determining whether a quorum is present. Generally, a broker non-vote occurs on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. In the event that a quorum is not present at the Special Meeting, it is expected that the Special Meeting will be adjourned or postponed to allow for the solicitation of additional proxies.

Vote Required for Approval of Proposals

The affirmative “FOR” vote of the holders of a majority of the outstanding shares of our common stock is required to approve the Asset Sale pursuant to the Asset Purchase Agreement. Approval of the proposal to adjourn the Special Meeting to a later date, if necessary or appropriate, to allow for the solicitation of additional proxies, requires the affirmative “FOR” vote of a majority of the shares of common stock present or represented by proxy at the Special Meeting and entitled to vote thereon.

Shares voted as abstentions will be counted for purposes of determining the presence of a quorum at the Special Meeting, but will be treated as unvoted, although present and entitled to vote, for purposes of determining whether a proposal is approved. As a result, a vote of “ABSTAIN” will have the same effect as a vote “AGAINST” a proposal.

The failure of any stockholder to submit a signed proxy card or to vote in person by ballot at the Special Meeting will have the same effect as a vote “AGAINST” the proposal to approve the Asset Sale, but will not have an effect on the proposal to adjourn the Special Meeting to a later date, if necessary or appropriate, to allow for the solicitation of additional proxies. If you hold your shares in street name, the failure to instruct your bank, broker or other nominee how to vote your shares will constitute a “broker non-vote” and will have the same effect as a vote “AGAINST” the proposal to approve the Asset Sale, but will not have an effect on the proposal to adjourn the Special Meeting to a later date. Please vote your proxy so your vote can be counted.

Voting and Proxies

For each item of business to come before the Special Meeting, you may vote “FOR,” “AGAINST” or “ABSTAIN.” You may vote using any of the following methods:

•	Proxy card or voting instruction card. Be sure to complete, sign and date the card and return it in the prepaid envelope.

•	By telephone or over the Internet. If you are a stockholder of record, you may vote over the Internet by following the instructions on your proxy card. If you hold shares in street name, you will receive separate voting instructions from your bank, broker or other nominee and may vote by telephone or over the Internet if they offer that alternative. Although most brokers, banks and nominees offer telephone and Internet voting, availability and the specific procedures vary.

•	In person at the Special Meeting. All stockholders may vote in person at the Special Meeting. You may also be represented by another person at the Special Meeting by executing a proper proxy designating that person. If you hold shares in street name, you must obtain a legal proxy from your bank, broker or other nominee and present it to the inspector of election with your ballot when you vote at the Special Meeting.

Proxies received at any time before the Special Meeting and not revoked or superseded before being voted will be voted at the Special Meeting as indicated. If you return a signed proxy card without indicating your vote, your shares will be voted in accordance with the Board’s recommendations as follows: “FOR” the proposal to approve the Asset Sale and “FOR” the adjournment or postponement of the Special Meeting to a later date, if necessary or appropriate, to allow for the solicitation of additional proxies.

If your shares of common stock are held in street name, you will receive instructions from your bank, broker or other nominee that you must follow in order to have your shares voted. Your bank, broker or other nominee will only be permitted to vote your shares held in street name if you instruct them how to vote. The failure to instruct your bank, broker or other nominee how to vote your shares will have the same effect as a vote “AGAINST” the proposal to approve the Asset Sale, but will not have an effect on the proposal to adjourn the Special Meeting to a later date.

Please vote using your proxy or voting instruction card, or by telephone or over the Internet (if those options are available to you), so your vote can be counted.

Revocation of Proxies

Proxies received at any time before the Special Meeting and not revoked or superseded before being voted will be voted at the Special Meeting. If you are a stockholder of record, you may revoke your proxy at any time before it is voted at the Special Meeting by:

•	sending a written notice of revocation to our Corporate Secretary;

•	submitting a new, proper proxy dated later than the date of the revoked proxy;

•	voting over the Internet at a later time; or

•	attending the Special Meeting and voting in person.

If you hold shares in street name, you may submit new voting instructions by contacting your bank, broker or other nominee. You may also vote in person at the Special Meeting if you obtain a legal proxy as described in the answer to the previous question. Attendance at the Special Meeting will not, by itself, revoke a proxy.

Attending the Special Meeting

You are entitled to attend the Special Meeting only if you were a stockholder of GlobalOptions Group at the close of business on the Record Date, or hold a valid proxy for the Special Meeting. You should be prepared to present photo identification for admittance. In addition, if you are a stockholder of record, your ownership will be verified against the list of stockholders of record on the record date prior to being admitted. If you are not a stockholder of record but hold shares in street name, you should be prepared to provide proof of beneficial ownership on the Record Date (such as your most recent account statement prior to the Record Date), a copy of the voting instruction card provided to you by your bank, broker, or other nominee, or similar evidence of ownership. If you do not provide photo identification or comply with the other procedures outlined above, you will not be admitted to the Special Meeting.

Solicitation of Proxies

This proxy solicitation is being made and paid for by us on behalf of the Board. The initial solicitation of proxies by mail may be supplemented by telephone, fax, e-mail, Internet and personal solicitation by our directors, officers or other regular employees. No additional compensation for soliciting proxies will be paid to our directors, officers or other regular employees for their proxy solicitation efforts. We expect to reimburse banks, brokers and other persons for their reasonable out-of-pocket expenses in handling proxy materials for beneficial owners of our common stock.

Adjournments

Although it is not currently expected, the Special Meeting may be adjourned for the purpose of soliciting additional proxies. Any adjournment may be made without notice, other than by an announcement made at the Special Meeting of the time, date and place of the adjourned meeting. Whether or not a quorum exists, holders of a majority of the common stock present in person or represented by proxy at the Special Meeting and entitled to vote may adjourn the Special Meeting at any time. Any signed proxies received by us in which no voting instructions are provided on the matter will be voted in accordance with the Board’s recommendation “FOR” the adjournment or postponement of the Special Meeting, if necessary or appropriate, to allow for the solicitation of additional proxies. Any adjournment or postponement of the Special Meeting for the purpose of soliciting additional proxies will allow our stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting as adjourned or postponed.

Other Matters

At this time, we know of no other matters to be submitted to our stockholders at the Special Meeting. If any other matters properly come before the Special Meeting in which your proxy has provided discretionary authority, your shares of common stock will be voted in accordance with the discretion of the persons named on the enclosed proxy card in accordance with their best judgment.

THE ASSET SALE (PROPOSAL NO. 1)

The Parties to the Asset Sale

GlobalOptions Group, Inc.
75 Rockefeller Plaza
27th Floor
New York, New York 10019
Telephone: (212) 445-6262

GlobalOptions Group is an integrated provider of risk mitigation and management services to government entities, Fortune 1,000 corporations and high net-worth and high-profile individuals. We enable clients to identify, assess and prevent natural and man-made threats to the well-being of individuals and the operations of governments and corporations. In addition, we assist our clients in recovering from the damages or losses resulting from the occurrence of acts of terror, natural disasters, fraud and other risks. We deliver risk mitigation and management services through four business units: Preparedness Services; Fraud and SIU Services; Forensic DNA Solutions and Products; and International Strategies (which, on the basis of its relative materiality, is included in the Fraud and SIU Services segment for reporting purposes). Preparedness Services develops and implements crisis management and emergency response plans for disaster mitigation, continuity of operations and other emergency management issues for governments, corporations and individuals. The Fraud and SIU Services unit provides investigative surveillance, anti-fraud solutions and business intelligence services to the insurance industry, law firms and multinational organizations. The Forensic DNA Solutions and Products unit provides state-of-the-art human DNA analysis and innovative DNA collection products for the U.S. and international law enforcement and identification markets. The International Strategies unit provides a full range of security and risk management services, such as global business intelligence, investigations and litigation support, and personal protection, to foreign and domestic governments, corporations and individuals. Our common stock is quoted on The NASDAQ Capital Market under the symbol “GLOI”.

Please note that, on April 30, 2010, we completed the sale of our SafirRosetti business unit, which sale was previously disclosed in our Current Reports on Form 8-K filed with the SEC on April 29, 2010 and May 6, 2010. Additionally, on June 11, 2010, we entered into an agreement to sell our Fraud and SIU Services business unit, the terms of which were previously disclosed in our Current Report on Form 8-K filed with the SEC on June 11, 2010.

GlobalOptions, Inc.
c/o GlobalOptions Group, Inc.
75 Rockefeller Plaza
27thFloor
New York, New York 10019
Telephone: (212) 445-6262

GlobalOptions is a wholly-owned operating subsidiary of GlobalOptions Group and the parent company of The Bode Technology Group, Inc., which constitutes our Forensic DNA Solutions and Products unit.

Witt Group Holdings, LLC
1501 M Street, N.W.
Washington, D.C. 20005
Telephone: (202) 585-0780

Witt Group was formed solely for the purpose of purchasing the operating assets of Preparedness Services. Witt Group has not engaged in any business except in furtherance of this purpose. The following officers of Preparedness Services are members and officers of Witt Group: James Lee Witt, Chief Executive Officer; Mark Merritt, Co-President; Barry Scanlon, Co-President; and Pate Felts, Senior Advisor. Collectively, Messrs. Witt, Merritt, Scanlon and Felts hold a significant ownership percentage in Witt Group. Additionally, Messrs. Witt, Merritt and Scanlon are members of the board of managers of Witt Group. Each of Messrs. Witt,

Merritt, Scanlon and Felts is actively involved in the day-to-day operations of Witt Group, and is expected to remain involved in such operations after the completion of the Asset Sale.

Background of the Asset Sale

The Board continually reviews our results of operations and competitive position, as well as the strategic alternatives available to us. During the eight-month period from November 2008 through June 2009, we received multiple unsolicited expressions of interest to explore the possibility of a business combination with us, including discussions regarding our entire company and individual business units. A few of these parties engaged in preliminary discussions with management, but declined to execute non-disclosure agreements and proceed any further due to differences of opinion with respect our business prospects and perceived value. Five parties executed non-disclosure agreements with us and, after engaging in preliminary discussions with our management and preliminary due diligence, four of such parties decided not to provide a written expression of interest at that time. Another party put forth a proposal to acquire shares of a series of preferred stock convertible into a significant percentage of our common stock outstanding. We rejected this proposal.

Following our receipt of these multiple unsolicited expressions of interest, we believed we needed the assistance of a financial advisor to review the indications of interest, oversee the due diligence process and act as an intermediary between us and any interested parties. From April through June 2009, our management met with various investment banks. On June 15, 2009, our management recommended to the Board, and the Board approved, our entry into discussions and negotiations with Needham & Company, LLC (“Needham & Company”) concerning a potential engagement to provide financial advisory services. On June 15, 2009, we formally engaged Needham & Company to act as our financial advisor.

Beginning in June 2009 and continuing through May 13, 2010, Needham & Company contacted 88 parties, consisting of both strategic and financial buyers, to investigate whether they had any interest in acquiring our entire company, including the assets of Preparedness Services. 48 of these entities entered into non-disclosure agreements with us and held meetings with our management and performed preliminary due diligence. Two of these entities made offers for our entire company that we determined to be unacceptable on the basis of the proposed purchase price and closing conditions for one, and the proposed purchase price and form of consideration for the other. Certain of the other entities made offers for assets of GlobalOptions Group other than Preparedness Services, and the remaining entities declined to proceed any further due to differences of opinion with respect our business prospects and perceived value.

On June 10, 2009, the fifth party that contacted us on an unsolicited basis and executed a non-disclosure agreement with us sent our Chairman and Chief Executive Officer a draft non-binding letter of intent to purchase our entire company. Upon its receipt, members of our management provided initial comments to the draft letter of intent and, on June 16, 2009, such party presented to us a formal non-binding letter of intent. Between June 16, 2009 and July 9, 2009, we negotiated the terms of the letter of intent and, on July 9, 2009, we entered into the letter of intent. On July 24, 2009, we provided such party with a draft merger agreement and, between July 24, 2009 and August 31, 2009, the last date of exclusivity pursuant to the letter of intent, we negotiated the merger agreement. Upon the expiration of the exclusivity period, we decided to terminate our discussions with such party in relation to a transaction involving our entire company.

On October 22, 2009, James Lee Witt met with members of our management to make an all-cash offer for the assets of Preparedness Services in the amount of $22 million. Between October 22, 2009 and October 31, 2009, our counsel and counsel for Mr. Witt spoke on numerous occasions regarding the potential transaction and, on October 31, 2009, our legal counsel provided a draft Asset Purchase Agreement to Mr. Witt and his legal counsel.

On November 10, 2009, we received comments to the initial draft Asset Purchase Agreement from Mr. Witt and his legal counsel, which we discussed with our legal counsel and financial advisors. Between November 11, 2009 and November 16, 2009, our legal counsel and legal counsel for Mr. Witt discussed various issues related to the revised Asset Purchase Agreement, including the source of Mr. Witt’s financing for the transaction. Between November 16, 2009 and December 14, 2009, our management and Mr. Witt had various telephonic and in person meetings with respect to the transaction.

On December 14, 2009, Mr. Witt discussed with the Board his intention to purchase the assets of Preparedness Services. He indicated that he was speaking with three parties who would provide the equity financing and hoped to be in a position to move forward by the end of December. Between December 14, 2009 and February 2, 2010, our management and Mr. Witt had various telephonic and in person meetings with respect to the transaction.

On February 3, 2010, Mr. Witt, his legal counsel, his financial advisor, and a representative of Juggernaut Capital Partners, L.P. (“JCP”) met with members of our management, our legal counsel and Needham & Company and proposed a purchase price of $10 million at closing and additional consideration of up to $5 million that would be contingent upon the renewal of our contract with the largest client of Preparedness Services, referred to herein as Contract A, which is set to expire on August 31, 2010 and is currently under negotiation. We believed that Mr. Witt could no longer move forward with a purchase of the assets of Preparedness Services on the basis of his October 22, 2009 all-cash offer due to lack of sufficient financing. As a result, at the February 3, 2010 meeting, we made a counterproposal of $10 million at closing and additional consideration of up to $15 million.

On February 8, 2010, Witt Group provided a written offer of $10 million at closing and up to $7 million in additional consideration. On February 10, 2010, we made a written counterproposal consisting of $10 million at closing, additional consideration of up to $15 million, and a working capital adjustment at closing based on net working capital of $6.3 million. After discussions between our management and our financial advisor, and Witt Group and its financial advisor, on February 17, 2010, we submitted a further revised written proposal of $10 million at closing, additional consideration of up to $12 million, and a working capital adjustment at closing based on net working capital of $5 million.

On February 22, 2010, Witt Group submitted a further revised written offer consisting of $10 million at closing, additional consideration of up to $12 million, and a working capital adjustment at closing based on net working capital of $6.3 million.

On February 25, 2010, we requested that Witt Group begin drafting the Asset Purchase Agreement based upon their February 22, 2010 written offer.

Concurrently with the negotiation of the purchase price of the Asset Sale, throughout February 2010, we negotiated with James Lee Witt, Barry Scanlon, Mark Merritt and Pate Felts relating to their respective employment agreements. We were unable to reach mutually acceptable terms with each of Messrs. Witt, Scanlon, Merritt and Felts and on March 1, 2010, our employment agreements with Messrs. Scanlon, Merritt and Felts expired, and on March 10, 2010, Mr. Witt’s employment agreement expired. Each of Messrs. Witt, Scanlon, Merritt and Felts is a principal of Witt Group and is now employed by us on an “at will” basis.

During March and April 2010, Witt Group, JCP and certain of JCP’s limited partners performed extensive operational, financial and legal due diligence and had numerous meetings with our management and the management of Preparedness Services.

On March 4, 2010, the Board met and discussed, among other topics, the status of Witt Group’s offer. The Board expressed some concern related to the definition of “pass-through revenue” used in connection with the determination of the amount of additional consideration of up to $12 million we would receive under the Asset Purchase Agreement. Following the Board meeting, we communicated such concerns to and negotiated the matter with Witt Group and its representatives.

Between March 5, 2010 and March 10, 2010, we negotiated various aspects of the draft Asset Purchase Agreement with Witt Group and its representatives.

On March 18, 2010, members of management, our legal counsel and Needham & Company had face-to-face discussions and negotiations with members of management of Witt Group, its legal counsel and its financial advisor relating to financial, business and legal issues present in the March 15, 2010 draft Asset Purchase Agreement. The parties agreed to numerous issues at the March 18, 2010 meeting and, on March 23, 2010, Witt Group provided a further revised Asset Purchase Agreement.

On March 24 and March 25, 2010, our legal counsel and legal counsel for Witt Group had numerous discussions and communications related to the March 23, 2010 draft Asset Purchase Agreement. On March 26, 2010, our counsel provided Witt Holdings with a further revised Asset Purchase Agreement.

On March 30, 2010, the Board held a regularly scheduled Board meeting and discussed, among other things, the status of the Asset Sale. The Board was advised that the parties were negotiating the asset purchase agreement and anticipated signing on or about April 16, 2010, and that the latest draft Asset Purchase Agreement provided for a purchase price of $10 million at closing, with the ability to earn up to an additional $12 million based on the receipt of 40% of any revenues of Preparedness Services in excess of $15 million over the 12-month period following the date of signing. Additionally, the Board was informed that, in response to the Board’s previous expression of concern regarding the definition of “pass-through revenue”, the earnout provision was changed to apply to all revenue of Preparedness Services other than certain out-of-pocket or incidental expenses billed to clients at cost and those arising or relating to certain activities in Virginia and Rhode Island.

Beginning on January 21, 2010, Needham & Company contacted 15 parties to solicit interest solely for Preparedness Services. Out of the 15 contacted, one entered into a non-disclosure agreement with us and none made any additional indications of interest, primarily as a result of the uncertainty related to the renewal of Contract A.

On April 13, 2010, we received a revised draft Asset Purchase Agreement from Witt Group.

Between April 14 and April 21, 2010, our legal counsel and legal counsel for Witt Group continued to discuss and negotiate the terms of the draft Asset Purchase Agreement.

Between April 14, 2010 and April 21, 2010, our legal counsel and legal counsel for Witt Group began negotiating the Transition Services Agreement (as defined below), the License Agreement (as defined below) and disclosure schedules to the Asset Purchase Agreement.

On April 21, 2010, a special meeting of the Board was held to consider the Asset Sale. Members of our management and our legal counsel updated the Board on their negotiations of the principal terms of the Asset Purchase Agreement. Representatives of Needham & Company provided to the Board its financial analysis of the proposed transaction, and then delivered to the Board its oral opinion (subsequently confirmed in writing) to the effect that, as of April 21, 2010, and subject to and based upon the assumptions made, matters considered and limits of the review set forth in its written opinion, the consideration to be received by GlobalOptions Group and GlobalOptions pursuant to the Asset Purchase Agreement was fair to GlobalOptions Group from a financial point of view. Our legal counsel reviewed with the members of the Board their fiduciary duties under Delaware law, as well as the terms and provisions of the Asset Purchase Agreement. The Board was advised of the change of control payments and the vesting of certain securities to be received by Dr. Schiller, our Chairman and Chief Executive Officer, and Mr. Nyweide, our Chief Financial Officer and Executive Vice President, upon the closing of the Asset Sale. After extensive discussion, including an in-depth analysis of the reasons for engaging in the transaction, the Board unanimously determined, with Dr. Schiller abstaining from voting, that the Asset Sale and the Asset Purchase Agreement are advisable and fair to us and in our best interest and the best interest of our stockholders, subject to the removal of the accounts receivable true-up provision from the Asset Purchase Agreement. Accordingly, the Board unanimously approved the Asset Purchase Agreement (with Dr. Schiller abstaining from voting) and resolved to recommend that our stockholders approve the Asset Sale.

On April 22, 2010, our legal counsel spoke with legal counsel for Witt Group to inform them of the issue related to the accounts receivable true-up and certain other issues raised by our management. On April 23, 2010, legal counsel for Witt Group provided us with a list of proposed resolutions to the outstanding business points in the draft Asset Purchase Agreement. On April 26, 2010, we discussed these points with our legal counsel and with Needham & Company. On April 26, 2010, our legal counsel discussed and negotiated the proposed resolutions to the outstanding business issues with legal counsel for Witt Group.

Between April 26, 2010 and May 6, 2010, our legal counsel and legal counsel for Witt Group exchanged numerous drafts and negotiated substantially all of the final terms and provisions of the Asset Purchase Agreement, the Transition Services Agreement, the License Agreement and the disclosure schedules to the Asset Purchase Agreement.

On May 6, 2010, a special meeting of the Board was held to re-consider the Asset Sale. Members of our management and our legal counsel updated the Board on their negotiations of the principal terms of the Asset Purchase Agreement. Our legal counsel again reviewed with the members of the Board their fiduciary duties under Delaware law, as well as the terms and provisions of the Asset Purchase Agreement. Our legal counsel stated to the Board that at the meeting of the Board held on April 21, 2010, the Board approved the transaction subject to the removal of the accounts receivable true-up provision from the Asset Purchase Agreement. The Board was then informed that subsequent to the April 21, 2010 meeting, the issue of the accounts receivable true-up was further negotiated. Our legal counsel noted that the opinion of Needham & Company as to the fairness of the Asset Sale assumed no adjustments resulting from any accounts receivable true-up. Management then noted that historical write-offs of receivables have been de minimis, and after further discussion, including an in-depth analysis of the reasons for engaging in the transaction, the Board, again, unanimously determined, with Dr. Schiller abstaining from voting, that the Asset Sale and the Asset Purchase Agreement are advisable and fair to us and in our best interest and the best interest of our stockholders, subject to the inclusion of a “First in, First out” concept in the accounts receivables true-up provision of the Asset Purchase Agreement. Accordingly, the Board unanimously approved the Asset Purchase Agreement (with Dr. Schiller abstaining from voting) and resolved to recommend that our stockholders approve the Asset Sale.

Between May 6, 2010 and May 13, 2010, our legal counsel and legal counsel for Witt Group, exchanged numerous drafts and negotiated the final terms and provisions of the Asset Purchase Agreement, the Transition Services Agreement, the License Agreement and the disclosure schedules to the Asset Purchase Agreement. On May 13, 2010, GlobalOptions Group, GlobalOptions and Witt Group executed the Asset Purchase Agreement. In addition, the Support Agreements (as defined below) were executed by Witt Group and each of the respective parties thereto. Also on May 13, 2010, we issued a press release announcing the signing of the Asset Purchase Agreement.

Reasons for the Asset Sale

The Board, acting with the advice and assistance of its legal advisors, evaluated the Asset Purchase Agreement and, acting with the advice and assistance of its legal and financial advisors, evaluated the consideration negotiated with Witt Group and its representatives. After careful consideration, the Board determined that (i) the Asset Sale is advisable and in the best interests of us and our stockholders and (ii) the form, terms and provisions of the Asset Purchase Agreement and the Asset Sale are expedient and in the best interests of us and our stockholders. At meetings of the Board held on April 21, 2010 and May 6, 2010, the Board discussed and resolved to adopt and approve the Asset Purchase Agreement and the transactions contemplated thereby, and to recommend to our stockholders that they vote for the approval of the Asset Sale. For additional information regarding the Board’s discussion and approval of the Asset Sale, see “The Asset Sale (Proposal No. 1) — Background of the Asset Sale” beginning on page 22.

In the course of reaching its determinations, the Board consulted with our management and our financial and legal advisors and considered a number of substantive factors, both positive and negative, and potential benefits and detriments of the Asset Sale. The Board believed that, taken as a whole, the following factors supported its decision to approve the Asset Sale:

•	Strategic Review Process. The Board considered the vigorous process (which began in June 2009) through which we had explored strategic alternatives for Preparedness Services and GlobalOptions Group as a whole, which process included, among other things, (i) entering into non-disclosure agreements and engaging in preliminary discussions with five parties that provided unsolicited expressions of interest, (ii) engaging Needham & Company as our financial advisor to, among other things, review the indications of interest and contact potentially interested parties, and (iii) entering into non-disclosure agreements and engaging in preliminary discussions with 48 of 88 parties contacted by Needham & Company.

•	Consideration. The Board considered the value and the consideration to be received by us pursuant to the Asset Purchase Agreement, including the fact that we would receive an up-front cash payment of approximately $10 million. The Board also considered the likelihood of our receipt of the earnout payment of up to $12 million (equal to 40% of any revenues of Preparedness Services (subject to certain minimal exclusions) in excess of $15 million during the 12 month period following the closing), which provides us with an opportunity to share in a portion of the future upside and performance of Preparedness Services, and of the total consideration increasing or decreasing based on the potential purchase price adjustment for working capital and the potential true-up for uncollected accounts receivable provided under the Asset Purchase Agreement.

•	Likelihood of Consummation of the Asset Sale. The Board considered the likelihood that the Asset Sale will be completed, including the limited number and nature of the conditions to Witt Group’s obligation to consummate the transaction and the likelihood that those conditions would be satisfied. The Board considered that Witt Holdings does not need to obtain stockholder approval for the transaction.

•	Ability to Respond to Certain Unsolicited Takeover Proposals. The Board considered the fact that the Asset Purchase Agreement affords the Board flexibility to consider, evaluate and accept unsolicited superior acquisition proposals in the period after signing and prior to the approval of the Asset Sale by our stockholders.

•	Stockholder Support for Transaction. The Board noted that two of our major stockholders, each a highly sophisticated investor and not affiliated with Witt Holdings, had expressed willingness to enter into Support Agreements, concurrently with our execution of the Asset Purchase Agreement, pursuant to which they would agree to vote their shares in favor of the Asset Sale. The Board believed that this support for the Asset Sale was likely to be shared by other stockholders.

•	Identity of Witt Holdings. The Board noted that a number of officers of Preparedness Services, including James Lee Witt, Chief Executive Officer, are principals of Witt Holdings. Based in part on such persons’ experience operating Preparedness Services and their knowledge of the business, the Board concluded that a transaction with Witt Holdings could be completed relatively quickly and in an orderly manner, and with limited negative impact on our and Preparedness Services’ reputation, customers, strategic partners and employees.

•	Unconditional Guaranty by Juggernaut Capital Partners, L.P. The Board noted that the unconditional guaranty by JCP of up to $250,000, which amount will be held in escrow and used for the payment of indemnification expenses or termination fees in the event that we terminate the Asset Purchase Agreement as a result of Witt Group’s material breach of any of its representations, warranties, covenants or agreements.

•	Uncertain Prospects for Preparedness Services. The Board considered the uncertainty as to whether Preparedness Services would be able to retain certain key employees and continue or renew engagements with certain key customers going forward, and the effects that the loss of such employees and customers would have on the business. The Board was aware that our employment agreements with the following officers of Preparedness Services expired in March 2010 and such persons are now employed by us on an “at will” basis: James Lee Witt, Chief Executive Officer, Mark Merritt, Co-President, Barry Scanlon, Co-President, and Pate Felts, Senior Advisor, respectively, of Preparedness Services.

•	Ability to Return Net Proceeds from the Asset Sale to Stockholders. The Board considered the likelihood that the Asset Sale will result in positive net proceeds to us, which, subject to our satisfaction of and compliance with existing contractual and banking obligations, would allow us to return the net proceeds from the Asset Sale to our stockholders.

•	Opinion of Financial Advisors. The Board considered the financial analyses presented by Needham & Company and Needham & Company’s opinion that, as of April 21, 2010 and subject to and based upon the various considerations and assumptions described in Needham & Company’s written opinion, the consideration to be received by GlobalOptions Group and GlobalOptions pursuant to the Asset Purchase Agreement was fair from a financial point of view to GlobalOptions Group. See “— Opinion of Our Financial Advisor.”

The Board also considered a variety of risks and other potentially negative factors relating to the transaction, including the following:

•	Future Growth and Risk Profile. The Board considered the fact that if the Asset Sale is consummated, except with respect to the earnout payments by Witt Group, we will no longer participate in the potential future growth of Preparedness Services. The Board believed that the Asset Sale provides us with certain value and that the earnout will allow us to participate in the potential growth of Preparedness Services over the next year. The Board recognized that the Asset Sale and resulting divestment of Preparedness Services will eliminate certain cash flows that we traditionally received through Preparedness Services and, as a result, we will become entirely dependent upon our remaining business units and the risk/reward profile of GlobalOptions Group following the transaction will be changed accordingly.

•	Risk of Non-Completion. The Board considered the risk that the Asset Sale might not be completed and in that event, our directors, executive officers and other employees will have expended extensive time and effort and will have experienced significant distractions from their work during the pendency of the transaction, we will have incurred significant transaction costs, and the perception of Preparedness Services could potentially result in a loss of customers, business partners and employees.

•	Possible Payment of Termination Fee. The Board considered the termination fee of up to $500,000, plus up to $500,000 of Witt Group’s expenses incurred in connection with the Asset Sale, that would be payable by us to Witt Group if the Asset Purchase Agreement is terminated under certain circumstances. The Board believed that the termination fee was reasonable and would not unduly preclude a third party from making a superior acquisition proposal.

•	Possible Disruption of the Business. The Board considered the possible disruption to our and Preparedness Services’ business that might result from the announcement of the transaction and the resulting distraction of the attention of our management and employees. The Board also considered the fact that the Asset Purchase Agreement contains certain limitations regarding the operation of Preparedness Services during the period between the signing of the Asset Purchase Agreement and the completion of the Asset Sale. The Board believed that such limitations were customary for transactions similar to the Asset Sale and appropriately tailored to the specific requirements of the operation of Preparedness Services.

•	Indemnification Obligations. The Board was aware that the Asset Purchase Agreement placed certain indemnification obligations on GlobalOptions Group relating to Preparedness Services. The Board considered the customary nature of such indemnification obligations in a sale of a business unit and the risk of liability to GlobalOptions Group following the closing.

•	Acceleration of Equity Awards and Change of Control Payments. The Board was aware that the completion of the Asset Sale may constitute a “change in control” as defined under the Incentive Plans, and in such event, the Compensation Committee, in its sole discretion, may accelerate the vesting and exercisability of awards granted under the Incentive Plans. The Board was also aware that the Compensation Committee agreed that a “change of control,” as defined under our employment agreements with Dr. Schiller, our Chief Executive Officer, and Mr. Nyweide, our Chief Financial Officer and Executive Vice President, would result from the completion of the Asset Sale. The Board was aware that as a result of this agreement and recent modifications of our employment agreements with Dr. Schiller and Mr. Nyweide to induce them to remain with GlobalOptions Group following a change of control, upon the completion of the Asset Sale, among other things, (i) all stock options, restricted stock and restricted stock units held by Dr. Schiller and Mr. Nyweide would vest immediately, (ii) we will be required to deposit approximately $1,860,000 and $780,000 in “rabbi trusts” established for the benefit of Dr. Schiller and Mr. Nyweide, respectively, which amounts will be paid six months after the recipient’s separation from service to the Company for any reason, and (iii) Mr. Nyweide will receive a performance bonus of $150,000. See “— Interests of Our Directors and Executive Officers in the Asset Sale.”

•	Change in Employment Arrangements with Executive Officers. The Board was aware that the completion of the Asset Sale will trigger certain changes to our employment arrangements with Dr. Schiller, our Chairman and Chief Executive Officer, and Mr. Nyweide, our Chief Financial Officer and Executive Vice President, including but not limited to changing the duration of their employment agreements to 12 months and 18 months from the completion of the Asset Sale, respectively, which terms may be extended on a month-to-month basis thereafter, reducing Dr. Schiller’s level of responsibility to us following the completion of the Asset Sale and reducing Mr. Nyweide’s level of responsibility to us starting one year after the completion of the Asset Sale. See “— Nature of Our Business Following the Asset Sale” and “— Interests of Our Directors and Executive Officers in the Asset Sale — Employment Agreements.”

In addition, the Board was aware of and considered the interests that certain of our directors and executive officers may have with respect to the Asset Sale that differ from, or are in addition to, their interests as stockholders of GlobalOptions Group, as described in “— Interests of Directors and Executive Officers in the Asset Sale.”

The foregoing discussion summarizes the material factors considered by the Board in its consideration of the Asset Sale. In view of the variety of factors and the quality and amount of information considered, as well as the complexity of these matters, the Board did not find it practicable to, and did not attempt to, make specific assessments of, quantify, rank or otherwise assign relative weights to the specific factors considered in reaching this determination. The Board conducted an overall analysis of the factors described above, as well as others, including thorough discussion with, and questioning of, our senior management and our legal and financial advisors, and considered the benefits of the Asset Sale to outweigh the risks and the factors overall to be favorable to, and to support, its determination. Individual members of the Board may have given different weight to different factors.

Recommendation of the Board of Directors

After careful consideration, the Board unanimously recommends that you vote “FOR” the approval of the Asset Sale.

Opinion of Our Financial Advisor

Pursuant to an engagement letter dated June 15, 2009, as amended January 29, 2010, we retained Needham & Company to act as our financial advisor in connection with the sale of Preparedness Services, which we refer to in this section as the Business, and to render an opinion as to the fairness, from a financial point of view, to GlobalOptions Group of the consideration to be received by GlobalOptions Group and GlobalOptions pursuant to the Asset Purchase Agreement.

On April 21, 2010, Needham & Company delivered its oral opinion, which it subsequently confirmed in writing, to the Board that, as of that date and based upon and subject to the assumptions and other matters described in the written opinion, the consideration to be received by GlobalOptions Group and GlobalOptions pursuant to the Asset Purchase Agreement was fair to GlobalOptions Group from a financial point of view. Needham & Company provided its opinion for the information and assistance of the Board in connection with and for the purpose of the Board’s evaluation of the transaction contemplated by the Asset Purchase Agreement. Needham & Company’s opinion relates only to the fairness, from a financial point of view, to GlobalOptions Group of the consideration, which was determined through arm’s length negotiations between us and Witt Group and not by Needham & Company. While Needham & Company

did provide independent financial advice to the Board during the course of the negotiations between us and Witt Group, the decision to approve and recommend the Asset Sale was made independently by the Board. The Needham & Company opinion does not address any other aspect of the Asset Sale, or any related transaction, and does not constitute a recommendation to any GlobalOptions Group stockholder as to how that stockholder should vote or act on any matter relating to the Asset Sale.

The complete text of Needham & Company’s opinion, which sets forth the assumptions made, procedures followed, matters considered, and qualifications and limitations on and scope of the review undertaken by Needham & Company, is attached to this proxy statement as Annex B. The summary of the Needham & Company opinion set forth below is qualified in its entirety by reference to the Needham & Company opinion. You should read the Needham & Company opinion carefully and in its entirety.

In arriving at its opinion, Needham & Company, among other things:

•	reviewed a draft of the Asset Purchase Agreement dated April 13, 2010;

•	reviewed certain publicly available information concerning us and the Business and certain other relevant financial and operating data of GlobalOptions Group and the Business that we furnished to Needham & Company;

•	held discussions with members of our management and management of the Business concerning the current operations of and future business prospects for the Business;

•	reviewed certain financial forecasts with respect to the Business prepared by our management and held discussions with members of our management concerning those forecasts;

•	compared certain publicly available financial data of companies whose securities are traded in the public markets and that Needham & Company deemed relevant to similar data for the Business;

•	reviewed the financial terms of certain other business combinations that Needham & Company deemed generally relevant; and

•	reviewed such other financial studies and analyses and considered such other matters as Needham & Company deemed appropriate.

In connection with its review and in arriving at its opinion, Needham & Company assumed and relied on the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by it for purposes of its opinion and did not independently verify, nor did Needham & Company assume responsibility for independent verification of, any of that information. Needham & Company assumed the accuracy of the representations and warranties contained in the Asset Purchase Agreement and all agreements related thereto. Needham & Company also assumed that the transaction will be consummated on the terms and subject to the conditions set forth in the draft Asset Purchase Agreement reviewed by Needham & Company for purposes of its opinion without waiver, modification or amendment of any material term, condition or agreement thereof and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the transaction, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on GlobalOptions Group, GlobalOptions, Witt Group, the Business, or the contemplated benefits of the transaction. In addition, Needham & Company assumed that the financial forecasts for the Business provided to Needham & Company by our management were reasonably prepared on bases reflecting the best currently available estimates and judgments of our management, at the time of preparation, of the future operating and financial performance of the Business. Needham & Company expressed no opinion with respect to any of those forecasts or estimates or the assumptions on which they were based. Needham & Company relied, without independent verification, on the assessments of our management as to the probability of payment of the portion of consideration that will be payable if the revenues of the Business during the 12-month period commencing on the closing date of the transaction exceed the base amount specified in the Asset Purchase Agreement, referred to in this section as the “Earnout Amount”. Needham & Company also assumed that the portion of the consideration which, under the terms of the Asset Purchase Agreement, will be held in escrow, will be fully payable to us and that no adjustments will be made to the amount of the consideration pursuant to the terms of the Asset Purchase Agreement.

Needham & Company did not assume any responsibility for or make or obtain any independent evaluation, appraisal or physical inspection of the assets or liabilities of GlobalOptions Group, GlobalOptions, Witt Group or the Business nor did Needham & Company evaluate the solvency or fair value of GlobalOptions Group, GlobalOptions, Witt Group or the Business under any state or federal laws relating to bankruptcy, insolvency or similar matters. Needham & Company’s opinion states that it was based on economic, monetary and market conditions as they existed and could be evaluated as of its date, and Needham & Company assumed no responsibility to update or revise its opinion based upon circumstances and events occurring after its date. Needham & Company’s opinion is limited to the fairness, from a financial point of view, to GlobalOptions Group of the consideration to be received by GlobalOptions Group and GlobalOptions pursuant to the Asset Purchase Agreement and Needham & Company expressed no opinion as to the fairness of the transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of our company, or as to our underlying business decision to engage in the transaction or the relative merits of the transaction as compared to other business strategies that might be available to us. In addition, Needham & Company expressed no opinion with respect to the amount or nature or any other aspect of any compensation payable to or to be received by any officers, directors or employees of any party to the transaction, or any class of those persons, relative to the consideration to be received by GlobalOptions Group and GlobalOptions pursuant to the Asset Purchase Agreement or with respect to the fairness of any such compensation.

We imposed no limitations on Needham & Company with respect to the investigations made or procedures followed by Needham & Company in rendering its opinion.

In preparing its opinion, Needham & Company performed a variety of financial and comparative analyses. The following paragraphs summarize the material financial analyses performed by Needham & Company in arriving at its opinion. The order of analyses described does not represent relative importance or weight given to those analyses by Needham & Company. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by Needham & Company, the tables must be read together with the full text of each summary. The following quantitative information, to the extent it is based on market data, is, except as otherwise indicated, based on market data as it existed on or prior to April 21, 2010, and is not necessarily indicative of current or future market conditions.

Because the Business’s contract with its largest client, referred to herein as Contract A, constitutes more than one-half of our management’s projected revenues of the Business in each of the five years ending December 31, 2014 and because that contract is scheduled to expire in August 2010 and is currently under negotiation, Needham & Company performed the financial analyses discussed below using two separate cases: one considering the Business with Contract A and the other considering the Business without Contract A. Based on our management’s estimates, the Earnout Amount was assumed to include 40% of qualifying revenues under the Asset Purchase Agreement during the 12-month period commencing on the closing date of the asset purchase, resulting in assumed purchase prices of approximately $17.5 million with Contract A and approximately $10.9 million without Contract A.

Selected Companies Analysis.  Using publicly available information, Needham & Company compared selected historical and projected financial and market data ratios for us to the corresponding data and ratios of publicly traded companies that Needham & Company deemed relevant because they have businesses that may be considered similar to the Business. These companies, referred to as the selected companies, consisted of the following:

CRA International, Inc.
Dynamics Research Corporation
Henry Bros. Electronics, Inc.
Hill International, Inc.
Michael Baker Corporation
TRC Companies, Inc.
VSE Corporation

The following table sets forth information concerning the following multiples for the selected companies and for us:

•	enterprise value as a multiple of last 12 months, or “LTM”, revenues;

•	enterprise value as a multiple of projected calendar year 2010 revenues;

•	enterprise value as a multiple of projected calendar year 2011 revenues;

•	enterprise value as a multiple of LTM earnings before interest, taxes, depreciation, amortization and stock-based compensation, or “EBITDAS”;

•	enterprise value as a multiple of projected calendar year 2010 EBITDAS;

•	enterprise value as a multiple of projected calendar year 2011 EBITDAS; and

•	price as a multiple of book value.

Needham & Company calculated multiples for the selected companies based on the closing stock prices of those companies on April 20, 2010 and calculated multiples for the Business based on the assumed purchase prices with and without Contract A. The EBITDAS multiples for the consideration without Contract A were not meaningful because the EBITDAS amounts for the Business without Contract A were negative, and the price to book value multiple for the consideration without Contract A was not able to be calculated because our management did not provide balance sheet estimates for the Business without Contract A.

	Selected Companies								Consideration
									With		Without
	High		Low		Mean		Median		Contract A		Contract A

Enterprise value to LTM revenues	0.75	x	0.18	x	0.48	x	0.49	x	0.47	x	0.79	x
Enterprise value to projected calendar year 2010 revenues	0.80	x	0.46	x	0.60	x	0.56	x	0.46	x	0.62	x
Enterprise value to projected calendar year 2011 revenues	0.56	x	0.42	x	0.49	x	0.49	x	0.45	x	0.62	x
Enterprise value to LTM EBITDAS	7.5	x	4.1	x	6.1	x	6.6	x	4.0	x	NM
Enterprise value to projected calendar year 2010 EBITDAS	6.9	x	5.4	x	6.1	x	6.0	x	3.4	x	NM
Enterprise value to projected calendar year 2011 EBITDAS	5.5	x	4.8	x	5.2	x	5.3	x	3.0	x	NM
Price to book value	2.0	x	1.0	x	1.5	x	1.5	x	1.5	x	NA

Selected Transaction Analysis.  Needham & Company analyzed publicly available financial information for the following selected merger and acquisition transactions, which represent transactions completed since April 20, 2008 that involved target companies that were involved in services businesses with enterprise values of less than $100 million:

Acquirer	Target

Global Equity Capital, LLC	Halifax Corporation of Virginia
TigerTel Communications Inc. (Swift)	TigerTel Communications Inc.
Pure Energy Services Ltd.	Canadian Sub-Surface Energy Services Corp.
TriNet Group, Inc. (General Atlantic LLC)	Gevity HR, Inc.
Insituform Technologies, Inc.	Corrpro Companies, Inc.
Koosharem Corporation (The Select Family of Staffing Companies)	Westaff, Inc.
G4S plc	ArmorGroup International plc

In examining the selected transactions, Needham & Company analyzed, for the selected transactions and for the Business based on the assumed purchase prices with and without Contract A,

•	enterprise value as a multiple of LTM revenues; and

•	enterprise value as a multiple of LTM EBITDAS.

The following table sets forth information concerning the multiples described above for the selected transactions and the same multiples implied for the Business with and without Contract A. The EBITDAS multiples for the consideration without Contract A was not meaningful because the LTM EBITDAS for the Business without Contract A was negative

	Selected Transactions								Consideration
									With		Without
	High		Low		Mean		Median		Contract A		Contract A

Enterprise value to LTM revenues	0.51	x	0.07	x	0.31	x	0.33	x	0.47	x	0.79	x
Enterprise value to LTM EBITDAS	6.3	x	3.7	x	4.6	x	4.4	x	4.0	x	NM

Discounted Cash Flow Analysis.  Needham & Company performed an illustrative discounted cash flow analysis to determine indicators of illustrative implied enterprise values for the Business based on our management’s forecasts for the Business with Contract A from 2010 through 2014. An illustrative discounted cash flow analysis based on our management’s forecasts for the Business without Contract A was not performed because those forecasts projected negative EBITDAS for each year through 2014. Needham & Company calculated a range of indications of the present value of unlevered free cash flows for GlobalOptions Group for the projected years (2010 through 2014) using discount rates ranging from 12.0% to 20.0%. Needham & Company then calculated a range of illustrative terminal enterprise values as of the end of 2014 by applying a multiple ranging from 3.0x to 5.0x to our management’s estimate of the Business’s 2014 EBITDAS. These illustrative terminal enterprise values were then discounted to calculate ranges of implied indications of present values using discount rates ranging from 12.0% to 20.0%. Needham & Company then added the ranges of the implied present values of the Business’s unlevered free cash flows for the projected years to the ranges of implied present values of the Business’s terminal enterprise values to derive ranges of implied present enterprise values of the Business. This analysis indicated the following implied range of present enterprise values for the Business with Contract A, as compared to the assumed purchase price with Contract A (in thousands):

Mid-Point of
Illustrative Implied
Present Enterprise
Illustrative Implied Present	Values for the
Enterprise Values for the	Business with	Assumed Purchase Price
Business with Contract A	Contract A	with Contract A

$13,336 - $21,832	$17,055	$17,508

No company, transaction or business used in the “Selected Company Analysis” or “Selected Transaction Analysis” as a comparison is identical to the Business or to the transaction contemplated by the Asset Purchase Agreement. Accordingly, an evaluation of the results of these analyses is not entirely mathematical; rather, it involves complex considerations and judgments concerning differences in the financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the selected companies or selected transactions or the business segment, company or transaction to which they are being compared.

The summary set forth above does not purport to be a complete description of the analyses performed by Needham & Company in connection with the rendering of its opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, Needham & Company believes that its analyses must be considered as a whole and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its analyses and opinion. Needham & Company did not attribute any specific weight to any factor or analysis considered by it. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis.

In performing its analyses, Needham & Company made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of GlobalOptions Group, GlobalOptions, Witt Group and the Business. Any estimates contained in or underlying these analyses, including estimates of our future performance, are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those estimates. Additionally, analyses relating to the values of businesses or assets do not purport to be appraisals or necessarily reflect the prices at which businesses or assets may actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. Needham & Company’s opinion and its related analyses were only one of many factors considered by the Board in their evaluation of the transaction contemplated by the Asset Purchase Agreement and should not be viewed as determinative of the views of the Board or our management with respect to the consideration or the Asset Sale.

Under the terms of our engagement letter with Needham & Company, we have paid or agreed to pay Needham & Company fees in amounts that we and Needham & Company believe are customary in transactions of this nature, a substantial portion of which is contingent on the consummation of the Asset Sale. These fees include a retainer fee, a nonrefundable fee for rendering the Needham & Company opinion, a fee for financial advisory services that was payable upon execution of the Asset Purchase Agreement, and a transaction fee payable on closing of the Asset Sale. Whether or not the Asset Sale is consummated, we have agreed to reimburse Needham & Company for certain of its out-of-pocket expenses and to indemnify Needham & Company against certain liabilities relating to or arising out of services performed by Needham & Company as financial advisor to us.

Needham & Company is a nationally recognized investment banking firm. As part of its investment banking services, Needham & Company is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes. Needham & Company was retained by the Board as our financial advisor in connection with our exploration of strategic alternatives, including the Asset Sale and the sale of our SafirRosetti business unit and our Fraud and SIU Services business unit, and to render an opinion in connection with the Asset Sale based on Needham & Company’s experience as a financial advisor in mergers and acquisitions as well as Needham & Company’s familiarity with us and our industry generally. During the past two years, Needham & Company has not had any other investment banking relationship with us unrelated to its current engagement with us or any investment banking relationship with Witt Group. Needham & Company may in the future provide investment banking and financial advisory services to us, Witt Group or our or their respective affiliates unrelated to its current engagement or the Asset Sale, for which services Needham & Company would expect to receive compensation. In the normal course of its business, Needham & Company may actively trade our equity securities for its own account or for the account of its customers and, therefore, may at any time hold a long or short position in those securities.

Net Proceeds from the Asset Sale and Their Expected Use

Pursuant to the Asset Purchase Agreement, we will receive an up-front cash payment of $9,720,000 ($10 million, plus $6,000 representing a security deposit currently held under a real estate lease, minus $286,000 to be paid in connection with another real estate lease), of which $1 million will be held in escrow for 12 months following closing, and an earnout payment equal to 40% of any revenues of Preparedness Services (subject to certain minimal exclusions) in excess of $15 million during the 12 month period following the closing, which earnout payment may not exceed $12 million. The payments we are entitled to under the Asset Purchase Agreement may increase or decrease based on a potential purchase price adjustment for working capital and a potential true-up for uncollected accounts receivable. Additionally, the net proceeds will vary based on final transaction expenses and taxes payable on the gain on sale. The amount by which the purchase price exceeds the net tax basis of the sold assets is subject to federal and state income taxes.

The Asset Sale will be a taxable event to us for U.S. federal income tax purposes. However, we expect, subject to the completion and outcome of certain tax analysis and studies currently in process, that the Asset Sale will not result in any material adverse U.S. federal income tax consequences to us or to our stockholders. The Asset Sale may result in our being subject to state or local sales, use or other taxes in jurisdictions in which we file tax returns or have assets.

On May 13, 2010, in connection with our announcement of our entry into the Asset Purchase Agreement our Chairman and Chief Executive Officer stated that, subject to our satisfaction of and compliance with existing contractual and banking obligations, we intend to return the net proceeds from the Asset Sale and the sale of our SafirRosetti business unit (which was completed on April 30, 2010) to our stockholders. That continues to be our intention, but we have not made a final decision as to, and continue to explore the most efficient form of, any such distribution.

Nature of Our Business Following the Asset Sale

Following the Asset Sale, we will continue to operate our remaining business units:

•	Forensic DNA Solutions and Products, which provides state-of-the-art human DNA analysis and innovative DNA collection products for the U.S. and international law enforcement and identification markets; and

•	International Strategies, which provides multidisciplinary, international risk management and business solutions.

Notwithstanding the foregoing, the Board is considering all its potential options with respect to GlobalOptions Group following the Asset Sale, which include, but are not limited to, selling additional operating units of GlobalOptions Group. Please note that, on April 30, 2010, we completed the sale of our SafirRosetti business unit, which sale was previously disclosed in our Current Reports on Form 8-K filed with the SEC on April 29, 2010 and May 6, 2010. Additionally, on June 11, 2010, we entered into an agreement to sell our Fraud and SIU Services business unit, the terms of which were previously disclosed in our Current Report on Form 8-K filed with the SEC on June 11, 2010.

For pro forma historical financial information giving effect to the sale of Preparedness Services, the receipt of the net proceeds from the Asset Sale and certain assumptions and adjustments, see “Unaudited Pro Forma Condensed Consolidated Financial Statements” beginning on page 60.

Additionally, the completion of the Asset Sale will trigger certain changes to our employment arrangements with Dr. Schiller, our Chairman and Chief Executive Officer, and Mr. Nyweide, our Chief Financial Officer and Executive Vice President, including but not limited to changing the duration of their employment agreements to 12 months and 18 months from the completion of the Asset Sale, respectively, which terms may be extended on a month-to-month basis thereafter, reducing Dr. Schiller’s level of responsibility to us following the completion of the Asset Sale and reducing Mr. Nyweide’s level of responsibility to us starting one year after the completion of the Asset Sale. For additional information regarding the effect of the completion of the Asset Sale on Dr. Schiller and Mr. Nyweide’s employment arrangements, see “— Interests of Our Directors and Executive Officers in the Asset Sale — Employment Agreements” beginning on page 37. As a result of the foregoing, following the completion of the Asset Sale, we will no longer have long-term employment agreements in place for Dr. Schiller and Mr. Nyweide.

Agreements Related to the Asset Purchase Agreement

License Agreement

At the closing, we will enter into a license agreement (the “License Agreement”) with Witt Group pursuant to which we will grant Witt Group a world-wide, perpetual, irrevocable, exclusive, royalty free, fully paid-up right and license to use our GlobalTrak software for use solely in the field of emergency preparedness and disaster relief recovery, and we will agree not to license our GlobalTrak software to any other business involved in the field of emergency preparedness and disaster relief recovery.

All discoveries, inventions and improvements to our GlobalTrak software, discovered or developed by us or Witt Group will be property of the party that discovered or developed the improvement. Notwithstanding the foregoing, we will have a world-wide, perpetual, irrevocable, non-exclusive, royalty free, fully paid-up right and license to use such improvements outside the field of emergency preparedness and disaster relief recovery.

Seller will indemnify Witt Group for certain losses and damages in connection with, among other things, claims that our GlobalTrak software infringes or misappropriates third party intellectual property rights and our use or distribution of any improvement to our GlobalTrak software developed by Witt Group. Witt Group will indemnify us for losses and damages in connection with, among other things, Witt Group’s use or distribution of our GlobalTrak software outside the field of emergency preparedness and disaster relief recovery.

Transition Services Agreement

At the closing, we will enter into a transition services agreement (the “Transition Services Agreement”) with Witt Group pursuant to which we will provide Witt Group with certain specified transition services following the closing, including but not limited to certain information technology services. Each of the services will be provided for three months, provided that Witt Group may, with our approval (which may not be unreasonably withheld or delayed), extend the period with respect to any particular service for additional one-month periods, or terminate any particular service, upon 30 days prior written notice.

The parties may terminate the provision of any particular service, or the Transition Services Agreement in its entirety, at any time by mutual written consent.

Deposit Escrow Agreement

On May 18, 2010, we entered into an escrow agreement (the “Deposit Escrow Agreement”) with JCP and Manufacturers and Traders Trust Company (“M&T Trust”), pursuant to which JCP deposited $250,000 in escrow with M&T Trust to be used to satisfy certain obligations of Witt Group guaranteed by JCP under the Asset Purchase Agreement. M&T Trust will disburse the escrow funds upon receipt of written instructions executed by us and JCP in such amounts set forth in the instructions.

Any funds remaining in escrow following the termination of the Deposit Escrow Agreement will be disbursed by M&T Trust to JCP. The Deposit Escrow Agreement will remain in force until the earlier of the disbursement of all escrow funds or the fifth business day after M&T Trust receives written notice executed by us and JCP that the Deposit Escrow Agreement is to be terminated.

Closing Escrow Agreement

At the closing, we will enter into an escrow agreement (the “Closing Escrow Agreement”) with Witt Group and a mutually agreed upon escrow agent, pursuant to which Witt Group will place $1 million of the purchase price to be paid in connection with the Asset Sale into escrow for the satisfaction of certain potential claims under the Asset Purchase Agreement. The funds will remain in escrow for 12 months following the closing, at which time any remaining funds, less the amount of any outstanding and unresolved claims, will be distributed by the escrow agent to us.

Support Agreements

In connection with our entry into the Asset Purchase Agreement, each of Dr. Schiller, Mr. Nyweide, Harvey Partners, LLC, Cipher 06, L.L.C., Vicis Capital LLC and Howard Safir entered into a support agreement with Witt Group (collectively, the “Support Agreements”), relating to an aggregate of approximately 43.2% of our common stock outstanding. The Support Agreements provide that such stockholders will vote their shares of our common stock (i) in favor of the approval of the Asset Sale and (ii) against any other Acquisition Proposal, and any other action that could reasonably be expected to (A) impede, interfere with, delay, postpone or attempt to discourage or have the effect of discouraging the consummation of the Asset

Sale, (B) constitute or result in a breach of any of our representations, warranties covenants, or other obligations or agreements under the Asset Purchase Agreement that would reasonably be expected to have a material adverse effect on us or the business of Preparedness Services or (C) impair or adversely affect our ability to consummate the Asset Sale.

Notwithstanding the foregoing, if the aggregate number of shares subject to the Support Agreements exceeds 34.9% of the voting power of our outstanding capital stock, then the Support Agreements will only apply to the maximum number of shares as would not result in exceeding such percentage, with any resulting adjustments being allocated pro rata among the parties to the Support Agreements on the relative number of shares subject to such agreements.

The Support Agreements also provide that the stockholders and their affiliates and representatives will not, directly or indirectly, (i) initiate, solicit or knowingly encourage (including by way of providing information) the submission of any inquiries, proposals or offers or any other efforts or attempts that constitute or may reasonably be expected to lead to, any Acquisition Proposal or engage in any discussions or negotiations with respect thereto or otherwise knowingly cooperate with or knowingly assist or participate in, or knowingly facilitate any such inquiries, proposals, discussions or negotiations, (ii) approve or recommend, or publicly propose to approve or recommend, an Acquisition Proposal, (iii) enter into any agreement providing for or relating to an Acquisition Proposal, (iv) enter into any agreement to abandon, terminate or fail to consummate the Asset Sale or (v) propose or agree to do any of the foregoing. Additionally, the Support Agreements provide that the stockholders may not transfer or sell their shares, grant any proxy or power of attorney with respect to their shares, place their shares in a voting trust or otherwise impair their ability to perform their obligations under the Support Agreements.

The Support Agreements will remain in force until the Asset Purchase Agreement is terminated.

Stockholder Approval Requirement

We are organized under the corporate laws of the State of Delaware. Under Section 271 of the DGCL, any sale of “all or substantially all” of a corporation’s assets requires the approval of the holders of a majority of the outstanding shares of its common stock. Because the Delaware statute does not define the phrase “all or substantially all,” the meaning of the phrase and its applicability to the Asset Sale is not entirely clear. In light of this uncertainty and after taking into account the specific facts and circumstances of the Asset Sale, we have determined that, although we are retaining material on-going businesses and assets after the Asset Sale, the best approach is to seek stockholder approval of the Asset Sale.

The Asset Purchase Agreement provides that any of the parties thereto may terminate the Asset Purchase Agreement if we do not obtain stockholder approval of the Asset Sale, which will result in our payment of a termination fee. For additional information regarding such termination fee, see “Asset Purchase Agreement — Termination Fees and Expenses” beginning on page 52. Additionally, obtaining such stockholder approval is a closing condition under the Asset Purchase Agreement.

In connection with our entry into the Asset Purchase Agreement, Dr. Schiller, Mr. Nyweide, Harvey Partners, LLC, Cipher 06, L.L.C., Vicis Capital LLC and Howard Safir entered into Support Agreements relating to an aggregate of approximately 43.2% of our common stock outstanding, pursuant to which they agreed to vote their shares in favor of the Asset Sale; except that the Support Agreements provide that when the aggregate number of shares subject to such agreements exceeds 34.9% of the voting power of our outstanding capital stock, then such agreements will only apply to the maximum number of shares as would not result in exceeding such percentage, with any resulting adjustments being allocated pro rata among the parties to the Support Agreements on the relative number of shares subject to such agreements. Mr. Witt, the Chief Executive Officer of Preparedness Services and a principal of Witt Group, beneficially owns approximately an additional 6.1% of our common stock.

Effect of the Asset Sale on Stock Options and Stock-Based Awards

In the event that the Asset Sale is completed, it may constitute a “change in control” as defined under the Incentive Plans. Under the Incentive Plans, a change in control will be deemed to occur in circumstances including but not limited to our sale of substantially all of our assets. If the Asset Sale is deemed to constitute a change in control under the Incentive Plans, the Compensation Committee, in its sole discretion, may accelerate the vesting and exercisability of awards granted under the Incentive Plans. The Compensation Committee has not determined whether to exercise such authority should it arise in connection with the completion of the Asset Sale. As of June 11, 2010, options to purchase 373,471 shares of our common stock, 470,563 shares of restricted stock and 228,735 restricted stock units issued under the Incentive Plans were unvested.

Interests of Our Directors and Executive Officers in the Asset Sale

Certain of our directors and executive officers may have interests in the Asset Sale that are different from, or in addition to, those of our stockholders generally. These interests may create potential conflicts of interest. The Board was aware that these interests existed when it approved the Asset Purchase Agreement and the Asset Sale. All such interests are described below to the extent material, and except as described below, such persons have, to our knowledge, no material interest in the Asset Sale apart from those of stockholders generally.

Effect of the Asset Sale on Stock Options and Stock-Based Awards Held by Directors and Officers

In the event that the Asset Sale is completed, it may constitute a “change in control” as defined under the Incentive Plans. Under the Incentive Plans, a change in control will be deemed to occur in circumstances including but not limited to our sale of substantially all of our assets. If the Asset Sale is deemed to constitute a change in control under the Incentive Plans, the Compensation Committee, in its sole discretion, may accelerate the vesting and exercisability of awards granted under the Incentive Plans. The Compensation Committee has not determined whether to exercise such authority should it arise in connection with the completion of the Asset Sale. The following table sets forth the number of shares of common stock underlying options, shares of restricted stock and restricted stock units held by our directors and executive officers that were unvested as of June 11, 2010.

	Share Underlying	Unvested	Unvested
	Unvested Options	Restricted Stock	Restricted Stock Units

Harvey W. Schiller, Ph.D.	—	268,750	63,825
Jeffrey O. Nyweide	—	201,813	28,187
James Lee Witt	—	—	25,000
Thomas P. Ondeck	3,333	—	6,536
Halsey Fischer	—	—	27,083
Barry S. Watson	3,333	—	—
Per-Olof Lööf	12,500	—	5,418
Ronald M. Starr	—	—	5,138
John P. Bujouves	12,500	—	5,418
John P. Oswald	12,500	—	278

Additionally, pursuant to the terms of their employment agreements, all stock options, restricted stock and restricted stock units held by Dr. Schiller and Mr. Nyweide will vest immediately upon the completion of the Asset Sale, regardless of whether the Compensation Committee exercises its authority to accelerate the vesting of awards granted under the Incentive Plans.

Employment Agreements

In connection with our entry into the Asset Purchase Agreement, the Compensation Committee agreed that a “change of control,” as defined under our employment agreements with Dr. Schiller, our Chief Executive Officer, and Mr. Nyweide, our Chief Financial Officer and Executive Vice President, would result from the completion of the Asset Sale. In the event of a change of control, Dr. Schiller and Mr. Nyweide’s employment agreements previously provided that (i) Dr. Schiller and Mr. Nyweide may terminate their employment for

“good reason,” as defined under their employment agreements, (ii) Dr. Schiller and Mr. Nyweide would become entitled to certain severance payments should they terminate their employment, and (iii) all stock options, restricted stock and restricted stock units held by Dr. Schiller and Mr. Nyweide would vest immediately and all performance conditions of any and all cash bonuses and performance stock options or restricted stock would be deemed to be met. In May 2010, we entered into modifications of our employment agreements with Dr. Schiller and Mr. Nyweide to induce them to remain with the Company following a change of control, which modifications provide for certain changes to their employment arrangements that will be triggered by the completion of a Sales Event (as defined below), which changes are described below. For avoidance of doubt, the Compensation Committee has agreed that the completion of the Asset Sale will result in a Sales Event.

Dr. Schiller

Our employment agreement with Dr. Schiller, as modified (the “Schiller Employment Agreement”), provides that in the event of the sale of two of our four business divisions, provided that at least one such sale requires stockholder approval (a “Sales Event”), Dr. Schiller will continue to serve as our Chairman and Chief Executive Officer for one year following the Sales Event, and devote the necessary working time and efforts, but less than substantial working time and efforts, to the business of the Company. Beginning on the first day of the month immediately following a Sales Event, Dr. Schiller will receive a base salary of $180,000 per annum, plus certain living expenses, for the duration of the term. In addition to his base salary, Dr. Schiller will be eligible for a discretionary cash bonus one year after the Sales Event. Following the completion of the term, we will have the option to continue to employ Dr. Schiller on a month-to-month basis for $20,000 per month.

Notwithstanding Dr. Schiller’s continued employment following a Sales Event, after the occurrence of a Sales Event, we are required to deposit all funds that would have been required to be paid to Dr. Schiller under the Schiller Employment Agreement had he terminated his employment for “good reason” (as defined under the Schiller Employment Agreement) as a result of the Sales Event, approximately $1,860,000, into a “rabbi trust.” Such funds will be paid to Dr. Schiller six months after his separation from service for any reason (for purposes of Section 409A of the Internal Revenue Code, the deferred compensation rules, which may include a point in time when Dr. Schiller works part-time).

Additionally, upon Dr. Schiller’s termination without “cause” (as defined under the Schiller Employment Agreement), for good reason not including a Sales Event, or as a result of death or “disability” (as defined under the Schiller Employment Agreement) prior to the end of the term, Dr. Schiller will receive his salary and benefits through the end of the term. In addition, if an asset purchase agreement or similar agreement has been signed that would constitute a Sales Event if consummated, and Dr. Schiller’s employment is terminated without cause prior to its consummation, Dr. Schiller will be entitled to these payments if such Sales Event or another change of control occurs within six months of the date of termination.

Mr. Nyweide

Our employment agreement with Mr. Nyweide, as modified (the “Nyweide Employment Agreement”), provides that in the event of a Sales Event, Mr. Nyweide will continue to serve as our Chief Financial Officer and Executive Vice President for 18 months following the Sales Event. Following a Sales Event, Mr. Nyweide will receive his current base salary of $375,000 per annum for the first twelve months of such term and a reduced base salary of $180,000 per annum for the remaining six months, during which period his responsibilities are intended to be reduced. In addition to his base salary, Mr. Nyweide will be eligible to receive a performance bonus of $150,000 in connection with a Sales Event, and a performance bonus of $250,000 in the event of a sale of our fourth and final business division. Following the completion of the term, we will have the option to continue to employ Mr. Nyweide on a month-to-month basis under the same terms and conditions.

Notwithstanding Mr. Nyweide’s continued employment following a Sales Event, after the occurrence of a Sales Event, we are required to deposit all funds that would have been required to be paid to Mr. Nyweide under the Nyweide Employment Agreement had he terminated his employment for “good reason” (as defined under the Nyweide Employment Agreement) as a result of the Sales Event, approximately $780,000, into a “rabbi trust.” Such funds will be paid to Mr. Nyweide six months after his separation from service for any reason.

Additionally, upon Mr. Nyweide’s termination without “cause” (as defined under the Nyweide Employment Agreement), for good reason not including a Sales Event, or as a result of death or “disability” (as defined under the Nyweide Employment Agreement) prior to the end of the term, Mr. Nyweide will receive his salary and benefits through the end of the term. In addition, if an asset purchase agreement or similar agreement has been signed that would constitute a Sales Event if consummated, and Mr. Nyweide’s employment is terminated without cause prior to its consummation, Mr. Nyweide will be entitled to these payments if such Sales Event or another change of control occurs within six months of the date of termination.

Interests of Principals of Witt Group

The following officers of Preparedness Services are members and officers of Witt Group: James Lee Witt, Chief Executive Officer; Mark Merritt, Co-President; Barry Scanlon, Co-President; and Pate Felts, Senior Advisor. Collectively, Messrs. Witt, Merritt, Scanlon and Felts hold a significant ownership percentage in Witt Group. Additionally, Messrs. Witt, Merritt and Scanlon are members of the board of managers of Witt Group. Each of Messrs. Witt, Merritt, Scanlon and Felts is actively involved in the day-to-day operations of Witt Group, and is expected to remain involved in such operations after the completion of the Asset Sale.

Appraisal Rights in Respect of the Asset Sale

Under Delaware law, our stockholders are not entitled to appraisal rights in connection with the Asset Sale.

Regulatory Matters

Mergers and acquisitions that may have an impact in the United States are subject to review by the Department of Justice and the Federal Trade Commission to determine whether they comply with applicable antitrust laws. We believe that the Asset Sale is not subject to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or the reporting and waiting requirements of any other United States antitrust law. Neither we nor Witt Group are aware of any other regulatory requirements or governmental approvals or actions that may be required to consummate the Asset Sale, except for compliance with the applicable regulations of the SEC in connection with this proxy statement.

Accounting Treatment of the Asset Sale

Under accounting principles generally accepted in the United States of America, upon stockholder approval of the Asset Sale, we expect to reflect the results of operations of Preparedness Services as discontinued operations. For additional information, see “Unaudited Pro Forma Condensed Consolidated Financial Statements” beginning on page 60.

Material United States Federal Income Tax Consequences

The Asset Sale will be a taxable event to us for U.S. federal income tax purposes. However, we expect, subject to the completion and outcome of certain tax analysis and studies currently in process, that the Asset Sale will not result in any material adverse U.S. federal income tax consequences to us or to our stockholders. The Asset Sale may result in our being subject to state or local sales, use or other taxes in jurisdictions in which we file tax returns or have assets.

RISK FACTORS RELATING TO THE PROPOSAL TO APPROVE THE ASSET SALE

You should carefully consider the risk factors described below and those risk factors generally associated with our business contained in our Annual Report on Form 10-K for the year ended December 31, 2009 and our subsequent SEC filings, along with other information provided to you in this proxy statement, in deciding how to vote on the proposal to approve the Asset Sale. See “Where You Can Find Additional Information” beginning on page 59. The special risk considerations described below are not the only ones facing us. Additional considerations not presently known to us or that we currently believe are immaterial may also impair our business operations. If any of the following special risk considerations actually occurs, our business, financial condition or results of operations could be materially adversely affected, the market price of our common stock may decline, and you may lose all or part of your investment.

If we fail to complete the Asset Sale, our business may be harmed.

We cannot provide assurances that the Asset Sale will be completed. The closing of the Asset Purchase Agreement is subject to a number of conditions, including but not limited to our obtaining stockholder approval of the Asset Sale and the absence of a material adverse effect on the business or property of Preparedness Services. If the Asset Purchase Agreement is terminated on certain grounds, we will be obligated to pay Witt Group a termination fee of up to $500,000, plus up to an additional $500,000 of Witt Group’s expenses incurred in connection with the Asset Sale.

As a result of our announcement of the Asset Sale, third parties may be unwilling to enter into material agreements with respect to Preparedness Services. New or existing customers and business partners may prefer to enter into agreements with our competitors who have not expressed an intention to sell their business because customers and business partners may perceive that such new relationships are likely to be more stable. If we fail to complete the Asset Sale, the failure to maintain existing business relationships or enter into new ones could adversely affect our business, results of operations and financial condition.

As a result of the proposed Asset Sale, employees working in Preparedness Services may become concerned about the future of the business and lose focus or seek other employment. Additionally, James Lee Witt, Chief Executive Officer, Mark Merritt, Co-President, Barry Scanlon, Co-President, and Pate Felts, Senior Advisor, respectively, of Preparedness Services are principals of Witt Group. On March 1, 2010, our employment agreements with Messrs. Scanlon, Merritt and Felts expired, and on March 10, 2010, Mr. Witt’s employment agreement expired. Each of Messrs. Witt, Scanlon, Merritt and Felts are now employed by us on an “at will” basis, but we cannot provide any assurances as to whether they will remain with Preparedness Services if the Asset Sale is not completed. Our failure to retain these and other existing employees could adversely affect our business.

In addition, if the Asset Sale is not completed, our directors, executive officers and other employees will have expended extensive time and effort and experienced significant distractions from their work during the pendency of the transaction and we will have incurred significant third party transaction costs, in each case, without any commensurate benefit, which may have a material and adverse effect on our stock price and results of operations.

If the Asset Sale is not completed, we may explore other potential transactions involving Preparedness Services or GlobalOptions Group in its entirety. The terms of an alternative transaction may be less favorable to us than the terms of the Asset Sale and there can be no assurance that we will be able to reach agreement with or complete an alternative transaction with another party.

The amount of net proceeds that we will receive from the Asset Sale is subject to uncertainties.

Our proceeds from the Asset Sale will consist of (i) approximately $10 million in cash, of which $1 million will be held in escrow for 12 months following closing, and (ii) an earnout payment of up to $12 million, based on 40% of any revenues of Preparedness Services (subject to certain minimal exclusions) above $15 million during the 12-month period following the closing. We cannot provide assurances as to the amount of the earnout payment we will receive, if any. Additionally, the total consideration we receive may increase or decrease based on a potential purchase price adjustment for working capital and a potential true-up for uncollected accounts receivable. The amount of net proceeds is subject to further reduction after the closing if Witt Group successfully asserts claims for indemnification pursuant to the indemnification provisions of the Asset Purchase Agreement. Furthermore, we may have unforeseen liabilities and expenses that must be satisfied from the after-tax net proceeds of the Asset Sale. As a result, the amount of the net proceeds from the Asset Sale is subject to substantial uncertainty, and it is possible that the net proceeds from the Asset Sale will be materially less than we expect.

You are not guaranteed any of the proceeds from the Asset Sale.

On May 13, 2010, in connection with our announcement of our entry into the Asset Purchase Agreement our Chairman and Chief Executive Officer stated that, subject to our satisfaction of and compliance with existing contractual and banking obligations, we intend to return the net proceeds from the Asset Sale to our stockholders. That continues to be our intention, but we have not made a final decision as to, and continue to explore the most efficient form of, any such distribution.

Notwithstanding the foregoing, we have not determined the exact use of the net proceeds from the Asset Sale and cannot guarantee that we will distribute any of the net proceeds from the Asset Sale to our stockholders. You should not vote to approve the Asset Sale based upon the assumption that you will receive any portion of the net proceeds from the Asset Sale.

Preparedness Services has historically accounted for a substantial portion of our revenue and been our sole reporting segment to produce income from operations. If we complete the Asset Sale, we will become entirely dependent on our remaining business units.

We have incurred significant operating losses since our inception. Preparedness Services accounted for approximately 36%, 38% and 37% of our consolidated revenues for the three months ended March 31, 2010 and the years ended December 31, 2009 and 2008, respectively, and was our only reporting segment to produce income from operations during such periods. By selling the operating assets of Preparedness Services, we will be exiting the business of Preparedness Services and our potential to benefit from its performance will be limited to our right to receive an earnout payment of up to $12 million based on 40% of any revenues of Preparedness Services (subject to certain minimal exclusions) above $15 million during the 12-month period following the closing. If the Asset Sale is consummated, we will become entirely dependent upon our two remaining business units: Forensic DNA Solutions and Products; and International Strategies. We cannot anticipate when or if we will achieve profitability in the future.

If we complete the Asset Sale, our Chairman and Chief Executive Officer and our Chief Financial Officer will no longer be subject to long-term employment agreements.

The completion of the Asset Sale will trigger certain changes to our employment arrangements with Dr. Schiller, our Chairman and Chief Executive Officer, and Mr. Nyweide, our Chief Financial Officer and Executive Vice President, including but not limited to changing the duration of their employment agreements to 12 months and 18 months from the completion of the Asset Sale, respectively, which terms may be extended on a month-to-month basis thereafter, reducing Dr. Schiller’s level of responsibility to us following the completion of the Asset Sale and reducing Mr. Nyweide’s level of responsibility to us starting one year after the completion of the Asset Sale. As a result of the foregoing, following the completion of the Asset Sale, we will no longer have long-term employment agreements in place for Dr. Schiller and Mr. Nyweide.

The Asset Purchase Agreement limits our ability to pursue alternatives to the Asset Sale.

The Asset Purchase Agreement contains provisions that make it more difficult for us to sell our business to any party other than Witt Group. These provisions include the prohibition on our ability to solicit competing proposals, the requirement that we pay a termination fee if the Asset Purchase Agreement is terminated in specified circumstances, and Witt Group’s right to be advised of competing proposals and to submit revised proposals for consideration. See “The Asset Purchase Agreement — Termination Fees and Expenses” and “The Asset Purchase Agreement — Restrictions on Solicitation of Other Offers.” These provisions could discourage a third party that might have an interest in acquiring all of or a significant part of GlobalOptions Group or Preparedness Services from considering or proposing an alternative transaction, and could make it more difficult for us to complete an alternative business combination transaction with another party.

THE ASSET PURCHASE AGREEMENT

The following is a summary of the material terms of the Asset Purchase Agreement. This summary does not purport to describe all the terms of the Asset Purchase Agreement and is qualified in its entirety by reference to the full text of the Asset Purchase Agreement, which is attached as Annex A. We urge you to read the Asset Purchase Agreement carefully and in its entirety because it, and not the summary set forth in this proxy statement, is the legal document that governs the Asset Sale.

The representations, warranties and covenants contained in the Asset Purchase Agreement were made only for purposes of the Asset Purchase Agreement as of specific dates and may be subject to more recent developments. Such representations, warranties and covenants were made solely for the benefit of the parties to the Asset Purchase Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating risk between the parties instead of establishing these matters as facts, and may apply standards of materiality in a way that is different from what may be viewed as material by you or by other investors. For the foregoing reasons, you should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties or any of their respective subsidiaries or affiliates.

General

Under the terms of the Asset Purchase Agreement, Witt Group will buy Preparedness Services from GlobalOptions Group and GlobalOptions (collectively, the “Sellers”) for a purchase price of approximately $10 million, plus an earnout payment of up to $12 million, subject to potential working capital and accounts receivable related adjustments, and will assume certain liabilities and obligations associated with the business of Preparedness Services.

Preparedness Services, one of our three separate financial reporting units, develops and implements crisis management and emergency response plans for disaster mitigation, continuity of operations and other emergency management issues for governments, corporations and individuals.

Assets to be Sold; Excluded Assets

We will convey, sell, transfer, assign and deliver to Witt Group free and clear of all liens, security interests, claims, pledges, charges, encumbrances, equities, rights of use, levies, taxes, imposts and restrictions, all right, title and interest in and to substantially all of the assets, properties and rights (contractual or otherwise) that are used in connection with the business of Preparedness Services (the “Property”), including, without limitation: specified machinery and equipment, accounts receivable, permits and licenses, intellectual property, personal and real property leases, contracts and security deposits, and all prepayments and deposits, books and accounts, claims and causes of action, warranty rights, contractual and leasehold rights to our China office, bank accounts and goodwill.

The following assets and properties related to or used in connection with the business of Preparedness Services will not be sold to Witt Group under the Asset Purchase Agreement (collectively, the “Excluded Property”):

•	all cash and cash equivalents;

•	all tax refunds of any kind payable to Sellers;

•	all corporate minute books, stock records, tax returns, checkbooks, bank statements and supporting materials of Sellers for all periods, all of which shall be subject to Witt Group’s right to inspect and copy;

•	all claims, causes of action of any sort or rights of set-off, counterclaim and/or recoupment that Sellers may have related to the Excluded Property or any retained liabilities;

•	all claims, causes of action of any sort that Sellers may have, including, without limitation, under any of Sellers’ insurance policies, against any of the officers, directors and/or stockholders of Sellers and/or the parents, spouses and lineal descendants of any such persons;

•	all plans, programs or agreements that Sellers have maintained, sponsored, adopted or obligated itself under with respect to employee benefits, including any pension or retirement plans, medical or dental plans, life or long-term disability insurance, bonus or incentive compensation, stock option or equity participation plans, with respect to employees transferred to Witt Group; and

•	certain other specified leasehold interests, agreements, properties, rights and other assets.

Assumed Liabilities; Retained Liabilities

Witt Group will assume and fully discharge only the following liabilities and obligations under the Asset Purchase Agreement (the “Assumed Liabilities”):

•	any accrued trade account payable of Preparedness Services incurred in the ordinary course of business and consistent with past practices which remains unpaid at the closing;

•	any obligations of Sellers under any transferred contract, but solely to the extent that such obligations relate to contractual rights under such contracts whose benefits accrue to Witt Group from and after the closing date and are not attributable to any breach or default by Sellers that occurred prior to the closing;

•	any liability or obligations of Sellers arising subsequent to closing out of or relating to the employment agreements between Sellers and each of James Lee Witt, Mark Merritt, Barry Scanlon and Pate Felts and any termination or severance payments due to such individuals at or upon closing;

•	accrued insurance expenses, payroll taxes, sales/use taxes and retainers for unbilled revenue related to transferred accounts receivable; and

•	certain other specified liabilities.

Except for the Assumed Liabilities, Sellers will retain all their liabilities and obligations, including any legal and accounting fees incurred in connection with the Asset Sale, whether arising on, prior to or after the closing date, including any liabilities arising out of or relating to the following:

•	the Company’s financial reporting units other than Preparedness Services;

•	any management or other overhead expense of Sellers that has historically been allocated to Preparedness Services;

•	the failure of Sellers to (i) properly classify each transferred employee as either an employee, an independent contractor or other non-employee status, or an exempt or non-exempt employee and/or (ii) pay all required compensation to each transferred employee and pay all other amounts owed to any governmental authority or any other person relating to the transferred employees; and

•	any liabilities or obligations associated with employee benefits plans and any other employee plans, programs or arrangements maintained or contributed to by Sellers, or as to which Sellers have or could reasonably be expected to have any outstanding liability or obligation.

Purchase Price

The consideration for the sale of the operating assets of Preparedness Services will consist of the following, except that the maximum amount to be paid may not exceed $22 million:

•	Witt Group’s payment at the closing of approximately $10 million in cash, of which $1 million will be held in escrow for 12 months following the closing date;

•	Witt Group’s payment of an earnout equal to 40% of any revenues of Preparedness Services (subject to certain minimal exclusions) in excess of $15 million during the 12 month period following the closing, which earnout payment may not exceed $12 million (the “Earnout Payment”); and

•	Witt Group’s assumption of the Assumed Liabilities.

The portion of the purchase price payable at the closing will be $9,720,000, of which $1 million will be held in escrow for 12 months following closing, consisting of $10 million, plus $6,000 representing a security deposit currently held under a real estate lease, minus $286,000 representing a payment owed by us to Witt Group in connection with our assignment to Witt Group of another real estate lease (consisting of $600,000, less a $194,000 security deposit, and further less $120,000 in consideration for our right to occupy a portion of the leased premises for a period of 12 months after the closing date).

Exclusions from the revenues of Preparedness Services used as the basis for calculating the Earnout Payment are limited to (i) any out-of-pocket or incidental expenses, including, but not limited to, travel and entertainment expenses, incurred by Preparedness Services and billed to its customers and clients at cost, and (ii) any revenues arising from or related to Preparedness Services’ activities in Virginia and Rhode Island, which have not been subject to any cost mark-up and are paid by Preparedness Services to its teaming partners and subcontractors.

For purposes of determining the final amount of any Earnout Payment, Witt Group will use commercially reasonable efforts to complete an audit of the revenues of Preparedness Services during the 12 month period following the closing within 60 days following the end of such period, and within five business days after the completion of the audit Witt Group will deliver to us a statement containing the audit results and supporting documentation. We will have 30 days to object in writing to the results of the audit, otherwise the statement will be deemed final and binding. In the event we object to the results of the audit, the parties will have 15 business days to negotiate in good faith to resolve their dispute. If the parties cannot resolve all of their disagreements within the allotted time period, such disagreements will be referred to a nationally recognized firm of independent public accountants chosen by Witt Group and reasonably acceptable to us for final and binding resolution within 30 days of the referral.

Working Capital Adjustment

No later than five business days prior to the closing, we will prepare and deliver to Witt Group a statement containing our good faith estimate of the amount of transferred working capital and supporting documentation. No later than 30 business days after the closing, Witt Group will prepare and deliver to us a statement containing its determination of the amount of transferred working capital and supporting documentation. We will have 30 days to review Witt Group’s working capital statement and to object to any items on such statement, otherwise such statement will be deemed final and binding. In the event we object to any items on the working capital statement, the parties will have 15 business days to negotiate in good faith to resolve their dispute. If the parties cannot resolve all of their disagreements within the allotted time period, such disagreements will be referred to a nationally recognized firm of independent public accountants chosen by Witt Group and reasonably acceptable to us for final and binding resolution within 30 days of the referral.

If the amount of transferred working capital, as finally determined, is less than $5,800,000, we will pay Witt Group the difference between $5,800,000 and the amount of transferred working capital within six months of the closing date. If the amount of transferred working capital, as finally determined, is greater than $6,800,000, Witt Group will pay us the difference between the amount of transferred working capital and $6,800,000 within six months of the closing date.

Accounts Receivable True-Up

At closing, we will deliver to Witt Group an aging report detailing our accounts receivable related to the business of Preparedness Services. During the six months after the closing, Witt Group will use commercially reasonable best efforts to collect such accounts receivable. Within 10 business days of the end of each calendar month during the six-month period, Witt Group will provide us with an aging report specifying in reasonable detail the collection and aging of such accounts receivable. If at the end of the six-month period any of such accounts receivable have not been collected, within 10 business days from the end of such period, Witt Group will provide us with a written notice identifying all uncollected accounts receivable. Within 10 business days of our receipt of the notice, we will pay Witt Group:

•	the face amount of all uncollected accounts receivable, less (i) all uncollected accounts receivable arising as a result of the bankruptcy or dissolution of any non-governmental entity, if any, (ii) all uncollected accounts receivable relating to our consulting services contract with the State of Louisiana, and (iii) any discounts granted by Witt Group on the transferred accounts receivable that were collected, provided that Witt Group may not grant discounts in excess of 5% absent our written consent; provided that the total amount of such payment may not to exceed $1 million; and

•	the face amount of all uncollected accounts receivable arising as a result of the bankruptcy or dissolution of any non-governmental entity, if any.

In the event that we fail to pay Witt Group the abovementioned amounts within 10 business days of our receipt of the notice, Witt Group may unilaterally instruct the escrow agent under the Closing Escrow Agreement to disburse an amount equal to such payment, or may offset up to 50% of such payment against any Earnout Payment.

Promptly upon receipt of the payments discussed above, Witt Group will assign to us, free and clear of all encumbrances, all of its rights with respect to the uncollected accounts receivable and thereafter will promptly remit to us any amounts received by Witt Group with respect to such accounts receivable.

Escrow Agreements

In connection with the Asset Purchase Agreement, we entered into the Deposit Escrow Agreement with JCP and M&T Trust, pursuant to which JCP deposited $250,000 into escrow with M&T Trust (the “Deposit Escrow Amount”). The Deposit Escrow Amount will remain available to satisfy certain potential claims of Sellers under the Asset Purchase Agreement, after which any balance of the Deposit Escrow Amount not subject to outstanding and unresolved claims will be distributed to JCP.

Prior to the closing, we will enter into the Closing Escrow Agreement with Witt Group and a mutually agreed upon escrow agent, pursuant to which Witt Group will deposit $1 million into escrow with the escrow agent at the closing. This escrow amount will remain available for the satisfaction of certain claims under the Asset Purchase Agreement for 12 months after the closing, at which time any remaining balance not subject to outstanding and unresolved claims will be distributed to us.

Representations and Warranties

We made representations and warranties relating to the following matters:

•	corporate organization, existence, good standing and power and authority to own, operate and lease our properties and to carry on the business of Preparedness Services;

•	corporate power and authority to enter into the Asset Purchase Agreement and related agreements and consummate the Asset Sale;

•	enforceability of the Asset Purchase Agreement and related agreements;

•	governmental consents, approvals and notices required in connection with the Asset Sale;

•	the absence of conflict or violation under governing documents, violations of agreements, and applicable law;

•	subsidiaries;

•	tax matters;

•	insurance;

•	legal proceedings;

•	compliance with laws;

•	our filings with the SEC;

•	the financial statements of Preparedness Services;

•	information contained in this proxy statement;

•	employee matters;

•	employee benefit plans;

•	contracts;

•	intellectual property;

•	collectability of accounts receivable;

•	customers and absence of notices of termination by customers;

•	prepayments and deposits from customers;

•	absence of certain changes to Preparedness Services, including but not limited to any changes that have had or are reasonably expected to have a Seller Material Adverse Effect (as defined below), since December 31, 2009;

•	absence of undisclosed material liabilities;

•	title to the Property free and clear of all encumbrances;

•	broker’s, finder’s and other similar fees and payments; and

•	opinion of our financial advisor.

Certain of our representations and warranties in the Asset Purchase Agreement provide exceptions for items that are not reasonably likely to have a “Seller Material Adverse Effect.” For purposes of the Asset Purchase Agreement, “Seller Material Adverse Effect” means a material adverse effect on Preparedness Services, or the ability of Sellers to consummate the transactions contemplated by the Asset Purchase Agreement. The definition of “Seller Material Adverse Effect” does not include: (i) general economic conditions or changes in the economic condition in the U.S. or foreign countries, unless they impact Preparedness Services disproportionately; (ii) U.S. or foreign financial, banking or securities market conditions or changes therein; (iii) any change in or interpretations of GAAP, any law, or any interpretation of any law; (iv) the non-renewal or the non-granting of a new award by the State of Louisiana for us or Preparedness Services to continue to provide disaster related services; (v) any occurrence or condition affecting the emergency preparedness and disaster relief recovery industry generally, except to the extent that it impacts Preparedness Services disproportionately; (vi) any natural disaster; (vii) national or international political conditions on or after the execution of the Asset Purchase Agreement; (viii) our entry into, announcement or pendency of the Asset Purchase Agreement or the Asset Sale; (ix) any private or governmental action, suit, proceeding, litigation, claim, arbitration or investigation arising out of or relating to the Asset Purchase Agreement or the Asset Sale; and (x) the availability or cost of financing to Witt Group.

The Asset Purchase Agreement contains representations and warranties made by Witt Group relating to the following matters:

•	corporate organization, existence, good standing and power and authority to own, lease and operate its properties and conduct its business;

•	corporate power and authority to enter into the Asset Purchase Agreement and related agreements and consummate the Asset Sale;

•	enforceability of the Asset Purchase Agreement and related agreements;

•	the absence of conflict or violation under governing documents, violations of agreements, and applicable law;

•	legal proceedings;

•	governmental consents, approvals and notices required in connection with the Asset Sale;

•	broker’s, finder’s and other similar fees and payments; and

•	information supplied by Witt Group for inclusion in this proxy statement.

Conduct of Business Prior to Closing

Until the closing of the Asset Sale, unless Witt Group otherwise consents in writing, we will use our reasonable efforts to:

•	operate Preparedness Services in the ordinary course of business consistent with past practices and to reserve intact Preparedness Services’ relationships with its employees, clients, customers and suppliers with the objective of preserving unimpaired its goodwill and ongoing business at the closing date;

•	comply in a timely fashion with the provisions of all transferred contracts;

•	take reasonable actions to maintain the Property in substantially the same condition as on the date of entry into the Asset Purchase Agreement and consistent with past practices; and

•	maintain in full force and effect all insurance policies related to the business of Preparedness Services, subject to variations required by our ordinary operations, or else obtain prior to the lapse of any such policy, substantially similar coverage with insurers of recognized standing.

Additionally, unless Witt Group otherwise consents in writing, we will use our reasonable efforts not to:

•	sell, lease, license or otherwise dispose of any Property other than to fulfill obligations arising under any transferred contract existing as of the date of entry into the Asset Purchase Agreement;

•	acquire any asset, obtain any permit, or enter into any contract or agreement, except for service or sales contracts entered into in the ordinary course of business consistent with past practice;

•	mortgage or pledge any Property or subject it to any encumbrances;

•	institute, settle, or agree to settle any material legal proceeding related to the business of Preparedness Services;

•	grant to any officer, employee or consultant of Preparedness Services any increase in compensation, bonus, severance or termination pay or other benefits nor establish, adopt, enter into or amend any employee benefit plan or collective bargaining agreement related to the business of Preparedness Services;

•	make any material change in accounting related to the business of Preparedness Services, unless such change is required under GAAP or applicable law; and

•	authorize, commit or agree to take any of the foregoing actions.

In addition, unless GlobalOptions Group and JCP otherwise consent in writing, Preparedness Services, Witt Group and its members (including but not limited to Messrs. Witt, Felts, Merritt and Scanlon) will not create, incur or assume any indebtedness, or assume, guarantee, endorse or otherwise become liable for any obligations in excess of $50,000 individually or $250,000 in the aggregate, other than in compliance with the budget for Preparedness Services we previously approved.

Closing

The closing will take place at the offices of Bingham McCutchen, LLP, 2020 K Street, NW, Washington D.C. 20006, at 10:00 a.m. local time, no later than the third business day after the date that all closing conditions are satisfied or waived, or at such other place or time agreed to in writing by the parties.

Access to Records

For five years after the execution of the Asset Purchase Agreement, both we and Witt Group will preserve the books and records relating to the business of Preparedness Services and will make them available to the other party for inspection and copying for all purposes reasonably related to the Asset Purchase Agreement or any related documents.

Until the later of one year after the closing or the date that we timely file all 2010 tax returns in relation to the business of Preparedness Services or the Property, Witt Group will make certain transferred employees available to assist us with respect to tax matters, at our expense, upon our reasonable request and reasonable advance notice.

In addition, after the closing, Witt Group will make certain employees with relevant knowledge available to assist us upon our reasonable request with respect to any legal proceedings related to our liabilities with respect to the transferred employees and certain other proceedings, at our expense. In addition, we have agreed to keep Witt Group fully informed of the status of a certain legal proceeding pending in the United States District Court for the Eastern District of Louisiana and not to compromise or settle such proceeding without the consent of Witt Group, except in certain limited circumstances.

China Registered Office

We will continue to maintain the existence in good standing of our China Registered Office until the earlier of (i) two years after the closing date, (ii) the liquidation, dissolution or change in ownership of more than 50% of the equity interests of Sellers or (iii) Witt Group determines to cease the operations of such office. During that time, we will fulfill any existing and future contractual obligations we have related to our China Registered Office, while Witt Group will administer, direct and control the business and affairs of Preparedness Services in China and will continue to operate the business of Preparedness Services in China in the ordinary course at its sole cost and expense.

Employee Matters

At least five days prior to the closing date, Witt Group will provide us with a written list of the employees to whom Witt Group intends to offer employment after the closing. Effective as of the closing date, we will terminate all such employees and will release them from the provisions of any restrictive covenants and/or agreements with us, and Witt Group will offer such employees employment at substantially the same compensation as they received from us prior to the closing, pursuant to an employee leasing agreement. Until the closing, we will continue to employ the transferred employees and to provide them with benefits that are acceptable to Witt Group. We will be responsible for the payment of all wages, fees and other remuneration due to such employees through the closing date, and for compliance with all applicable laws respecting the termination of such employees.

Restrictions on Solicitation of Other Offers

During the term of the Asset Purchase Agreement, we will not:

•	initiate, solicit or knowingly encourage (including by way of providing information) the submission of any inquiries, proposals or offers or any other efforts or attempts that constitute or may reasonably be expected to lead to, any Acquisition Proposal (as defined below), engage in any related discussions or negotiations or otherwise knowingly cooperate with, assist, participate or facilitate any such inquiries, proposals, discussions or negotiations;

•	approve or recommend, or publicly propose to approve or recommend, an Acquisition Proposal or enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement providing for or relating to an Acquisition Proposal; or

•	enter into any agreement or agreement in principle requiring us to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations under the Asset Purchase Agreement or propose or agree to do any of the foregoing.

We may, however, continue to take any of the actions above with respect to any Acquisition Proposal not involving Preparedness Services or the Property.

Under the Asset Purchase Agreement, “Acquisition Proposal” means any offer or proposal (other than from Witt Group) concerning any (i) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving us or Preparedness Services, (ii) sale, lease, pledge or other disposition of assets of (A) Preparedness Services or (B) Sellers representing 20% or more of the consolidated assets of Sellers, in a single transaction or a series of related transactions, (iii) issuance, sale or other disposition by us, to any person or group, of any securities (or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of GlobalOptions Group, or (iv) transaction or series of related transactions in which any person or group acquires beneficial ownership, or the right to acquire beneficial ownership, of 20% or more of the outstanding voting equity interests of GlobalOptions Group. “Superior Proposal” means any bona fide written Acquisition Proposal that (i) relates to more than 50% of the outstanding common stock, all or substantially all of the Property or all or substantially all of the assets of Sellers taken as a whole, (ii) is on terms that the Board determines in good faith are more favorable to our stockholders from a financial point of view than the Asset Purchase Agreement and (iii) the Board determines is reasonably capable of being consummated in a timely manner.

Notwithstanding these restrictions, prior to obtaining stockholder approval of the Asset Sale, we may furnish information with respect to Preparedness Services or Sellers to any person making an Acquisition Proposal and participate in related discussions or negotiations so long as:

•	the Acquisition Proposal is unsolicited and believed by the Board in good faith to be bona fide; and

•	the Board determines in good faith that such Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Proposal.

We are not permitted to disclose any non-public information to a party making an Acquisition Proposal without entering into a confidentiality agreement and must promptly provide to Witt Group any non-public information concerning Preparedness Services provided to such other person that was not previously provided to Witt Group. Additionally, we have agreed to promptly (and in any event within two business days) notify Witt Group if we receive an Acquisition Proposal or any material revisions to an Acquisition Proposal, or if we determine to begin providing information or to engage in negotiations concerning an Acquisition Proposal.

If the Board concludes in good faith that an Acquisition Proposal constitutes a Superior Proposal and such entry into a definitive agreement or withdrawal of Board recommendation is necessary for the Board to comply with its fiduciary duties, we may terminate the Asset Purchase Agreement and enter into a definitive agreement with respect to such Superior Proposal or the Board may withdraw or modify its recommendation of the Asset Sale to its stockholders. Notwithstanding the foregoing, (i) we may not take any such action unless we provide Witt Group with written notice summarizing the terms of the Superior Proposal and copies of the proposed transaction documents at least three calendar days in advance of any such action, which notice must be delivered again in the event of any material revisions to the Superior Proposal, and (ii) prior to the Board’s recommendation, approval or consummation of any Superior Proposal, we are required to give Witt Group an opportunity to meet with us and our outside counsel and financial advisors to discuss in good faith any proposed modifications to the Asset Purchase Agreement. Also, we will be required to pay to Witt Group the applicable termination fees (discussed in detail below) if the Asset Purchase Agreement is terminated as a result of any such action.

Additional Pre-Closing Matters

Sellers and Witt Group will use reasonable efforts to take, or cause to be taken, all actions necessary to complete the Asset Sale, including but not limited to by obtaining all required consents and approvals from governmental entities and third parties. Additionally, we will take all requested actions with respect to any required filings with any state or local government authority with respect to the termination of any existing, or new applications, registrations to do business or vendor registrations.

Non-Compete and Non-Solicitation

In connection with the Asset Sale, we agreed that for two years after the closing, none of us, Dr. Schiller and Mr. Nyweide, except for operating our security consulting and investigations business unit, will do any of the following:

•	engage in, or invest in, own, manage, operate, finance, control, be employed by, associated with or in any manner connected with, or render services or advice to, anyone engaged in or planning to become engaged in, or any other business whose products or activities compete in whole or in part with, Preparedness Services, anywhere in the world, except for passive investment in or ownership of up to 2% of any such entity;

•	induce or attempt to induce any employee of Witt Group to leave the employ of Witt Group, or solicit, offer employment to, otherwise attempt to hire, employ, or otherwise engage as an employee, any such employee of Witt Group, except that we may make general solicitations and hire unsolicited persons that contact us; or

•	induce or attempt to induce any person that was a customer of Witt Group at any time during the one year period preceding the closing date to cease doing business with Witt Group, in any way interfere with the relationship between Witt Group and any such customer or solicit the business of any such customer.

In addition, we agreed that for two years after the closing we will not obtain the power to manage any business in the emergency preparedness and disaster relief recovery industry or acquire all or substantially all of the assets of any such business. However, these restrictions will not apply to any entity that GlobalOptions Group or GlobalOptions merges into or consolidates with if neither is the surviving entity, or to any entity to which they transfer any or all of their properties and assets, provided neither Dr. Schiller nor Mr. Nyweide is employed by, providing services to, or affiliated with the surviving entity or acquiror, as applicable.

In connection with the Asset Sale, Witt Group agreed that for two years after the closing, it will be subject to comparable non-competition and non-solicitation covenants with respect to our fraud and DNA business units (not including our security business unit). Such covenants will remain in effect following our entry in a definitive agreement to sell either such business unit provided we obtained similar non-competition or non-solicitation covenants from the purchasers.

Conditions to Closing

Each party’s obligation to complete the Asset Sale is subject to the satisfaction or waiver, prior to the consummation of the Asset Sale, of the following conditions:

•	the absence of any statute, rule, regulation, executive order, decree, injunction or other order that has been enacted, issued, promulgated, enforced or entered by any governmental authority that has the effect of restricting in any material respect, preventing or prohibiting the closing of the Asset Sale;

•	the absence of any legal proceeding challenging or seeking damages in connection with the Asset Sale or seeking to restrain, prohibit or limit the exercise of full rights of ownership or operation by Witt Group of all or any portion of Preparedness Services or the Property that would reasonably be expected to have a Seller Material Adverse Effect;

•	the opposing party’s or parties’ representations and warranties that are qualified as to materiality are true and correct as of the closing, and those not qualified are true and correct in all material respects;

•	the opposing party or parties have, on or prior to closing date, performed or complied in all material respects with all agreements and covenants required by the Asset Purchase Agreement;

•	the opposing party or parties have provided an officer’s certificate certifying that certain specified closing conditions have been met;

•	approval of the Asset Sale by the affirmative vote of the holders of a majority of the outstanding shares of our common stock;

•	assignment of a real estate lease for our Washington D.C. office used by Preparedness Services; and

•	the opposing party or parties has executed and delivered the Closing Escrow Agreement, the Transition Services Agreement and the License Agreement.

The obligation of Witt Group to complete the Asset Sale is subject to the satisfaction or waiver of the following additional conditions:

•	no Seller Material Adverse Effect has occurred;

•	we have obtained and delivered to Witt Group certain specified third party consents;

•	we have provided Witt Group with audited financial statements of Preparedness Services;

•	we have performed tax lien, bankruptcy and pending suit and judgment searches related to the Property or Preparedness Services, as applicable, and presented evidence to Witt Group that all liens or encumbrances with respect to the Property or Preparedness Services, as applicable, have been released; and

•	Witt Group has obtained reasonable assurances from Century II Staffing, Inc. that they will continue to employ and provide benefits to the employees transferred to Witt Group in accordance with the Asset Purchase Agreement.

Termination

The Asset Purchase Agreement may be terminated at any time prior to closing as follows:

•	by mutual written consent of the parties;

•	by either us or Witt Group, if:

•	the closing has not occurred on or before October 31, 2010, so long as the failure of the closing to occur by such date was not caused by or the result of the terminating party’s failure to fulfill any obligation under the Asset Purchase Agreement;

•	a governmental authority has enacted, issued, promulgated, enforced or entered any final and non-appealable law that has the effect of making the Asset Sale illegal or otherwise preventing or prohibiting the consummation of the Asset Sale, so long as the government action was not caused by or the result of the terminating party’s failure to fulfill any obligation under the Asset Purchase Agreement;

•	stockholder approval of Asset Sale is not obtained at the Special Meeting; or

•	the opposing party or parties have breached any of their representations, warranties, covenants or agreements under the Asset Purchase Agreement, except that a breach reasonably curable within 20 days may not be a cause for such termination until the later of the end of such 20-day period or October 31, 2010, and provided that the terminating party has not experienced a material adverse effect due to its own breach;

•	by Witt Group if:

•	the Board has withdrawn or modified its approval or recommendation of the Asset Sale for stockholder approval in a manner adverse to Witt Group;

•	we have not met certain filing requirements with respect to this proxy statement; or

•	we have not held the Special Meeting within 30 days of SEC clearance of this proxy statement; or

•	by us if we have entered into a definitive agreement with respect to a Superior Proposal.

Termination Fees and Expenses

We are required to pay Witt Group a termination fee of $500,000 plus Buyer Expenses (as defined below) in the event that the Asset Purchase Agreement is terminated as follows:

•	by Witt Group as a result of the Board’s withdrawal or modification of its approval or recommendation to stockholders to approve the Asset Sale;

•	by Witt Group as a result of our failure to meet certain filing requirements with respect to this proxy statement; or

•	by us as a result of our entry into definitive agreement with respect to a Superior Proposal.

We must pay Witt Group a termination fee of $500,000 plus 50% of Buyer Expenses in the event the Asset Purchase Agreement is terminated by Witt Group as a result of our material breach of any of our representations, warranties, covenants or agreements. We must pay Witt Group a termination fee of $500,000 plus Buyer Expenses in the event that the Asset Purchase Agreement is terminated by us or Witt Group because stockholder approval of the Asset Sale is not obtained, provided that if such termination is not, in the reasonable discretion of Witt Group, a result of our failure to exercise good faith efforts to obtain such stockholder approval, the termination fee will be limited to Buyer Expenses. Under the Asset Purchase Agreement, “Buyer Expenses” means expenses incurred by Witt Group or on behalf of Witt Group as of the date of termination in connection with the Asset Sale, except for any banker’s fee or commission or similar payment, so long as these expenses do not exceed $500,000.

JCP must pay us $250,000 upon our termination of the Asset Purchase Agreement as a result of Witt Group’s material breach of any of its representations, warranties, covenants or agreements, provided that such amount will be reduced by any previous disbursements used to satisfy certain obligations of Witt Group.

Witt Group and our rights to receive the termination fees described above, as applicable, are the sole and exclusive remedy of us and Witt Group against the other party or parties and any of its or their respective affiliates, stockholders, directors, officers, employees, members, agents or other representatives in any of the circumstances that give rise to payment of the termination fees.

Indemnification

Following the completion of the Asset Sale, we will continue to honor all rights, including rights to indemnification, advancement of expenses and exculpation, existing in favor of, and all exculpations and limitations of the personal liability of, the officers, employees and agents of Preparedness Services as of the execution date of the Asset Purchase Agreement and any other such person who becomes a director, officer, employee or agent of Preparedness Services prior to the closing. For six years following the closing, we will maintain in effect, for the benefit of such persons with respect to matters occurring at or prior to the closing, our existing directors’ and officers’ insurance policies and errors and omission insurance maintained, provided that we may substitute for existing policies a policy or policies of comparable coverage, or at the closing substitute for existing policies a prepaid “tail” policy on existing policies for a six years following the closing providing comparable insurance coverage effective as of the closing. Any of our successors or assigns, including by merger, is required to assume these obligations.

After the closing, we will indemnify Witt Group against all losses, liabilities, damages, demands, legal proceedings, judgments, assessments and costs and expenses arising from (i) any inaccuracy or breach of our representations and warranties contained in the Asset Purchase Agreement or in any related document or the breach or non-performance of any of our covenants or obligations, (ii) any liability arising out of or relating to the ownership or operation of the Property prior to the closing, other than the Assumed Liabilities and (iii) any retained liabilities. Additionally, Witt Group will indemnify us against all losses, liabilities, damages, demands, proceedings, judgments, assessments and costs and expenses arising from (i) any inaccuracy or breach of their representations and warranties contained in the Asset Purchase Agreement or in any related document or the breach or non-performance of any covenant or obligation of Witt Group, (ii) any liability arising out of Witt Group’s conduct of the business of Preparedness Services following the closing, other than any retained liabilities and (iii) any Assumed Liabilities. Subject to certain exceptions, indemnifications with respect to representations and warranties will be provided only in excess of losses exceeding $100,000 in the aggregate. Notwithstanding the foregoing, indemnifications with respect to representations and warranties will expire on the date of the final determination as to the amount of the Earnout Payment, and all other indemnifications will survive until the expiration of the applicable statute of limitations. Our losses subject to these indemnification rights will be satisfied against the $250,000 held in escrow under the Deposit Escrow Agreement, and Witt Group’s losses subject to these indemnification rights will be satisfied against the $1 million held in escrow under the Closing Escrow Agreement.

Guarantee by Juggernaut Capital Partners, L.P.

JCP agreed to deposit $250,000 with M&T Trust and provided an unconditional guarantee up to such amount of Witt Group’s payment of indemnification expenses or termination fees in the event that we terminate the Asset Purchase Agreement as a result of Witt Group’s material breach of any of its representations, warranties, covenants or agreements.

Amendment; Waiver

The Asset Purchase Agreement may not be changed, amended, terminated, augmented, rescinded or discharged except in writing by all of the parties and no waiver of any of the provisions of the Asset Purchase Agreement will be effective unless set forth in writing and executed by the consenting parties. The waiver by any party of any condition or breach will not be deemed to be a waiver of any prior or subsequent breach.

ADJOURNMENT OF THE SPECIAL MEETING (PROPOSAL NO. 2)

If the number of shares of common stock present in person or represented by proxy at the Special Meeting voting in favor of the proposal to approve the Asset Sale is insufficient to approve the Asset Sale at the time of the Special Meeting, we intend to move to adjourn the Special Meeting to a later date in order to enable the Board to solicit additional proxies in respect of the proposal to approve the Asset Sale.

In this proposal regarding the adjournment or postponement of the Special Meeting, we are asking you to authorize the holder of any proxy solicited by the Board to vote in favor of granting discretionary authority to the proxy or attorney-in-fact to adjourn the Special Meeting for the purpose of soliciting additional proxies in favor of the proposal to approve the Asset Sale. If our stockholders approve the adjournment proposal, we could adjourn the Special Meeting and any adjourned session of the Special Meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously returned properly executed proxies voting against the Asset Sale. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against the Asset Sale such that the proposal to approve the Asset Sale would be defeated, we could adjourn the Special Meeting without a vote on the approval of the Asset Sale and seek to convince the holders of those shares to change their votes to votes in favor of the Asset Sale. Additionally, we may seek to adjourn the Special Meeting if a quorum is not present at the Special Meeting.

Vote Required for Approval

Approval of the proposal to adjourn the Special Meeting to a later date, if necessary or appropriate, to allow for the solicitation of additional proxies, requires the affirmative “FOR” vote of a majority of the shares of common stock present or represented by proxy at the Special Meeting and entitled to vote thereon.

Recommendation of the Board of Directors

The Board unanimously recommends that you vote “FOR” the adjournment or postponement of the Special Meeting, if necessary or appropriate, to solicit additional proxies.

MARKET PRICE OF OUR COMMON STOCK

Our common stock is quoted on The NASDAQ Capital Market under the symbol “GLOI”. Based upon information furnished by our transfer agent, as of June 11, 2010, we had 273 holders of record of our common stock.

The following table sets forth the high and low sales prices for our common stock for the periods indicated as reported by NASDAQ:

	High	Low

Year Ended December 31, 2010
First Quarter	$1.92	$1.37
Second Quarter (through June 11, 2010)	$2.50	$1.53

Year Ended December 31, 2009
First Quarter	$2.15	$1.14
Second Quarter	$2.15	$1.25
Third Quarter	$2.10	$1.55
Fourth Quarter	$2.08	$1.30

Year Ended December 31, 2008
First Quarter	$4.02	$1.47
Second Quarter	$2.99	$1.90
Third Quarter	$2.36	$1.25
Fourth Quarter	$2.45	$1.25

We have never declared or paid any cash dividends on our common stock and our senior credit facility currently prohibits us from paying dividends.

On May 13, 2010, in connection with our announcement of our entry into the Asset Purchase Agreement our Chairman and Chief Executive Officer stated that, subject to our satisfaction of and compliance with existing contractual and banking obligations, we intend to return the net proceeds from the Asset Sale and the sale of our SafirRosetti business unit (which was completed on April 30, 2010) to our stockholders. That continues to be our intention, but we have not made a final decision as to, and continue to explore the most efficient form of, any such distribution.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the number of shares of our common stock beneficially owned on June 11, 2010 by:

•	each person who is known by us to beneficially own 5% or more of our common stock;

•	each of our directors and named executive officers; and

•	all of our directors and executive officers, as a group.

Except as otherwise set forth below, the address of each of the persons listed below is GlobalOptions Group, Inc., 75 Rockefeller Plaza, 27th Floor, New York, New York 10019. Unless otherwise indicated, the common stock beneficially owned by a holder includes shares owned by a spouse, minor children and relatives sharing the same home, as well as entities owned or controlled by the named person, and also includes options to purchase shares of our common stock exercisable within 60 days that have been granted under the Incentive Plans.

	Common Stock
	Beneficially
	Owned (1)
Name and Address of Beneficial Owner	Shares	%

5% or Greater Stockholders:
Vicis Capital Master Fund(2)	3,299,749	22.9
Cipher 06 LLC(3)	1,152,066	8.0
James L. Witt Revocable Trust U/A/D 12/28/05(4)	802,318	5.6
Eric S. Weinstein(5)	750,821	5.2
Artio Global Management LLC(6)	732,677	5.1
Directors and Named Executive Officers:
Harvey W. Schiller, Ph.D.(7)	554,295	3.8
Jeffrey O. Nyweide(8)	292,686	2.0
James Lee Witt(9)	883,351	6.1
Per-Olof Lööf(10)	89,668	*
Ronald M. Starr(11)	10,693	*
John P. Bujouves(12)	317,137	2.2
John P. Oswald(13)	144,270	1.0
All executive officers and directors as a group (10 persons)(14)	2,558,196	17.4

*	Less than 1% of outstanding shares.

(1)	Based upon 14,424,917 shares of our common stock outstanding on June 11, 2010 and, with respect to each individual holder, rights to acquire our common stock exercisable within 60 days of June 11, 2010.

(2)	Based solely on information contained in a Statement of Changes of Beneficial Ownership on Form 4 filed with the SEC on February 19, 2009 by Vicis Capital LLC. Shares of our common stock held by Vicis Capital Master Fund may be deemed to be controlled by Vicis Capital LLC. The business address of Vicis Capital LLC is 445 Park Avenue, 16th Floor, New York, New York 10022.

(3)	Based solely on information contained in a Schedule 13G filed with the SEC on August 10, 2009 by Cipher 06 LLC. Includes a total of 38,632 of shares of our common stock owned by each of Michael Liss and Jason Adelman, managing members of Cipher 06 LLC. The business address of Cipher 06 LLC is 590 Madison Avenue, 5th Floor, New York, NY 10022.

(4)	Shares of our common stock held by the James L. Witt Revocable Trust U/A/D 12/28/05 may be deemed to be controlled by its trustee, Mr. James Lee Witt.

(5)	Based solely on information contained in a Schedule 13G filed with the SEC on November 19, 2009 by Mr. Weinstein. Mr. Weinstein’s address is 46 Maddock Road, Titusville, NJ 08560.

(6)	Based solely on information contained in a report on Schedule 13G/A filed with the SEC on February 2, 2010. The business address of Artio Global Management LLC is 330 Madison Avenue, Suite 12A, New York, NY 10017.

(7)	Consists of 522,382 shares of our common stock held by Dr. Schiller and 31,913 shares of our common stock underlying restricted stock units vesting within 60 days.

(8)	Consists of 278,592 shares of our common stock held by Mr. Nyweide and 14,094 shares of our common stock underlying restricted stock units vesting within 60 days.

(9)	Consists of 68,533 shares of our common stock and 12,500 shares of our common stock underlying restricted stock units vesting within 60 days held by Mr. Witt individually, and 802,318 shares of our common stock held by the James L. Witt Revocable Trust U/A/D 12/28/05, of which Mr. Witt is the trustee. Mr. Witt may be deemed to be the beneficial owner of the shares of our common stock held by the James L. Witt Revocable Trust U/A/D 12/28/05.

(10)	Consists of 2,709 shares of common stock, 2,709 shares of our common stock underlying restricted stock units vesting within 60 days, and 62,500 shares of our common stock issuable upon exercise of stock options held by Mr. Lööf individually, and 21,750 shares of our common stock held by Lööf Holdings, LLC, a limited liability company controlled by Mr. Lööf. Mr. Lööf may be deemed to be the beneficial owner of the shares of our common stock held by Lööf Holdings, LLC.

(11)	Consists of 2,569 shares of common stock and 2,569 shares of our common stock underlying restricted stock units vesting within 60 days held by Mr. Starr individually and 5,555 shares of our common stock held by Mr. Starr’s spouse. Mr. Starr may be deemed to be the beneficial owner of the shares of our common stock held by his spouse.

(12)	Consists of 2,709 shares of common stock, 2,709 shares of our common stock underlying restricted stock units vesting within 60 days, and 62,500 shares of our common stock issuable upon exercise of stock options held by Mr. Bujouves individually, 2,344 shares of our common stock held by Bayshore Merchant Services, Inc., 146,875 shares of our common stock held by Integris Funds Ltd., and 100,000 shares of our common stock held by Lauriston Nominees Inc. Mr. Bujouves is the President and a director of Bayshore Asset Management, Inc., which is an affiliate of Bayshore Merchant Services, Inc., the Chief Executive Officer of Integris Funds Ltd., and Lauriston Nominees Inc. is the nominee of Bayshore Bank and Trust Corp., of which Mr. Bujouves is Chairman. Mr. Bujouves may be deemed to be the beneficial owner of the shares of our common stock held by Bayshore Merchant Services, Inc., Integris Funds Ltd., and Lauriston Nominees Inc. Mr. Bujouves disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.

(13)	Consists of 7,171 shares of our common stock, 139 shares of our common stock underlying restricted stock units vesting within 60 days and 47,500 shares of our common stock issuable upon exercise of stock options held by Mr. Oswald individually, 48,959 shares of our common stock held by Capital Trust Investments Limited, of which Mr. Oswald is a director, and 40,501 shares of our common stock held by Verus International Group, Ltd., of which Mr. Oswald is Chief Executive Officer. Mr. Oswald may be deemed to be the beneficial owner of the shares of our common stock held by Capital Trust Investments Limited and Verus International Group, Ltd. Mr. Oswald disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.

(14)	Consists of 2,295,588 shares of our common stock, 83,442 shares of our common stock underlying restricted stock units vesting within 60 days and 179,167 shares of our common stock issuable upon exercise of stock options. Included in the above calculations are 242,621 shares of our common stock, 16,810 shares of our common stock underlying restricted stock units vesting within 60 days and 6,667 shares of our common stock issuable upon exercise of stock options beneficially owned by three executive officers who are not named executive officers and are therefore not specifically identified in the above table.

SUBMISSION OF STOCKHOLDERS PROPOSALS

In order to be considered for inclusion in the proxy materials to be distributed in connection with our 2010 Annual Meeting of Stockholders (the “2010 Annual Meeting”), stockholder proposals for such meeting must be submitted to us no later than July 16, 2010.

Under SEC rules, if we do not receive notice of a stockholder proposal at least 45 days prior to the first anniversary of the date of mailing of the prior year’s proxy statement, then we will be permitted to use our discretionary voting authority when the proposal is raised at the annual meeting, without any discussion of the matter in the proxy statement. In connection with the 2010 Annual Meeting, if we do not have notice of a stockholder proposal on or before September 29, 2010, we will be permitted to use our discretionary voting authority as outlined above.

Our By-laws establish procedures for stockholder nominations for elections of directors and bringing business before any annual meeting or special meeting of stockholders. Any stockholder entitled to vote generally in the election of directors may nominate one or more persons for election as directors at a meeting only if written notice of such stockholder’s intent to make such nomination or nominations has been delivered to the Secretary of the Company at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the prior year’s annual meeting. In the event that the date of the annual meeting is more than 30 days before or more than 60 days after the anniversary date of the prior year’s annual meeting, the stockholder notice must be given not more than 120 days nor less than the later of 90 days prior to the date of the annual meeting and the 10th day following the date on which the date of the annual meeting is first publicly announced or disclosed by the Company. Any notice to the Secretary must include: (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act and Rule 14a-11 thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected) and any additional information reasonably requested by the Board; (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the Company’s books, and of such beneficial owner, (ii) the class and number of shares of the Company that are owned beneficially and of record by such stockholder and such beneficial owner, (iii) all information relating to such stockholder and such beneficial owner that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to regulation 14A under the Exchange Act and Rule 11a-11 thereunder, and (iv) any additional information reasonably requested by the Board.

Notwithstanding anything in the previous paragraph to the contrary, in the event that the number of directors to be elected to the Board is increased and there is no public announcement by us naming all of the nominees for director or specifying the size of the increased Board at least 70 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by the By-laws will also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to the Secretary of the Company at our principal executive offices not later than the close of business on the 10th day following the day on which such public announcement is first made by the Company.

We may require any proposed nominee to furnish such other information as may reasonably be required by us to determine the eligibility of such proposed nominee to serve as a director. The chairman of the meeting may, if the facts warrant, determine that a nomination was not made in accordance with the foregoing procedure, in which event, the officer will announce that determination to the meeting and the defective nomination will be disregarded.

OTHER MATTERS

At this time, we know of no other matters to be submitted to our stockholders at the Special Meeting. If any other matters properly come before the Special Meeting in which your proxy has provided discretionary authority, your shares of common stock will be voted in accordance with the discretion of the persons named on the enclosed proxy card in accordance with their best judgment.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov. You also may obtain free copies of the documents we file with the SEC by going to the Investor Relations page of our corporate website at http://www.globaloptions.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated herein by reference.

Statements contained in this proxy statement, or in any document incorporated by reference in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the Special Meeting.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us, without charge, by written request directed to GlobalOptions Group, Inc., 75 Rockefeller Plaza, 27th Floor, New York, New York 10019, Attention: Corporate Secretary on the Investor Relations page of our corporate website at http://www.globaloptions.com or from the SEC through the SEC’s website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED JULY 17, 2010. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements are derived from our historical combined financial statements and give effect to the sale of substantially all of the assets of Preparedness Services, our SafirRosetti business unit and our Fraud and SIU Services business unit. The following unaudited pro forma condensed combined financial statements also reflect the recording of the net proceeds from the various sales and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements.

The sale of the assets of Preparedness Services, which represents the sale of our entire Preparedness Services segment, is to be completed pursuant to the terms of the Asset Purchase Agreement and is subject to stockholder approval at the Special Meeting, as described elsewhere within this proxy. The sale of the assets of our SafirRosetti business unit, which represented a sale of a portion of our former Security Consulting and Investigations segment, was completed on April 30, 2010 pursuant the terms of a certain asset purchase agreement dated April 23, 2010. On June 11, 2010, we entered into an agreement to sell the assets of our Fraud and SIU Services business unit, which represents a portion of our Fraud and SIU Services segment (our International Strategies business unit is also included in this segment).

The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2010 and for the years ended December 31, 2009 and 2008 assume that the asset sales were effective as of the beginning of each such period. The unaudited pro forma condensed combined balance sheet as of March 31, 2010 is presented as if the asset sales had occurred as of that date.

The unaudited pro forma condensed combined financial statements are based upon information and assumptions available at the time of the filing of this proxy statement and do not purport to represent, and are not necessarily indicative of, what our actual financial position and results of operations would have been had the various asset sales occurred on the dates indicated.

These unaudited pro forma condensed combined financial statements reflect all adjustments that, in the opinion of management, are necessary to present fairly our pro forma results of operations and financial position.

In the preparation of the pro forma balance sheet as of March 31, 2010, the assumptions were made that the assets were sold and liabilities were assumed by the purchasing parties, or in the case of the sale of SafirRosetti paid off by GlobalOptions Group, pursuant to each of the respective asset purchase agreements.

The unaudited pro forma condensed combined financial statements, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, the audited historical consolidated financial statements and the notes thereto for the year ended December 31, 2009 and 2008 and as of December 31, 2009 and our unaudited historical consolidated financial statements and the notes thereto for the three months ended March 31, 2010 and 2009, and as of March 31, 2010, which are excerpted and included as Annex C and Annex D hereto, respectively, and incorporated herein by reference.

GLOBALOPTIONS GROUP, INC
Unaudited Pro Forma Condensed Combined Balance Sheet
March 31, 2010
(Dollars in thousands)

		Sale of	Sale of		Sale of		Sale of
		SafirRosetti	Preparedness	Sale of Fraud and	SafirRosetti		Preparedness		Sale of Fraud and
		Business Unit	Services	SIU Services	Business Unit	Note	Services	Note	SIU Services	Note
	GlobalOptions	Business Unit	Segment	Business Unit	Pro Forma		Pro Forma		Pro Forma		Pro Forma
	Group, Inc.	Historical	Historical	Historical	Adjustments		Adjustments		Adjustments		As Adjusted
	Note 1	Note 2	Note 3	Note 4

ASSETS
Current Assets:
Cash and cash equivalents	$2,669	$—	$—	$—	$642	5	$10,073	7	$3,231	8	$16,615
Accounts receivable, net	23,960	(3,294)	(12,029)	(3,951)	—		—		—		4,686
Inventories, net	3,435	—	—	—	—		—		—		3,435
Prepaid expenses and other current assets	802	(58)	(125)	(110)	—		—		—		509

Total current assets	30,866	(3,352)	(12,154)	(4,061)	538		10,073		3,231		25,245
Property and equipment, net	7,801	(178)	(979)	(775)	—		—		—		5,869
Intangible assets, net	3,967	(976)	(1,111)	(1,502)	—		—		—		378
Goodwill	19,968	(2,413)	(883)	(6,022)	—		—		—		10,650
Security Deposits and other assets	544	(15)	(37)	(80)	525	5	1,000	7	825	8	2,762
Note Receivable	—	—	—	—	1,670	5	—		—		1,670

Total Assets	$63,146	$(6,934)	$(15,164)	$(12,440)	$2,837		$11,073		$4,056		$46,574

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Line of credit	$4,106	$—	$—	$—	$—		$—		$(3,000)		$1,106
Accounts payable	4,601	—	(1,444)	(1,025)	(436)	5	—		—		1,696
Deferred revenues	483	(149)	(10)	(21)	—		—		—		303
Accrued compensation and related benefits	5,460	—	(1,091)	(1,465)	(1,213)	5	—		—		1,691
Other current liabilities	2,324	—	(787)	(160)	(254)	5	25		—		1,148

Total current liabilities	16,974	(149)	(3,332)	(2,671)	(1,903)		25		(3,000)		5,944

Long-term liabilities:
Deferred tax obligations	602	—	—	—	(602)	6	—		—		—
Other long-term obligations	781	—	(10)	(12)	(111)	5	—		—		648

Total long-term liabilities	1,383	—	(10)	(12)	(713)		—		—		648

Total liabilities	18,357	(149)	(3,342)	(2,683)	(2,616)		25		(3,000)		6,592

Stockholders’ equity:
Common stock	14	—	—	—	—		—		—		14
Additional paid-in capital	112,567	—	—	—	—		—		—		112,567
Accumulated (deficit) / earnings	(67,549)	(6,785)	(11,822)	(9,757)	5,453		11,048		7,056		(72,356)
Treasury stock	(243)	—	—	—	—		—		—		(243)

Total stockholders’ equity	44,789	(6,785)	(11,822)	(9,757)	5,349		11,048		7,056		39,982

Total liabilities and stockholders’ equity	$63,146	$(6,934)	$(15,164)	$(12,440)	$2,837		$11,073		$4,056		$46,574

See footnotes to unaudited pro forma condensed combined financial statements

GLOBALOPTIONS GROUP, INC
Unaudited Pro Forma Condensed Combined Statement of Operations
Three Months Ended March 31, 2010
(Dollars in thousands except share and per share amounts)

		Sale of	Sale of		Sale of		Sale of
		SafirRosetti	Preparedness	Sale of Fraud and	SafirRosetti		Preparedness		Sale of Fraud and
		Business Unit	Services	SIU Services	Business Unit	Note	Services	Note	SIU Services	Note
	GlobalOptions	Business Unit	Segment	Business Unit	Pro Forma		Pro Forma		Pro Forma		Pro Forma
	Group, Inc.	Historical	Historical	Historical	Adjustments		Adjustments		Adjustments		As Adjusted
	Note A	Note B	Note C	Note D

Revenues	$25,234	$(3,093)	$(9,189)	$(6,926)	$—		$—		$—		$6,026
Cost of revenues	13,826	(1,607)	(4,989)	(4,006)	—		—		—		3,224

Gross profit	11,408	(1,486)	(4,200)	(2,920)	—		—		—		2,802

Operating expenses:
Selling and marketing	3,228	(639)	(1,082)	(1,092)	83	E	245	G	185	H	928
General and administrative	9,698	(1,588)	(2,743)	(2,781)	324	E	962	G	727	H	4,599

Total operating expenses	12,926	(2,227)	(3,825)	(3,873)	407		1,207		912		5,527

Operating income	(1,518)	741	(375)	953	(407)		(1,207)		(912)		(2,725)

Other income (expense), net:
Interest income	1	—	—	—	—		—		—		1
Interest expense	(84)	3	5	2	—		—		—		(74)

Other income (expense), net	(83)	3	5	2	—		—		—		(73)

Income before income taxes	(1,601)	744	(370)	955	(407)		(1,207)		(912)		(2,798)
Income tax provision (benefit)	91	—	—	—	(91)	F	—		—		—

Net income	$(1,692)	$744	$(370)	$955	$(316)		$(1,207)		$(912)		$(2,798)

Basic and diluted net loss per share	$(0.12)										$(0.20)

Weighted average number of common shares outstanding — basic and diluted	13,882,454										13,882,454

See footnotes to unaudited pro forma condensed combined financial statements

GLOBALOPTIONS GROUP, INC
Unaudited Pro Forma Condensed Combined Statement of Operations
Year Ended December 31, 2009
(Dollars in thousands except share and per share amounts)

		Sale of	Sale of		Sale of		Sale of
		SafirRosetti	Preparedness	Sale of Fraud and	SafirRosetti		Preparedness		Sale of Fraud and
		Business Unit	Services	SIU Services	Business Unit	Note	Services	Note	SIU Services	Note
	GlobalOptions	Business Unit	Segment	Business Unit	Pro Forma		Pro Forma		Pro Forma		Pro Forma
	Group, Inc.	Historical	Historical	Historical	Adjustments		Adjustments		Adjustments		As Adjusted
	Note I	Note J	Note K	Note L

Revenues	$102,130	$(12,376)	$(39,003)	$(29,412)	$—		$—		$—		$21,339
Cost of revenues	57,367	(7,079)	(21,070)	(17,109)	—		—		—		12,109

Gross profit	44,763	(5,297)	(17,933)	(12,303)	—		—		—		9,230

Operating expenses:
Selling and marketing	12,455	(1,869)	(4,766)	(4,348)	275	M	865	O	653	P	3,265
General and administrative	36,568	(6,175)	(10,750)	(10,740)	1,092	M	3,441	O	2,594	P	16,030

Total operating expenses	49,023	(8,044)	(15,516)	(15,088)	1,367		4,306		3,247		19,295

Operating income	(4,260)	2,747	(2,417)	2,785	(1,367)		(4,306)		(3,247)		(10,065)

Other income (expense), net:
Interest income	12	—	(6)	—	—		—		—		6
Interest expense	(552)	4	1	8	—		—		—		(539)

Other income (expense), net	(540)	4	(5)	8	—		—		—		(533)

Income before income taxes	(4,800)	2,751	(2,422)	2,793	(1,367)		(4,306)		(3,247)		(10,598)
Income tax expense (benefit)	511	—	—		(511)	N	—		—		—

Net income	$(5,311)	$2,751	$(2,422)	$2,793	$(856)		$(4,306)		$(3,247)		$(10,598)

Basic and diluted net loss per share	$(0.41)										$(0.82)

Weighted average number of common shares outstanding — basic and diluted	12,870,729										12,870,729

See footnotes to unaudited pro forma condensed combined financial statements

GLOBALOPTIONS GROUP, INC
Unaudited Pro Forma Condensed Combined Statement of Operations
Year Ended December 31, 2008
(Dollars in thousands except share and per share amounts)

		Sale of	Sale of		Sale of		Sale of
		SafirRosetti	Preparedness	Sale of Fraud and	SafirRosetti		Preparedness		Sale of Fraud and
		Business Unit	Services	SIU Services	Business Unit	Note	Services	Note	SIU Services	Note
	GlobalOptions	Business Unit	Segment	Business Unit	Pro Forma		Pro Forma		Pro Forma		Pro Forma
	Group, Inc.	Historical	Historical	Historical	Adjustments		Adjustments		Adjustments		As Adjusted
	Note Q	Note R	Note S	Note T

Revenues	$104,187	$(17,793)	$(39,117)	$(30,183)	$—		$—		$—		$17,094
Cost of revenues	59,939	(9,130)	(21,793)	(17,588)	—		—		—		11,428

Gross profit	44,248	(8,663)	(17,324)	(12,595)	—		—		—		5,666

Operating expenses:
Selling and marketing	11,504	(1,928)	(4,259)	(4,135)	322	U	707	V	546	W	2,757
General and administrative	40,348	(8,380)	(11,352)	(12,893)	1,427	U	3,136	V	2,420	W	14,706

Total operating expenses	51,852	(10,308)	(15,611)	(17,028)	1,749		3,843		2,966		17,463

Operating income	(7,604)	1,645	(1,713)	4,433	(1,749)		(3,843)		(2,966)		(11,797)

Other income (expense), net:
Interest income	27	—	—	—	—		—		—		27
Interest expense	(379)	6	—	17	—		—		—		(356)

Other income (expense), net	(352)	6	—	17	—		—		—		(329)

Income before income taxes	(7,956)	1,651	(1,713)	4,450	(1,749)		(3,843)		(2,966)		(12,126)
Income tax expense (benefit)	—	—	—	—	—		—		—		—

Net income	$(7,956)	$1,651	$(1,713)	$4,450	$(1,749)		$(3,843)		$(2,966)		$(12,126)

Basic and diluted net loss per share	$(0.81)										$(1.23)

Weighted average number of common shares outstanding — basic and diluted	9,834,069										9,834,069

See footnotes to unaudited pro forma condensed combined financial statements

GLOBALOPTIONS GROUP, INC.
Notes to Unaudited Pro Forma Condensed Combined Financial Statements
(Dollars in thousands)

I.	Asset Dispositions

Sale of SafirRosetti Business Unit

On April 30, 2010, GlobalOptions Group, Inc. (together with its subsidiaries, the “Company”) and GlobalOptions, Inc., a wholly-owned operating subsidiary of the Company (“GlobalOptions”, and together with the Company, “Sellers”) completed the sale of all assets used in the Company’s SafirRosetti business unit, which provided the security consulting and design services within the former Security Consulting and Investigations segment, in accordance with an asset purchase agreement dated April 23, 2010 (the “SafirRosetti Purchase Agreement”), by and among Sellers and Guidepost Solutions LLC (“Guidepost”), of which Joseph Rosetti, a former officer of the SafirRosetti business unit, is a principal.

Pursuant to the terms of the SafirRosetti Purchase Agreement, the SafirRosetti business unit was sold for aggregate consideration of (i) $3,500 in cash, subject to certain adjustments, of which $525 will be held in escrow for a period of 17 months, (ii) the assumption of substantially all of the liabilities of SafirRosetti that accrue post-closing, (iii) a secured promissory note in the aggregate face amount of $1,750, with an interest rate of 0.79% per annum (the “Note”), payable in equal installments at December 31, 2010 and June 30, 2011 and (iv) contingent consideration based on 70% of the purchased accounts receivable in excess of $1,750 collected by Guidepost between the closing and June 30, 2011.

The Note provides a first priority lien against the sold accounts receivable of SafirRosetti and the post-closing accounts receivable of Guidepost arising from the customer accounts purchased and a second priority lien against the remaining property of the SafirRosetti business unit transferred to Guidepost. Guidepost will transfer all uncollected accounts receivable back to Sellers on June 30, 2011, subject to a purchase right by Guidepost.

As a result of the sale of the SafirRosetti business unit, the Company’s Security Consulting and Investigations segment was renamed “Forensic DNA Solutions and Products” and is comprised solely of The Bode Technology Group, Inc., which provides forensic DNA analysis services.

Entry into Agreement to Sell Preparedness Services Business Unit

On May 13, 2010, Sellers entered into an asset purchase agreement (the “Preparedness Services Purchase Agreement”) for the sale of all assets used in the Company’s Preparedness Services business unit and operating segment, which develops and implements crisis management and emergency response plans for disaster mitigation, continuity of operations and other emergency management issues for governments, corporations and individuals, to Witt Group Holdings, LLC, a Delaware limited liability company (“Witt Group”), of which James Lee Witt, Chief Executive Officer, Mark Merritt, Co-President, Barry Scanlon, Co-President, and Pate Felts, Senior Advisor, respectively, of Preparedness Services are principals.

Pursuant to the terms of the Preparedness Services Purchase Agreement, Sellers will sell Preparedness Services to Witt Group for an aggregate consideration of (i) approximately $10,000 in cash, of which $1,000 will be held in escrow for 12 months following the closing, (ii) an earnout payment equal to 40% of any revenues earned by Preparedness Services (subject to certain minimal exclusions) in excess of $15,000 during the 12-month period following the closing, which payment may not exceed $12,000, and (iii) the assumption of certain liabilities and obligations associated with the business of Preparedness Services.

In addition, Witt Group has agreed to pay Sellers, within six months of the closing, the amount by which the working capital of Preparedness Services at the closing exceeds $6,800, and Sellers have agreed to pay Witt Group, within six months of the closing, the amount by which the working capital of the Preparedness Services is less than $5,800. Sellers have also agreed to pay Witt Group (i) a “true-up” of up to $1,000 based on accounts receivable that remain uncollected as of six months following the closing, other than accounts receivable originating from the State of Louisiana or its agencies and certain other exclusions, and (ii) the face amount of any uncollected receivables arising from the bankruptcy or dissolution of any non-governmental

GLOBALOPTIONS GROUP, INC.
Notes to Unaudited Pro Forma Condensed Combined Financial Statements
(Dollars in thousands)

I.	Asset Dispositions, continued

Entry into Agreement to Sell Preparedness Services Business Unit, continued

entity. Witt Group agreed upon such payment to transfer to Sellers all rights with respect to such uncollected receivables.

The maximum total consideration payable to Sellers under the Preparedness Services Purchase Agreement is $22,000.

The sale of Preparedness Services is subject to the approval of the Company’s stockholders and certain other customary closing conditions. The Preparedness Services Purchase Agreement may be terminated by Sellers and/or Witt Group for a number of reasons, including but not limited to if the transactions contemplated under the Preparedness Services Purchase Agreement do not close on or before October 31, 2010. Under certain termination circumstances, the Seller may be required to pay Witt Group up to $500 plus a percentage of expenses incurred.

Entry into Agreement to Sell Fraud and SIU Services Unit

On June 11, 2010, Sellers entered into an asset purchase agreement (the “FSIU Purchase Agreement”) with GlobalOptions Services, Inc. (“Global Services”), of which Frank Pinder, Rusty Aaronson, James Buscarini, and Kevin McGinn, respectively the President and Executive Vice Presidents of Operations, Business Development, and Finance of our Fraud and SIU Services business unit (“Fraud and SIU Services”), will be officers and stockholders.

Pursuant to the terms of the FSIU Purchase Agreement, Sellers will sell Fraud and SIU Services, which provides investigative surveillance, anti-fraud solutions and business intelligence services to the insurance industry, law firms and multinational organizations, to Global Services for an aggregate consideration of (i) $8,250 in cash, subject to certain adjustments, of which $825 is to be held in escrow for 15 months following the closing, and (ii) the assumption of substantially all the liabilities of Fraud and SIU Services.

In addition, Global Services has agreed to pay Sellers at closing the amount by which the working capital of Fraud and SIU Services at closing exceeds $1,985, and Sellers have agreed to pay Global Services at closing the amount by which the working capital of Fraud and SIU Services at closing is less than $1,985.

II.	Pro Forma Adjustments

The following pro forma adjustments give effect to these asset dispositions:

Pro Forma Condensed Combined Balance Sheet — as of March 31, 2010

Note 1  Derived from the Company’s unaudited consolidated financial statements as of March 31, 2010, as presented in the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (the “SEC”).

Note 2  Derived from the SafirRosetti business unit’s unaudited financial information as of March 31, 2010, and representing the assets sold and the liabilities assumed by Guidepost pursuant to the SafirRosetti Purchase Agreement.

Note 3  Derived from Preparedness Services’ unaudited financial information as of March 31, 2010 and representing substantially all the assets and substantially all the liabilities of Preparedness Services pursuant to the terms of the Preparedness Services Purchase Agreement.

Note 4  Derived from the Fraud and SIU Services’ unaudited financial information as of March 31, 2010 and representing substantially all the assets and substantially all the liabilities of Fraud and SIU Services pursuant to the terms of the Fraud and SIU Services Purchase Agreement.

GLOBALOPTIONS GROUP, INC.
Notes to Unaudited Pro Forma Condensed Combined Financial Statements
(Dollars in thousands)

II.	Pro Forma Adjustments, continued

Pro Forma Condensed Combined Balance Sheet — as of March 31, 2010, continued

Note 5  To reflect the receipt of proceeds from the sale of the SafirRosetti business unit less estimated direct transaction costs, as follows:

Cash Consideration	$3,500
Less: Sales taxes paid at closing	(13)
Less: Transaction costs	(410)
Less: Funds held in escrow	(525)
Less: Cash used to pay off remaining liabilities(a)	(1,910)

Impact on cash and cash equivalents	$642

(a) Remaining liabilities paid off:
Accounts Payable	$436
Accrued Compensation and other related benefits	1,213
Other current liabilities	254
Other long-term obligations	7

Total remaining liabilities paid off	$1,910

Funds held in escrow	$525

Impact on security deposits and other assets	$525

Note receivable	$1,750
Less: Discount on Note receivable	(80)

Impact on Note receivable	$1,670

The satisfaction of the $111 of other long-term liabilities required cash of $7, with the remainder being non-cash.

Transaction costs include success fees, legal, accounting and other professional fees. The note receivable bore a contractual interest rate of 0.79% per annum, which was below the market interest rate of 6% per annum. Accordingly, the Company recorded a discount of $80 on the note receivable.

Contingent proceeds based upon 70% of accounts receivable collections by Guidepost that are collected between the Closing and June 30, 2011, in excess of $1,750 have not been reflected above.

Note 6  The sale of the SafirRosetti business unit resulted in the reduction of the book basis of goodwill, resulting in the reversal of the “naked credit” deferred tax provision.

This tax provision primarily represented an increase in the net deferred tax liability caused principally by current income tax deductions related to amortization of goodwill over a 15 year life that have not been recognized for book purposes. Goodwill is not amortized for book purposes and is not written down unless impaired, which has not been the case for the Company for the years 2009 and 2008. As a result, the deferred tax liability will not reverse until such time, if any, that our goodwill becomes impaired or sold. As such, this deferred income tax liability, which is expected to continue to increase, will have an indefinite life, resulting in what is referred to as a “naked credit.”

GLOBALOPTIONS GROUP, INC.
Notes to Unaudited Pro Forma Condensed Combined Financial Statements
(Dollars in thousands)

II.	Pro Forma Adjustments, continued

Pro Forma Condensed Combined Balance Sheet — as of March 31, 2010, continued

Note 7  To reflect the receipt of proceeds from the sale of Preparedness Services less estimated direct transaction costs, as follows:

Cash Consideration — Purchase price	$10,000
Cash Consideration — Pro forma working capital adjustment	2,022
Plus: Deposits purchased from Seller	6
Less: Transaction costs	(955)
Less: Funds held in escrow	(1,000)

Impact on cash and cash equivalents	$10,073

Funds held in escrow	$1,000

Impact on security deposits and other assets	$1,000

Allowance for potential indemnification claims	$25

Impact on other current liabilities	$25

If the amount of transferred working capital, as finally determined, is less than our good faith estimate of the amount of transferred working capital and is less than $5,800, we will pay Witt Group the difference between $5,800 and the amount of transferred working capital within six months of the closing date. If the amount of transferred working capital, as finally determined, is greater than our good faith estimate of the amount of transferred working capital and is greater than $6,800, Witt Group will pay us the difference between the amount of transferred working capital and $6,800 within six months of the closing date. At March 31, Witt Group would assume Working Capital of $8,822. Accordingly, the Company recorded above a pro forma working capital adjustment of $2,022.

The allowance for potential claims includes an estimate of potential claims in connection with obligations to buyer for accounts receivable.

Transaction costs include success fees, legal, accounting and other professional fees.

These pro forma adjustments do not reflect the costs of the vesting of stock-based compensation and cash amounts paid pursuant to employment agreements with Dr. Schiller, Chief Executive Officer, and Mr. Nyweide, Chief Financial Officer and Executive Vice President. The Company has agreed that the completion of the sale of Preparedness Services will, among other things, trigger (i) the acceleration of the vesting of all stock options, restricted stock and restricted stock units held by Dr. Schiller and Mr. Nyweide and (ii) certain “change of control” payments. As a result, if and when the sale of Preparedness Services is completed, an aggregate of 470,563 shares of restricted stock and 92,012 restricted stock units held by Dr. Schiller and Mr. Nyweide will vest immediately upon the completion of the sale of Preparedness Services. Additionally, if and when the sale of Preparedness Services is completed, the Company will deposit approximately $1,860 and $780 into “rabbi trusts” established for the benefit of Dr. Schiller and Mr. Nyweide, respectively, which amounts will be paid six months after the recipient’s separation from service to the Company for any reason. Pursuant to his employment agreement, Mr. Nyweide will also receive a performance bonus of $150 in connection with the completion of the sale of Preparedness Services.

GLOBALOPTIONS GROUP, INC.
Notes to Unaudited Pro Forma Condensed Combined Financial Statements
(Dollars in thousands)

II.	Pro Forma Adjustments, continued

Pro Forma Condensed Combined Balance Sheet — as of March 31, 2010, continued

Note 8  To reflect the receipt of proceeds from the sale of Fraud and SIU Services less estimated direct transaction costs, as follows:

Cash Consideration — Purchase price	$8,250
Cash Consideration — Pro forma working capital adjustment	(595)
Plus: Deposits purchased from Seller	56
Less: Transaction costs	(655)
Less: Funds held in escrow	(825)
Less: Line of credit repayment	(3,000)

Impact on cash and cash equivalents	$3,231

Funds held in escrow	$825

Impact on security deposits and other assets	$825

Line of credit repayment	$(3,000)

Impact on line of credit	$(3,000)

Global Services has agreed to pay or refund Sellers, at closing, the amount by which the working capital at closing is more or less than $1,985 of Fraud and SIU Services as defined in the Fraud and SIU Services Purchase Agreement. At March 31, 2010, Global Services would assume Working Capital of $1,390. Accordingly, the Company recorded above a pro forma working capital adjustment of $(595).

Transaction costs include success fees, legal, accounting, and other professional fees.

The Company recorded a pro forma adjustment to repay a portion of its Line of Credit in the amount of $3,000 upon the receipt of proceeds from the sale of Fraud and SIU Services.

GLOBALOPTIONS GROUP, INC.
Notes to Unaudited Pro Forma Condensed Combined Financial Statements
(Dollars in thousands)

II.	Pro Forma Adjustments, continued

Pro Forma Condensed Combined Statement of Operations — For the Three Months Ended Months 31, 2010

Note A  Derived from the Company’s unaudited consolidated financial statements for the three months ended March 31, 2010, as presented in the Company’s Quarterly Report on Form 10-Q filed with the SEC.

Note B  Derived from the SafirRosetti business unit’s unaudited financial information for the three months ended March 31, 2010.

Note C  Derived from the Preparedness Services’ unaudited financial information for the three months ended March 31, 2010.

Note D  Derived from the Fraud and SIU Services’ unaudited financial information for the three months ended March 31, 2010.

Pro Forma Adjustments:

Note E  To reflect the corporate operating expenses previously allocated to the SafirRosetti business unit that will not be eliminated as a result of the sale of the SafirRosetti business unit.

Note F  The sale of the SafirRosetti business unit resulted in the reduction of the book basis of goodwill, resulting in the reversal of the “naked credit” deferred tax provision.

This tax provision primarily represented an increase in the net deferred tax liability caused principally by current income tax deductions related to amortization of goodwill over a 15 year life that have not been recognized for book purposes. Goodwill is not amortized for book purposes and is not written down unless impaired, which has not been the case for the Company for the years 2009 and 2008. As a result, the deferred tax liability will not reverse until such time, if any, that our goodwill becomes impaired or sold. As such, this deferred income tax liability, which is expected to continue to increase, will have an indefinite life, resulting in what is referred to as a “naked credit.”

Note G  To reflect the corporate operating expenses previously allocated to Preparedness Services that will not be eliminated as a result of the sale of Preparedness Services.

Note H  To reflect the corporate operating expenses previously allocated to Fraud and SIU Services that will not be eliminated as a result of the sale of Fraud and SIU Services.

GLOBALOPTIONS GROUP, INC.
Notes to Unaudited Pro Forma Condensed Combined Financial Statements
(Dollars in thousands)

II.	Pro Forma Adjustments, continued

Pro Forma Condensed Combined Statement of Operations — For the Year Ended December 31, 2009

Note I  Derived from the Company’s audited consolidated financial statements for the year ended December 31, 2009 as presented in the Company’s Annual Report on Form 10-K filed with the SEC.

Note J  Derived from the SafirRosetti business unit’s unaudited financial information for the year ended December 31, 2009.

Note K  Derived from the Preparedness Services’ unaudited financial information for the year ended December 31, 2009.

Note L  Derived from the Fraud and SIU Services’ unaudited financial information for the year ended December 31, 2009.

Pro Forma Adjustments:

Note M  To reflect the corporate operating expenses previously allocated to the SafirRosetti business unit that will not be eliminated as a result of the sale of the SafirRosetti business unit.

Note N  The sale of the SafirRosetti business unit resulted in the reduction of the book basis of goodwill, resulting in the reversal of the “naked credit” deferred tax provision.

This tax provision primarily represented an increase in the net deferred tax liability caused principally by current income tax deductions related to amortization of goodwill over a 15 year life that have not been recognized for book purposes. Goodwill is not amortized for book purposes and is not written down unless impaired, which has not been the case for the Company for the years 2009 and 2008. As a result, the deferred tax liability will not reverse until such time, if any, that our goodwill becomes impaired or sold. As such, this deferred income tax liability, which is expected to continue to increase, will have an indefinite life, resulting in what is referred to as a “naked credit.”

Note O  To reflect the corporate operating expenses previously allocated to Preparedness Services that will not be eliminated as a result of the sale of Preparedness Services.

Note P  To reflect the corporate operating expenses previously allocated to Fraud and SIU Services that will not be eliminated as a result of the sale of Fraud and SIU Services.

GLOBALOPTIONS GROUP, INC.
Notes to Unaudited Pro Forma Condensed Combined Financial Statements
(Dollars in thousands)

II.	Pro Forma Adjustments, continued

Pro Forma Condensed Combined Statement of Operations — For the Year Ended December 31, 2008

Note Q  Derived from the Company’s audited consolidated financial statements for the year ended December 31, 2008 as presented in the Company’s Annual Report on Form 10-K filed with the SEC.

Note R  Derived from the SafirRosetti business unit’s unaudited financial information for the year ended December 31, 2008.

Note S  Derived from the Preparedness Services’ unaudited financial information for the year ended December 31, 2008.

Note T  Derived from the Fraud and SIU Services’ unaudited financial information for the year ended December 31, 2008.

Pro Forma Adjustments:

Note U  To reflect the corporate operating expenses previously allocated to the SafirRosetti business unit that will not be eliminated as a result of the sale of the SafirRosetti business unit.

Note V  To reflect the corporate operating expenses previously allocated to Preparedness Services that will not be eliminated as a result of the sale of Preparedness Services.

Note W  To reflect the corporate operating expenses previously allocated to Fraud and SIU Services that will not be eliminated as a result of the sale of Fraud and SIU Services.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF PREPAREDNESS SERVICES

We have prepared the following unaudited financial statements to show the balance sheets and statements of operations, cash flows and parent’s equity of Preparedness Services on a stand-alone basis. The unaudited financial statements have been derived from our historical financial data, and represent the results of operations and financial position of Preparedness Services.

The unaudited financial statements include unaudited balance sheets of Preparedness Services as of March 31, 2010, and December 31, 2009 and 2008, and unaudited statements of operations, cash flows and parent’s equity for the three months ended March 31, 2010, and for the years ended December 31, 2009 and 2008.

The unaudited financial statements of Preparedness Services do not purport to represent, and are not necessarily indicative of what the actual financial results would have been had we operated Preparedness Services as a separate entity.

The unaudited financial statements of Preparedness Services, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, the audited historical consolidated financial statements and the notes thereto for the year ended December 31, 2009 and 2008 and as of December 31, 2009 and our unaudited historical consolidated financial statements and the notes thereto for the three months ended March 31, 2010 and 2009, and as of March 31, 2010, which are excerpted and included as Annex C and Annex D hereto, respectively, and incorporated herein by reference.

PREPAREDNESS SERVICES UNIT OF GLOBALOPTIONS GROUP, INC.
Condensed Balance Sheet
(Dollars in thousands)
(Unaudited)

	March 31,	December 31,
	2010	2009	2008

ASSETS
Current Assets:
Cash	$103	$1	$378
Accounts receivable, net	12,029	8,104	14,242
Prepaid expenses and other current assets	125	66	48

Total current assets	12,257	8,171	14,668
Property, plant and equipment, net	979	254	213
Intangible assets, net	1,111	1,157	1,534
Goodwill	883	883	883
Deposits and other assets	37	26	34

Total Assets	$15,267	$10,491	$17,332

LIABILITIES AND PARENT’S EQUITY
Current Liabilities:
Accounts payable	$1,444	$1,037	$3,003
Deferred revenues	10	11	17
Accrued compensation and related benefits	1,091	602	715
Other current liabilities	787	145	391

Total current liabilities	3,332	1,795	4,126
Long-term liabilities
Other long-term obligations	10	12	20

Total liabilities	3,342	1,807	4,146

Parent’s Equity:
Parent’s investment	4,578	1,707	8,631
Retained earnings	7,347	6,977	4,555

Total parent’s equity	11,925	8,684	13,186

Total liabilities and parent’s equity	$15,267	$10,491	$17,332

See notes to these unaudited condensed financial statements

PREPAREDNESS SERVICES UNIT OF GLOBALOPTIONS GROUP, INC.
Condensed Statements of Operations
(Dollars in thousands)
(Unaudited)

	Three Months Ended	Year Ended
	March 31,	December 31,
	2010	2009	2008

Revenues	$9,189	$39,003	$39,117
Cost of revenues	4,989	21,070	21,794

Gross profit	4,200	17,933	17,323

Operating expenses:
Selling and marketing	1,082	4,766	4,259
General and administrative	2,743	10,750	11,352

Total operating expenses	3,825	15,516	15,611

Operating income	375	2,417	1,712

Other income (expense), net:
Interest income	—	6	—
Interest expense	(5)	(1)	—

Other (expense) income, net	(5)	5	—

Income before income taxes	370	2,422	1,712

Income tax expense	—	—	—

Net income	$370	$2,422	$1,712

See notes to these unaudited condensed financial statements

PREPAREDNESS SERVICES UNIT OF GLOBALOPTIONS GROUP, INC.
Condensed Statements of Parent’s Equity
(Dollars in thousands)
(Unaudited)

	Parent’s	Retained
	Investment	Earnings	Total

Balance, January 1, 2008	$6,001	$2,843	$8,844
Capital provided by Parent	2,630	—	2,630
Net income	—	1,712	1,712

Balance, December 31, 2008	$8,631	$4,555	$13,186

Capital returned to Parent	(6,924)	—	(6,924)
Net income	—	2,422	2,422

Balance, December 31, 2009	$1,707	$6,977	$8,684

Capital provided by Parent	2,871	—	2,871
Net income	—	370	370

Balance, March 31, 2010	$4,578	$7,347	$11,925

PREPAREDNESS SERVICES UNIT OF GLOBALOPTIONS GROUP, INC.
Condensed Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Three Months Ended	Year Ended
	March 31,	December 31,
	2010	2009	2008

Cash flows from operating activities:
Net income	$370	$2,422	$1,712
Adjustments to reconcile net income to cash (used in) provided by operating activities:
Depreciation of property, plant, and equipment	34	61	57
Amortization of intangible assets	46	377	1,210
Provision for (recovery of) bad debts	10	25	(60)
Changes in operating assets and liabilities:
Accounts receivable	(3,935)	6,113	(4,178)
Prepaid expenses and other current assets	(59)	(18)	35
Deposits and other assets	(11)	8	(1)
Accounts payable	407	(1,966)	1,187
Deferred revenue	(1)	(6)	9
Accrued compensation and other related benefits	489	(113)	(240)
Other current liabilities	(37)	(246)	318
Deferred rent and other long term liabilities	(2)	(8)	(5)

Cash (used in) provided by operating activities	(2,689)	6,649	44

Cash flow from investing activities:
Purchase of property, plant, and equipment	(79)	(102)	(135)

Cash (used in) provided by investing activities	(79)	(102)	(135)

Cash flow from financing activities:
Capital contribution from (distribution to) parent, including expenses paid by parent on behalf of Preparedness Services	2,870	(6,924)	469

Cash (used in) provided by financing activities	2,870	(6,924)	469

Net increase (decrease) in cash and cash equivalents	102	(377)	378

Cash and cash equivalents, beginning of period	1	378	—

Cash and cash equivalents, end of period	$103	$1	$378

Supplemental non-cash investing and financing activity:
Acquisition of commercial support vehicle financed through capital lease	$679	$—	$—

See notes to these condensed financial statements

PREPAREDNESS SERVICES UNIT OF GLOBALOPTIONS GROUP INC.
Notes to Unaudited Condensed Financial Statements
(Dollars in thousands, except for share and per share amounts)

NOTE 1 — Nature of Business

The Preparedness Services Unit (“Preparedness Services”) is a nationwide crisis and emergency management consulting firm headquartered in Washington, D.C. Preparedness Services develops and implements crisis management emergency response plans for disaster mitigation, continuity of operations and other emergency management issues for governments, corporations, and individuals.

Founded in 2001 as James Lee Witt Associates, LLC (“JLWA”), Preparedness Services was acquired by GlobalOptions, Inc. (“GlobalOptions” or “Parent”) on March 10, 2006 pursuant to a certain Asset Purchase Agreement, as amended, dated January 13, 2006. GlobalOptions is a wholly-owned subsidiary of GlobalOptions Group, Inc. (“Group”). GlobalOptions is an integrated provider of risk mitigation and management services to government entities, Fortune 1,000 corporations, and high net-worth and high-profile individuals throughout the world.

Certain indirect operating expenses of GlobalOptions are allocated to Preparedness Services based on a percentage of net sales. Such allocated expenses include selling expenses of $245, $865, and $707 for the three months ended March 31, 2010, and for the years ended December 31, 2009 and 2008, respectively. Allocated expenses also include general and administrative expenses of $962, $3,441, and $3,136 for the three months ended March 31, 2010, and the years ended December 31, 2009 and 2008, respectively. These expenses allocated to Preparedness Services are costs which benefit Preparedness Services and are required for its operations. In the opinion of management, this method of allocating these costs is reasonable and represents a fair estimate of what the expenses of Preparedness Services would have been if Preparedness Services had been operating on a stand-alone basis.

Within Group, GlobalOptions makes contributions to, or accepts distributions from, Preparedness Services on a continuous basis, in order to fund operations. These transactions are recorded as increases or decreases to contributed capital in Preparedness Services’ financial statements. Preparedness Services received capital provided by or (returned capital to) Parent in the amounts of $2,871, $(6,924) and $2,630 for the three months ended March 31, 2010, and the years ended December 31, 2009 and 2008, respectively.

PREPAREDNESS SERVICES UNIT OF GLOBALOPTIONS GROUP INC.
Notes to Unaudited Condensed Financial Statements
(Dollars in thousands, except for share and per share amounts)

NOTE 2 — Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) and Securities and Exchange Commission (“SEC”) guidance for carve-out financial statements. The term carve-out as used herein applies to general purpose financial statements of an operating unit, usually not itself a separate legal entity, which are derived or carved-out of those of a larger corporate entity. These financial statements, which are presented in a condensed format, do not include all of the information and footnotes required by United States generally accepted accounting principles. In the opinion of management, all adjustments (consisting of normal accruals) considered for a fair presentation have been included. The Company has evaluated subsequent events through the issuance date of this report. Operating results for the three month period ended March 31, 2010 are not necessarily indicative of the results that may be expected for the year ending December 31, 2010.

NOTE 3 — Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States (“GAAP”) requires management to make estimates and assumptions. Such estimates and assumptions affect the reported amounts of assets and liabilities, the amounts of indirect operating expenses allocated to Preparedness Services and the reported amounts of revenues and expenses. Actual results could differ from estimated amounts. Significant estimates and assumptions include reserves related to receivables, the recoverability of long-term assets, and amortizable lives of intangible assets. Global and other economic risks could affect these estimates. Preparedness Services’ management monitors these risks and assesses its business and financial risks on a quarterly basis.

Concentrations of Credit Risk

Cash — Preparedness Services maintains its cash with high credit quality financial institutions. At times, the Preparedness Services cash may be uninsured or in deposit accounts that exceed the Federal Deposit Insurance Corporation (“FDIC”) insurance limit. As of March 31, 2010 substantially all of Preparedness Services funds are held at one financial institution.

Accounts Receivable — Preparedness Services does not generally require collateral or other security to support client receivables, since a substantial percentage of their customers are governmental entities, where the risk of credit loss is considered to be much lower. Preparedness Services may require its customers to provide retainers, up-front deposits or irrevocable letters-of-credit when considered necessary to mitigate credit risk. Preparedness Services has established an allowance for doubtful accounts based upon facts surrounding the credit risk of specific clients, the mix of government and commercial clients and past collections history. Credit losses have been within management’s expectations.

PREPAREDNESS SERVICES UNIT OF GLOBALOPTIONS GROUP INC.
Notes to Unaudited Condensed Financial Statements
(Dollars in thousands, except for share and per share amounts)

NOTE 3 — Summary of Significant Accounting Policies, continued

Property and Equipment

Property and equipment is stated at cost, less accumulated depreciation and amortization, which is computed on the straight-line basis over the estimated useful lives of the related assets, which range from three to eight years. Leasehold improvements, which are also included in property and equipment, are recorded at cost, less accumulated amortization, which is computed on the straight-line basis over the shorter of their estimated useful lives or the lease term. Expenditures for maintenance and repairs are charged to expense as incurred.

Intangible Assets

Preparedness Services has recognized certain amortizable intangible assets which were recorded in connection with Parent’s acquisition of JLWA. These intangibles were customer relationships and a trade name.

Preparedness Services has reviewed the carrying value of intangibles and other long-lived assets for impairment at least annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of long-lived assets is measured by comparing the carrying amount of the asset or asset group to the undiscounted cash flows that the asset or asset group is expected to generate. If the undiscounted cash flows of such assets are less than the carrying amount, the impairment to be recognized is measured by the amount by which the carrying amount of the property, if any, exceeds its fair market value. No impairment was deemed to exist as of December 31, 2009 or December 31, 2008. Preparedness Services intends to re-evaluate the carrying amounts of its amortizable intangibles at least quarterly to identify any triggering events that would require it to conduct an impairment review. There were no such triggering events during the three months ended March 31, 2010. If triggering events require Preparedness Services to perform an impairment review, it is not possible at this time to determine whether it would be necessary to record a charge or if such charge would be material.

PREPAREDNESS SERVICES UNIT OF GLOBALOPTIONS GROUP INC.
Notes to Unaudited Condensed Financial Statements
(Dollars in thousands, except for share and per share amounts)

NOTE 3 — Summary of Significant Accounting Policies, continued

Goodwill and Impairment

Goodwill represents the excess of cost of an acquired entity over the amounts assigned to assets acquired and liabilities assumed in a business combination. Preparedness Services is required to perform a goodwill impairment test at least on an annual basis and whenever events or changes in circumstances indicate that the carrying value may not be recoverable. The testing for impairment of goodwill is performed in two steps: (1) potential impairment is identified by comparing the fair value of a reporting unit (based on market capitalization, discounted cash flows, or other acceptable methods) with its carrying amount; and (2) if fair value is less than the carrying amount, an impairment loss is estimated as the excess of the carrying amount of the goodwill over its fair value. Goodwill must be written down when impaired. Preparedness Services has adopted December 31 as the annual date for preparing its impairment assessment, unless other triggering events occur during the year which might indicate that impairment has occurred. No impairment was deemed to exist as of December 31, 2009 or December 31, 2008 and there were no such triggering events during the three months ended March 31, 2010 which would indicate that an impairment had occurred.

Revenue Recognition and Related Costs

Preparedness Services revenues are billed on a time and materials or fixed price arrangement and are recognized as services are performed pursuant to the applicable contractual arrangements. Revenues related to time and materials arrangements are recognized in the period in which the services are performed. Revenues related to fixed price arrangements are recognized based upon the achievement of certain milestones or progress points with the project plan. The impact of any revisions in estimated total revenue and direct contract costs is recognized in the period in which it becomes known. Expenses incurred by professional staff in the generations of revenue are billed to the client and recorded as revenue when incurred.

Income Taxes

Preparedness Services represents an unincorporated division of GlobalOptions. Preparedness Services, the other divisions within GlobalOptions, the subsidiary of GlobalOptions and the parent of GlobalOptions file a consolidated federal income tax return. Preparedness Services is also included with the other divisions of GlobalOptions, and as required, other units of Group in the filing of state income tax returns. The units of Group, when combined, have a consolidated net operating loss carryover for federal income tax purposes. The net operating loss carryover is subject to certain limitations under Section 382 of the Internal Revenue Code and similar state income tax provisions. Taxable income generated by Preparedness Services has been offset by net operating losses generated by other units within GlobalOptions and Group. Accordingly, Preparedness Services has recorded an income tax provision of $0 for the three months ended March 31, 2010, and the years ended December 31, 2009 and 2008, since no income tax liability was incurred.

PREPAREDNESS SERVICES UNIT OF GLOBALOPTIONS GROUP INC.
Notes to Unaudited Condensed Financial Statements
(Dollars in thousands, except for share and per share amounts)

NOTE 3 — Summary of Significant Accounting Policies, continued

Income Taxes, continued

The pro forma stand-alone combined current and deferred provision for income taxes, on the separate return method as prescribed by the SEC for carve-out financial statements, for Preparedness Services, after adjusting for permanent items and using an effective federal and state income tax rate of 40%, was $153, $975, and $690 for the three months ended March 31, 2010, and the years ended December 31, 2009 and 2008, respectively.

Recent Accounting Pronouncements

In June 2009, the Financial Accounting Standards Board (“FASB”) issued new accounting guidance that established the FASB Accounting Standards Codification, (“Codification” or “ASC”) as the single source of authoritative GAAP to be applied by nongovernmental entities, except for the rules and interpretive releases of the SEC under authority of federal securities laws, which are sources of authoritative GAAP for SEC registrants. The FASB will no longer issue new standards in the form of Statements, FASB Staff Positions, or Emerging Issues Task Force Abstracts; instead the FASB will issue Accounting Standards Updates. Accounting Standards Updates will not be authoritative in their own right as they will only serve to update the Codification. These changes and the Codification itself do not change GAAP. This new guidance became effective for interim and annual periods ending after September 15, 2009. Other than the manner in which new accounting guidance is referenced, the adoption of these changes did not have a material effect on Preparedness Services consolidated financial statements.

In February 2007, the FASB issued new accounting guidance, under ASC Topic 825 on financial instruments, which permits entities to choose to measure many financial instruments and certain other items at fair value. The fair value option established by this statement permits all entities to choose to measure eligible items at fair value at specified election dates. A business entity shall report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. Adoption is required for fiscal years beginning after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provisions of ASC Topic 820 on fair value measurements and disclosures. Preparedness Services did not elect the fair value reporting option for any assets and liabilities not previously recorded at fair value.

PREPAREDNESS SERVICES UNIT OF GLOBALOPTIONS GROUP INC.
Notes to Unaudited Condensed Financial Statements
(Dollars in thousands, except for share and per share amounts)

NOTE 4 — Accounts Receivable

Accounts receivable consists of the following as of:

	March 31,	December 31,	December 31,
	2010	2009	2008

Accounts receivable	$12,045	$8,110	$14,343
Less: allowance for doubtful accounts	(16)	(6)	(101)

Accounts Receivable, net	$12,029	$8,104	$14,242

Accounts receivable is primarily comprised of amounts owed by government agencies.

NOTE 5 — Intangible Assets

Intangible assets are comprised of the following:

		Customer	Accumulated
	Trade Names	Relationships	Amortization	Total

Balance as of January 1, 2008	$1,870	$3,060	$(2,186)	$2,744
Amortization expense			(1,210)	(1,210)

Balance as of December 31, 2008	1,870	3,060	(3,396)	1,534
Amortization expense			(377)	(377)

Balance as of December 31, 2009	1,870	3,060	(3,773)	1,157
Amortization expense			(46)	(46)

Balance as of March 31, 2010	$1,870	$3,060	$(3,819)	$1,111

Weighted average amortization period remaining at March 31, 2010 in years	5.9	0.0

PREPAREDNESS SERVICES UNIT OF GLOBALOPTIONS GROUP INC.
Notes to Unaudited Condensed Financial Statements
(Dollars in thousands, except for share and per share amounts)

NOTE 5 — Intangible Assets, continued

The estimated projected amortization of amortizable intangible assets is comprised of the following:

	Trade	Customer
For the Twelve Months Ending March 31,	Names	Relationships	Total

2011	$—	$187	$187
2012	—	187	187
2013	—	187	187
2014	—	187	187
2015	—	187	187
thereafter	—	176	176

Totals	$—	$1,111	$1,111

NOTE 6 — Property and Equipment

Property and equipment consists of the following as of:

	March 31,	December 31,	December 31,
	2010	2009	2008

Commercial support vehicles	$812	$80	$80
Audio visual equipment	10	10	10
Computer equipment and software	257	230	128
Furniture and fixtures	106	106	106
Leasehold improvements	25	25	25

	1,210	451	349
Less: accumulated depreciation and amortization	(231)	(197)	(136)

Property and Equipment, Net	$979	$254	$213

Depreciation and amortization of property and equipment were $34, $61, and $57 for the three months ended March 31, 2010, and the years ended December 31, 2009 and 2008, respectively. An increase of $732 in commercial support vehicles was attributable to the purchase during the three months ended March 31, 2010 of a mobile command center vehicle. This vehicle is utilized in connection with disaster recovery assignments, and was financed through a capital lease arrangement. See Note 8 for more information pertaining to the capital lease arrangement.

PREPAREDNESS SERVICES UNIT OF GLOBALOPTIONS GROUP INC.
Notes to Unaudited Condensed Financial Statements
(Dollars in thousands, except for share and per share amounts)

NOTE 7 — Accrued Compensation and Related Benefits

Accrued compensation and related benefits consists of the following as of:

	March 31,	December 31,	December 31,
	2010	2009	2008

Performance based bonuses	$539	$242	$459
Payroll and commissions	363	249	109
Employee benefits	189	111	147

Total	$1,091	$602	$715

NOTE 8 — Other Current Liabilities

Included in other current liabilities as of March 31, 2010, is a capital lease obligation. On February 16, 2010, Preparedness Services entered into a capital lease agreement with North American Catastrophe Services, Inc. in connection with its purchase of a mobile command vehicle. The lease expires on February 1, 2011. Pursuant to the capital lease agreement, Preparedness Services financed $679 of the total purchase price of $732. The value of the capital lease agreement was calculated using an assumed interest rate of 5%.

PREPAREDNESS SERVICES UNIT OF GLOBALOPTIONS GROUP INC.
Notes to Unaudited Condensed Financial Statements
(Dollars in thousands, except for share and per share amounts)

NOTE 9 — Commitments

Operating Leases

In March, 2008, Preparedness Services moved its principal corporate offices to a Washington D.C. location which it rents from GlobalOptions and for which it was charged rent of $180, $712 and $599 for the three months ended March 31, 2010, and for the years ended December 31, 2009 and 2008, respectively. There were no minimum lease payments under this arrangement.

Preparedness Services has obligations for other office leases, which expire at various dates through October 31, 2012. These leases are all considered operating leases. Rent expense charged to operations, including for the Washington, D.C. location, amounted to $195, $827, and $926 for the three months ended March 31, 2010 and the years ended December 31, 2009 and 2008, respectively. As of March 31, 2010, Preparedness Services recorded $19 in deferred rent payable, which represents the difference between the rent expense computed on the straight-line method and the actual rent paid by Preparedness Services.

Future minimum lease payments under lease obligations are as follows:

For the Year Ending December 31,	Amount

2010	$255
2011	202
2012	83

Total	$540

Employment Agreements

Preparedness Services entered into employment agreements with four of its key executives, which agreements expired during March, 2010. Such agreements provided for, among other things, salary continuation in the event of terminations of such employees in certain circumstances, and non-competition provisions.

Line of Credit

The Parent maintains a working capital line of credit (the “Facility”) which is secured by accounts receivable and is subject to certain liquidity and earnings financial covenants. The Parent has granted a first priority security interest in substantially all of its assets to the financial institution that provides this Facility, including substantially all of the assets of Preparedness Services. This security interest includes all tangible goods, accounts, equipment, rights to money, and all other assets, including all intellectual property. The Parent also pledges specific accounts receivable invoices to secure the Facility. Approximately $3,968 of Preparedness Services invoices were pledged at March 31, 2010.

PREPAREDNESS SERVICES UNIT OF GLOBALOPTIONS GROUP INC.
Notes to Unaudited Condensed Financial Statements
(Dollars in thousands, except for share and per share amounts)

NOTE 10 — Stock Based Compensation

Equity instruments issued to employees of Preparedness Services are recorded at their fair value on the date of grant and are amortized over the vesting period of the award. Stock based compensation for Preparedness Services employees was approximately $33, $140 and $168 for the three months ended March 31, 2010 and years ended December 31, 2009 and 2008, respectively, and was reflected in general and administrative expenses.

The following table summarizes total stock based compensation costs recognized for the three months ended March 31, 2010 and the years ended December 31, 2009 and 2008, respectively.

	For the Three
	Months Ended	For the Years Ended
	March 31,	December 31,
	2010	2009	2008

Stock Options	$22	$92	$165
RSUs	9	39	—
ESPP Shares	2	9	3

	$33	$140	$168

Stock Options

On February 13, 2008, options for the purchase of an aggregate of 100,000 shares of Group’s common stock were granted to employees of Preparedness Services at an exercise price of $1.70 per share, under the Group’s Long-Term Incentive Plan, which was amended and restated in July, 2008 (the “LTIP”). The options have a five year term and vest ratably upon the first, second and third anniversaries of the date of grant. In the aggregate, these options have a fair value of approximately $118 utilizing the Black-Scholes option pricing model and the following assumptions: expected life of five years; volatility of 87%; dividends of 0%; and a risk free interest rate of 2.71%.

PREPAREDNESS SERVICES UNIT OF GLOBALOPTIONS GROUP INC.
Notes to Unaudited Condensed Financial Statements
(Dollars in thousands, except for share and per share amounts)

NOTE 10 — Stock Based Compensation, continued

Stock Options, continued

On February 25, 2009, options for the purchase of an aggregate of 100,000 shares of Group’s common stock were granted to employees of Preparedness Services at an exercise price of $1.70 per share, under the LTIP. The options have a five year term and vest ratably upon the first, second and third anniversaries of the date of grant. In the aggregate, these options have a fair value of approximately $121 utilizing the Black-Scholes option pricing model and the following assumptions: expected life of four years; volatility of 104%; dividends of 0%; and a risk free interest rate of 2.06%.

The Company has determined that the expected life of options granted prior to July 1, 2008 is the same as the contractual term for such options because the recipients were expected to remain with the Preparedness Services for the full term of the option award. The expected life of options granted on and after July 1, 2008 was calculated using the simplified method, calculating the expected life as the average of the contractual term and the vesting period.

The weighted average fair value of the options on the date of grant, using the fair value based methodology for the years ended December 31, 2009 and 2008 was $1.18 and $1.21 per share, respectively.

At March 31, 2010, the unamortized value of stock options held by Preparedness Services employees was approximately $103. The unamortized portion will be expensed over a weighted average period of 1.4 years.

PREPAREDNESS SERVICES UNIT OF GLOBALOPTIONS GROUP INC.
Notes to Unaudited Condensed Financial Statements
(Dollars in thousands, except for share and per share amounts)

NOTE 10 — Stock Based Compensation, continued

Stock Options, continued

A summary of the status of stock options outstanding and the changes during the three months ended March 31, 2010 and the years ended December 31, and 2009 is presented below:

			Weighted
		Weighted	Average
	Number	Average	Remaining
	of	Exercise	Contractual
	Options	Price	Life

Options outstanding at January 1, 2008	138,071	$18.40
Granted	100,000
Canceled/Exchanged	(137,046)
Exercised	(44)

Options outstanding at December 31, 2008	100,981	$3.02
Granted	100,000
Canceled	(10,965)

Options outstanding at December 31, 2009	190,016	$2.21
Canceled	(3,667)

Options outstanding at March 31, 2010	186,349	$2.22	3.3 years

Restricted Stock Units (“RSUs”)

On May 28, 2008 Group issued an offer to holders of outstanding stock options issued prior to January 1, 2008 (“Eligible Options”) to exchange their Eligible Options for RSUs on a 3 for 1 basis. Each RSU represented one share of Group’s common stock to be issued in the future, based on certain vesting requirements. The offer expired on June 25, 2008. As a result of this offer, 126,175 Eligible Options held by Preparedness Services employees were exchanged for 42,061 RSUs, including 112,500 Eligible Options held by James Lee Witt, the Chief Executive Officer of Preparedness Services, which were exchanged for 37,500 RSUs. The grant date fair value of the RSUs was $2.12 per share, and was determined by using the closing price of Group’s common stock on the day immediately preceding the grant date.

The excess of the aggregate grant date fair value of the RSUs over the fair value of the stock options canceled was added to the amortized value of the stock options canceled on May 28, 2008. This amounted to $469, and is being amortized over the vesting period of the RSUs.

PREPAREDNESS SERVICES UNIT OF GLOBALOPTIONS GROUP INC.
Notes to Unaudited Condensed Financial Statements
(Dollars in thousands, except for share and per share amounts)

NOTE 10 — Stock Based Compensation, continued

Restricted Stock Units (“RSUs”), continued

RSUs held by James Lee Witt vest ratably on each of the first, second and third anniversaries of the grant date. RSUs held by all other Preparedness Services employees vest ratably on the first and second anniversaries of the grant date.

A summary of the activity related to RSUs for the three months ended March 31, 2010, and the years ended December 31, 2009 and 2008 is presented below:

		Weighted
		Average
		Grant Date
	Total	Fair Value

Nonvested at January 1, 2008	—
RSUs issued upon cancellation of options tendered, June 28, 2008	42,061
RSUs vested	—
RSUs forfeited	—

Nonvested at December 31, 2008	42,061	$2.12
RSUs vested	(14,781)
RSUs forfeited	(273)

Nonvested at December 31, 2009	27,007	$2.12
RSUs forfeited	—

Non vested at March 31, 2010	27,007	$2.12

At March 31, 2010, the unamortized value of restricted stock units (“RSUs”) held by Preparedness Services employees was approximately $168. The unamortized portion will be expensed over a weighted average period of 0.7 years.

PREPAREDNESS SERVICES UNIT OF GLOBALOPTIONS GROUP INC.
Notes to Unaudited Condensed Financial Statements
(Dollars in thousands, except for share and per share amounts)

NOTE 10 — Stock Based Compensation, continued

Amended and Restated 2006 Employee Stock Purchase Plan (the “Stock Purchase Plan”)

The Stock Purchase Plan was established for eligible employees to purchase shares of Group’s common stock on a monthly basis at 85% of the lower of the market value of the Group’s common stock on the first or last business day of each month. Under the Stock Purchase Plan, employees of Preparedness Services may authorize Group to withhold up to 15% of their compensation during any monthly offering period for common stock purchases, subject to certain limitations. The Stock Purchase Plan was implemented in July 2008 and is qualified under Section 423 of the Internal Revenue Code.

For the three months ended March 31, 2010 and for the years ended December 31, 2009 and 2008, 3,918, 20,694 and 6,635 shares were issued under the Stock Purchase Plan, resulting in proceeds of $5, $27 and $7, respectively. Stock based compensation recognized in connection with the issuance of these shares was $2, $9 and $3 for the three months ended March 31, 2010 and the years ended December 31, 2009 and 2008, respectively.

PREPAREDNESS SERVICES UNIT OF GLOBALOPTIONS GROUP INC.
Notes to Unaudited Condensed Financial Statements
(Dollars in thousands, except for share and per share amounts)

NOTE 11 — Major Clients

Preparedness Services derived an aggregate of approximately 84%, 85%, and 91% of its revenue from the U.S. federal, state, and city governments for the three months ended March 31, 2010, and the years ended December 31, 2009 and 2008, respectively.

Preparedness Services derived approximately 61%, 63%, and 68% of its revenues for the three months ended March 31, 2010, and the years ended December 31, 2009 and 2008, respectively, from its largest client. This client also represents 72%, 66% and 72% of total trade receivables outstanding as of the end of each of those same three periods, respectively.

On July 22, 2009, Preparedness Services was notified that the State of Louisiana, Governor’s Office of Homeland Security and Emergency Preparedness (“GOHSEP”) exercised its option under its consulting services agreement with Preparedness Services to extend the term of the such agreement, which provides for up to $34,000 in potential revenue per contract year, through August 23, 2010. Under the agreement, the State of Louisiana chose to expand Preparedness Services’ role to be the State’s lead disaster advisor and recovery manager. Preparedness Services also continues to provide recovery relief to the State in the aftermath of Hurricanes Katrina and Rita, as well as Hurricanes Gustav and Ike, and provides these same services for other new and/or pre-existing disasters. Preparedness Services also provides programmatic and policy advice on the Federal Emergency Management Agency the and assists with the development and dissemination of the State’s disaster-related policies and procedures. As described above, the term of the consulting services agreement is through August 23, 2010 and is terminable by GOHSEP upon 30 days’ written notice.

NOTE 12 — Subsequent Events

Sale of Preparedness Services

On May 13, 2010, the GlobalOptions and Group (collectively, “Sellers”) entered into an asset purchase agreement (the “Asset Purchase Agreement”) with Witt Group Holdings, LLC, a Delaware limited liability company (“Witt Group”), of which James Lee Witt, Chief Executive Officer, Mark Merritt, Co-President, Barry Scanlon, Co-President, and Pate Felts, Senior Advisor, respectively, of Preparedness Services are principals.

Pursuant to the terms of the Asset Purchase Agreement, Sellers will sell Preparedness Services to Witt Group for an aggregate consideration of (i) approximately $10,000 in cash, of which $1,000 will be held in escrow for 12 months following the closing, (ii) an earnout payment equal to 40% of any revenues of Preparedness Services (subject to certain minimal exclusions) in excess of $15,000 during the 12-month period following the closing, which payment may not exceed $12,000, and (iii) the assumption of certain liabilities and obligations associated with the business of Preparedness Services.

PREPAREDNESS SERVICES UNIT OF GLOBALOPTIONS GROUP INC.
Notes to Unaudited Condensed Financial Statements
(Dollars in thousands, except for share and per share amounts)

NOTE 12 — Subsequent Events, continued

Sale of Preparedness Services, continued

In addition, Witt Group has agreed to pay Sellers, within six months of the closing, the amount by which the working capital of Preparedness Services at the closing exceeds $6,800, and Sellers have agreed to pay Witt Group, within six months of the closing, the amount by which the working capital of the Preparedness Services is less than $5,800. Sellers have also agreed to pay Witt Group (i) a “true-up” of up to $1,000 based on accounts receivable that remain uncollected as of six months following the closing, other than accounts receivable originating from the State of Louisiana or its agencies and certain other exclusions, and (ii) the face amount of any uncollected receivables arising from the bankruptcy or dissolution of any non-governmental entity. Witt Group agreed upon such payment to transfer to Sellers all rights with respect to such uncollected receivables.

The maximum total consideration payable to Sellers under the Asset Purchase Agreement is $22,000.

The sale of Preparedness Services is subject to the approval of Group’s stockholders and certain other customary closing conditions. The Asset Purchase Agreement may be terminated by Sellers and/or Witt Group for a number of reasons, including but not limited to if the transaction contemplated under the Asset Purchase Agreement does not close on or before October 31, 2010.

ANNEX A

ASSET PURCHASE AGREEMENT
BY AND AMONG
GLOBALOPTIONS GROUP, INC.
(AS THE “PARENT”)
GLOBALOPTIONS, INC.
(AS THE “SELLER”)
AND
WITT GROUP HOLDINGS, LLC
(AS THE “BUYER”)
MAY 13, 2010

A-i

A-ii

TABLE OF DEFINED TERMS

Term	Section

Accounting Firm	3.1(c)(iv)
Accounts Receivable	1.1(b)
Acquisition Proposal	6.3(a)(i)
Aging Report	3.4(a)
Agreement	Introductory Paragraphs
Allocation Certificate	3.5
Arkansas Lease Agreement	3.1(b)
Arkansas Security Deposit Consideration	3.1(b)
Assigned Receivables	3.4(d)
Assignments and Assumptions	7.1(b)
Assumed Liabilities	2.1
Audit Firm	8.2(h)
Audited Financial Statements	8.2(h)
Available Employees	6.10(a)
Bankrupt Receivables	3.4(e)(i)
Bankrupt Receivables Amount	3.4(d)
Bill of Sale	7.1(a)
Business	Introductory Paragraphs
Business Day	Article IV
Business Unit Financial Statements	5.2(k)
Buyer	Introductory Paragraphs
Buyer Escrow Claim	10.6(a)
Buyer Expenses	9.4(a)
Buyer Indemnifiable Claim or Claims	10.2(a)
Buyer Indemnified Party	10.2(a)
Buyer Material Adverse Effect	5.1(c)
Cash Consideration	3.1(b)
Century II	5.2(m)(i)
Claim Notice	10.6(a)
Claimed Amount	10.6(a)
“clearance”	9.1(i)
Closing	Article IV
Closing Date	Article IV
Closing Date Working Capital Statement	3.3(b)
Closing Escrow Agreement	3.6(b)
Closing Payment	3.2
COBRA	6.10(c)
Code	6.10(c)
Collection Period	3.4(b)
Consent	5.1(e)
Consent to Subcontract	6.14(b)
Contested Amount	10.6(b)
Contracts	1.1(h)

A-iii

Term	Section

CRO	6.17(a)(iii)
Current Assets	3.3(a)(ii)
Current Liabilities	3.3(a)(iii)
Damages	10.2(a)
DC Lease Agreement	2.3
DC Lease Payment	2.3
Deductible	10.3(b)
Defined Benefit Plans	5.2(n)
Deposit Escrow Account	3.6(a)
Deposit Escrow Agreement	3.6(a)
Deposit Escrow Termination Date	3.6(a)
Deposit Escrowed Funds	3.6(a)
DGCL	6.2(c)
Dispute Period	10.6(b)
Earnout Date	3.1(c)(v)
Earnout Payment	3.1(c)
Earnout Period	3.1(c)
Employee Benefit Plans	1.2(k)
Employee Liabilities	2.2
Employees	5.2(m)(i)
Encumbrances	1.1
Escrow Account	3.6(b)
Escrow Agent	3.6(a)
Escrow Termination Date	3.6(b)
Escrowed Funds	3.6(b)
Exchange Act	5.2(j)(i)
Excluded Property	1.2
Execution Date	Introductory Paragraphs
Existing Policies	6.9(b)
Expenses	9.4(a)
GAAP	5.2(a)
Governmental Authority	5.1(d)
Indemnification Escrow Cap	11.12(c)
Indemnification Notice	10.4
Indemnified Party	10.3(d)
Indemnified Persons	6.9(a)(i)
Indemnifying Party	10.3(d)
JCP	11.12(a)
Knowledge	11.11
Law	5.1(c)
Leased Employees	5.2(m)(i)(A)
Leases	1.1(g)
License Agreement	8.2(i)
Louisiana Proceeding	6.1(c)

A-iv

Term	Section

Maintenance Period	6.17(a)
Notice Period	6.3(d)
Novations	6.14(a)
Outside Date	9.1(b)
Parent	Introductory Paragraphs
Parent Board Recommendation	6.2(a)
Parent SEC Document	5.2(j)
Parent Stockholder Approval	6.3(c)
“pass through revenues”	3.1(c)
Payment Date	3.4(d)
Permits	1.1(d)
Person	5.2(a)
Personal Property Leases	1.1(f)
Post-Closing Working Capital Statement	3.3(c)
Proceeding	5.1(d)
Property	1.1
Proprietary Rights	1.1(e)
Proxy Statement	6.2(a)
Purchase Price	3.1
Purchased Insurance Policies	1.1(m)
Real Property Leases	1.1(g)
Receivables	3.4(a)
Receivables Notice	3.4(c)
Related Agreements	5.1(b)
Remaining Businesses	6.13(c)(i)
Response Notice	10.6(b)
Restricted Persons	6.13(a)
Retained Expenses	6.17(c)
Retained Liabilities	2.2
Revenue	3.1(c)
Revenue Audit	3.1(c)(i)
Revenue Objection Notice	3.1(c)(iii)
Revenue Statement	3.1(c)(ii)
Reverse Break-Up Fee	9.4(c)
Schedule 13E-3	6.2(a)
SEC	5.2(a)
Securities Act	5.2(j)(i)
Security Business	6.13(a)
Seller	Introductory Paragraphs
Seller Escrow Claim	10.6(a)
Seller Indemnifiable Claim or Claims	10.2(b)
Seller Indemnified Party	10.2(b)
Seller Material Adverse Effect	5.2(a)
Seller Unresolved Escrow Claim	10.6(e)(ii)

A-v

Term	Section

Special Meeting	6.2(c)
Staffing Agreement	5.2(m)(i)
Subsidiary	5.2(e)
Superior Proposal	6.3(a)(ii)
Support Agreement	Introductory Paragraphs
Target Working Capital	3.3(a)(i)
Terminating Buyer Breach	9.1(e)
Terminating Seller Breach	9.1(d)
Termination Date	9.1
Termination Fee	9.4(b)
Threshold Amount	3.1(c)
Transferred Employees	6.10(a)
Transition Services Agreement	8.2(g)
True-Up Amount	3.4(c)
True-Up Amount Cap	3.4(c)
Uncollected Receivables	3.4(c)
Unresolved Escrow Claim	10.6(d)(ii)
Updated Disclosure Schedules	7.1(e)
Working Capital	3.3(a)(iv)
Working Capital Adjustment	3.3
Working Capital Objection Notice	3.3(d)
Working Capital Payment Date	3.3(f)

SCHEDULES

Schedule 1	.1(a)	—	Personal Property
Schedule 1	.1(b)	—	Receivables
Schedule 1	.1(d)	—	Permits
Schedule 1	.1(e)	—	Proprietary Rights
Schedule 1	.1(f)	—	Personal Property Leases
Schedule 1	.1(g)	—	Real Property Leases
Schedule 1	.1(h)	—	Contracts
Schedule 1	.1(i)	—	Miscellaneous Assets
Schedule 1	.1(m)	—	Purchased Insurance Policies
Schedule 1	.2(c)	—	Excluded Assets
Schedule 1	.2(d)	—	Excluded Owned Real Property
Schedule 1	.2(e)	—	Excluded Leased Real Property
Schedule 1	.2(f)	—	Excluded Contracts
Schedule 2	.1(c)	—	Miscellaneous Assumed Liabilities
Schedule 5	.2(c)	—	Governmental Approvals
Schedule 5	.2(d)	—	Violations
Schedule 5	.2(e)	—	Subsidiaries
Schedule 5	.2(f)	—	Taxes
Schedule 5	.2(g)	—	Insurance
Schedule 5	.2(h)	—	Litigation
Schedule 5	.2(i)	—	Compliance with Law

A-vi

SCHEDULES

Schedule 5	.2(k)	—	Business Unit Financial Statements
Schedule 5	.2(m)	—	Employees
Schedule 5	.2(q)	—	Collectability of Accounts Receivable
Schedule 5	.2(r)	—	Customers
Schedule 5	.2(s)	—	Prepayments and Deposits
Schedule 5	.2(u)	—	No Undisclosed Material Liabilities
Schedule 5	.2(v)	—	Title; Property
Schedule 6	.13(c)	—	Excluded Employees
Schedule 8	.2(d)	—	Required Third Party Consents

EXHIBITS

Exhibit A	Form of Support Agreement
Exhibit B	Form of Closing Date Working Capital Statement
Exhibit C	Form of Post-Closing Working Capital Statement
Exhibit D	Form of Bill of Sale
Exhibit E	Form of Assignment and Assumptions
Exhibit F	Form of Transition Services Agreement
Exhibit G	Form of License Agreement

A-vii

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) dated May 13, 2010 (the “Execution Date”), is by and among GLOBALOPTIONS GROUP, INC., a Delaware corporation (“Parent”), GLOBALOPTIONS, INC., a Delaware corporation and wholly-owned subsidiary of Parent (the “Seller”), and WITT GROUP HOLDINGS, LLC, a Delaware limited liability company (the “Buyer”).

W I T N E S S E T H:

WHEREAS, the Preparedness Services unit, one of Parent’s three separate financial reporting units, develops and implements crisis management and emergency response plans for disaster mitigation, continuity of operations and other emergency management issues for governments, corporations and individuals (such separate financial reporting unit, the “Business”);

WHEREAS, Buyer desires to purchase, and Seller desires to sell, all of Seller’s operating assets relating to the Business, upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, concurrently herewith, Harvey Schiller, Jeff Nyweide, Harvey Partners, LLC, Cipher 06, L.L.C., Vicis Capital LLC, and Howard Safir are executing and delivering to Buyer a Support Agreement, substantially in the form attached hereto as Exhibit A (the “Support Agreement”), pursuant to which, among other things, such Persons (as hereinafter defined) are agreeing to vote their shares for the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein contained, Buyer, Seller and Parent hereby agree as follows:

ARTICLE I.

ASSETS TO BE PURCHASED

Section 1.1.  Purchased Property.  Upon the terms and subject to the conditions set forth in this Agreement, other than the Excluded Property (as hereinafter defined), Seller hereby agrees to convey, sell, transfer, assign and deliver to Buyer, and Buyer hereby agrees to purchase from Seller, on the Closing Date (as hereinafter defined), free and clear of all liens, security interests, claims, pledges, charges, encumbrances, equities, rights of use, levies, taxes, imposts and restrictions (the “Encumbrances”), all right, title and interest of Seller in and to certain of the assets, properties and rights (contractual or otherwise) of Seller that are used in connection with the Business, including, without limitation:

(a) all equipment, furniture, office equipment, computer hardware, supplies, materials, vehicles (including Seller’s mobile communications and command center, with vehicle identification number 1FVHA6CV37IW61318, and Seller’s 2005 Cross Country, with vehicle identification number 4UZACJBV65CV66577), and other tangible personal property used in conducting the Business listed on Schedule 1.1(a);

(b) all accounts receivable relating to or arising out of the operation of the Business listed on Schedule 1.1(b) (the “Accounts Receivable”);

(c) all miscellaneous expenses related to Accounts Receivable, including, but not limited to, prepayments to vendors and any deposits related to any Real Property Leases (as hereinafter defined);

(d) all franchises, licenses, permits, Consents (as hereinafter defined) and certificates of any Governmental Authority (as hereinafter defined) used in conducting the Business listed on Schedule 1.1(d) (the “Permits”);

(e) all intellectual property, registered and unregistered, patents, inventions, trade secrets, processes, proprietary rights, proprietary knowledge, know-how, design archives, technology, software, URLs, domain names, web sites including content and coding, trademarks, names, service marks, trade names, copyrights, symbols, logos, drawings, franchises and permits, and all applications therefor, registrations thereof and licenses, sublicenses or agreements in respect thereof, that Seller owns or has the right to use and is transferable or to which Seller is a party and all filings, registrations or issuances of any of the foregoing with or by any federal, state, local or foreign Governmental Authority and all related goodwill, all as set forth on Schedule 1.1(e) (collectively, the “Proprietary Rights”);

(f) all leases of equipment or other tangible personal property used in conducting the Business listed on Schedule 1.1(f) (the “Personal Property Leases”);

(g) those certain leaseshold interests in real property leased by Seller and used in conducting the Business listed in Schedule 1.1(g) (the “Real Property Leases” and together with the Personal Property Leases, the “Leases”), and, related thereto, all sublease payments related to the DC Lease Agreement (as hereinafter defined) and the Arkansas Lease Agreement (as hereinafter defined), as the case may be, due and owing at any time from and after the Closing Date;

(h) all contracts, agreements, Leases, contract rights, license agreements, third party guaranties, indemnifications, arrangements, and understandings, whether oral or written, to which Seller is a party, which relate to the Business, listed on Schedule 1.1(h) (the “Contracts”);

(i) all security deposits (including all security deposits related to the DC Lease Agreement and the Arkansas Lease Agreement), prepaid expenses and other miscellaneous assets of the Business listed on Schedule 1.1(i);

(j) all books of account, customer lists, client lists, files, papers, records, reports, materials, studies and telephone numbers used in conducting the Business;

(k) all causes of action, judgments, claims, demands, rights of set-off, counterclaim and/or recoupment and other rights of Parent or Seller, relating to the Business, of every kind or nature;

(l) all rights of Parent or Seller in, to and under express or implied warranties from suppliers of the Business with respect to the Property (as hereinafter defined);

(m) all insurance policies and rights thereunder of Parent or Seller to the extent relating to the Property or the Business and to the extent transferable, listed on Schedule 1.1(m) (the “Purchased Insurance Policies”);

(n) all contractual and leasehold rights to the Seller’s registered office in China and all business conducted out of such office, to the extent transferable;

(o) all bank accounts of Parent or Seller, as the case may be, relating to the Business; and

(p) all goodwill relating to the Business.

All of the assets, properties and rights (contractual and otherwise) being conveyed, sold, transferred, assigned and delivered to Buyer pursuant to subsections (a) through (p) of this Section 1.1 are hereinafter collectively referred to as the “Property.”

Section 1.2.  Excluded Property.  Notwithstanding the foregoing, there shall be excluded from the Property the following assets and properties of Parent and Seller related to or used in connection with the Business (collectively, the “Excluded Property”):

(a) all cash and cash equivalents;

(b) all tax refunds of any kind payable to Parent and Seller;

(c) all assets listed on Schedule 1.2(c);

(d) the real property of Parent and Seller identified on Schedule 1.2(d);

(e) those certain leaseshold interests in real property leased by Seller and used in the Business listed in Schedule 1.2(e), other than the Real Property Leases;

(f) those certain Contracts listed on Schedule 1.2(f);

(g) all corporate minute books, stock records, tax returns, checkbooks, bank statements and supporting materials of Parent and Seller for all periods, all of which shall be subject to Buyer’s right to inspect and copy;

(h) all insurance policies and rights thereunder of Parent or Seller to the extent relating to the Property or the Business and which by their terms are not transferable to Buyer at Closing (as hereinafter defined), other than the Purchased Insurance Policies;

(i) all claims, causes of action of any sort or rights of set-off, counterclaim and/or recoupment that Parent or Seller may have related to the Excluded Property or the Excluded Liabilities, as the case may be;

(j) all claims, causes of action of any sort that Parent or Seller may have, including, without limitation, under any of Parent’s or Seller’s insurance policies, against any of the officers, directors and/or stockholders of Parent or Seller and/or the parents, spouses and lineal descendants of any such persons;

(k) all plans, programs or agreements that Seller or Parent has maintained, sponsored, adopted or obligated itself under with respect to employee benefits, including any pension or retirement plans, medical or dental plans, life or long-term disability insurance, bonus or incentive compensation, stock option or equity participation plans, with respect to the Employees (“Employee Benefits Plans”); and

(l) the Closing Payment (as hereinafter defined).

Section 1.3.  Non-Assignment of Certain Property.  To the extent that the assignment hereunder of any of the Permits or Contracts would require the consent of any other party (or in the event that any of the same shall be nonassignable), neither this Agreement nor any action taken pursuant to its provisions shall constitute an assignment or an agreement to assign if such assignment or attempted assignment would constitute a breach thereof or result in the loss or diminution thereof; provided, however, that in each such case, Parent and Seller shall use their respective reasonable best efforts to obtain the Consents of any such other party to an assignment to Buyer. If such Consent is not obtained, subject to the provisions of Section 7.1(b), Parent and Seller shall cooperate with Buyer in any reasonable arrangement designed to provide for Buyer the full benefits of any such Permit or Contract including, without limitation, enforcement, for the account and benefit of Buyer, of any and all rights of Seller against any other Person with respect to any such Permit or Contract.

ARTICLE II.

ASSUMPTION OF LIABILITIES AND OBLIGATIONS

Section 2.1.  Assumed Liabilities.  At the Closing, Buyer shall assume and agree to fully discharge only the following specifically enumerated liabilities and obligations of Seller (the “Assumed Liabilities”):

(a) any accrued trade account payable of the Business incurred in the ordinary course of business and consistent with past practices which remains unpaid at the Closing;

(b) any obligations of Seller under any Contract, but solely to the extent that such obligations relate to contractual rights under such Contracts whose benefits accrue to Buyer from and after the Closing Date and are not attributable to any breach or default by Seller which occurred prior to the Closing;

(c) any liability of Seller described in Schedule 2.1(c);

(d) any liability or obligations of Seller arising subsequent to Closing out of or relating to the employment agreements between Seller and each of James Lee Witt, Mark Merritt, Barry Scanlon and Pate Felts and any termination or severance payments due to such individuals at or upon Closing; and

(e) the following accrued expenses of Seller related to Accounts Receivable: any insurance expenses, payroll taxes, sales/use taxes and retainers for unbilled revenue.

Section 2.2.  Retained Liabilities.  All liabilities and obligations of Parent or Seller, as the case may be, including, without limitation any legal and accounting fees incurred by Parent or Seller in connection with the transactions contemplated by this Agreement, whether arising on, prior to or after the Closing Date, other than the Assumed Liabilities, are referred to as the “Retained Liabilities”. All of the Retained Liabilities, including, for the avoidance of doubt, any liabilities arising out of or relating to (a) the Parent’s financial reporting units other than the Business, (b) any management or other overhead expense of Parent or Seller that has historically been allocated to the Business, (c) the failure of Parent and Seller to (i) properly classify each Employee (as hereinafter defined) as either an employee, an independent contractor or other non-employee status or an exempt or non-exempt employee for all purposes, including but not limited to (A) tax and tax reporting purposes and (B) requirements imposed by applicable Law (as hereinafter defined) governing the payment of wages and/or (ii) pay all required wages and other compensation to each and every Employee, and/or pay all other amounts owed to any Governmental Authority or other Person relating to the Employees (including, without limitation, any and all employment taxes, workmen’s compensation, and disability payments (the “Employee Liabilities”) and (d) any liabilities or obligations associated with the Employee Benefits Plans and any other employee plans, programs or arrangements maintained or contributed to by Parent or Seller, or as to which Parent or Seller has or could reasonably be expected to have any outstanding liability to or in respect of or obligation under, including but not limited to liabilities arising out of the establishment of, maintenance of, operation of, withdrawal from or termination of any such Employee Benefit Plans by Parent, Seller or any person with which Parent or Seller is required to be treated as a single employer under Section 4001(b) of the Employee Retirement Income Security Act of 1974, as amended, will remain the sole responsibility of and will be retained, paid, performed and discharged solely by Parent and Seller.

Section 2.3.  DC Lease Agreement.  Notwithstanding anything to the contrary set forth in Sections 2.1. and 2.2, with respect to that certain Lease Agreement by and between SP4 1501 M Street, L.P. and Seller dated July 2007 (the “DC Lease Agreement”), subject to obtaining the Consent of the landlord thereunder, Seller agrees to assign, and Buyer agrees to assume, the DC Lease Agreement, provided, however, that, in connection with such assignment and assumption of the DC Lease Agreement, on the Closing Date, Parent or Seller, as the case may be, shall pay to Buyer, in immediately available U.S. funds by wire transfer to an account designated by Buyer, an amount equal to Two Hundred Eighty Six Thousand U.S. Dollars ($286,000), which represents Six Hundred Thousand U.S. Dollars ($600,000) less One Hundred and Ninety Four Thousand U.S. Dollars ($194,000) (an amount equal to the security deposit for the DC Lease Agreement) and further less One Hundred and Twenty Thousand U.S. Dollars ($120,000) (an amount equal to the sublease payments due and owing under the existing sub-lease agreement related to the DC Lease Agreement for that certain twelve (12) month period of time commencing after the Closing Date) (the “DC Lease Payment”) in consideration for Parent’s or Seller’s, as the case may be, right to occupy, for a period of twelve (12) months from and after the Closing Date, such portion of the leased premises currently occupied by Buyer and GlobalOptions International.

ARTICLE III.

PURCHASE

Section 3.1.  Purchase Price.  The consideration for the Property shall consist of the following (collectively, the “Purchase Price”), but in no event shall the maximum amounts to be paid by Buyer to Parent or Seller, as the case may be, pursuant to this Section 3.1 and, to the extent applicable, Section 3.3 (exclusive of Assumed Liabilities), exceed Twenty-two Million U.S. Dollars ($22,000,000):

(a) Buyer is assuming the Assumed Liabilities;

(b) Buyer is paying to Seller, via wire transfer of immediately available funds into an account designated in writing by Seller, an amount equal to the sum of (i) Ten Million U.S. Dollars ($10,000,000) (the “Cash Consideration”) plus (ii) an amount equal to Six Thousand U.S. Dollars ($6,000) (the “Arkansas Security Deposit Consideration”), representing the security deposits currently held by the landlord pursuant to that certain Lease Agreement, as amended, by and between SRM Properties, LLC and James Lee Witt Associates, a part of Global Options Group, Inc. dated September 15, 2006 (the “Arkansas Lease Agreement”) less the DC Lease Payment; and

(c) If the Revenues (as hereinafter defined) earned by the Business during the twelve (12) month period commencing as of the Closing Date and terminating on the one year anniversary thereof (the “Earnout Period”) exceed Fifteen Million U.S. Dollars ($15,000,000) (the “Threshold Amount”), then Buyer shall be required to pay to Seller forty percent (40%) of any such excess (such amount, the “Earnout Payment”); provided, however, that Seller acknowledges and agrees that the total sum of the Earnout Payment to be paid by Buyer to Seller pursuant to this Section 3.1(c) shall, in no event, exceed Twelve Million U.S. Dollars ($12,000,000). As used herein, “Revenue” means any revenues earned by the Business during the Earnout Period. As used herein “pass through revenues” mean any out-of-pocket or incidental expenses, including, but not limited to, travel and entertainment expenses, incurred by the Business and which are billed by the Business to its customers and clients at cost, and any revenues arising from or related to the Business’ activities in the Commonwealth of Virginia and the State of Rhode Island which have not been subject to any cost mark-up which are paid by the Business to its teaming partners and subcontractors. For the avoidance of doubt, neither the calculation of Revenues nor the Threshold Amount shall include any “pass through revenues” earned by the Business during the Earnout Period.

(i) For purposes of determining the final amount of any Earnout Payment, Buyer shall use commercially reasonable efforts to complete an audit of the Revenues earned by the Business during the Earnout Period (“Revenue Audit”) no later than sixty (60) days following the expiration of the Earnout Period.

(ii) No later than five (5) Business Days after the completion of the Revenue Audit, Buyer will deliver to Seller a copy of the statement of Revenues which was audited in accordance with this Section 3.1(c) and which contains all information reasonably necessary to determine the Revenue, including the appropriate supporting documentation (the “Revenue Statement”), and the Revenue Statement shall be certified by an officer of Buyer to be true and correct to the Knowledge (as hereinafter defined) of such officer and to have been prepared in accordance with this Section 3.1(c).

(iii) Seller shall give written notice to Buyer of any objection to the Revenue Statement (“Revenue Objection Notice”) within thirty (30) days after Seller’s receipt thereof. A Revenue Objection Notice shall specify in reasonable detail the items in the Revenue Statement to which Seller objects and shall provide a summary of reasons for such objections. In the event Seller does not deliver a Revenue Objection Notice within such thirty (30) day period, Buyer’s determination of Revenues as set forth in the Revenue Statement shall be deemed to be final and binding on Seller. After Seller has delivered a Revenue Objection Notice in accordance with this Section 3.1(c), Seller shall not be entitled to raise any additional objections that would result in an increase to the Revenues.

(iv) Buyer and Seller shall use good faith efforts to resolve any dispute involving any matter set forth in a Revenue Objection Notice. If the parties are unable to resolve any dispute involving any matter set forth in a Revenue Objection Notice within fifteen (15) Business Days after receipt by Buyer of the Revenue Objection Notice, such dispute shall be referred for decision to a nationally recognized accounting firm chosen by Buyer and reasonably acceptable to Seller (the “Accounting Firm”) to decide the dispute within thirty (30) days of such referral. The decision by the Accounting Firm with respect to such dispute shall be final and binding on Seller and Buyer and shall be based upon a review of any relevant books and records or other documents requested by the Accounting Firm. The cost of retaining the Accounting Firm with respect to resolving disputes as to the Revenue Objection Notice shall be borne equally by Buyer and Seller.

(v) If, as of the result of a final and binding determination of the Earnout Payment, Buyer is determined to owe an Earnout Payment, Buyer shall pay to Seller, in immediately available U.S. funds by a wire transfer to an account designated in writing by Seller, an amount equal to the Earnout Payment less any amount offset in accordance with Section 3.4(g), and the parties agree that such payment shall constitute part of the Purchase Price The date on which final determination of the Earnout Payment amount is herein referred to as the “Earnout Date.”

Section 3.2.  Closing Payment.  On the Closing Date, Buyer shall (a) pay the Closing Payment (as hereinafter defined) to Seller by wire transfer of immediately available funds to an account designated by Seller not later than two (2) Business Days prior to the Closing Date and (b) deposit into escrow with the Escrow Agent the Escrowed Funds (as hereinafter defined) pursuant to the Closing Escrow Agreement (as hereinafter defined). As used herein, the “Closing Payment” means (i) the sum of the Cash Consideration and the Arkansas Security Deposit Consideration less (ii) the sum of the DC Lease Payment and the Escrowed Funds.

Section 3.3.  Working Capital Adjustment.  As used herein, the “Working Capital Adjustment” means the amount by which the Purchase Price shall be subject to adjustment on and after Closing pursuant to the procedures specified in this Section 3.3.

(a) As used herein, (i) “Target Working Capital” means Six Million Three Hundred Thousand U.S. Dollars ($6,300,000), (ii) “Current Assets” means all accounts receivable, net, prepaid expenses and other current assets of Seller that are transferred to Buyer at Closing, (iii) “Current Liabilities” means all accounts payable, deferred revenue, accrued compensation and benefits and other current liabilities of Seller that are transferred to and assumed by Buyer at Closing, and (iv) “Working Capital” means the difference between (A) all Current Assets, less (B) all Current Liabilities as reflected on the Closing Date Working Capital Statement (as hereinafter defined) or the Post-Closing Working Capital Statement (as hereinafter defined), as the case may be. For the avoidance of doubt, Seller’s cash and cash equivalents shall not be included in “Current Assets” for purposes of determining “Working Capital”.

(b) Seller shall prepare and deliver to Buyer no later than five Business Days before the Closing Date a statement in the form of Exhibit B which shall set forth Seller’s good faith estimate of Working Capital, as determined pursuant to Section 3.3(a) (the “Closing Date Working Capital Statement”). The Closing Date Working Capital Statement shall contain all information reasonably necessary to determine the Working Capital, including appropriate supporting documentation, and shall be certified by an officer of the Parent to be true and correct to the Knowledge of such officer and have been prepared in accordance with Section 3.3(a).

(c) No later than thirty (30) Business Days after the Closing Date, Buyer will prepare and deliver to Seller a statement in the form of Exhibit C setting forth Buyer’s determination of Working Capital, as determined pursuant to Section 3.3(a) (the “Post-Closing Working Capital Statement”). The Post-Closing Working Capital Statement shall contain all information reasonably necessary to determine the Working Capital, including appropriate supporting documentation, and shall be certified by an officer of Buyer to be true and correct to the Knowledge of such officer and to have been prepared in accordance with Section 3.3(a). For the avoidance of doubt, Current Assets and Current Liabilities set forth in the Post-Closing Working Capital Statement shall not omit any category of assets or liabilities included in the Closing Date Working Capital Statement (even if the relevant amount is zero).

(d) Seller shall give written notice to Buyer of any objection to the Post-Closing Working Capital Statement (“Working Capital Objection Notice”) within thirty (30) days after Seller’s receipt thereof. A Working Capital Objection Notice shall specify in reasonable detail the items in the Post-Closing Working Capital Statement to which Seller objects and shall provide a summary of reasons for such objections. In the event Seller does not deliver a Working Capital Objection Notice within such thirty (30) day period, Buyer’s determination of Working Capital as set forth in the Post-Closing Working Capital Statement shall be deemed to be final and binding on Seller. After Seller has delivered a Working Capital Objection Notice in accordance with this Section 3.3(d), Seller shall not be entitled to raise any additional objections that would result in an increase to the Working Capital as of the Closing Date.

(e) Buyer and Seller shall use good faith efforts to resolve any dispute involving any matter set forth in a Working Capital Objection Notice. If the parties are unable to resolve any dispute involving any matter set forth in a Working Capital Objection Notice within fifteen (15) Business Days after receipt by Buyer of the Working Capital Objection Notice, such dispute shall be referred for decision to the Accounting Firm to decide the dispute within thirty (30) days of such referral. The decision by the Accounting Firm with respect to such dispute shall be final and binding on Seller and Buyer and shall be based upon a review of any relevant books and records or other documents requested by the Accounting Firm. The cost of retaining the Accounting Firm with respect to resolving disputes as to the Working Capital Objection Notice shall be borne equally by Buyer and Seller.

(f) If, as of the result of a final and binding determination of the Working Capital Adjustment, Working Capital is determined to be less than the Target Working Capital, Seller shall be required to make a payment to Buyer pursuant to this Section 3.3 only in the event that the Working Capital, as finally determined, is less than Five Million Eight Hundred Thousand US Dollars ($5,800,000), and, in the event Seller is required to make a payment to Buyer pursuant to this Section 3.3(f), the amount of such payment to be made by Seller to Buyer pursuant to the terms hereof shall equal the difference between Five Million Eight Hundred Thousand US Dollars ($5,800,000) and the Working Capital, as finally determined. Any payment required to be made by Seller to Buyer pursuant to this Section 3.3(f) shall be made no later than the six month anniversary date of the Closing Date (the “Working Capital Payment Date”) and such payment shall be made in U.S. funds by wire transfer to an account designated in writing by Buyer not later than two Business Days prior to the Working Capital Payment Date; provided, however, that in the event Seller fails to pay to Buyer any such amount by the Working Capital Payment Date, then Buyer, at its option, may unilaterally deliver to the Escrow Agent a written notice instructing the Escrow Agent to disburse to Buyer from the Escrow Account an amount equal to the amount payable by Seller to Buyer pursuant to this Section 3.3(f).

(g) If, as of the result of a final and binding determination of the Working Capital Adjustment, Working Capital is determined to be greater than the Target Working Capital, Buyer shall be required to make a payment to Seller pursuant to this Section 3.3 only in the event that the Working Capital, as finally determined, is greater than Six Million Eight Hundred Thousand US Dollars ($6,800,000), and, in the event Buyer is required to make a payment to Seller pursuant to this Section 3.3(g), the amount of such payment shall equal the difference between the Working Capital, as finally determined, and Six Million Eight Hundred Thousand US Dollars ($6,800,000). Any payment required to be made by Buyer to Seller pursuant to this Section 3.3(g) shall be made no later than the Working Capital Payment Date and such payment shall be made in U.S. funds by wire transfer to an account designated in writing by Seller not later than two Business Days prior to the Working Capital Payment Date.

Section 3.4.  Accounts Receivable True-Up.

(a) At Closing, Seller shall deliver to Buyer an accounts receivable aging report (the “Aging Report”), dated as of the Closing Date, organized by invoice number and specifying in reasonable detail Seller’s accounts receivable, net that are related to the Business (the “Receivables”).

(b) From and after Closing until the six month anniversary of the Closing Date (the “Collection Period”), Buyer shall use commercially reasonable best efforts to collect the Receivables. Within ten (10) Business Days of the end of each calendar month included in the Collection Period, Buyer shall provide to Seller and Parent a Receivables aging report, organized by invoice number and specifying in reasonable detail the collection and aging of the Receivables.

(c) If, upon the expiration of the Collection Period, any of the Receivables as set forth on the Aging Report have not been collected (such Receivables, the “Uncollected Receivables”), Parent or Seller, as the case may be, shall pay to Buyer pursuant to Section 3.4(d) an amount (the “True-Up Amount”) not to exceed One Million U.S. Dollars ($1,000,000) (the “True-Up Amount Cap”) with respect to the Uncollected Receivables which are identified by Buyer in a written notice (such notice, the “Receivables Notice”) to be delivered by Buyer to Seller no later than ten (10) Business Days after the expiration of the Collection Period.

(d) Within ten (10) Business Days of the receipt of the Receivables Notice (the “Payment Date”), Parent or Seller, as the case may be, shall pay to Buyer (i) the True-Up Amount (subject to the True-Up Amount Cap) and (ii) to the extent applicable, the Bankrupt Receivables (as hereinafter defined, and such amount the “Bankrupt Receivables Amount”) in immediately available U.S. funds by a wire transfer to an account designated in writing by Buyer. Promptly upon receipt of the True-Up Amount and, to the extent applicable, the Bankrupt Receivables Amount, Buyer shall assign to Seller or Parent, as the case may be, free and clear of all Encumbrances, all of Buyer’s rights with respect to such Uncollected Receivables and to the extent applicable, the Bankrupt Receivables (collectively, the “Assigned Receivables”) and thereafter promptly remit any amounts received by Buyer with respect to any such Assigned Receivables received by Buyer after the Payment Date. With respect to any Uncollected Receivables, other than the Assigned Receivables, each of Parent and Seller agree to promptly remit to Buyer, from and after the Payment Date, any amounts actually received by Parent or Seller, as the case may be, relating to any Uncollected Receivables other than the Assigned Receivables. For the avoidance of doubt, Buyer shall retain all rights (including, but not limited to, collection rights) with respect to any Uncollected Receivables other than any Assigned Receivables.

(e) Notwithstanding anything to the contrary set forth in Sections 3.4(c) and 3.4(d), the calculation of the True-Up Amount shall equal the face amount of all of the Uncollected Receivables less (i) any Uncollected Receivables arising as a result of the bankruptcy or dissolution of any non-governmental Person identified on the Aging Report (“Bankrupt Receivables”), which such Bankrupt Receivables Amount shall be paid by Parent or Seller, as the case may be, to Buyer in accordance with Section 3.4(d), (ii) any Uncollected Receivables related to that certain Consulting Services Contract by and between the State of Louisiana, Governor’s Office of Homeland Security and Emergency Preparedness, and James Lee Witt Associates, a part of Parent, dated August 24, 2007 (as the same has, or may be, amended from time to time, and related contracts or invoices with the State of Louisiana or its agencies) and (iii) the aggregate dollar value of any Receivables discounts granted by Buyer pursuant to the first sentence of Section 3.4(f) or otherwise.

(f) Notwithstanding anything to the contrary set forth in Section 3.4(c), the Buyer shall not grant any discounts on any of the Receivables greater than five percent (5%) without the express written consent of the Seller and Parent. All funds received by the Buyer from any customers that have Receivables set forth on the Aging Report, as of the Closing Date, shall in all instances be applied first to such Receivables until such Receivables have been collected in full.

(g) In the event Parent or Seller, as the case may be, fails to pay to Buyer the True-Up Amount and, to the extent applicable, the Bankrupt Receivables Amount on or before the Payment Date, Buyer, at its option, may (i) unilaterally deliver to the Escrow Agent a written notice instructing the Escrow Agent to disburse to Buyer from the Escrow Account an amount equal to the True-Up Amount and, to the extent applicable, the Bankrupt Receivables Amount or (ii) offset an amount equal to up to fifty percent (50%) of the True-Up Amount and, to the extent applicable, the Bankrupt Receivables Amount against any Earnout Payment to be paid by Buyer to Seller in accordance with Section 3.1(d). For the avoidance of doubt, if the Escrow Agent makes any distribution from the Escrow Account or Buyer makes any offset against the Earnout Payment, pursuant to this Section 3.4(g), neither Parent nor Seller shall be deemed to be in breach of non-payment of the True-Up Amount, to the extent of such distribution from the Escrow Account or offset against the Earnout Payment.

Section 3.5.  Allocation of Purchase Price.  The aggregate purchase price of the Property shall be allocated for purposes of this Agreement and for federal, state and local tax purposes as set forth on an allocation certificate (“Allocation Certificate”) to be agreed upon by Parent, Seller and Buyer. The allocation shall reflect the respective book value of the assets sold and the liabilities assumed by the Buyer. Parent, Seller and Buyer shall file all federal, state, local and foreign tax returns, including Internal Revenue Form 8594, in accordance with the allocation set forth in such Allocation Certificate.

Section 3.6.  Escrows.

(a) Within five Business Days of the Execution Date or such later date as mutually agreed upon by the parties hereto, Parent, Seller, JCP (as hereinafter defined) and a mutually agreed upon escrow agent (the “Escrow Agent”) shall enter into an escrow agreement (the “Deposit Escrow Agreement”) on terms and conditions reasonably satisfactory to the parties thereto, pursuant to which Two Hundred Fifty Thousand U.S. Dollars ($250,000) (such amount, together with all escrow earnings thereon being defined as the “Deposit Escrowed Funds”) shall be deposited into escrow (the “Deposit Escrow Account”) with the Escrow Agent. Subject to any claims made in accordance herewith, the balance of the Deposit Escrowed Funds remaining in the Deposit Escrow Account on the earlier of the Closing Date or within ten (10) days of the termination of this Agreement by Buyer, on the one hand, or Parent and Seller, on the other, in accordance with Sections 9.1(a), (b), (c), (d), (f), (h) or (i) (the “Deposit Escrow Termination Date”) less the amount of any claims then outstanding and unresolved shall be distributed to JCP upon the Deposit Escrow Termination Date; provided, Parent or Seller, as the case may be, has not commenced, within such ten (10) day period, a wrongful termination Proceeding against Buyer with respect to a termination effected by Buyer pursuant to any of Sections 9.1(c), (d), (f) or (i), and, in the event that such a Proceeding has been commenced by Parent or Seller, as the case may be, against Buyer, the Deposit Escrow Termination Date shall be extended until the final non-appealable resolution of such Proceeding by a court of competent jurisdiction or the mutual agreement of the parties.

(b) At the Closing, Parent, Seller, Buyer and the Escrow Agent shall enter into an escrow agreement (the “Closing Escrow Agreement”) on terms and conditions reasonably satisfactory to the parties thereto, pursuant to which One Million U.S. Dollars ($1,000,000) (such amount, together with all escrow earnings thereon being defined as the “Escrowed Funds”) shall be deposited into escrow (the “Escrow Account”) with Escrow Agent. Subject to any claims made in accordance herewith, the balance of the Escrowed Funds remaining in the Escrow Account on the 12 month anniversary of the Closing Date (the “Escrow Termination Date”) less the amount of any claims then outstanding and unresolved shall be distributed to Seller upon the Escrow Termination Date. The parties hereto agree that any payment of the Escrowed Funds to the Seller shall constitute part of the Purchase Price.

ARTICLE IV.

CLOSING

Subject to the satisfaction or, if permissible, waiver by the party entitled to the benefit thereof, of the conditions set forth in Article VIII hereof (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing), the closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Bingham McCutchen, LLP, 2020 K Street, NW, Washington DC 20006 at 10:00 a.m. local time on a date to be specified by the parties, which shall be no later than the third Business Day after the date that all of the closing conditions set forth in Article VIII have been satisfied or waived (if waivable), unless another time, date or place is agreed upon in writing by the parties hereto. The date on which the Closing occurs is herein referred to as the “Closing Date”. As used herein, “Business Day” means any day that is not a Saturday, Sunday or legal holiday on which banks are required to be closed.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

Section 5.1.  Representations and Warranties of Buyer.  Buyer represents and warrants to Parent and Seller that:

(a) Company Existence.  Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws (as hereinafter defined) of the State of Delaware and has all limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

(b) Authorization; Validity.  Buyer has all requisite limited liability company power and authority to enter into this Agreement and any Related Agreement (as hereinafter defined), to perform its obligations hereunder or thereunder and to consummate the transactions contemplated hereby or thereby. All necessary limited liability company action has been taken by Buyer with respect to the execution, delivery and performance by it of this Agreement and any Related Agreement and the consummation of the transactions contemplated hereby or thereby. Assuming the due execution and delivery of this Agreement and any Related Agreement by Parent and/or Seller, each of this Agreement and any Related Agreement is a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization and moratorium Laws and other Laws of general application affecting the enforcement of creditors’ rights generally, and the fact that equitable remedies or relief (including, but not limited to, the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought. As used herein, “Related Agreements” means the Bill of Sale (as hereinafter defined), the Assignment and Assumptions (as hereinafter defined), the Deposit Escrow Agreement, the Closing Escrow Agreement, the License Agreement (as hereinafter defined) and the Transition Services Agreement (as hereinafter defined) to the extent Buyer, on the one hand, or Seller and/or the Parent, on the other, is a party thereto.

(c) No Violations.  The execution and delivery by Buyer of this Agreement and any Related Agreement and the consummation by Buyer of the transactions contemplated hereby or thereby and compliance by Buyer with any of the provisions hereof or thereof will not (i) conflict with or violate any provision of the certificate of formation or limited liability company agreement of Buyer, (ii) require any Consent under or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any note, bond, mortgage, indenture, contract, lease, license, agreement or instrument to which Buyer is a party or by which its assets are bound, (iii) result in the creation or imposition of any Encumbrance upon any of the properties, rights or assets of Buyer or (iv) subject to obtaining the Consents from Governmental Authorities, if any, and any condition precedent to such Consents being satisfied, conflict with, contravene or violate in any respect any statute (domestic or foreign), judgment, order, writ, decree, rule or regulation of any Governmental Authority (“Law”) to which Buyer or any of its assets or properties is subject, except, in the case of clauses (ii), (iii) and (iv) above, for any deviations from the foregoing that would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect. For purposes of this Agreement, the term “Buyer Material Adverse Effect” shall mean any change, effect or circumstance that, individually or in the aggregate, would reasonably be expected to prevent the ability of Buyer to consummate the transactions contemplated hereby.

(d) Litigation.  There is no claim, litigation, action, suit, proceeding, investigation or inquiry, administrative or judicial (each, a “Proceeding”), pending or, to the Knowledge of Buyer, threatened against Buyer, at Law or in equity, before any foreign, federal, state or local agency, authority, board, bureau, court, instrumentality or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers (each, a “Governmental Authority”), that would not reasonably be expected to have, individually, or in the aggregate, a Buyer Material Adverse Effect.

(e) Governmental Approvals.  No consent, approval, waiver, authorization or permit of, or notice to or declaration or filing with (each, a “Consent”), of or with any Governmental Authority on the part of Buyer is required to be obtained or made in connection with the execution, delivery or performance by Buyer of this Agreement or any Related Agreement or the consummation by Buyer of the transactions contemplated hereby or thereby.

(f) Brokers and Finders.  Except for its agreement with WWC Capital Group, LLC, whose fee shall be paid by Buyer, Buyer has not entered into any agreement, arrangement or understanding with any party as to which Parent or Seller may have any liability for a finder’s fee, brokerage commission, advisory fee or other similar payment.

(g) Disclosures.  The information supplied by Buyer for inclusion in the Proxy Statement (as hereinafter defined) will not, on the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of Parent, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

(h) Investigation by Buyer.  Buyer acknowledges and agrees that, other than as set forth in this Agreement and in the documents and instruments delivered in accordance with the terms of this Agreement, none of Parent, Seller or any of their respective directors, officers, employees, stockholders, affiliates, agents or other representatives makes any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Buyer or its agents or other representatives prior to the execution of this Agreement.

(i) Disclaimer of Other Warranties.  Except for the representations and warranties set forth in this Agreement and in the documents and instruments delivered in accordance with the terms of this Agreement, neither Buyer nor any Person acting on either of Buyer makes any representation or warranty relating to Buyer.

Section 5.2.  Representations and Warranties of Parent and Seller.  The representations and warranties of Parent and Seller set forth in this Section 5.2 are qualified by the Disclosure Schedules of Parent and Seller, which set forth certain disclosures concerning Parent and Seller (provided that any fact or item disclosed with respect to one representation or warranty shall be deemed to be disclosed with respect to each other representation or warranty, but only to the extent that it is reasonably apparent that such disclosures, on their face, are responsive to such other representation or warranty). Parent and Seller, jointly and severally, represent and warrant to Buyer that:

(a) Corporate Existence.  (i) Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the corporate power to own, operate and lease its properties and to carry on the Business as now being conducted. Seller is duly qualified to do business as a foreign corporation, and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification necessary, except where the failure to be so duly qualified and in good standing would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect (as hereinafter defined); and (ii) Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the corporate power to own, operate and lease its properties and to carry on its business as now being conducted. Parent is duly qualified to do business as a foreign corporation, and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification necessary, except where the failure to be so duly qualified and in good standing would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect. All of the equity securities of Seller are owned by Parent. Parent is a holding company and does not conduct any operations.

For purposes of this Agreement, (y) the term “Seller Material Adverse Effect” shall mean a material adverse effect on (A) the Business, or (B) the ability of Parent or Seller to consummate the transactions contemplated by this Agreement, except in any such case for any such effect resulting from, arising out of or relating to (i) general economic conditions in the U.S. or foreign countries or changes therein, except to the extent such conditions have an impact on the Business that is disproportionate to the Business’ share in any relevant market; (ii) U.S. or foreign financial, banking or securities market conditions or changes therein; (iii) any change in or interpretations of U.S. generally accepted accounting principles (“GAAP”), any Law, or any interpretation thereof after the date hereof; including accounting pronouncements by the Securities and Exchange SEC (“SEC”) and the Financial Accounting Standards Board; (iv) the non-renewal or the non-granting of a new award by the State of Louisiana for Parent, Seller or the Business to continue to provide disaster related services; (v) any occurrence or condition affecting the emergency preparedness and disaster relief recovery industry generally (including without limitation any change or proposed change in applicable state Laws regulating the security business), except to the extent such occurrences or conditions have an impact on the Business, that is disproportionate to the Business’ share in any relevant market; (vi) any natural disaster; (vii) national or international political conditions, including any engagement in or escalation of hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack occurring prior to, on or after the Execution Date; (viii) the entry into, announcement or pendency of this Agreement or any of the transactions contemplated hereby; (ix) any private or governmental action, suit, proceeding, litigation, claim, arbitration or investigation arising out of or relating to this Agreement or any of the transactions contemplated hereby; and (x) the availability or cost of financing to Buyer; and

(z) the term “Person” shall mean any individual, corporation, proprietorship, joint venture, firm, partnership, trust, limited liability company, Governmental Authority, association or other entity.

(b) Authorization; Validity.  Parent and Seller have all requisite corporate power and authority to enter into this Agreement and any Related Agreements, to perform their respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreement, the consummation of the transactions contemplated hereby or thereby, have been approved by the respective Boards of Directors of both Parent and Seller. Assuming the due execution and delivery of this Agreement and any Related Agreement by Buyer, each of this Agreement and each Related Agreement is a legal, valid and binding obligation of Parent and/or Seller to the extent a party thereto, enforceable against each of Parent and Seller, to the extent a party thereto, in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization and moratorium Laws and other Laws of general application affecting the enforcement of creditors’ rights generally, and the fact that equitable remedies or relief (including, but not limited to, the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought.

(c) Government Approvals.  No Consent of or with any Governmental Authority on the part of Parent or Seller is required to be obtained or made in connection with the execution, delivery or performance by Parent and Seller of this Agreement or any Related Agreement or the consummation of the transactions contemplated hereby or thereby, other than (i) such filings as may be required with the SEC, foreign and state securities Laws administrators and The Nasdaq Stock Market, (ii) such filings as may be required in any jurisdiction where Parent and Seller is qualified or authorized to do business as a foreign corporation in order to maintain such qualification or authorization, (iii) those Consents set forth in Schedule 5.2(c) and (iv) those Consents that, if not obtained or given, would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

(d) No Violations.  Except as set forth on Schedule 5.2(d), neither the execution and delivery of this Agreement or any Related Agreement nor the consummation by Parent or Seller, as the case may be, of the transactions contemplated hereby or thereby, nor compliance by Parent or Seller, as the case may be, with any of the provisions hereof or thereof will (i) violate or cause a default under any Law applicable to Parent or Seller or any of their respective properties; (ii) conflict with or violate any of the terms, provisions or conditions of their respective certificates of incorporation or by-laws; or (iii) require any Consent under or violate, conflict with or breach any note, bond, agreement, contract, lease, mortgage, instrument, indenture or license to which either Parent or Seller is a party or by which any of their respective assets are or may be bound or constitute a default (in and of itself or with the giving of notice, passage of time or both) thereunder.

(e) Subsidiaries.  Except as set forth on Schedule 5.2(e), neither Parent nor Seller has any Subsidiaries nor owns any securities issued by another Person. As used herein, “Subsidiary” means, with respect to any party, any Person of which such party or any subsidiary of such party owns, of record or beneficially, at least fifty percent (50%) of the outstanding equity or voting securities or interests of such Person.

(f) Taxes.  Except as set forth on Schedule 5.2(f):

(i) Parent and Seller have duly filed all federal, state, local and foreign tax returns and tax reports required to be filed by each of them in relation to the Business or the Property. All such returns and reports are true, correct and complete in all material respects, none of such returns and reports has been amended, and all taxes, assessments, fees and other governmental charges due with respect to the periods covered by such returns and reports have been fully paid;

(ii) Schedule 5.2(f) sets forth the dates and results of any and all audits of federal, state, local and foreign tax returns of Parent or Seller related to the Business or the Property performed by federal, state, local or foreign taxing authorities. No waivers of any applicable statutes of limitations are outstanding. All deficiencies proposed as a result of any such audits have been paid or settled. There is no pending or to Parent’s or Seller’s Knowledge threatened federal, state, local or foreign tax audit of Parent or Seller in relation to the Business or the Property and no agreement with any federal, state, local or foreign tax authority that may affect the subsequent tax liabilities of Parent or Seller in relation to the Business or the Property; and

(iii) There are no proposed reassessments of any Property that would affect the taxes of Buyer after the Closing Date. Neither Parent nor Seller has any liabilities for taxes in relation to the Business or the Property other than those that are not yet due and payable, and no federal, state, local or foreign tax authority is now asserting or threatening to assert any deficiency or assessment for additional taxes with respect to Parent or Seller in relation to the Business or the Property.

(g) Insurance.  Schedule 5.2(g) lists all policies of property, casualty, liability and other forms of insurance currently owned or held by Parent and Seller relating to the Business, all such policies are currently in full force and effect and all insurers whom provide such policies are, to the Knowledge of Parent and Seller, solvent. Since December 31, 2009, (i) Parent has not received and to the Knowledge of Parent and Seller, Seller has not received any notice from any insurer thereunder with respect to the cancellation of any such insurance, other than notice of cancellation for non-payment, which non-payment has been cured, (ii) there has been no gaps in insurance coverage in respect of the Business, and (iii) Parent or Seller, as the case may be, has not exhausted or materially diminished the insurance limitations of any of the policies set forth on Schedule 5.2(g). All premiums due and payable on such policies have been paid or are being financed by the applicable insurer, and no further premium payments will be due after Closing with respect to any periods prior to the Closing. All pending Proceedings are fully insured.

(h) Litigation.  Except as set forth on Schedule 5.2(h), to the Knowledge of Parent and Seller, there is no Proceeding pending or, to the Knowledge of Parent and Seller, threatened against or affecting Parent, Seller or any officer or director of Parent or Seller in connection with the Business or the Property, before any federal, state, local or foreign court or Governmental Authority. To the Knowledge of Parent and Seller, neither Parent nor Seller is subject to or in default with respect to any judgment, order, writ, injunction or decree that is binding upon Parent or Seller with respect to the Business or Property.

(i) Compliance with Laws.  Except as listed on Schedule 5.2(i), to the Knowledge of Parent and Seller, Parent and Seller are in compliance in all material respects with all Laws applicable to the Business and the Property and have no notice or Knowledge of any violations, whether actual, claimed or alleged, thereof.

(j) SEC Filings.  For purposes of this Section 5.2(j), “Parent SEC Document” means all reports, statements, schedules and registration statements filed with the SEC since December 31, 2008, together with all information incorporated by reference therein.

(i) As of its filing date, except as set forth in a subsequent Parent SEC Document filed prior to the Execution Date, each disclosure related to the Business set forth in any Parent SEC Document complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Securities and Exchange Act or 1934, as amended (the “Exchange Act”), as the case may be, each as in effect on its respective filing date.

(ii) As of its filing date (or, if amended or superseded by a filing prior to the Execution Date, on the date of such filing), no disclosure related to the Business set forth in any Parent SEC Document filed pursuant to the Exchange Act contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein related to the Business, in the light of the circumstances under which they were made, not misleading.

(k) Financial Statements.  Attached hereto as Schedule 5.2(k) are Seller’s unaudited business unit financial statements for the fiscals year ended December 31, 2009, December 31, 2008 and December 31, 2007, respectively (the “Business Unit Financial Statements”). Except as set forth on Schedule 5.2(k), the Business Unit Financial Statements fairly present, in conformity with GAAP applied on a consistent basis, the financial position of James Lee Witt Associates, a separate financial reporting unit of Parent, as of the dates thereof and its results of operations for the periods then ended (subject to normal year-end adjustments).

(l) Proxy Statement.  The Proxy Statement will, when filed, and when first mailed to stockholders and at the time stockholders vote on the approval of the transactions contemplated by this Agreement, comply as to form in all material respects with the applicable requirements of the Exchange Act. At the time the Proxy Statement is first mailed to Parent’s stockholders and at the time such stockholders vote on the approval of the transactions contemplated by this Agreement, the Proxy Statement will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(m) Employee Matters.

(i) Schedule 5.2(m) sets forth a complete and accurate list of (A) all present personnel retained by, or engaged in, the Business pursuant to the Restated Employee Leasing Agreement (the “Staffing Agreement”) between Seller and Century II Staffing, Inc., a Tennessee corporation (“Century II”), or any similar arrangement (collectively, the “Leased Employees”), which arrangements are set forth on Schedule 5.2(m), and (B) each consultant, employee, manager, officer and director of the Seller employed in the Business (together with the Leased Employees, the “Employees”). Schedule 5.2(m) sets forth a complete and accurate list, giving, name, job title, current compensation paid or payable, vacation leave that is accrued and unused, and services credited for purposes of vesting and eligibility to participate under any Employee Benefit Plan (as hereinafter defined) for each Employee and identifies any Employee on leave of absence or layoff status. With respect to the Business, Seller is not (and has not within the past year been) a party to, involved in, or threatened by, any labor dispute or unfair labor practice charge, and no strike, labor dispute, slow down or stoppage is pending, or to the Knowledge of Parent and Seller, threatened against Seller. With respect to the Business, none of the Employees belongs to any union or collective bargaining unit. With respect to the Business, Seller is not and, to Seller’s Knowledge, Century II is not engaged in any unfair labor practice. With respect to the Business, each of Seller and, to Seller’s Knowledge, Century II has complied in all material respects with all requirements of Law relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, and occupational safety and health, any other applicable employment Law, and Seller has not, and to Seller’s Knowledge, Century II has not, received any notice alleging that either it or Century II, as the case may be, has failed to comply with any such Laws. With respect to the Business, there are no pending or threatened Proceedings regarding any alleged misclassification of Employees as independent contractors.

(ii) Except as set forth on Schedule 5.2(m), neither Parent nor Seller has any employment agreement, written or oral, with any Employee, including any agreement to provide any bonus or benefit to any such Employee.

(n) Employee Benefit Plans.  Neither Parent nor Seller has maintained any “Defined Benefit Plans” (as defined in Section 414(l) of the Code) with respect to the Employees.

(o) Contracts.  To the Knowledge of Parent and Seller, Seller has delivered to Buyer an accurate and complete copy of each written Contract, and has provided Buyer with a true and accurate description (in all material respects) of each oral Contract. To the Knowledge of Parent and Seller, each Contract is valid and binding against Seller and in full force and effect. With respect to each Contract, to the Knowledge of Parent and Seller, Seller and the other party thereto is in compliance with all material terms and requirements of each Contract. To the Knowledge of Parent and Seller, there are no existing events of default under any Contract, and no events have occurred, that with the giving of notice or lapse of time, or both, would constitute a default of Seller under any Contract.

(p) Intellectual Property.  To the Knowledge of Parent and Seller, Schedule 1.1(e) sets forth a complete and correct list of all Proprietary Rights owned by or licensed to Seller, all of which is either owned free and clear of any Encumbrances or licensed to Seller. To the Knowledge of Parent and Seller,

Seller is not infringing any patent, copyright or trademark of any Person or otherwise violating the intellectual property rights of any Person and no claim has been made or threatened against Seller alleging any such violation and there is no reasonable basis for such claim. To the Knowledge of Parent and Seller, there has been no violation by others of any of Seller’s Proprietary Rights. To the Knowledge of Parent and Seller, Seller is not bound by any license or other agreement requiring the payment by it of any royalty or similar payment in connection with the Business.

(q) Collectability of Accounts Receivable.  Except as set forth on Schedule 5.2(q), to the Knowledge of Parent and Seller, all of the Accounts Receivable (less the reserve for bad debts set forth on the Business Unit Financial Statement dated December 31, 2009 as updated at Closing and set forth in the Aging Report, in a manner consistent with GAAP and past practices) are or will be at the Closing Date valid and enforceable claims.

(r) Customers.  To the Knowledge of Parent and Seller, Schedule 5.2(r) sets forth a materially complete and accurate customer list. To the Knowledge of Parent and Seller, since December 31, 2009, Seller has not received any written notice that any customer listed on Schedule 5.2(r) has terminated or intends to terminate its business with Seller.

(s) Prepayments and Deposits.  To the Knowledge of Parent and Seller, Schedule 5.2(s) sets forth a materially complete and accurate list of all prepayments or deposits from customers for services to be performed after the Closing Date which have been received by Seller as of the Execution Date.

(t) Absence of Certain Changes.  To the Knowledge of Parent and Seller, since December 31, 2009, (i) the Business has been conducted in the ordinary course consistent with past practices, (ii) there has not been any event, change or development that, individually or in the aggregate, has had or would reasonably be expected to have a Seller Material Adverse Effect and (iii) there has not been any action or event, nor any authorization, commitment or agreement by Parent or Seller with respect to any action or event, that if taken or if it occurred after the date hereof would be prohibited by Section 6.8.

(u) No Undisclosed Material Liabilities.  Except as set forth on Schedule 5.2(u), to the Knowledge of Parent and Seller, there are no liabilities or obligations of Seller related to the Business of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability or obligation, other than:

(i) liabilities or obligations disclosed and provided for in the Business Unit Financial Statement dated December 31, 2009;

(ii) liabilities or obligations incurred that are not in excess of Fifty Thousand U.S. Dollars ($50,000) in the aggregate;

(iii) normal or recurring liabilities incurred since December 31, 2009 in the ordinary course of business and consistent with past practice; and

(iv) liabilities or obligations incurred directly pursuant to this Agreement.

(v) Title; Property.  Except as set forth on Schedule 5.2(v), to the Knowledge of Parent and Seller, Seller owns good title to all of the Property free and clear of any and all Encumbrances. To the Knowledge of Parent and Seller, the Property is in good and operable condition and repair, reasonable wear and tear excepted. With the exception of the Excluded Property, the Property constitutes all of the assets, tangible, real, personal or mixed, used or held for use and necessary to lawfully operate the Business as it is presently operated.

(w) Brokers or Finder’s Fee.  Except for Needham & Company, LLC, whose fees shall be paid by Parent or Seller, as the case may be, neither Parent nor Seller has entered into any agreement, arrangement or understanding with any party as to which Buyer may have any liability for a finder’s fee, brokerage commission, advisory fee or other similar payment.

(x) Opinion of Financial Advisor.  On or prior to the Execution Date, the Board of Directors of Parent received a written opinion addressed to it for inclusion in the Proxy Statement to the effect that, as of April 21, 2010 and based upon and subject to the matters stated in such opinion, the consideration to be received by Parent and Seller in the transactions described herein is fair to Parent from financial point of view.

(y) Disclaimer of Other Warranties.  Except for the representations and warranties set forth in this Agreement and in the documents and instruments delivered in accordance with the terms of this Agreement, neither Parent, Seller nor any Person acting on either of their respective behalves, makes any representation or warranty relating to Parent, Seller, the Business or the Property. Parent and Seller hereby disclaim any implied warranty with respect to each of them, the Business and the Property, including, without limitation, any implied warranty of merchantability or fitness for a particular purpose.

ARTICLE VI.

COVENANTS

Section 6.1.  Access to Records.

(a) For a period of five years after the Execution Date (a) Parent and Seller shall preserve those of Seller’s books and records relating to the Business as are not delivered to Buyer hereunder and shall make available to Buyer for inspection and copying, at Buyer’s expense, such books and records as reasonably required by Buyer for all purposes reasonably related to this Agreement or any of the documents and instruments delivered in accordance with its terms; and (b) Buyer shall preserve those of Seller’s books and records as are delivered to Buyer hereunder and shall make available to Parent and Seller for inspection and copying, at Parent’s or Seller’s expense, such books and records as reasonably required by them for all purposes reasonably related to this Agreement or any of the documents and instruments delivered in accordance with its terms.

(b) For a period ending on the later of (i) one (1) year after the Closing Date or (ii) the date that Parent and Seller timely file all 2010 federal, state, local and foreign tax returns and tax reports required to be filed by each of them in relation to the Business or the Property (subject to one six month extension by Parent and/or Seller commensurate with Parent’s and Seller’s right to extend the filing deadline for such tax returns and tax reports), and in all cases upon reasonable advance notice from Parent or Seller, Buyer shall make available to Parent or Seller, upon Parent’s or Seller’s reasonable request and at Parent’s or Seller’s expense and in all cases at times reasonable to Buyer, certain Transferred Employees to assist Parent and Seller in the completion of certain audits and regulatory filings and such tax returns and tax reports; provided, however, that in no event shall Buyer be obligated to make any Transferred Employee available to Parent or Seller if, as reasonably determined by Buyer, such availability would interfere with such Transferred Employee’s ability to perform his or her duties to Buyer.

(c) Without limiting the generality of Section 6.1(a), from and after the Closing Date, Buyer shall, with respect to any Proceedings related to Employee Liabilities and the Proceedings set forth on Schedule 5.2(h), make available to Parent or Seller, upon Parent’s or Seller’s reasonable request and in all cases at times reasonable to Buyer, Transferred Employees with knowledge of the foregoing; provided, however, Buyer, on the one hand, and Parent and Seller, on the other, agree that none of Buyer or any such Transferred Employee shall be required to incur any cost or expense (including but not limited to reasonable attorneys’ fees and expenses of counsel) with respect to the provision of such assistance and, for the avoidance of doubt, Parent and Seller shall bear all costs and expenses (including but not limited to reasonable attorneys’ fees and expenses of counsel) incurred by Buyer or any such Transferred Employee in connection with the provision of such assistance. With respect to that certain Proceeding pending in the United States District Court for the Eastern District of Louisiana, Case No. 2:10-cv-1103- C(3) (the “Louisiana Proceeding”), each of Parent and Seller agree to, from and after the Closing Date until the final non-appealable resolution of the Louisiana Proceeding, (i) keep Buyer fully informed of the status of the Louisiana Proceeding, and (ii) not compromise or settle the Louisiana Proceeding without

Buyer’s consent (which shall not be unreasonably withheld or delayed) unless (A) there is no finding or admission of any violation of Law or any violation of the rights of any Person by the Buyer, or (B) the Buyer shall have no liability with respect to any compromise or settlement of such Louisiana Proceeding without its Consent.

Section 6.2.  Preparation of Proxy Statement; Stockholders’ Meeting.

(a) As soon as reasonably practicable following the Execution Date, Parent shall prepare a proxy statement relating to the meeting of the Parent’s stockholders to be held in connection with the transactions contemplated hereby that meets the requirements of Schedule 14A (together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to Parent’s stockholders, the “Proxy Statement”) and, to the extent applicable, a Rule 13e-3 Transaction Statement on Schedule 13e-3 that meets the requirements of Rule 13e-3 under the Exchange Act (together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to Parent’s stockholders, the “Schedule 13E-3”) and file the Proxy Statement and, to the extent applicable, the Schedule 13E-3 with the SEC. The Proxy Statement shall include a recommendation of the Board of Directors of Parent (the “Parent Board Recommendation”) that its stockholders vote in favor of the transactions contemplated hereby (subject to Section 6.3). Subject to Section 6.2(c), Parent shall use its reasonable efforts to (i) have the Proxy Statement and, to the extent applicable, Schedule 13E-3 cleared by the SEC as promptly as practicable after such filing, and (ii) subject to Section 8.2(h) (to the extent applicable), cause the Proxy Statement to be mailed to the Parent’s stockholders as promptly as practicable and, in any event, within ten (10) Business Days after the Proxy Statement is cleared by the SEC.

(b) If at any time prior to the Closing any event shall occur that should be set forth in an amendment of or a supplement to the Proxy Statement and, to the extent applicable, Schedule 13E-3, Parent shall prepare and file with the SEC such amendment or supplement as soon thereafter as is reasonably practicable. Parent and Buyer shall cooperate with each other in the preparation of the Proxy Statement and, to the extent applicable, Schedule 13E-3, and Parent shall promptly notify Buyer of the receipt of any oral or written comments of the SEC with respect to the Proxy Statement or, to the extent applicable, Schedule 13E-3 and of any requests by the SEC for any amendment or supplement thereto or for additional information, and shall provide to Buyer promptly copies of all correspondence between Parent or any representative of Parent and the SEC with respect to the Proxy Statement or, to the extent applicable, Schedule 13E-3. Parent shall give Buyer and its counsel a reasonable opportunity to review and comment (provided that while Parent shall review any such comments in good faith, Parent shall have no obligation to accept or incorporate any such comments) on the Proxy Statement and, to the extent applicable, Schedule 13E-3 (including each amendment or supplement thereto) and all responses to requests for any amendment, supplement or additional information by, and replies to comments of, the SEC before their being filed with, or sent to, the SEC. Each of the Parent and Buyer shall use its reasonable best efforts after consultation with the other as provided herein, to respond as promptly as reasonably practicable to all such comments of and requests by the SEC.

(c) Subject to the last sentence of this Section 6.2(c) and applicable Law, Parent shall, through its Board of Directors, use its reasonable best efforts to take all action necessary, in accordance with and subject to the Delaware General Corporations Law (the “DGCL”) and its Amended and Restated Certificate of Incorporation and By-laws, to duly call, give notice of and convene and hold a special meeting of its stockholders to consider and vote upon the adoption and approval of this Agreement and the transactions contemplated hereby (such special stockholder meeting, the “Special Meeting”) as promptly as practicable, including adjourning such meeting for up to twenty (20) Business Days in order to obtain such approval. Parent shall include in the Proxy Statement the Parent Board Recommendation and the Board of Directors of Parent shall use its reasonable best efforts to obtain the requisite stockholder approval of the transactions contemplated hereby and this Agreement, subject to the duties of the Board of Directors of Parent to make any further disclosure to the stockholders (which disclosure shall not be deemed to constitute a withdrawal or adverse modification of such recommendation unless expressly stated) and subject to the right to withdraw, modify or change such recommendation in accordance with Section 6.3(e). Notwithstanding anything herein to the contrary, if the Board of Directors of Parent withdraws, modifies or changes its recommendation of this Agreement or the transactions contemplated hereby in a manner adverse to Buyer or resolves to do any of the foregoing, (i) Parent shall not be obligated to call, give notice of, convene and hold the Special Meeting and (ii) Parent shall not be required to take any of the other actions set forth in this Section 6.2.

Section 6.3.  Solicitation.

(a) As used herein (i) “Acquisition Proposal” means any offer or proposal (other than from Buyer) concerning any (A) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Parent, Seller or the Business, (B) sale, lease, pledge or other disposition of assets of (1) the Business or (2) Parent or Seller representing 20% or more of the consolidated assets of Parent or Seller, in a single transaction or a series of related transactions, (C) issuance, sale or other disposition by the Parent to any Person or group of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of Parent, or (D) transaction or series of related transactions in which any Person or group acquires beneficial ownership, or the right to acquire beneficial ownership, of 20% or more of the outstanding voting equity interests of Parent, and (ii) “Superior Proposal” means any bona fide written Acquisition Proposal that (A) relates to more than 50% of the outstanding common stock, all or substantially all of the Property or all or substantially all of the assets of Parent and Seller taken as a whole, (B) is on terms that the Board of Directors of Parent determines in its good faith judgment (after receiving the advice of its financial advisor and after taking into account all the terms and conditions of such Acquisition Proposal) are more favorable to Parent’s stockholders (in their capacities as stockholders) from a financial point of view than this Agreement (including any modifications to this Agreement agreed to in writing by Buyer in response thereto) and (C) which the Board of Directors of Parent determines is reasonably capable of being consummated in a timely manner.

(b) Subject to Section 6.3(c), until the Closing or, if earlier, the termination of this Agreement in accordance with Article IX, none of the Parent, Seller or any of their respective representatives shall, directly or indirectly, (i) initiate, solicit or knowingly encourage (including by way of providing information) the submission of any inquiries, proposals or offers or any other efforts or attempts that constitute or may reasonably be expected to lead to, any Acquisition Proposal or engage in any discussions or negotiations with respect thereto or otherwise knowingly cooperate with or knowingly assist or participate in, or knowingly facilitate any such inquiries, proposals, discussions or negotiations, or (ii) approve or recommend, or publicly propose to approve or recommend, an Acquisition Proposal or enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement providing for or relating to an Acquisition Proposal or enter into any agreement or agreement in principle requiring Parent or Seller to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder or propose or agree to do any of the foregoing. Notwithstanding the foregoing, Parent and Seller may continue to take any of the actions described in clauses (i) and (ii) above with respect to any Acquisition Proposal related to Parent or Seller and not involving the Business or the Property.

(c) Notwithstanding anything to the contrary contained in Section 6.3(b), if at any time following the date of this Agreement and prior to obtaining the approval by the holders of a majority of Parent’s issued and outstanding common stock of the transactions contemplated hereby (the “Parent Stockholder Approval”), (i) Parent or Seller has received an unsolicited Acquisition Proposal (whether oral or written) from a third party that the Board of Directors of Parent believes in good faith to be bona fide and (ii) the Board of Directors of Parent determines in good faith, after consultation with its independent financial advisors and outside counsel, that such Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Proposal, then Parent and Seller may (A) furnish information with respect to the Business, Parent or Seller to the Person making such Acquisition Proposal and (B) participate in discussions or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal; provided, that Parent and Seller (x) will not, and will use its reasonable best efforts to cause its authorized representatives not to, disclose any non-public information to such Person without entering into a confidentiality agreement, and (y) will promptly provide or make available to Buyer any non-public information concerning the Business provided to such other Person which was not previously provided to Buyer. Parent and Seller shall promptly (and in any event within two (2) Business Days) notify Buyer in the event it receives an Acquisition Proposal or any material revisions thereto. Without limiting the foregoing, Parent and Seller shall promptly (and in any event within two (2) Business Days) notify Buyer if it determines to begin providing information or to engage in negotiations concerning an Acquisition Proposal pursuant to this Section 6.3(c).

(d) Notwithstanding anything in this Agreement to the contrary, if, at any time prior to obtaining the Parent Stockholder Approval, Parent receives an Acquisition Proposal which the Board of Directors of Parent concludes in good faith constitutes a Superior Proposal and reasonably determines in good faith (after consultation with Parent’s outside counsel and financial advisors) that taking any or all of the following actions is necessary in order to comply with its fiduciary duties under applicable Law, and provided that none of Parent, Seller or their representatives is and would not as a result be in material breach of any of the provisions of this Section 6.3, the Board of Directors of Parent may (x) terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal or (y) withdraw or modify its approval of this Agreement or its recommendation that Parent’s stockholders adopt this Agreement and approve the transactions contemplated hereby; provided, however, that Parent shall not terminate this Agreement pursuant to the foregoing clauses and any purported termination pursuant to the foregoing clauses shall be void and of no force or effect, unless Parent pays the Termination Fee (as hereinafter defined) payable pursuant to and in accordance with Section 9.4; and provided, further, however, that the Board of Directors of Parent may not take any action pursuant to the foregoing clauses (x) and (y) unless Parent shall have provided prior written notice to at least three calendar days in advance (the “Notice Period”), of its intention to take such action, which notice shall include a written summary of the material terms and conditions of such Superior Proposal (including the identity of the party making such Superior Proposal), and shall have contemporaneously provided a copy of the relevant proposed transaction agreements with the party making such Superior Proposal. In the event of any material revisions to the Superior Proposal, Parent shall be required to deliver a new written notice to Buyer and to comply with the requirements of this Section 6.3(d) with respect to such new written notice.

(e) Notwithstanding anything to the contrary set forth in Section 6.3(d), the Board of Directors of Parent shall, during the Notice Period and prior to recommending, approving or consummating such Superior Proposal, give Buyer the opportunity to meet with Parent and/or Seller and its outside counsel and financial advisors for the purpose of enabling Parent and Seller, on the one hand, and Buyer, on the other, to discuss in good faith any proposed modifications to the terms and conditions of this Agreement and the transactions contemplated hereby.

Section 6.4.  Tender Offers.  Nothing contained in this Section 6.4 or elsewhere in this Agreement shall prohibit Parent from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided, any such disclosure (other than a “stop, look and listen” letter or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be a termination pursuant to Section 9.1(f) unless the Board of Directors of Parent expressly publicly reaffirms at least two (2) Business Days prior to the Special Meeting its recommendation in favor of the adoption of this Agreement.

Section 6.5.  Further Assurances.  On and after the Execution Date, Parent and Seller shall prepare, execute and deliver, at Parent’s and Seller’s expense, such further instruments of conveyance, sale, assignment or transfer, and shall take or cause to be taken such other or further action as Buyer’s counsel shall reasonably request at any time or from time to time in order to perfect, confirm or evidence in Buyer title to all or any part of the Property or to consummate, in any other manner, the terms and conditions of this Agreement. On and after the Execution Date, Buyer shall prepare, execute and deliver, at Buyer’s expense, such further instruments, and shall take or cause to be taken such other or further action as Parent’s and Seller’s counsel shall reasonably request at any time or from time to time in order to confirm or evidence Buyer’s assumption of the Assumed Liabilities or to consummate, in any other manner, the terms and conditions of this Agreement.

Section 6.6.  Announcements.  Except as required by Law or the rules or regulations of any securities exchange, none of the parties to this Agreement shall issue any press releases or make any public announcements with respect to this Agreement or the transactions contemplated hereby without the written consent of the other parties hereto, which consent shall not be unreasonably withheld or delayed. Prior to issuing any press release or making any public announcements, the disclosing party shall give the other parties a copy of the text of their proposed disclosure and a reasonable opportunity to comment on it. Subject to the obligations of Parent and Seller under applicable securities Laws and the rules or regulations of any securities exchange, Parent and Seller, on the one hand, and Buyer, on the other, shall jointly agree on the press release or other public announcement with respect to the transactions contemplated by this Agreement which will be disseminated promptly following the execution and delivery hereof.

Section 6.7.  Reasonable Best Efforts.  Subject to the terms and conditions herein provided, the parties agree to use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated hereby, including: (a) obtaining all Consents or Novations (as hereinafter defined), as the case may be, from Governmental Authorities and other third parties required for the consummation of the transactions contemplated hereby and (b) Buyer agrees to use its reasonable best efforts to consult and cooperate with, provide assistance to and furnish information reasonably requested by Parent in the preparation and filing with the SEC of the Proxy Statement and Schedule 13E-3 and all amendments and supplements thereto. Upon the terms and subject to the conditions hereof, the parties agree to use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to satisfy the conditions to the consummation of the transactions contemplated hereby and the Closing set forth herein.

Section 6.8.  Conduct of the Business.  With respect to the operation of the Business from and after the Execution Date through and including the Closing Date, unless Buyer shall otherwise consent in writing:

(a) Parent shall use its reasonable efforts, and shall use its reasonable efforts to cause Seller to:

(i) operate the Business in the ordinary course of business consistent with past practices and to reserve intact the Business’ relationships with its employees, clients, customers and suppliers with the objective of preserving unimpaired its goodwill and ongoing Business at the Closing Date;

(ii) comply in a timely fashion with the provisions of all of the Contracts;

(iii) take reasonable actions to maintain the Property in substantially the same condition as such assets existed on the Execution Date and consistent with past practices; and

(iv) maintain in full force and effect all insurance policies related to the Business, subject to variations required by the ordinary operations of Parent or Seller, as the case may be, or else obtain or cause to be obtained, prior to the lapse of any such policy, substantially similar coverage with insurers of recognized standing.

(b) Parent shall use its reasonable efforts to not, and shall use its reasonable efforts to not permit Seller to:

(i) sell, lease, license or otherwise dispose of any Property other than to fulfill obligations arising under any Contract existing as of the Execution Date;

(ii) acquire any asset, obtain any Permit, or enter into any contract or agreement (whether oral or written) that would constitute Property, except for service or sales contracts entered into in the ordinary course of business consistent with past practice;

(iii) mortgage or pledge any Property or subject any Property to any Encumbrances;

(iv) institute, settle, or agree to settle any material Proceeding related to the Business pending or threatened before any arbitrator, court or other Governmental Authority;

(v) (A) grant to any officer, employee or consultant of the Business any increase in compensation, bonus or other benefits, (B) grant to any such officer, employee or consultant of the Business any severance or termination pay or benefits or any increase in severance, change or control or termination pay or benefits; and (C) establish, adopt, enter into or amend any Employee Benefit Plan or collective bargaining agreement related to the Business;

(vi) make any material change in any method of accounting or accounting principles or practices as it relates to the Business, except for any such change required by reason of a concurrent change in GAAP or applicable Law; or

(vii) authorize, commit or agree to take any of the foregoing actions.

(c) Notwithstanding anything to the contrary set forth herein, between the Execution Date and the Closing Date, the Business, shall not, and Buyer shall cause its members to not, without the prior written consent of JCP (as hereinafter defined) and Parent, create, incur or assume any indebtedness, or assume, guarantee, endorse or otherwise become liable for any obligations in excess of Fifty Thousand U.S. Dollars ($50,000) individually or Two Hundred Fifty Thousand U.S. Dollars ($250,000) in the aggregate, other than in compliance with the current budget for the Business, which has been previously approved by Parent. For the avoidance of doubt should any member of Buyer, including but not limited to James Lee Witt, Pate Felts, Mark Merritt or Barry Scanlon, cause the Business to breach this Section 6.8(c) then Buyer shall be deemed in breach of this Section 6.8(c).

Section 6.9.  Director and Officer Liability.

(a) (i) All rights, including rights to indemnification, advancement of expenses and exculpation, existing in favor of, and all exculpations and limitations of the personal liability of, the officers, employees and agents of the Business as of the Execution Date and any other such Person who becomes a director, officer, employee or agent of the Business prior to the Closing (such Persons collectively, the “Indemnified Persons”) set forth in the certificate of incorporation, bylaws or other charter or organizational documents of Seller (as in effect as of the Execution Date) or as provided in any indemnification agreements between Seller and such Indemnified Persons (as in effect as of the Execution Date (or entered into after the date hereof and prior to the Closing)) with respect to matters occurring at or prior to the Closing Date shall survive the transactions contemplated by this Agreement, and Parent shall cause Seller to, honor all such obligations to the Indemnified Persons.

(ii) Without limiting the generality or the effect of subsection (i) above, from and after the Closing Date, Parent shall cause Seller to, (A) indemnify and hold harmless the respective Indemnified Persons of such entities to the fullest extent permitted (whether by the DGCL, by any other applicable Laws, under the certificate of incorporation, bylaws or other charter or organizational documents of Seller, or in any indemnification agreement as in effect on the Execution Date hereof (or entered into after the date hereof and prior to the Closing)) and (B) fulfill and honor in all respects the obligations of Seller to the Indemnified Persons pursuant to (x) any indemnification agreement as in effect on the Execution Date hereof (or entered into after the Execution Date and prior to the Closing), and (y) any indemnification, expense advancement and exculpation provisions set forth in the DGCL, any other applicable law or under the certificate of incorporation, bylaws or other charter or organizational documents of Seller as in effect on the Execution Date.

(b) From the Closing Date until the sixth anniversary of the Closing Date, Seller shall maintain in effect, for the benefit of the Indemnified Persons with respect to matters occurring at or prior to the Closing Date, the existing policies of directors’ and officers’ insurance and errors and omission insurance maintained by Seller as of the Execution Date of this Agreement in the form delivered by Seller to Buyer prior to the date of this Agreement (the “Existing Policies”); provided, however, that: (i) Seller may substitute for the Existing Policies a policy or policies of comparable coverage; and (ii) Seller may substitute therefore at closing a prepaid “tail” policy on the Existing Policies for a period of six (6) years from the Closing Date providing comparable insurance coverage as provided under their respective Existing Policies to be effective as of the Closing Date.

(c) If Parent or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, then, proper provision shall be made so that the successors and assigns of Parent shall assume the obligations set forth in this Section 6.9.

(d) The rights of each Indemnified Person under this Section 6.9 shall be in addition to any rights such Person may have under the certificate of incorporation, bylaws or other charter or organizational documents of Seller, or under the DGCL or any other applicable Law or under any agreement of any Indemnified Person with Seller in effect on the Execution Date hereof (or entered into after the date hereof and prior to the Closing). These rights shall survive the Closing and are intended to benefit, and shall be enforceable by, each Indemnified Person.

Section 6.10.  Employees and Employee Benefits.

(a) At least five days prior to the Closing Date, (i) Buyer shall provide Seller a written list of the Employees that Buyer intends to offer employment from and after the Closing Date (the “Available Employees”), (ii) Seller shall, effective as of the Closing Date, terminate all of the Available Employees, and (iii) subject to Section 6.10(e), Buyer shall offer, effective as of the Closing Date, employment to all of the Available Employees at substantially the same compensation as they received from Seller prior to the Closing, and pursuant to a new and separate employee leasing agreement by and between Buyer and Century II. Effective as of the Closing, the Available Employees shall cease to be employed by Seller, and Available Employees who have accepted Buyer’s offer of employment shall become leased employees of Buyer (such Available Employees, the “Transferred Employees”). Buyer shall make commercially reasonable efforts to ensure that the Transferred Employees receive credit for all of their service with Seller and Parent under all welfare and benefit plans for purposes of eligibility and vesting (but not for purposes of accrual of benefits under a defined benefit pension plan). Buyer shall also use commercially reasonable efforts to ensure that no pre existing condition, limitation or exclusion shall apply to participation and coverage for such Transferred Employees under a group welfare or health benefit plan. Effective as of the Closing Date and subject to Section 6.13(c) (to the extent applicable), Seller shall release, or cause to be released, Available Employees from the provisions of any restrictive covenants and/or agreements with Seller so as to enable Buyer to offer employment to such Available Employees.

(b) It is understood and agreed that (i) any offer of employment made by or on behalf of Buyer as referenced in Section 6.10(a) above will not constitute any commitment, contract or understanding (expressed or implied) of any obligation on the part of Buyer to a post-Closing Date employment relationship of any fixed time or duration or upon any terms or conditions other than those that Buyer may establish pursuant to individual offers of employment consistent with the terms herein, and (ii) employment offered by Buyer is “at will” and may be terminated by Buyer or an employee at any time for any reason (subject to any written commitments of Buyer to the contrary). Buyer will not have any responsibility, liability or obligation, to the Employees or to any other Person with respect to any Employee Benefit Plan.

(c) Seller will be responsible for (i) the payment of all wages, fees and other remuneration due to all of its Employees, consultants and contractors with respect to their respective services as Employees, consultants and contractors of Seller and/or the Business through the close of business on the Closing Date, and (ii) compliance with all applicable Laws respecting the termination of the Employees.

(d) Transferred Employees (and their eligible dependents) who experience a “qualifying event” (as defined in the Internal Revenue Code of 1986, as amended (the “Code”), section 4980B) after the Closing Date shall be eligible to elect health plan continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), under Buyer’s group health plan. All other Employees (and their eligible dependents) who are receiving (i) COBRA continuation coverage under Seller’s group health plan prior to the Closing Date and/or (ii) whom Buyer does not offer employment or who refuse such offer of employment and who experience a “qualifying event” (as defined in the Code, section 4980B) shall be eligible to elect COBRA continuation coverage under Seller’s group health plan.

(e) From and after the Execution Date and through and until the Closing Date, Parent and/or Seller shall cooperate with Buyer’s efforts to negotiate and execute a new employee leasing agreement with Century II with respect to the Transferred Employees, pursuant to which Century II shall, to the extent requested by Buyer, continue to employ and provide benefits to the Transferred Employees on terms and conditions acceptable to Buyer, in its sole and absolute discretion.

Section 6.11.  Payment of Taxes Resulting From Sale of Property.  Seller shall pay in a timely manner all taxes (other than income taxes) imposed on it resulting from or payable in connection with the sale of the Property pursuant to this Agreement.

Section 6.12.  Payment of Retained Liabilities.  In addition to payment of taxes pursuant to Section 6.11, Seller shall pay, or make adequate provision for the payment, in full of all of the Retained Liabilities. If any such Retained Liabilities are not so paid or provided for, or if Buyer reasonably determines that failure to make any payments will impair Buyer’s use or enjoyment of the Property or conduct of the Business of Seller previously conducted using the Property, Buyer may at any time after the Closing Date elect to make all such payments directly, and will be promptly reimbursed therefor by Seller, or through the Escrow Funds (but shall have no obligation to do so).

Section 6.13.  Covenant Not to Compete.

(a) In consideration of the Purchase Price to be received under this Agreement, each of Parent and Seller agrees that, for a period of two years after the Closing Date, except for operating the business in which the Seller’s Security Consulting and Investigations business unit (the “Security Business”) currently operates, none of Harvey W. Schiller, Jeffrey O. Nyweide or Parent (the “Restricted Persons”) shall directly or indirectly, do any of the following:

(i) engage in, or invest in, own, manage, operate, finance, control, be employed by, associated with or in any manner connected with, or render services or advice to, any Person engaged in or planning to become engaged in, or any other business whose products or activities compete in whole or in part with, the Business, anywhere in the world, provided, however, the Restricted Persons may passively invest in or own up to 2% of any such entity;

(ii) induce or attempt to induce any employee of Buyer to leave the employ of Buyer, or solicit, offer employment to, otherwise attempt to hire, employ, or otherwise engage as an employee, any such employee of Buyer; provided, however, the Restricted Persons are not prohibited from (1) making general solicitations through recruiters, newspapers, the Internet or otherwise, and (2) hiring unsolicited persons that contact the Restricted Persons for employment; or

(iii) induce or attempt to induce any Person that was a customer of Buyer at any time during the one year period preceding the Closing Date to cease doing business with Buyer, in any way interfere with the relationship between Buyer and any such customer or solicit the business of any such customer.

(b) Without limiting the generality of the foregoing, Parent further agrees that, for a period of two years after the Closing Date, Parent shall not and shall cause the Seller (including the Security Business) not to, engage in any transaction or a series of related transactions in which Parent or Seller (including the Security Business), as the case may be, acquires (i) the power to direct or cause the direction of the management and policies of or (ii) all or substantially all of the assets of, any Person engaged in, or planning to become engaged in, the emergency preparedness and disaster relief recovery industry.

Notwithstanding anything contained in Section 6.13(a) or Section 6.13(b) to the contrary, if Parent or Seller (1) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger and neither Harvey W. Schiller nor Jeffrey O. Nyweide are employed by, providing consulting services to, or otherwise affiliated with such corporation or entity, or (2) transfers or conveys any or all of its properties and assets to any Person and neither Harvey W. Schiller nor Jeffrey O. Nyweide are employed by, providing consulting services to, or otherwise affiliated with such Person, then none of the provisions of Section 6.13(a) shall be applicable to such acquiring entity and none of the provisions of Section 6.13(c) shall be applicable to Buyer as it relates to such acquiring entity.

(c) In consideration of the mutual promises contained in this Agreement, Buyer agrees that for a period commencing on the Execution Date and continuing for two years after the Closing Date, Buyer shall not directly or indirectly, do any of the following:

(i) engage in, or invest in, own, manage, operate, finance, control, be employed by, associated with or in any manner connected with, or render services or advice to, any Person engaged in or planning to become engaged in, or any other business whose products or activities directly compete with, Parent’s fraud or deoxyribonucleic acid businesses units (the “Remaining Businesses” and, for the avoidance of doubt, the term “Remaining Businesses” does not include the Security Business), anywhere in the world, provided, however, Buyer may passively invest in or own up to 2% of any such entity;

(ii) except for the employees set forth on Schedule 6.13(c), induce or attempt to induce any employee of the Remaining Businesses to leave the employ of the Remaining Businesses, or solicit, offer employment to, otherwise attempt to hire, employ, or otherwise engage as an employee, any such employee of the Remaining Businesses; provided, however, Buyer is not prohibited from (1) making general solicitations through recruiters, newspapers, the Internet or otherwise, and (2) hiring unsolicited persons that contact the Buyer for employment; or

(iii) induce or attempt to induce any Person that was a customer of the Remaining Businesses at any time during the one (1) year period preceding the Execution Date to cease doing business with the Remaining Businesses or in any way interfere with the relationship between the Remaining Businesses and any such customer:

provided, however, that if Parent of any affiliate thereof enters into any definitive agreements with respect to the sale of the Remaining Business and such definitive agreements do not require the potential purchasers of such Remaining Business to comply with non-competition and non-solicitation covenants substantially similar to the covenants set forth in this Section 6.13(c), then this Section 6.13(c) shall be of no further force and effect and, for the avoidance of doubt, Buyer shall no longer be required to comply with the terms of this Section 6.13(c).

(d) Each of Parent and Seller, on the one hand, and Buyer, on the other hand, acknowledges that all of the foregoing provisions are reasonable and are necessary to protect and preserve the value of the Property to Buyer, and the Remaining Businesses, and to prevent any unfair advantage being conferred on Parent and Seller, or Buyer, as the case may be. If any of the covenants set forth in this Section 6.13 are held to be unreasonable, arbitrary, or against public policy, the restrictive time period will be deemed to be the longest period permissible by Law under the circumstances and the restrictive geographical area will be deemed to comprise the largest territory permissible by Law under the circumstances.

Section 6.14.  Consent to Subcontract; Novations.  Parent and Seller, on the one hand, and Buyer, on the other, shall use reasonable best efforts to obtain as soon as practicable after the Closing Date from the U.S. General Services Administration and the California Multiple Awards Schedule, as the case may be, their respective Consents to (a) the assignment (with a novation) to Buyer of all Contracts between such Governmental Authority and Parent or Seller, as the case may be (collectively, the “Novations”), and (b) concurrently therewith, the entry into a subcontracting or delegation arrangement between the parties as it relates to such Contracts for that certain period of time commencing after the Closing Date and terminating on the applicable date of Novation for each such Contract (the “Consent to Subcontract”). Each of the parties agrees to furnish all information and take all other actions reasonably requested by the applicable Government Authority in order to obtain each of the Consent to Subcontract and the Novations as soon as practicable after the Closing Date.

Section 6.15.  Registrations.  From and after the Closing Date, Parent or Seller, as the case may be, shall take, or cause to be taken, all actions reasonably requested by Buyer with respect to any submissions required by applicable Law to be filed with any state or local Government Authority by the parties with respect to the termination of any existing, or new applications for, registrations to do business or vendor registrations.

Section 6.16.  Excluded Contracts.  Notwithstanding anything to the contrary set forth in Section 7.1(e), Buyer shall be permitted, at any time through and until the three week anniversary of the Execution Date, to instruct Parent or Seller, as the case may be, to update Schedules 1.1(h) and 1.2(f), in order to remove contracts from Schedule 1.2(f) and, in turn, add such contracts to Schedule 1.1(h) for purposes of including such agreements in the Property to be acquired by Buyer at Closing, subject to the terms of this Agreement.

Section 6.17.  China Registered Office

(a) From and after the Closing Date until the earlier of (i) the two year anniversary of the Closing Date, (ii)(A) the liquidation (B) the dissolution or (C) a change in ownership of more than 50% of the equity interests of Parent and Seller; or (iii) such point in time that Buyer determines in its sole and absolute discretion to cease the operations of Seller’s China Registered Office (the “CRO”) (such period, the “Maintenance Period”), Parent and Seller agree to continue to maintain in good standing the existence of the CRO and, during such Maintenance Period, to reasonably fulfill any and all existing and future contractual obligations of Parent or Seller, as the case may be, related to the CRO (whether oral or written), including, but not limited to, any and all contractual obligations arising out of or related to the real property lease agreement in respect of the leased premises utilized by the CRO in connection with its business and affairs, provided, however, Buyer agrees to act as the Seller and Parent’s agent to provide, or cause to be provided, any and all services that are necessary to continue to operate the Business in China in the ordinary course, including but not limited to marketing and business development services. Buyer agrees that such services shall be provided in a manner and at a level that is timely and professional and indemnify Seller and/or Parent from any and all claims arising from the CRO and Business in China.

(b) Except as expressly contemplated by Section 6.17(a), Buyer shall have the exclusive right to administer, direct, discharge and otherwise control the business and affairs of the Business in China.

(c) Unless otherwise required by contract, agreement or applicable Law (“Retained Expenses”), Buyer shall bear all costs and expenses related to the business and affairs of the CRO during the Maintenance Period. Buyer shall, during the Maintenance Period, promptly reimburse Parent or Seller, as the case may be, with respect to any Retained Expenses or out-of-pocket expenses actually incurred by Parent or Seller, as the case may be, related to the services to be provided pursuant to Section 6.17(a).

(d) (i) Buyer agrees, that in the event that at any time during the Maintenance Period, Buyer actually receives any amount (including, but not limited to, fees, refunds or receivables) related to the business and affairs of the CRO which are otherwise due and owing to Parent or Seller, as the case may be, Buyer shall promptly remit such actually received amounts to Parent or Seller, as the case may be. (ii) Each of Parent and Seller agrees, that in the event that at any time during the Maintenance Period, Parent or Seller actually receives any amount (including, but not limited to, fees, refunds or receivables) related to the business and affairs of the CRO which are otherwise due and owing to Buyer, Parent or Seller, as the case may be, shall promptly remit such actually received amounts to Buyer.

(e) In connection with any dissolution of the CRO, Parent and Seller agree to prepare, execute and deliver, at Buyer’s expense (other than a dissolution occurring as a result of an acquisition of more than 50% of the equity interests of Parent and Seller prior to the two year anniversary of the Closing, which, in such case, at Parent’s and Seller’s expense), such agreements or other instruments, and shall take or cause to be taken, such actions (including, but not limited to, obtaining any Consents) as Buyer may reasonable request, in order to effect an orderly dissolution of the CRO in accordance with applicable Chinese law

(f) Notwithstanding anything to the contrary set forth in Section 6.17(a)(i)(C), in the event that any Person acquires more than 50% of the equity interests of Parent and Seller, and Harvey W. Schiller or Jeffrey O. Nyweide are employed by, providing consulting services to, or otherwise affiliated with such

Person, proper provision shall be made so that such Person shall assume the obligations set forth in this Section 6.17.

Section 6.18.  Transition Services Agreement.  Within thirty-five (35) days of the Execution Date, Buyer agrees to notify Parent or Seller, as the case may be, of its selection to receive the Services (as such term is defined in the Transition Services Agreement) described in Section 1(a), (b), (c) or (d) of the Service Schedule (as such term is defined in the Transition Services Agreement).

Section 6.19.  Updated Disclosure Schedules.  In the event Parent and/or Seller delivers to Buyer Updated Disclosures (as hereinafter defined) as contemplated by Section 7.1(e), the delivery by Parent and/or Seller of such Updated Disclosure Schedules shall not prejudice any rights of Buyer hereunder prior to the Closing.

ARTICLE VII.

CLOSING DELIVERIES

Section 7.1.  Deliveries by Parent and Seller.  Parent and Seller shall deliver to Buyer at Closing the following:

(a) An executed counterpart of the Bill of Sale conveying, selling, transferring and assigning to Buyer title to all of the Property, free and clear of all Encumbrances, substantially in the form of Exhibit D hereto (the “Bill of Sale”).

(b) Executed counterparts of Assignments and Assumptions of the Permits and the Contracts which include the written Consents of all parties necessary in order to duly transfer all of Parent’s and Seller’s rights thereunder to Buyer, substantially in the form of Exhibit E hereto (the “Assignments and Assumptions”).

(c) Resolutions of the Parent’s and Seller’s Board of Directors and as necessary the stockholders of Parent and Seller adopted at meetings or by consent authorizing the execution and delivery of this Agreement by Parent and Seller and the performance of their respective obligations hereunder, certified by the Secretaries of Parent and Seller.

(d) Updated versions of Schedules 1.1(a), 1.1(b), 1.1(d), 1.1(e), 1.1(f), 1.1(g), 1.1(h), 1.1(i), 1.1(m), 1.2(f) and 2.1(c) reflecting the information required to be set forth therein as of the Business Day immediately prior to the Closing Date (“Updated Disclosure Schedules”).

(e) Possession of all tangible assets comprising the Property.

(f) The Closing Escrow Agreement, executed by Parent, Seller and the Escrow Agent.

(g) The Transition Services Agreement (as hereinafter defined), executed by Parent and Seller.

(h) The Aging Report.

(i) Such other separate bills of sale, assignments or documents of transfer that Buyer may reasonably deem necessary or appropriate in order to perfect, confirm or evidence title to all or any part of the Property.

Section 7.2.  Deliveries by Buyer.  Buyer shall deliver to Parent and Seller at Closing the following:

(a) Payment of the Closing Payment.

(b) Executed counterparts of the Assignments and Assumptions.

(c) Resolutions of the board of managers of Buyer authorizing the execution and delivery of this Agreement by Buyer and the performance of its obligations hereunder, certified by the Secretary of Buyer.

(d) The Closing Escrow Agreement, executed by Buyer and the Escrow Agent.

(e) The Transition Services Agreement, executed by Buyer.

(f) Such other separate instruments of assumption that Parent or Seller may reasonably deem necessary or appropriate in order to confirm or evidence Buyer’s assumption of the Assumed Liabilities.

ARTICLE VIII.

CONDITIONS PRECEDENT TO CLOSING

Section 8.1.  Conditions to Obligation of Each Party to Effect the Transaction.  The respective obligations of Parent and Seller, on the one hand, and Buyer, on the other, as applicable, to effect the transactions contemplated herein shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a) No Order.  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) that has the effect of restricting in any material respect, preventing or prohibiting consummation of the transactions contemplated hereby.

(b) No Challenge.  There shall not be a Proceeding before or by any Governmental Authority (i) challenging or seeking damages in connection with the transactions contemplated hereby or (ii) seeking to restrain, prohibit or limit the exercise of full rights of ownership or operation by Buyer of all or any portion of the Business or Property, that in either case would reasonably be expected to have a Seller Material Adverse Effect.

(c) Stockholder Approval.  The Parent Stockholder Approval shall have been obtained.

(d) DC Lease Assignment.  The DC Lease shall have been assigned to Buyer in accordance with Section 2.3.

Section 8.2.  Additional Conditions to Obligations of Buyer.  The obligations of Buyer to effect the transactions contemplated by this Agreement are also subject to the following conditions:

(a) Representations and Warranties.  Each of the representations and warranties of Parent and Seller in this Agreement that are qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, without giving effect to any update or notice to Buyer, as of the Execution Date and (except to the extent such representations and warranties speak as of a certain date or period and except as permitted or contemplated by this Agreement) as of the Closing Date as though made on and as of the Closing Date.

(b) Agreements and Covenants.  Parent and Seller shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to Closing Date.

(c) No Seller Material Adverse Effect.  Since the Execution Date, there shall not have been any change in the financial condition, results of operations, Business or Property, taken as a whole, which either individually or in the aggregate, would reasonably be expected to have a Seller Material Adverse Effect.

(d) Third Party Consents.  The Consents set forth on Schedule 8.2(d) shall be obtained and delivered to Buyer by Seller, and shall be in full force and effect.

(e) Officer’s Certificate.  Buyer shall have received a certificate of an executive officer of Parent and Seller with respect to the conditions set forth in Sections 8.2(a), (b), (c), and (d).

(f) Closing Escrow Agreement.  Buyer shall have received the Closing Escrow Agreement, executed by Parent, Seller and the Escrow Agent.

(g) Transition Services Agreement.  Buyer shall have received the Transition Services Agreement, substantially in the form of Exhibit F hereto (the “Transition Services Agreement”), executed by Parent and Seller.

(h) Audited Financial Statements.  Buyer shall have received the results of an audit of the Business Unit Financial Statements (the “Audited Financial Statements”), which such Audited Financial Statements shall be conducted by Marcum LLP or other nationally recognized auditing firm (collectively, the “Audit Firm”), selected by Buyer in its sole and absolute discretion, at the sole cost and expense of Buyer and shall show results and financial conditions which shall be the same in all material respects as the Business Unit Financial Statements, except that the Audited Financial Statements shall include statements of cash flows, footnotes and normal period-end adjustments which are not in the aggregate material (other than any material adjustments resulting from the inclusion in the Audited Financial Statements of costs carried at the corporate level (which were not otherwise included in the Business Unit Financial Statements)); provided, Buyer shall (i) commence such audit no later than seventeen (17) days following the Execution Date, (ii) not abandon such audit after the commencement thereof, and (iii) use commercially reasonable efforts to cause such Audit Firm to complete such audit as soon as reasonably practicable after the commencement thereof. In the event Buyer fails to commence such audit within such seventeen (17) day period, the closing condition contemplated by this Section 8.2(h) shall be deemed to have been waived by Buyer for purposes of Closing. In the event, Buyer selects an Audit Firm, other than Marcum LLP, to conduct the audit, Parent’s obligation to mail the Proxy Statement in accordance with Section 6.2 and hold the Special Meeting in accordance with Section 9.1(i)(iii) shall be tolled until such audit is completed by such Audit Firm.

(i) GlobalTrack License Agreement.  Buyer shall have received a license agreement from Seller, substantially in the form of Exhibit G hereto (the “License Agreement”), executed by Seller, pursuant to which Seller shall have (i) granted Buyer a perpetual, exclusive, royalty free, fully paid-up right and license to use Seller’s GlobalTrack software (and any improvement, enhancement, combination, refinement, or modification thereof) solely in the Buyer Field (as such term is defined in the License Agreement), and (ii) agreed not to license such software to any other business involved (directly or indirectly) in the Buyer Field.

(j) Lien Searches.  Buyer shall have received from Seller Uniform Commercial Code, tax lien, bankruptcy and pending suit and judgment searches related to the Property or the Business, as the case may be, from the appropriate jurisdictions dated not more than thirty (30) days prior to the Closing Date, together with evidence that all Encumbrances arising from, or related to, the Property or the Business, as the case may be, have been released.

(k) Leased Employees.  Buyer shall have obtained reasonable assurances from Century II that Century II shall, to the extent requested by Buyer, continue to employ and provide benefits to the Transferred Employees in accordance with Section 6.10 on terms and conditions acceptable to Buyer, in its sole and absolute discretion.

Section 8.3.  Additional Conditions to Obligations of Parent and Seller.  The obligations of Parent and Seller to effect the transactions contemplated by this Agreement are also subject to the following conditions:

(a) Representations and Warranties.  Each of the representations and warranties of Buyer in this Agreement that are qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, without giving effect to any update or notice to Parent or Seller, as of the Execution Date and (except to the extent such representations and warranties speak as of a certain date or period and except as permitted or contemplated by this Agreement) as of the Closing Date as though made on and as of the Closing Date.

(b) Agreements and Covenants.  Buyer shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to Closing Date.

(c) Officer’s Certificate.  Seller shall have received a certificate of an executive officer of Buyer with respect to the conditions set forth in Sections 8.3(a) and (b).

(d) Closing Escrow Agreement.  Parent and Seller shall have received the Closing Escrow Agreement, executed by Buyer and the Escrow Agent.

(e) Transition Services Agreement.  Parent and Seller shall have received the Transition Services Agreement, executed by Buyer.

(f) License Agreement.  Seller shall have received the License Agreement, executed by Buyer.

ARTICLE IX.

TERMINATION, AMENDMENT AND WAIVER

Section 9.1.  Termination.  This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing, notwithstanding any requisite approval and adoption of this Agreement and the transactions contemplated hereby (the date of any such termination, the “Termination Date”), as follows:

(a) by mutual written consent of each of Parent, Seller, and Buyer duly authorized by the Boards of Directors or board of managers, as applicable, of Parent, Seller and Buyer;

(b) by either Parent and Seller, on the one hand, or Buyer, on the other, if the Closing shall not have occurred on or before October 31, 2010 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the transactions contemplated hereby to be consummated on or before the Outside Date (including, with respect to each of Parent and Seller, Parent’s failure to fulfill its obligation to hold the Special Meeting in accordance with Section 9.1(h));

(c) by either Parent and Seller, on the one hand, or Buyer, on the other, if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law that is, in each case, then in effect and is final and nonappealable and has the effect of making the transactions contemplated hereby illegal or otherwise preventing or prohibiting consummation of the transactions contemplated hereby; provided, however, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, any such Law to have been enacted, issued, promulgated, enforced or entered;

(d) by Buyer (if Buyer is not in breach of any of its representations, warranties, covenants or agreements under this Agreement which individually or in the aggregate would constitute a Buyer Material Adverse Effect), if there has been a breach by Parent or Seller of any of their respective representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of Parent or Seller shall have become untrue or inaccurate, in either case that would result in a failure of a condition set forth in Section 8.2(a) or 8.2(b) (a “Terminating Seller Breach”); provided, however, that the definition of Terminating Seller Breach shall not include any breach by Parent and/or Seller that is otherwise addressed in Section 9.1(i) (and, in the event of any such breach, the parties agree that the provisions of Section 9.1(i) shall apply to such breach); provided, further, however, that if such Terminating Seller Breach is reasonably curable by Parent or Seller, within 20 days after Parent or Seller has received written notice from Buyer of such Terminating Seller Breach, through the exercise of reasonable best efforts and for as long as Parent or Seller continues to exercise such reasonable best efforts, Buyer may not terminate this Agreement under this Section 9.1(d) until the earlier of the expiration of such 20-day period and the Outside Date;

(e) by Parent and Seller (if neither Parent nor Seller is in breach of any of their respective representations, warranties, covenants or agreements under this Agreement which individually or in the aggregate would constitute a Seller Material Adverse Effect), if there has been a breach by Buyer of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of Buyer shall have become untrue or inaccurate, in either case that would result in a failure of a condition set forth in Section 8.3(a) or 8.3(b) (a “Terminating Buyer Breach”); provided, that if such Terminating Buyer Breach is reasonably curable by Buyer, within 20 days after Buyer has received written notice from Parent or Seller of such Terminating Buyer Breach, through the exercise of reasonable best efforts and for as long as Buyer continues to exercise such reasonable best efforts, Parent and Seller may not terminate this Agreement under this Section 9.1(e) until the earlier of the expiration of such 20-day period and the Outside Date;

(f) by Buyer, if the Board of Directors of Parent shall have withdrawn or modified in a manner adverse to Buyer its approval or recommendation of this Agreement or the transactions contemplated hereby;

(g) by Parent or Seller in accordance with Section 6.3(e), if the Company shall have concurrently entered into a definitive agreement with respect to a Superior Proposal;

(h) by Parent or Seller, on the one hand, or Buyer, on the other, if, at the Special Meeting (including any adjournment thereof), Parent Stockholder Approval is not obtained;

(i) by Buyer if:

(i) Parent does not file the preliminary Proxy Statement within twenty-five (25) days after the Execution Date; or

(ii) Parent does not respond to comments received from the SEC within fourteen (14) days of such receipt of such comments, provided, however, the obligation to respond within fourteen (14) days is tolled upon receipt of comments from the SEC related to financial information or otherwise, which information for such response is not readily available to Parent or Seller and, as such, Parent and Seller are required to obtain such information from a third party, in which case Parent and Seller shall use commercially reasonable efforts to obtain such information from a third party as soon as practicable, or

(iii) Seller does not hold the Special Meeting within thirty (30) days following the receipt from the SEC of clearance of the Proxy Statement (subject to Section 8.2(h) (to the extent applicable)).

provided, however, that (i) the right to terminate by Buyer pursuant to Section (9)(i)(i) is waived if not exercised after twenty-five (25) days from the Execution Date but prior to the filing by Parent of the preliminary Proxy Statement with the SEC; (ii) the right to terminate by Buyer pursuant to Section 9.1(i)(ii) is waived if not exercised after fourteen (14) days from the receipt of written notice from Parent or Seller, as the case may be, that such Person has received comments from the SEC, subject to the proviso set forth in Section 9.1(i)(ii), but prior to the filing by Parent of a response to such SEC comments or (iii) the right to terminate by Buyer pursuant to Section (9)(i)(iii) is waived if not exercised after thirty (30) days from the receipt of written notice from Parent or Seller, as the case may be, that such Person has received clearance from the SEC with respect to the Proxy Statement, but prior to Parent holding the Special Meeting.

For purposes of this Section 9.1(i) and Section 6.2, the term “clearance” or any derivation thereof shall mean that Parent or Seller, as the case may be, has not received notice (whether written or oral) from the SEC that it will issue comments with respect to the Proxy Statement within the ten (10) day comment period contemplated by Section (a) of Rule 14a-6 of the Securities Act or Parent has received confirmation (whether written or oral) from the SEC that it has no comments or no further comments with respect to the Proxy Statement.

Section 9.2.  Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void, and there shall be no liability on the part of any party hereto or any of their respective affiliates or the directors, officers, partners, members, managers, employees, agents or other representatives of any of them, and all rights and obligations of each party hereto shall cease, except (a) as set forth in this Section 9.2 and in Section 9.4 and Article XI; and (b) nothing herein shall relieve any party from liability for any fraud or willful breach of this Agreement occurring prior to termination. Without limiting the foregoing, this Section 9.2, Section 9.4 and Article XI shall survive the termination of this Agreement.

Section 9.3.  Waiver.  At any time prior to the Closing Date, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other parties hereto with any of the agreements or conditions contained herein. Any such extension or waiver agreed to by a party shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension, waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 9.4.  Termination Fees and Expenses.

(a) Except as otherwise set forth in this Section 9.4, all Expenses (as hereinafter defined) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses, whether or not the transactions contemplated hereby are consummated. As used in this Agreement, “Expenses” shall include all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement, the preparation, printing, filing or mailing of the Proxy Statement and, to the extent applicable, Schedule 13E-3, the solicitation of stockholder approvals and all other matters related to the consummation of the transactions contemplated hereby. “Buyer Expenses” means Expenses incurred by Buyer or on Buyer’s behalf as of the Termination Date, exclusive of any banker’s fee or commission or similar payment; provided, however, that such amount shall in no event exceed Five Hundred Thousand U.S. Dollars ($500,000).

(b) Each of Parent and Seller agrees that if this Agreement shall be terminated:

(i) by Buyer pursuant to Section 9.1(d), then Parent and Seller shall pay Buyer, in immediately available funds, concurrently with such termination, an amount equal to the sum of Five Hundred Thousand U.S. Dollars ($500,000) plus fifty percent (50%) of Buyer Expenses; or

(ii) by Buyer pursuant to Sections 9.1(f) and 9.1(i), then Parent and Seller shall pay Buyer, in immediately available funds, concurrently with such termination, an amount equal to the sum of Five Hundred Thousand U.S. Dollars ($500,000) plus Buyer Expenses; or

(iii) by Parent and Seller pursuant to Section 9.1(g), then Parent and Seller shall pay Buyer, in immediately available funds, concurrently with such termination, an amount equal to the sum of Five Hundred Thousand U.S. Dollars ($500,000) plus Buyer Expenses; or

(iv) by Buyer, on the one hand, or Seller and Parent, on the other, pursuant to Section 9.1(h), then Parent and Seller shall pay Buyer, in immediately available funds, concurrently with such termination, an amount equal to the sum of Five Hundred Thousand U.S. Dollars ($500,000) plus Buyer Expenses; provided, however, that if such termination is not, in the reasonable discretion of Buyer, a result of Parent’s and Seller’s failure to exercise good faith efforts to obtain such Stockholder Approval at the Special Meeting (including any adjournment thereof), then Parent and Seller shall only pay Buyer an amount equal to Buyer Expenses, in immediately available funds, within two (2) Business Days after the Termination Date.

“Termination Fee” shall mean the applicable amount payable under Sections 9.4 (b)(i), 9.4(b)(ii), 9.4(b)(iii) or 9.4(b)(iv) as outlined above.

(c) Buyer agrees that if this Agreement shall be terminated by Parent and Seller pursuant to Section 9.1(e), JCP shall pay to Parent and Seller an amount equal to Two Hundred Fifty Thousand U.S. Dollars ($250,000) (such amount, the “Reverse Break-Up Fee”), which amount shall be paid from the Deposit Escrow Account in accordance with the terms of the Deposit Escrow Agreement (or, in the event the parties fail to enter into the Deposit Escrow Agreement, JCP will directly pay such Reverse

Break-Up Fee); provided, however, that the Reverse Break-Up Fee shall be reduced by the sum of any disbursements made by the Escrow Agent in respect of any undisputed Claimed Amounts in accordance with Section 10.6(c)(ii) and the Deposit Escrow Agreement. For the avoidance of doubt, the maximum amount to be paid by JCP pursuant to this Section 9.4(c) and Section 11.12(c) shall not exceed Two Hundred Fifty Thousand U.S. Dollars ($250,000). Notwithstanding anything to the contrary in this Agreement, Parent’s and Seller’s right to receive the Reverse Break-Up Fee shall be Parent’s and Seller’s sole and exclusive remedy against Buyer or any of its affiliates, members, directors, officers, employees, agents or other representatives for any loss, claim, damage, liability or expense suffered as a result of the failure of the transactions contemplated hereby to be consummated in circumstances giving rise to the right to receive the Reverse Break-Up Fee, and, upon payment of the Reverse Break-Up Fee, none of Buyer or its affiliates, members, directors, officers, employees, agents or other representatives shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby.

(d) Each of Parent and Seller, on the one hand, and Buyer, on the other, acknowledges that the agreements contained in this Section 9.4 are an integral part of the transactions contemplated hereby. In the event that Parent or Seller shall fail to pay the Termination Fee when due or JCP shall fail to deposit Two Hundred Fifty Thousand U.S. Dollars ($250,000) with the Escrow Agent in accordance with Section 11.12(a) or pay the amounts set forth in Sections 9.4(c) and 11.12(c) when due, Parent and Seller or Buyer, as the case may be, shall also be required to reimburse Buyer, or Parent and Seller, as the case may be, for all reasonable costs and expenses actually incurred or accrued by Buyer, or Parent and Seller, as the case may be, (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 9.4. Subject to Section 9.2(b) and notwithstanding anything to the contrary in this Agreement, Buyer’s right to receive the Termination Fee and Parent’s and Seller’s right to receive payments pursuant to Sections 9.4(c) and/or 11.12(c) (up to the Indemnification Escrow Cap with respect to one or more Seller Escrow Claims), as the case may be, and, to the extent applicable, the collection expenses pursuant to this Section 9.4 shall be Buyer’s sole and exclusive remedy against Parent and Seller and Parent’s and Seller’s sole and exclusive remedy against Buyer, or any of their respective affiliates, stockholders, directors, officers, employees, members, agents or other representatives for any loss, claim, damage, liability or expense suffered as a result of the failure of the transactions contemplated hereby to be consummated in circumstances giving rise to the right to receive the Termination Fee or the payments under Sections 9.4(c) and/or 11.12(c), as the case may be, and, upon payment of the Termination Fee, and, to the extent applicable, collection expenses pursuant to this Section 9.4, none of Parent or Seller or Buyer, as the case may be, or any of their respective affiliates, stockholders, directors, officers, employees, members, agents or other representatives shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby.

ARTICLE X.

INDEMNIFICATION

Section 10.1.  Survival of Representations, Warranties and Agreements.

Subject to the limitations set forth in this Article X and notwithstanding any investigation conducted at any time with regard thereto by or on behalf of Parent and Seller, on the one hand, and Buyer, on the other, all representations, warranties, covenants and agreements of Parent and Seller, on the one hand, and Buyer, on the other, in this Agreement shall survive the Closing.

Section 10.2.  Indemnification.

(a) Subject to the limitations set forth in this Article X, Parent and Seller shall indemnify and hold harmless Buyer and its affiliates and the respective employees, officers, directors, agents and advisors of all of them (each a “Buyer Indemnified Party”) from and against any and all losses, liabilities, damages, demands, Proceedings, judgments, assessments and costs and expenses including, without limitation, interest, penalties, reasonable attorneys’ fees, any and all reasonable expenses incurred in investigating, preparing or defending against any Proceeding, commenced or threatened, and any and all amounts paid in settlement of any Proceeding (collectively, “Damages”) arising from or in connection with the following (individually a “Buyer Indemnifiable Claim” and collectively “Buyer Indemnifiable Claims” when used in the context of a Buyer Indemnified Party),

(i) any inaccuracy in or breach of any of the representations, warranties or agreements made by Parent or Seller in this Agreement or in any certificate or other document delivered in connection herewith or the breach or non-performance of any covenant or obligation of Parent or Seller contained herein or in any certificate or other document delivered in connection herewith;

(ii) any liability arising out of or relating to the ownership or operation of the Property prior to the Closing, other than the Assumed Liabilities; or

(iii) any Retained Liability.

(b) Subject to the limitations set forth in this Article X, Buyer shall indemnify and hold harmless Parent and Seller and their respective affiliates and the respective employees, affiliates, directors, agents and advisors of all of them (each a “Seller Indemnified Party”) from and against any and all Damages asserted against, resulting to, imposed upon, or incurred or suffered by Seller, directly or indirectly, as a result of or arising from the following (individually “Seller Indemnified Claim” and collectively “Seller Indemnifiable Claims” when used in the context of Seller Indemnified Party):

(i) any inaccuracy in or breach of any of the representations, warranties or agreements made by Buyer in this Agreement or in any certificate or other document delivered in connection herewith or the breach or non-performance of any covenant or obligation of Buyer contained herein or in any certificate or other document delivered in connection herewith;

(ii) any liability imposed upon Parent or Seller as a result of Buyer’s conduct of the Business following the Closing, other than Retained Liabilities (except to the extent Parent or Seller had any indemnification obligation with respect thereto pursuant to Section 10.2(a)); or

(iii) the Assumed Liabilities.

(c) For purposes of this Article X, all Damages shall be computed net of any insurance coverage with respect thereto that reduces the Damages that would otherwise be sustained; provided, however, that in all cases, the timing of the receipt or realization of insurance proceeds shall be taken into account in determining the amount of reduction of Damages.

(d) Notwithstanding anything to the contrary contained in this Agreement, in no event shall any party hereto have any liability hereunder to any other party hereto for consequential, indirect or incidental damages of any kind or nature or lost profits.

Section 10.3.  Limitations on Indemnification.  Rights to indemnification hereunder are subject to the following limitations:

(a) As to Parent and Seller, on the one hand, and Buyer, on the other, the obligation of indemnity provided herein with respect to the representations and warranties made by them herein shall survive the Closing Date through and until the Earnout Date, at which time such representations and warranties shall expire and become null and void, except as to any matters with respect to which a bona fide written claim shall have been made before such date, in which event survival shall continue (but only with respect to, and to the extent of, such claim).

(b) An Indemnified Party (as hereinafter defined) shall be entitled to indemnification hereunder with respect to a breach by the Indemnifying Party (as hereinafter defined) of any representation or warranty only to the extent that the amount of all Damages suffered by the Indemnified Party as a result of the breach by the Indemnifying Party of one or more representations and warranties exceeds in the aggregate $100,000, whereupon all amounts in excess of an aggregate of $100,000 shall be subject to indemnification (the “Deductible”); provided, however, that the Deductible shall not be applicable to any Damages suffered by Buyer as a result of any Employee Liabilities, and, for the avoidance of doubt, Buyer shall be entitled to indemnification from the first dollar of loss with respect to any such Damages. In no event shall Buyer be entitled to indemnification hereunder with respect to one or more breaches by Parent or Seller of their respective representations and warranties in an aggregate amount that exceeds the Cash Consideration.

(c) As to Parent and Seller, on the one hand, and Buyer, on the other, the obligation to indemnify provided herein with respect to any matter other than a representation and warranty made by them herein shall survive the Closing Date until the expiration of the applicable statute of limitations.

(d) If, prior to the termination of any obligation to indemnify as provided for herein, written notice of a claimed breach is given by the party seeking indemnification (the “Indemnified Party”) including in detail the basis therefor to the party from whom indemnification is sought (the “Indemnifying Party”) or a Proceeding based upon a claimed breach is commenced against the Indemnified Party, the Indemnified Party shall not be precluded from pursuing such claimed breach or Proceeding, or from recovering from the Indemnifying Party (whether through the courts or otherwise) on the Proceeding by reason of the termination otherwise provided for above.

(e) The right of any party hereto to commence or assert a Proceeding for Damages in respect of the breach of a representation or warranty contained herein shall terminate at the same time that the obligation of indemnification provided herein with respect to such breach shall terminate.

(f) Notwithstanding anything contained in this Agreement to the contrary, the parties hereto acknowledge and agree that, except as hereinafter provided, the indemnification set forth in this Article X, subject to the limitations contained in this Article X, shall be the sole and exclusive remedy of the Indemnified Party for any breach, default, inaccuracy or failure of any of the representations and warranties of the Indemnifying Party contained in this Agreement and in any document and instrument delivered in connection herewith, whether based upon contract, tort or upon any other theory of Law.

Section 10.4.  Procedure for Indemnification with Respect to Third-Party Claims.  The Indemnified Party shall give the Indemnifying Party prompt written notice of any third party Proceeding to which the indemnity set forth in Section 10.2 applies, which notice to be effective must describe such claim in reasonable detail (the “Indemnification Notice”). Notwithstanding the foregoing, the Indemnified Party shall not have any obligation to give any notice of any assertion of liability by a third party unless such assertion is in writing and the rights of the Indemnified Party to be indemnified hereunder in respect of any third party claim shall not be adversely affected by its failure to give notice pursuant to the foregoing unless and, if so, only to the extent that, the Indemnifying Party is materially prejudiced thereby. The Indemnifying Party shall have the right to control the defense or settlement of any such Proceeding subject to the provisions set forth below, but the Indemnified Party may, at its election, participate in the defense of any Proceeding at its sole cost and expense. Should the Indemnifying Party fail timely to defend any such action (except for failure resulting from the Indemnified Party’s failure to timely give the Indemnification Notice), then, in addition to any other remedy, the Indemnified Party may settle or defend such Proceeding through counsel of its own choosing and may recover from the Indemnifying Party the amount of such settlement, demand, or any judgment or decree and all of its costs and expenses, including reasonable fees and disbursements of counsel.

Section 10.5.  Cooperation in the Defense of Claims.  In the event that an Indemnifiable Claim is asserted, the Indemnifying Party and the Indemnified Party shall each cooperate in all reasonable respects with the other. Such cooperation shall include making available on reasonable notice during normal business hours at the cost of the Indemnifying Party such business records as relate to the Business and the transactions contemplated hereby and suitable personnel with knowledge of the foregoing.

Section 10.6.  Escrow Arrangements; Indemnification Payments.

(a) Any indemnification claim made by a Buyer Indemnified Party prior to the Escrow Termination Date shall be referred to as a “Buyer Escrow Claim”. Any indemnification claim made by a Seller Indemnified Party prior to the Deposit Escrow Termination Date shall be referred to as a “Seller Escrow Claim”. Any Indemnified Party seeking indemnity under this Article X shall deliver a notice to the Indemnifying Party and the Escrow Agent (each a “Claim Notice”). Each Claim Notice shall (i) contain a brief description of the basis for such Indemnified Party’s indemnity claim and (ii) contain a good faith, non-binding, preliminary estimate of the aggregate dollar amount of actual and potential Damages that have arisen and may arise as a result of the inaccuracy or breach or other matter referred to in such Claim Notice (the amount of such estimate, as it may be modified by such Indemnified Party in good faith from time to time, the “Claimed Amount”).

(b) During the 45-day period commencing upon the delivery by an Indemnified Party of a Claim Notice (the “Dispute Period”), the Indemnifying Party, as applicable, shall determine in good faith whether it disputes the indemnity claim or the amount thereof, and it shall so notify the Indemnified Party (the “Response Notice”) together with a reasonable explanation that it (i) agrees that the full Claimed Amount is owed to the Indemnified Party; (ii) agrees that part (but asserts that not all) of the Claimed Amount is owed to the Indemnified Party; or (iii) asserts that no part of the Claimed Amount is owed to the Indemnified Party. Unless it shall have timely delivered such a notice indicating that it disputes all or part of the claim, the Claimed Amount set forth in the Claim Notice shall be conclusively deemed to be valid and accepted. Any part of the Claimed Amount that is disputed by the responding party pursuant to the Response Notice shall be referred to as the “Contested Amount” (it being understood that the Contested Amount shall be modified from time to time to reflect any good faith modifications by the Indemnified Party to the Claimed Amount). If a Response Notice is timely delivered, the indemnification claim shall be “finally determined” when (i) the parties to the dispute have reached an agreement in writing, (ii) a court of competent jurisdiction shall have entered a final and non-appealable order or judgment, or (iii) an arbitration or like panel shall have rendered a final non-appealable determination with respect to disputes the parties have agreed to submit thereto.

(c) (i) In the case of a Buyer Escrow Claim, if a Response Notice is delivered agreeing that the full Claimed Amount, or a portion thereof, is owed or no Response Notice is timely delivered, then Parent and Buyer shall jointly execute and deliver to the Escrow Agent, within three (3) Business Days following the earlier of the delivery of such Response Notice or the expiration of the Dispute Period, a written notice instructing the Escrow Agent to disburse the full Claimed Amount set forth in the Claim Notice, or such undisputed portion, to the Indemnified Party from the Escrow Account. In the case of a Buyer Escrow Claim, if a Response Notice is timely delivered indicating there is a Contested Amount, then within three (3) Business Days after the claim has been finally determined, Parent and Buyer shall jointly execute and deliver to the Escrow Agent a written notice instructing the Escrow Agent to disburse the applicable amount from the Escrow Account.

(ii) In the case of a Seller Escrow Claim, if a Response Notice is delivered agreeing that the full Claimed Amount, or a portion thereof, is owed or no Response Notice is timely delivered, then Buyer shall execute and deliver to the Escrow Agent, within three (3) Business Days following the earlier of the delivery of such Response Notice or the expiration of the Dispute Period, a written notice instructing the Escrow Agent to disburse the full Claimed Amount set forth in the Claim Notice, or such undisputed portion, to the Indemnified Party from the Deposit Escrow Account; provided such amount does not exceed the Indemnification Escrow Cap (as hereinafter defined). In the case of a Seller Escrow Claim, if a Response Notice is timely delivered indicating there is a Contested Amount, then within three (3) Business Days after the claim has been finally determined, Buyer shall execute and deliver to the Escrow Agent a written notice instructing the Escrow Agent to disburse the applicable amount from the Deposit Escrow Account; provided that such amount does not exceed the Indemnification Escrow Cap.

(d) The Escrowed Funds shall be disbursed to the Seller as follows:

(i) If the Escrow Funds as of the Escrow Termination Date exceeds the aggregate amount of the unpaid Claimed Amounts (including the entire Claimed Amount with respect to each indemnification claim as to which the Dispute Period has not yet expired and no Response Notice has been delivered) associated with all unresolved Buyer Escrow Claims as of the Escrow Termination Date, then within three (3) Business Days thereafter Parent and Buyer shall jointly execute and deliver to the Escrow Agent a written notice instructing the Escrow Agent to disburse to the Seller from the

Escrow Account an amount equal to the amount by which the Escrow Funds as of the Escrow Termination Date exceeds the sum of such unpaid Claimed Amounts.

(ii) Following the Escrow Termination Date, each time a Buyer Escrow Claim that had not, prior to that date, been finally determined and paid in accordance with this Article X (an “Unresolved Escrow Claim”) is finally determined, Parent and Buyer shall jointly execute and deliver to the Escrow Agent, within three (3) Business Days after the final resolution of each such Unresolved Escrow Claim and the payment from the Escrow Account of all amounts, if any, owing to the Indemnified Party that asserted such Unresolved Escrow Claim, a written notice instructing the Escrow Agent to disburse to the Seller from the Escrow Account an amount equal to the amount by which the Escrow Funds as of the date of the disbursement exceeds the aggregate amount of the unpaid Claimed Amounts (including the entire Claimed Amount with respect to each indemnification claim as to which the Dispute Period has not yet expired and no Response Notice has been delivered), if any, associated with any remaining Unresolved Escrow Claims.

(e) The Deposit Escrowed Funds shall be disbursed to JCP as follows:

(i) If the Deposit Escrowed Funds as of the Deposit Escrow Termination Date exceed the aggregate amount of the unpaid Claimed Amounts (including the entire Claimed Amount with respect to each indemnification claim as to which the Dispute Period has not yet expired and no Response Notice has been delivered) associated with all unresolved Seller Escrow Claims as of the Deposit Escrow Termination Date, then within three (3) Business Days thereafter Parent and Seller, on the one hand, and JCP, on the other, shall jointly execute and deliver to the Escrow Agent a written notice instructing the Escrow Agent to disburse to JCP from the Deposit Escrow Account an amount equal to the amount by which the Deposit Escrowed Funds as of the Deposit Escrow Termination Date exceed the sum of such unpaid Claimed Amounts.

(ii) Following the Deposit Escrow Termination Date, each time a Seller Escrow Claim that had not, prior to that date, been finally determined and paid in accordance with this Article X (a “Seller Unresolved Escrow Claim”) is finally determined, Parent and Seller, on the one hand, and JCP, on the other, shall jointly execute and deliver to the Escrow Agent, within three (3) Business Days after the final resolution of each such Seller Unresolved Escrow Claim and the payment from the Deposit Escrow Account of all amounts (subject to the Indemnification Escrow Cap), if any, owing to the Seller Indemnified Party that asserted such Seller Unresolved Escrow Claim, a written notice instructing the Escrow Agent to disburse to JCP from the Deposit Escrow Account an amount equal to the amount by which the Deposit Escrowed Funds as of the date of the disbursement exceed the aggregate amount of the unpaid Claimed Amounts (including the entire Claimed Amount with respect to each indemnification claim as to which the Dispute Period has not yet expired and no Response Notice has been delivered), if any, associated with any remaining Seller Unresolved Escrow Claims.

ARTICLE XI.

MISCELLANEOUS PROVISIONS

Section 11.1.  Notices.  All notices and other communications required or permitted under this Agreement shall be deemed to have been duly given and made if in writing and if served either by personal delivery to the party for whom intended (which shall include delivery by Federal Express or similar responsible overnight service) when received or if sent by facsimile transmission, with a copy by personal delivery, Federal Express or similar responsible overnight service) on the same day, when transmitted and receipt is confirmed by telephone, bearing the address shown in this Agreement for, or such other address as may be designated in writing hereafter by, such party:

If to Parent or Seller:	GlobalOptions Group, Inc. 75 Rockefeller Plaza New York, New York 10019 Attention: Chief Executive Officer

with a copy to:	Olshan Grundman Frome Rosenzweig & Wolosky LLP Park Avenue Tower 65 East 55th Street New York, New York 10022 Attention: Robert H. Friedman, Esq. Facsimile No.: (212) 451-2222

If to Buyer:	Witt Group Holdings, LLC
1501 M Street, NW
Washington, DC 20005
Attention: James Lee Witt
Facsimile No.: (202) 585-0792

and	Juggernaut Capital Partners, L.P. 4445 Willard Avenue 12th Floor Chevy Chase, Maryland 20815 Attention: John Shulman Facsimile No.: (301) 841-2304

with a copy to:	Bingham McCutchen, LLP 2020 K Street, NW Washington, DC 20006 Attention: Andrew M. Ray, Esq. Facsimile No.: (202) 373-6452

Section 11.2.  Entire Agreement.  This Agreement and Exhibits and Schedules hereto, and the documents referred to herein embody the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, oral or written, relative to said subject matter.

Section 11.3.  Binding Effect; Assignment.  This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon Parent and Seller, on the one hand, and Buyer, on the other, and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be transferred or assigned (by operation of Law or otherwise) by any of the parties hereto without the prior written consent of the other parties. Any transfer or assignment of any of the rights, interests or obligations hereunder in violation of the terms hereof shall be void and of no force or effect. Notwithstanding the foregoing, Buyer shall be permitted to assign all of its rights to acquire the Property and to delegate its obligations to assume the Assumed Liabilities arising under this Agreement to any entity which is wholly-owned by Buyer prior to the Closing. Any such assignment shall not release Buyer from its respective liabilities and obligations hereunder.

Section 11.4.  Captions.  The Article and Section headings of this Agreement are inserted for convenience only and shall not constitute a part of this Agreement in construing or interpreting any provision hereof.

Section 11.5.  Amendment; Waiver.  This Agreement may not be changed, amended, terminated, augmented, rescinded or discharged (other than by performance), in whole or in part, except by a writing executed by each of the parties hereto, and no waiver of any of the provisions or conditions of this Agreement or any of the rights of a party hereto shall be effective or binding unless such waiver shall be in writing and signed by the party claimed to have given or consented thereto. Except to the extent that a party hereto may have otherwise agreed to in writing, no waiver by that party of any condition of this Agreement or breach by any other party of any of its obligations, representations or warranties hereunder shall be deemed to be a waiver of any other condition or subsequent or prior breach of the same or any other obligation or representation or warranty by such other party, nor shall any forbearance by the first party to seek a remedy for any noncompliance or breach by such other party be deemed to be a waiver by the first party of its rights and remedies with respect to such noncompliance or breach.

Section 11.6.  No Third Party Beneficiaries.  Nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any Person, firm, corporation or legal entity, other than the parties hereto, any rights, remedies or other benefits under or by reason of this Agreement.

Section 11.7.  Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

Section 11.8.  Governing Law; Consent to Jurisdiction.  This Agreement shall be governed by and construed in accordance with the domestic Laws of the State of Delaware without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. THE PARTIES AGREE THAT ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF DELAWARE SITTING IN THE CITY OF WILMINGTON SHALL HAVE JURISDICTION AND EXCLUSIVE VENUE FOR ANY ACTION ARISING UNDER THIS AGREEMENT AND IRREVOCABLY AGREE TO BE BOUND BY THE JUDGMENT RENDERED BY AN SUCH COURT IN CONNECTION WITH THIS AGREEMENT, SUBJECT TO THE RIGHTS OF APPEAL.

Section 11.9.  Sections; Exhibits; Schedules.  Unless otherwise stated, each reference in this Agreement to a Section, Exhibit or Schedule shall mean a Section of this Agreement or an Exhibit or Schedule annexed to this Agreement and such Exhibit and Schedule shall be incorporated into this Agreement by such reference.

Section 11.10.  Severability.  With respect to any provision of this Agreement finally determined by a court of competent jurisdiction to be unenforceable, such court shall have jurisdiction to reform such provision so that it is enforceable to the maximum extent permitted by Law, and the parties shall abide by such court’s determination. In the event that any provision of this Agreement cannot be reformed, such provision shall be deemed to be severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect.

Section 11.11.  Knowledge.  All references herein to the “Knowledge” of Parent and Seller or words of similar import shall mean the actual knowledge of Harvey W. Schiller and Jeffrey O. Nyweide. All references herein to the “Knowledge” of Buyer or words of similar import shall mean the actual knowledge of James Lee Witt, Barry Scanlon, Pate Felts and Mark Merritt.

Section 11.12.  Guaranty of Juggernaut Capital Partners.

(a) Juggernaut Capital Partners, L.P. (“JCP”) unconditionally guarantees to Parent and Seller that it shall deposit an amount equal to Two Hundred Fifty Thousand U.S. Dollars ($250,000) with the Escrow Agent within five Business Days of the Execution Date, subject to the execution of the Deposit Escrow Agreement in accordance with Section 3.6(a).

(b) JCP unconditionally guarantees to Parent and Seller that JCP will duly and punctually pay the Reverse Break-Up Fee to Parent and Seller in accordance with and subject to the limitations set forth in Section 9.4(c), and any collection costs incurred by Parent or Seller in accordance with and subject to the limitations set forth in Section 9.4(d).

(c) In the event that at any time between the Execution Date and the Closing Date, Buyer shall be required, pursuant to Article X, to indemnify any Seller Indemnified Party for any Damages related to a Seller Escrow Claim and Buyer fails to satisfy such indemnification obligation, JCP will duly and punctually pay any such obligation of Buyer which such amount shall be paid from the Deposit Escrow

Account in accordance with the terms of the Deposit Escrow Agreement and Section 10.6(c)(ii) (or, in the event the parties fail to enter into the Deposit Escrow Agreement, JCP will directly pay such indemnification obligations); provided, however, that in no event shall any Seller Indemnified Party, individually, or Seller Indemnified Parties, collectively, be entitled to indemnification under Article X for Damages in respect of a Seller Escrow Claim or Claims in an amount (individually or in the aggregate) that exceeds Two Hundred Fifty Thousand U.S. Dollars ($250,000) (the “Indemnification Escrow Cap”). For the avoidance of doubt, the maximum amount to be paid by JCP pursuant to this 11.12(c) and Section 9.4(c) shall not exceed Two Hundred Fifty Thousand U.S. Dollars ($250,000).

(d) Subject to the satisfaction or waiver by Buyer of the conditions set forth in Sections 8.1 (to the extent Buyer is entitled to the benefit thereof) and 8.2, JCP unconditionally guarantees to Parent and Seller that, in the event that Buyer fails to satisfy its payment obligations under Section 3.1 and, to the extent applicable, Section 3.3, JCP will duly and punctually pay such obligations of Buyer.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

BUYER:

By:	/s/ James L. Witt
Name:     James L. Witt
Title:  CEO, Witt Group Holdings, LLC

SELLER:

By:	/s/ Harvey W. Schiller
Name:     Harvey W. Schiller
Title:  Chairman & CEO

PARENT:

By:	/s/ Harvey W. Schiller
Name:     Harvey W. Schiller
Title:  Chairman & CEO

For purposes of Sections 3.6(a), 9.4(c), 10.6(e)
and 11.12, only:

JUGGERNAUT CAPITAL PARTNERS, L.P.

By:	/s/ John D. Shulman
Name:     John D. Shulman
Title:  Managing Partner

ANNEX B

Needham & Company, LLC 445 Park Avenue, New York, NY 10022-4406 (212) 371-8300

April 21, 2010

Board of Directors
GlobalOptions Group, Inc.
75 Rockefeller Plaza, 27th Floor
New York, NY 10019

Gentlemen:

We understand that Witt Group Holdings, LLC (the “Buyer”), GlobalOptions Group, Inc. (the “Company”), and GlobalOptions, Inc., a wholly-owned subsidiary of the Company (the “Seller”), propose to enter into an Asset Purchase Agreement (the “Agreement”) whereby, upon the terms and subject to the conditions set forth in the Agreement, the Buyer will purchase from the Seller certain assets of the Seller that constitute the Company’s Preparedness Services unit (the “Business”) for an aggregate purchase price (the “Consideration”) of $10,000,000 in cash, subject to adjustment as set forth in the Agreement, plus up to an additional $12,000,000 in cash (the “Earnout Amount”) payable if the revenues of the Business during the 12-month period commencing on the closing date of the asset purchase exceed $15,000,000 (the “Transaction”). The terms and conditions of the Transaction will be set forth more fully in the Agreement.

You have asked us to advise you as to the fairness, from a financial point of view, to the Company of the Consideration to be received by the Company and the Seller in the Transaction.

For purposes of this opinion we have, among other things: (i) reviewed a draft of the Agreement dated April 13, 2010; (ii) reviewed certain publicly available information concerning the Company and the Business and certain other relevant financial and operating data of the Company and the Business furnished to us by the Company; (iii) held discussions with members of management of the Company and the Business concerning the current operations of and future business prospects for the Business; (iv) reviewed certain financial forecasts with respect to the Business prepared by the management of the Company and held discussions with members of such management concerning those forecasts; (v) compared certain publicly available financial data of companies whose securities are traded in the public markets and that we deemed relevant to similar data for the Business; (vi) reviewed the financial terms of certain other business combinations that we deemed generally relevant; and (vii) reviewed such other financial studies and analyses and considered such other matters as we have deemed appropriate.

Boston Office: One Post Office Square, Suite 1900, Boston, MA 02109 (617) 457-0900
California Offices: 3000 Sand Hill Road, Building 2 •  Suite 190, Menlo Park, CA 94025 (650) 854-9111
One Ferry Building, Suite 240, San Francisco, CA 94111 (415) 262-4860

Board of Directors
GlobalOptions Group, Inc.
April 21, 2010

Needham & Company, LLC

In connection with our review and in arriving at our opinion, we have assumed and relied on the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by us for purposes of this opinion and have neither attempted to verify independently nor assumed responsibility for verifying any of such information. We have assumed the accuracy of the representations and warranties contained in the Agreement and all agreements related thereto. In addition, we have assumed, with your consent, that the Transaction will be consummated upon the terms and subject to the conditions set forth in the draft Agreement dated April 13, 2010 without waiver, modification or amendment of any material term, condition or agreement thereof and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Transaction, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company, the Seller, the Buyer, the Business or the contemplated benefits of the Transaction. With respect to the financial forecasts for the Business provided to us by the management of the Company, we have assumed, with your consent and based upon discussions with such management, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such management, at the time of preparation, of the future operating and financial performance of the Business. We express no opinion with respect to any of such forecasts or estimates or the assumptions on which they were based. We have relied, at your direction, without independent verification, upon the assessments of the management of the Company as to the probability of payment of the Earnout Amount and have assumed that the portion of the Consideration which under the terms of the Agreement will be held in escrow will be fully payable to the Company and that no adjustments will be made to amount of the Consideration pursuant to the terms of the Agreement.

We have not assumed any responsibility for or made or obtained any independent evaluation, appraisal or physical inspection of the assets or liabilities of the Company, the Seller, the Buyer or the Business nor have we evaluated the solvency or fair value of the Company, the Seller, the Buyer or the Business under any state or federal laws relating to bankruptcy, insolvency or similar matters. Further, our opinion is based on economic, monetary and market conditions as they exist and can be evaluated as of the date hereof and we assume no responsibility to update or revise our opinion based upon circumstances and events occurring after the date hereof. Our opinion as expressed herein is limited to the fairness, from a financial point of view, to the Company of the Consideration to be received by the Company and the Seller pursuant to the Agreement and we express no opinion as to the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any class of securities, creditors or other constituencies of the Company, or as to the Company’s underlying business decision to engage in the Transaction or the relative merits of the Transaction as compared to other business strategies that might be available to the Company. In addition, we express no opinion with respect to the amount or nature or any other aspect of any compensation payable to or to be received by any officers, directors or employees of any party to the Transaction, or any class of such persons, relative to the Consideration to be received by the Company and the Seller pursuant to the Agreement or with respect to the fairness of any such compensation. Our opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the proposed Transaction.

We have been engaged by the Board of Directors of the Company as financial advisor in connection with the Transaction and to render this opinion and will receive fees for our services, a portion of which is payable upon rendering this opinion and a substantial portion of which is contingent upon the consummation of the Transaction. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our role as financial advisor and out of the rendering of this opinion and to reimburse us for certain of our out-of-pocket expenses. We have not in the past two years provided investment banking or financial advisory services to the Company unrelated to our current engagement, which includes serving as financial advisor in

Board of Directors
GlobalOptions Group, Inc.
April 21, 2010

Needham & Company, LLC

connection with the Transaction, for which we have received fees and we have not in the past two years provided investment banking or financial advisory services to the Buyer. We may in the future provide investment banking and financial advisory services to the Company, the Buyer and their respective affiliates unrelated to the proposed Transaction, for which services we would expect to receive compensation. In the ordinary course of our business, we may actively trade the equity securities of the Company for our own account or for the accounts of customers or affiliates and, accordingly, may at any time hold a long or short position in such securities.

This letter and the opinion expressed herein are provided at the request and for the information of the Board of Directors of the Company and may not be quoted or referred to or used for any other purpose without our prior written consent, except that this letter may be disclosed in connection with any proxy statement or information statement used by the Company in connection with the Transaction provided that this letter is quoted in full in such proxy statement or information statement. This opinion has been approved by a fairness committee of Needham & Company, LLC.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by the Company and the Seller in the Transaction pursuant to the Agreement is fair to the Company from a financial point of view.

Very truly yours,

/s/ Needham & Company, LLC
Needham & Company, LLC

ANNEX C

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Audit Committee of the Board of Directors and Shareholders
Of GlobalOptions Group, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of GlobalOptions Group, Inc. and Subsidiaries (the “Company”) as of December 31, 2009 and 2008 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years ended December 31, 2009, 2008 and 2007. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of GlobalOptions Group, Inc. and Subsidiaries as of December 31, 2009 and 2008, and the consolidated results of their operations and their cash flows for the years ended December 31, 2009, 2008 and 2007 in conformity accounting principles generally accepted in the United States of America.

/s/
Marcum LLP

New York, New York
March 16, 2010

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(Dollars in thousands, except per share amount)

	December 31,
	2009	2008

ASSETS
Current assets:
Cash and cash equivalents	$3,221	$5,276
Accounts receivable, net	19,632	27,485
Inventories, net	3,354	2,522
Prepaid expenses and other current assets	840	862

Total current assets	27,047	36,145
Property and equipment, net	6,994	5,834
Intangible assets, net	4,268	5,981
Goodwill	19,968	19,968
Security deposits and other assets	537	553

Total assets	$58,814	$68,481

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Line of credit	$2,163	$7,093
Notes payable	—	400
Accounts payable	3,565	6,199
Deferred revenues	590	585
Accrued compensation and related benefits	3,643	3,155
Other current liabilities	1,730	1,966

Total current liabilities	11,691	19,398
Long-term liabilities:
Deferred tax obligation	511	—
Other long-term obligations	789	838

Total long-term liabilities	1,300	838

Total liabilities	12,991	20,236

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value, 14,900,000 shares authorized, no shares issued or outstanding Series D convertible preferred stock, non-voting, $0.001 par value, 100,000 shares authorized, dividends do not accrue, no anti-dilution protection, 0 and 55,388.37 shares issued and outstanding, convertible into 0 and 3,692,743 shares of common stock at December 31, 2009 and 2008, respectively, liquidation preference of $0.001 per share or $0	—	—
Common stock, $0.001 par value; 100,000,000 shares authorized; 14,472,363 shares issued and 14,348,469 shares outstanding at December 31, 2009, and 10,486,935 shares issued and 10,379,868 shares outstanding at December 31, 2008, and	14	10
Additional paid-in capital	111,909	108,989
Accumulated deficit	(65,857)	(60,546)
Treasury stock; at cost, 123,894 and 107,067 shares at December 31, 2009 and December 31, 2008, respectively	(243)	(208)

Total stockholders’ equity	45,823	48,245

Total liabilities and stockholders’ equity	$58,814	$68,481

See notes to these consolidated financial statements.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)

	For the Years Ended December 31,
	2009	2008	2007

Revenues	$102,130	$104,187	$87,131
Cost of revenues	57,367	59,939	48,969

Gross profit	44,763	44,248	38,162

Operating expenses:
Selling and marketing	12,455	11,504	14,821
General and administrative	36,568	40,348	44,908
Impairment loss on goodwill and intangibles	—	—	5,144

Total operating expenses	49,023	51,852	64,873

Loss from operations	(4,260)	(7,604)	(26,711)

Other income (expense):
Interest income	12	27	297
Interest expense	(552)	(379)	(814)
Other income	—	—	100
Prepayment premium	—	—	(800)

Other expense, net	(540)	(352)	(1,217)

Loss before income taxes	(4,800)	(7,956)	(27,928)
Income tax provision	511	—	—

Net loss	$(5,311)	$(7,956)	$(27,928)

Basic and diluted net loss per share	$(0.41)	$(0.81)	$(6.69)

Weighted average number of common shares outstanding — basic and diluted	12,870,729	9,834,069	4,177,435

See notes to these consolidated financial statements.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Consolidated Statement of Stockholders’ Equity
For the Year Ended December 31, 2009
(Dollars in thousands)

					Series D
					Convertible		Additional
	Common Stock		Treasury Shares		Preferred Stock		Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Total

Balance, January 1, 2009	10,486,935	$10	107,067	$(208)	55,388.37	$—	$108,989	$(60,546)	$48,245
Stock issued to consultants for services	89,577	—	—	—	—	—	165	—	165
Shares issued upon the exercise of stock options	44	—	—	—	—	—	—	—	—
Shares issued in connection with the vesting of RSUs	134,274	—	—	—	—	—	—	—	—
Treasury shares acquired in satisfaction of income tax withoholding	—	—	16,827	(35)	—	—	—	—	(35)
Issuance of common stock in connection with the conversion of Series D Convertible Preferred Stock	3,692,552	4	—	—	(55,388.37)	—	(4)	—	—
Issuance of common stock under employee stock purchase plan	68,981	—	—	—	—	—	93	—	93
Stock based compensation — restricted stock vested	—	—	—	—	—	—	1,041	—	1,041
Stock based compensation — employee stock purchase plan	—	—	—	—	—	—	31	—	31
Amortization of consultant stock option costs	—	—	—	—	—	—	96	—	96
Amortization of employee stock options costs	—	—	—	—	—	—	394	—	394
Amortization of consultant restricted stock unit costs	—	—	—	—	—	—	4	—	4
Amortization of employee restricted stock unit costs	—	—	—	—	—	—	1,100	—	1,100
Net loss	—	—	—	—	—	—	—	(5,311)	(5,311)

Balance, December 31, 2009	14,472,363	$14	123,894	$(243)	—	$—	$111,909	$(65,857)	$45,823

See notes to these consolidated financial statements.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Consolidated Statement of Stockholders’ Equity
For the Year Ended December 31, 2008
(Dollars in thousands)

					Series D
					Convertible		Additional
	Common Stock		Treasury Shares		Preferred Stock		Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Total

Balance, January 1, 2008	9,660,269	$10	—	$—	55,989.32	$—	$102,537	$(52,590)	$49,957
Stock issued to consultants for services	26,984	—	—	—	—	—	167	—	167
Treasury shares acquired in satisfaction of income tax withoholding	—	—	19,567	(50)	—	—	—	—	(50)
Treasury shares acquired in connection with settlement of Facticon matters	—	—	87,500	(158)	—	—	—	—	(158)
Issuance of common stock to sellers of JLWA in satisfaction of $2,160 obligation to issue common stock	225,000	—	—	—	—	—	2,160	—	2,160
Issuance of common stock to sellers of JLWA	75,000	—	—	—	—	—	720	—	720
Issuance of common stock in connection with the conversion of Series D Convertible Preferred Stock	40,064	—	—	—	(600.95)	—	—	—	—
Issuance of common stock to executive employees for future services	437,500	—	—	—	—	—	—	—	—
Issuance of common stock under employee stock purchase plan	22,118	—	—	—	—	—	34	—	34
Stock based compensation — restricted stock vested	—	—	—	—	—	—	1,058	—	1,058
Stock based compensation — employee stock purchase plan	—	—	—	—	—	—	11	—	11
Amortization of consultant stock option costs	—	—	—	—	—	—	122	—	122
Amortization of employee stock options costs	—	—	—	—	—	—	1,650	—	1,650
Amortization of consultant restricted stock unit costs	—	—	—	—	—	—	4	—	4
Amortization of employee restricted stock unit costs	—	—	—	—	—	—	526	—	526
Net loss	—	—	—	—	—	—	—	(7,956)	(7,956)

Balance, December 31, 2008	10,486,935	$10	107,067	$(208)	55,388.37	$—	$108,989	$(60,546)	$48,245

See notes to these consolidated financial statements.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Consolidated Statement of Stockholders’ Equity
For the Year Ended December 31, 2007
(Dollars in thousands)

			Series A		Series B		Series C		Series D
			Convertible		Convertible		Convertible		Convertible		Additional
	Common Stock		Preferred Stock		Preferred Stock		Preferred Stock		Preferred Stock		Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Total

Balance, January 1, 2007	2,678,059	$3	6,380	$—	53,073	$—	—	$—	—	$—	$78,558	$(24,662)	$53,899

Fractional shares of common stock issued in connection with reverse split	42	—	—	—	—	—	—	—	—	—	—	—	—

Adjustment to Series B Convertible Preferred shares outstanding	—	—	—	—	(3)	—	—	—	—	—	—	—	—

Issuance of common stock in connection with the purchase of On Line Consulting	84,375	—	—	—	—	—	—	—	—	—	1,350	—	1,350

Issuance of common stock in connection with purchase of Facticon	87,500	—	—	—	—	—	—	—	—	—	1,400	—	1,400

Exercise of stock options	88,236	—	—	—	—	—	—	—	—	—	48	—	48

Cashless exercise of stock options	39,706	—	—	—	—	—	—	—	—	—	(318)	—	(318)

Stock issued to employees pursuant to 2006 Long-Term Incentive Plan	3,471	—	—	—	—	—	—	—	—	—	41	—	41

Stock issued to consultants for services	3,823	—	—	—	—	—	—	—	—	—	67	—	67

Stock based compensation — restricted stock vested	—	—	—	—	—	—	—	—	—	—	677	—	677

Amortization of consultant stock option costs	—	—	—	—	—	—	—	—	—	—	64	—	64

Amortization of employee stock options costs	—	—	—	—	—	—	—	—	—	—	2,480	—	2,480

Issuance of common stock in connection with the conversion of shares of Series A Convertible Preferred Stock	3,125	—	(50)	—	—	—	—	—	—	—	—	—	—

Equity restructuring (See Note 14)	630,765	—	(6,330)	—	(53,070)	—	59,400	—	19,706.52	—	—	—	—

Issuance of common stock in connection with qualified public offering net of offering costs	4,500,000	5	—	—	—	—	—	—	—	—	18,172	—	18,177

Conversion of Series C Convertible Preferred Stock into shares of common stock and share of Series D Convertible Preferred Stock	1,541,167	2	—	—	—	—	(59,400)	—	36,283.00	—	(2)	—	—

Net loss	—	—	—	—	—	—	—	—	—	—	—	(27,928)	(27,928)

Balance, December 31, 2007	9,660,269	$10	—	$—	—	$—	—	$—	55,989.52	$—	$102,537	$(52,590)	$49,957

See notes of these consolidated financial statements.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(Dollars in thousands)

	For the Years Ended December 31,
	2009	2008	2007

Cash flows from operating activities:
Net loss	$(5,311)	$(7,956)	$(27,928)

Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Provision for bad debts	(259)	148	1,699
Depreciation and amortization	3,352	4,366	3,917
Deferred rent	28	448	38
Non-cash interest charges	—	4	37
Reserve for restructuring	420	517	—
Reserve for litigation	65	—	—
Reserve for obsolete inventory	(5)	—	—
Impairment of goodwill and intangible assets	66	—	5,144
Stock-based compensation	2,831	4,258	3,330
Deferred income taxes	511	—	—
Loss on disposition of equipment	—	27	—
Changes in operating assets and liabilities:
Accounts receivable	8,112	(1,219)	(723)
Inventories	(827)	(196)	194
Prepaid expenses and other current assets	22	(70)	(59)
Security deposits and other assets	16	25	(264)
Accounts payable	(2,634)	459	769
Deferred revenues	5	42	396
Accrued compensation and related benefits	488	(585)	576
Due to former members of JLWA for earnout	—	—	7,732
Other current liabilities	(751)	(1,053)	(432)
Other long-term obligations	(47)	(54)	108

Total adjustments	11,393	7,117	22,462

Net cash provided by (used in) operating activities	6,082	(839)	(5,466)

Cash flows from investing activities:
Purchases of property and equipment	(2,797)	(1,638)	(1,520)
Purchase of intangible assets	(68)	(44)	(920)
Acquisition of FAIS	—	(2,548)	—
Acquisition of On Line Consulting	—	(200)	(988)
Acquisition of Facticon	—	—	(1,300)
Acquisition of Bode, less cash acquired of $284	—	—	(12,907)

Net cash used in investing activities	(2,865)	(4,430)	(17,635)

See notes of these consolidated financial statements.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows, continued
(Dollars in thousands)

	For the Years Ended December 31,
	2009	2008	2007

Cash flows from financing activities:
Net proceeds (repayments) under line of credit	$(4,930)	$7,093	$—
Proceeds from issuance of common stock	—	—	18,177
Repayment of notes payable	(400)	(800)	(12,231)
Proceeds from exercise of stock options	—	—	48
Proceeds from issuance of stock in connection with ESPP	93	34	—
Repurchase of common stock	(35)	(208)	—

Net cash (used in) provided by financing activities	(5,272)	6,119	5,994

Net increase (decrease) in cash and cash equivalents	(2,055)	850	(17,107)
Cash and cash equivalents — beginning of year	5,276	4,426	21,533

Cash and cash equivalents — end of year	$3,221	$5,276	$4,426

Supplemental disclosure of cash flow information:
Cash paid during the year for interest	$631	$353	$827

Supplemental disclosures of non-cash investing and financing activities:
Common stock issued to settle the obligation to issue common stock	$—	$2,160	$—

Common stock issued upon the cashless exercise of stock options	$—	$—	$318

Common stock issued upon conversion of Series A convertible preferred stock	$—	$—	$3

Common stock ($1,541) and Series D convertible preferred stock ($36) issued upon conversion of Series C convertible preferred stock	$—	$—	$1,577

Issuance of common stock ($631), Series C ($59) and Series D ($20) convertible preferred stock in equity restructuring	$—	$—	$1

See notes of these consolidated financial statements.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows, continued
(Dollars in thousands)

	For the Years Ended December 31,
	2009	2008	2007

Supplemental non-cash investing and financing activity — acquisition of FAIS:
Assets acquired and liabilities assumed:
Accounts receivable	$—	$1,201	$—
Property and equipment	—	61	—
Intangible assets	—	1,625	—
Accounts payable	—	(17)	—
Other current liabilities	—	(322)	—

Total purchase price, paid in cash	$—	$2,548	$—

Supplemental non-cash investing and financing activity — acquisition of On Line Consulting:
Assets acquired and liabilities assumed:
Property and equipment	$—	$—	$97
Intangible assets	—	—	1,199
Goodwill recognized on purchase business combination	—	200	1,845
Accounts payable, accrued expenses and deferred revenues	—	—	(199)
Other current liabilities	—	—	(46)

Total purchase price	—	200	2,896
Less: Cash paid to acquire On Line Consulting	—	—	(988)

Non-cash consideration to seller	$—	$200	$1,908

Non-cash consideration consisted of:
Common stock issued to acquire On Line Consulting	$—	$—	$1,350
Notes payable issued to seller	—	—	558

Total non-cash consideration	$—	$—	$1,908

Supplemental non-cash investing and financing activity — acquisition of Bode:
Assets acquired and liabilities assumed:
Accounts receivable	$—	$—	$5,510
Inventories	—	—	2,519
Other current assets (including cash of $284)	—	—	560
Property and equipment	—	—	4,133
Intangible assets	—	—	310
Goodwill recognized on purchase business combination	—	—	1,377
Accounts payable, accrued expenses and deferred rent obligations	—	—	(1,217)

Total purchase price	—	—	13,192
Less: Cash acquired	—	—	(284)
Less: Cash paid to acquire Bode	—	—	(12,908)

Non-cash consideration to seller	$—	$—	$—

See notes of these consolidated financial statements.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows, continued
(Dollars in thousands)

	For the Years Ended December 31,
	2009	2008	2007

Supplemental non-cash investing and financing activity — acquisition of Facticon:
Assets acquired and liabilities assumed:
Accounts receivable	$—	$—	$759
Property and equipment	—	—	34
Intangible assets	—	—	120
Goodwill recognized on purchase business combination	—	—	3,113
Accounts payable, accrued expenses and deferred revenues	—	—	(1,226)

Total purchase price	—	—	2,800
Less: Cash paid to acquire Facticon	—	—	(1,300)

Non-cash consideration to seller	$—	$—	$1,500

Non-cash consideration consisted of :
Note payable issued to seller	$—	$—	$100
Common stock issued to acquire Facticon	—	—	1,400

Total non-cash consideration	$—	$—	$1,500

See notes of these consolidated financial statements.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands except share and per share amounts)

1.	Business Organization and Nature of Operations

GlobalOptions, LLC was formed in November 1998 as a limited liability company (“LLC”) in the state of Delaware. On January 24, 2002, the LLC was recapitalized as a Delaware corporation with the name GlobalOptions, Inc. (“GlobalOptions”). On June 24, 2005, GlobalOptions consummated a “reverse merger” transaction with a non operating public company accounted for as a recapitalization, with the result that on June 24, 2005, GlobalOptions became the subsidiary of a public company. Following the merger, the public company changed its name to GlobalOptions Group, Inc. (“GlobalOptions Group” or the “Company”) and began trading on the OTC (over the counter) Bulletin Board.

On March 6, 2007 the Company executed a 1 for 8 reverse stock split. All share and per share information preceding the date of this split has been retroactively restated.

The Company is an integrated provider of risk mitigation and management services to government entities, Fortune 1,000 corporations and high net-worth and high-profile individuals throughout the world. The Company’s risk mitigation services currently include (1) risk management and security, (2) investigations and litigation support, and (3) crisis management and corporate governance. The Company delivers these services through four business units: Preparedness Services; Fraud and Special Investigative Unit (“SIU”) Services; Security Consulting and Investigations; and International Strategies. The Preparedness Services, Fraud and SIU Services, and Security Consulting and Investigations units represent the Company’s three financial reporting segments. The results of the International Strategies unit, on the basis of its relative materiality, are included in the Fraud and SIU Services segment.

On January 9, 2007, GlobalOptions Group purchased substantially all of the business and assets of SPZ Oakland Corporation, dba On Line Consulting Service, Inc. (“On Line Consulting”), a full service security and fire alarm consulting and design firm based in Oakland, California (See Note 4).

On February 28, 2007, GlobalOptions Group acquired substantially all of the business and assets of Facticon, Inc. (“Facticon”). Facticon is a surveillance, investigative and intelligence firm based in Chadds Ford, Pennsylvania (See Note 4).

On February 28, 2007, GlobalOptions Group purchased the common stock of The Bode Technology Group, Inc. (“Bode”). Bode is a leading provider forensic DNA analysis and proprietary DNA collection tools based in Lorton, Virginia (See Note 4).

On April 21, 2008, GlobalOptions Group acquired substantially all of the business and net assets of Omega Insurance Services, Inc. (d/b/a First Advantage Investigative Services) (“FAIS”). FAIS is a surveillance, investigative and intelligence firm based in St. Petersburg, Florida (See Note 4).

2.	Principles of Consolidation

The consolidated financial statements of the Company include the consolidated financial statements of GlobalOptions, Inc. and its wholly-owned subsidiary, Bode. All material intercompany accounts and transactions are eliminated in consolidation.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands except share and per share amounts)

3.	Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions. Such estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses. Actual results could differ from estimated amounts. Significant estimates and assumptions include reserves related to receivables and inventories, the recoverability of long-term assets, amortizable lives of intangible assets, purchase accounting, accruals related to performance based compensation plans, deferred taxes and related valuation allowances and valuation of equity instruments. Global and other economic risks could affect the Company’s estimates. The Company’s management monitors these risks and assesses its business and financial risks on a quarterly basis.

Concentrations of Credit Risk

Cash:  The Company maintains its cash with high credit quality financial institutions. At times, our cash and cash equivalents may be uninsured or in deposit accounts that exceed the Federal Deposit Insurance Corporation (“FDIC”) insurance limit. As of December 31, 2009 substantially all of the Company’s funds are held at one financial institution.

Accounts Receivable:  The number of clients that comprise the Company’s client base, along with the different industries, governmental entities and geographic regions, including foreign clients, in which the Company’s clients operate, limits concentrations of credit risk with respect to accounts receivable. The Company does not generally require collateral or other security to support client receivables, however, the Company may require it’s customers to provide retainers, up-front deposits or irrevocable letters-of-credit when considered necessary to mitigate credit risk. The Company has established an allowance for doubtful accounts based upon facts surrounding the credit risk of specific clients and past collections history. Credit losses have been within management’s expectations. At December 31, 2009 and 2008, the Company had allowances for doubtful accounts of $1,410 and $2,487, respectively.

Cash Equivalents:  The Company considers all short-term investments with a maturity of three months or less when purchased to be cash equivalents.

Inventories

Inventories are stated at the lower of cost or market. Cost is determined by the first-in, first-out method. Reserves for obsolete inventories are provided for based on historical experience. At December 31, 2009 and 2008, the Company had reserves for obsolete inventory of $50 and $55, respectively.

The Company maintains inventories in connection with its DNA related services. Raw materials consist mainly of reagents, primers, enzymes, chemicals and plates used in genotyping and components to assemble DNA collection kits. Work in progress principally consists of data banking and casework not yet completed and partially assembled kits. Finished goods principally consist of kits that have been fully assembled, but have not been shipped.

Property and Equipment

Property and equipment is stated at cost and is being depreciated using the straight-line method over their estimated useful lives, generally five to seven years. Leasehold improvements are being amortized over the shorter of the useful life or the remaining lease term. Upon retirement or other disposition of these assets, the cost and related accumulated depreciation and amortization of these assets are removed from the accounts and the resulting gains or losses are reflected in the consolidated results of operations. Expenditures for maintenance and repairs are charged to operations as incurred. Renewals and betterments are capitalized.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands except share and per share amounts)

3.	Summary of Significant Accounting Policies, continued

Intangible Assets

The Company recognizes certain intangible assets acquired in acquisitions, primarily goodwill, trade names, covenants not to compete, and client relationships.

The Company has reviewed the carrying value of intangibles and other long-lived assets for impairment at least annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of long-lived assets is measured by comparing the carrying amount of the asset or asset group to the undiscounted cash flows that the asset or asset group is expected to generate. If the undiscounted cash flows of such assets are less than the carrying amount, the impairment to be recognized is measured by the amount by which the carrying amount of the property, if any, exceeds its fair market value. No impairment was deemed to exist as of December 31, 2009 and 2008. The Company intends to re-evaluate the carrying amounts of its amortizable intangibles at lease quarterly to identify any triggering events, including those that could arise from the current national and global economic crisis that would require us to conduct an impairment review. As described above, if triggering events require us to undertake an impairment review, it is not possible at this time to determine whether it would be necessary to record a charge or if such charge would be material.

Goodwill and Impairment

The Company is required to perform a goodwill impairment test at least on an annual basis and whenever events or changes in circumstances indicate that the carrying value may not be recoverable. The testing for impairment of goodwill is performed in two steps: (1) potential impairment is identified by comparing the fair value of a reporting unit (based on market capitalization, discounted cash flows, or other acceptable methods) with its carrying amount; and (2) if fair value is less than the carrying amount, an impairment loss is estimated as the excess of the carrying amount of the goodwill over its fair value. Goodwill must be written down when impaired. The Company has adopted December 31 as the annual date for preparing its impairment assessment, unless other triggering events occur during the year which might indicate that an impairment has occurred.

Revenue Recognition and Related Costs

The Company applies the revenue recognition principles set forth in applicable accounting guidance with respect to all of its revenue. The Company adheres strictly to this criteria, which provides for revenue to be recognized when (1) persuasive evidence of an arrangement exists, (2) delivery or installation has been completed, (3) the customer accepts and verifies receipt, and (4) collectability is reasonably assured.

For investigation, crisis management and non-DNA related security, revenue is recognized on a time and materials or fixed price arrangement and is recognized as the services are performed pursuant to the applicable contractual arrangements. Revenue related to time and materials arrangements is recognized in the period in which the services are performed. Revenue related to fixed price arrangements is recognized based upon the achievement of certain contractual milestones or progress points within the project plan. Expenses incurred by professional staff in the generation of revenue are billed to the client and recorded as revenue when incurred.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands except share and per share amounts)

3.	Summary of Significant Accounting Policies, continued

Revenue Recognition and Related Costs, continued

Revenues earned on DNA related services are derived principally from the following sources: (1) forensic DNA analysis; (2) research and development projects; and (3) sales of DNA collection products. The Company recognizes revenues from forensic DNA analysis at the time tests are completed and the results are reported to the client. Revenues from research and development projects are recognized as the related research is completed and when the Company has satisfied specific obligations under the terms of the respective agreements. Revenues from the sales of DNA collection products are recognized upon delivery of the products to the client.

Forensic DNA analysis is billed on a per sample fixed fee arrangement. Research and development projects are billed on a cost plus fixed fee arrangement.

Costs incurred in the performance of forensic DNA analysis are recorded as inventories and charged to cost of revenues upon the completion of the project, which generally ranges from one to three months. Costs related to research and development projects are expensed as incurred and costs related to DNA collection products are maintained as inventory and charged to operations when the products are delivered.

Advertising

The Company expenses the cost of advertising as incurred. Advertising expense for the years ended December 31, 2009, 2008, and 2007 was approximately $32, $55 and $126, respectively.

Income Taxes

The Company accounts for income taxes using the liability method. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of such assets and liabilities. The Company establishes a valuation allowance for certain deferred tax assets. The Company was not required to provide for a provision for income taxes for the years ended December 31, 2008 and 2007, respectively, as a result of losses incurred during these periods.

For the year ended December 31, 2009, the Company recorded a deferred income tax provision on account of an increase in the net deferred tax liability caused principally by current income tax deductions related to the amortization of goodwill over a 15 year life that have not been recognized for book purposes.

Deferred tax assets pertaining to windfall tax benefits on exercise of non-qualified stock options and the corresponding credit to additional paid-in capital are recorded if the related tax amount either reduces income taxes payable or results in an income tax refund. The Company has elected the “with and without approach” regarding ordering of windfall tax benefits to determine whether the windfall tax benefit did reduce income taxes payable or resulted in an income tax refund in the current year. Under this approach, the windfall tax benefits would be recognized in additional paid-in capital only if an incremental income tax benefit is realized after considering all other income tax benefits presently available to the Company.

Effective January 1, 2007, the Company adopted accounting guidance which clarifies the accounting for uncertainty in income taxes recognized in the Company’s consolidated financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The guidance also provides direction on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

Management has evaluated and concluded that there were no material uncertain tax positions requiring recognition in the Company’s consolidated financial statements for the years ended December 31, 2007, December 31, 2008 and December 31, 2009. The tax years ended December 31, 2008, 2007, 2006, 2005, 2004 and 2003 remain subject to examination for federal, state, and local income tax purposes by various taxing authorities as of December 31, 2009.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands except share and per share amounts)

3.	Summary of Significant Accounting Policies, continued

Income Taxes, continued

The Company’s policy is to classify assessments, if any, for tax related interest as interest expense and penalties as general and administrative expenses.

Stock-Based Compensation

The Company accounts for equity instruments issued to non-employees in accordance with accounting guidance which requires that such equity instruments are recorded at their fair value on the measurement date, which is typically the date the services are performed. Stock based compensation for non-employees is reflected within general and administrative expenses.

The Company accounts for equity instruments issued to employees in accordance with accounting guidance which requires that awards are recorded at their fair value on the date of grant and are amortized over the vesting period of the award. The Company recognizes compensation costs over the requisite service period of the award, which is generally the vesting term of the options associated with the underlying employment agreement, where applicable.

Net Loss Per Common Share

Basic net loss per common share is computed based on the weighted average number of shares of common stock outstanding, as adjusted, during the years presented. Common stock equivalents, consisting of stock options, restricted stock units (“RSUs”), warrants, Series A, B, C and D convertible preferred stock were not included in the calculation of the diluted loss per share because their inclusion would have been anti-dilutive. The basic weighted average number of shares was reduced for non-vested restricted stock awards and contingently returnable escrowed shares issued in connection with acquisitions, and was increased for non-contingent shares to be issued in connection with the JLWA modification agreement (See Note 10).

Potentially dilutive securities outlined in the table below have been excluded from the computation of diluted net loss per share, because the effect of their inclusion would have been anti-dilutive.

	At December 31,
	2009	2008	2007

Stock Options	967,781	634,687	1,191,665
Restricted Stock Units	228,819	366,087	—
Preferred Stock and Warrants	—	3,692,743	3,732,821
Potentially dilutive securities realizable from the vesting of performance based restricted stock	470,563	558,063	175,000
Contingently returnable shares related to the acquisitions of Facticon and Hyperion	—	—	78,923

Total Potentially Dilutive Securities	1,667,163	5,251,580	5,178,409

Subsequent Events

The Company evaluates events that have occurred after the balance sheet date but before the financial statements are issued. Based upon the evaluation, the Company did not identify any recognized or non-recognized subsequent events that would have required adjustment or disclosure in the consolidated financial statements.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands except share and per share amounts)

3.	Summary of Significant Accounting Policies, continued

Recent Accounting Pronouncements

In June 2009, the FASB issued new accounting guidance that established the FASB Accounting Standards Codification, (“Codification” or “ASC”) as the single source of authoritative GAAP to be applied by nongovernmental entities, except for the rules and interpretive releases of the SEC under authority of federal securities laws, which are sources of authoritative GAAP for SEC registrants. The FASB will no longer issue new standards in the form of Statements, FASB Staff Positions, or Emerging Issues Task Force Abstracts; instead the FASB will issue Accounting Standards Updates. Accounting Standards Updates will not be authoritative in their own right as they will only serve to update the Codification. These changes and the Codification itself do not change GAAP. This new guidance became effective for interim and annual periods ending after September 15, 2009. Other than the manner in which new accounting guidance is referenced, the adoption of these changes did not have a material effect on the Company’s consolidated financial statements.

In February 2007, the FASB issued new accounting guidance, under ASC Topic 825 on financial instruments, which permits entities to choose to measure many financial instruments and certain other items at fair value. The fair value option established by this statement permits all entities to choose to measure eligible items at fair value at specified election dates. A business entity shall report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. Adoption is required for fiscal years beginning after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provisions of ASC Topic 820 on fair value measurements and disclosures. The Company did not elect the fair value reporting option for any assets and liabilities not previously recorded at fair value.

In December 2007, the FASB issued new accounting guidance, under ASC Topic 805 on business combinations, which established principles and requirements as to how acquirers recognize and measure in these financial statements the identifiable assets acquired, the liabilities assumed, noncontrolling interests and goodwill acquired in the business combination or a gain from a bargain purchase. This guidance is effective for business combinations with an acquisition date on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. This guidance will have an impact on the Company’s accounting for any future business acquisitions.

In December 2007, the FASB issued new accounting guidance, under ASC Topic 810 on consolidations, which establishes the accounting for noncontrolling interests in a subsidiary and the deconsolidation of a subsidiary. This guidance requires (a) the ownership interest in the subsidiary held by parties other than the parent to be clearly identified and presented in the consolidated balance sheet within equity, but separate from the parent’s equity, (b) the amount of consolidated net income attributable to the parent and to the noncontrolling interest to be clearly identified and presented on the face of the consolidated statement of operations and (c) changes in a parent’s ownership interest while the parent retains its controlling financial interest in its subsidiary to be accounted for consistently. Entities must provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. This guidance is effective for financial statements issued for fiscal years beginning on or after December 15, 2008, and interim periods within those fiscal years. This guidance will have an impact on the Company’s accounting for any future business acquisitions.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands except share and per share amounts)

3.	Summary of Significant Accounting Policies, continued

Recent Accounting Pronouncements, continued

In March 2008, the FASB issued new accounting guidance under ASC Topic 815 on derivatives and hedging activities, which changes the disclosure requirements for derivative instruments and hedging activities. Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flow. The guidance is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. This accounting guidance encourages, but does not require, comparative disclosures for earlier periods at initial adoption. The adoption of this guidance did not have a material effect on the Company’s consolidated financial statements.

In April 2008, the FASB issued new accounting guidance, under ASC Topic 350 on intangibles, which outlines the requirements for determining the useful life of an intangible asset. The new guidance is intended to improve the consistency between the useful life of a recognized intangible asset and the period of expected cash flows used to measure the fair value of the asset when the underlying arrangement includes renewal or extension of terms that would require substantial costs or result in a material modification to the asset upon renewal or extension. Companies estimating the useful life of a recognized intangible asset must now consider their historical experience in renewing or extending similar arrangements or, in the absence of historical experience, must consider assumptions that market participants would use about renewal or extension as adjusted for entity-specific factors. This guidance is effective for financial statements issued for fiscal years beginning on or after December 15, 2008, and interim periods within those fiscal years. The Company expects the new guidance to have an impact on the accounting for any future business acquisitions.

In June 2008, the FASB issued new accounting guidance, under ASC Topic 815 on derivatives and hedging, as to how an entity should determine whether an instrument (or an embedded feature) is indexed to an entity’s own stock. This guidance provides that an entity should use a two-step approach to evaluate whether an equity-linked financial instrument (or embedded feature) is indexed to its own stock, including evaluating the instrument’s contingent exercise and settlement provisions. This guidance is effective for financial statements issued for fiscal years beginning after December 15, 2008. The adoption of this guidance did not have a material effect on the Company’s consolidated financial statements.

In June 2008, the FASB issued new accounting guidance, under ASC Topic 260 on earnings per share, which clarifies that all outstanding unvested share-based payment awards that contain rights to nonforfeitable dividends participate in undistributed earnings with common shareholders. Awards of this nature are considered participating securities and the two-class method of computing basic and diluted earnings per share must be applied. The guidance is effective for financial statements issued for fiscal years beginning on or after December 15, 2008, and interim periods within those fiscal years. The adoption of this guidance did not have a material effect on the Company’s consolidated financial statements.

In November 2008, the FASB issued new accounting guidance, under ASC Topic 323 on investments — equity method and joint ventures, relating to the accounting for equity method investments. This guidance addresses how the initial carrying value of an equity method investment should be determined, how it should be tested for impairment, and how changes in classification from equity method to cost method should be treated. This guidance is effective on a prospective basis in fiscal years beginning on or after December 15, 2008, and interim periods within those fiscal years. The Company expects this guidance to have an impact on its accounting for any future business acquisitions.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands except share and per share amounts)

3.	Summary of Significant Accounting Policies, continued

Recent Accounting Pronouncements, continued

In May 2009, the FASB issued new accounting guidance, under ASC Topic 855 on subsequent events, which sets forth: 1) the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements; 2) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements; and 3) the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. This guidance was effective for interim and annual periods ending after June 15, 2009. The adoption of this guidance did not have a material effect on the Company’s consolidated financial statements.

4.	Acquisitions

Acquisition of On Line Consulting

On January 9, 2007, GlobalOptions Group purchased substantially all of the business and assets of On Line Consulting. The acquisition was made pursuant to a certain Asset Purchase Agreement dated January 9, 2007 (the “On Line Consulting Agreement”) between GlobalOptions Group and On Line Consulting. The aggregate purchase price paid for On Line Consulting, which amounted to approximately $2,896 plus the assumption of certain liabilities, was subject to a working capital purchase price adjustment that was finalized on November 10, 2008.

Purchase consideration, excluding the purchase price adjustment (which was finalized in the amount of $200), consisted of $1,546 in cash and 84,375 shares of common stock of GlobalOptions Group valued at $16.00 per share for a total value of all consideration of $2,846. At closing, the Company paid $750 of the cash portion of the purchase price, and issued promissory notes of which $417 was paid on January 9, 2008, and $141 was due and paid on January 9, 2009. On March 23, 2007, the Company paid cash of $224, and recorded an obligation of $14, which was paid on August 29, 2007.

Further, at closing, the Company delivered to the seller 46,875 shares of GlobalOptions common stock, with 37,500 shares which were held in escrow. On January 9, 2008, 18,750 of the escrow shares were delivered to the seller. On November 10, 2008, the Company paid $200 of additional purchase consideration to the sellers of On Line Consulting as a result of having finalized the working capital purchase price adjustment specified in the OnLine Consulting Agreement. The remaining 18,750 escrow shares were delivered to the seller on January 9, 2009.

All of the promissory notes issued in connection with the acquisition of On Line Consulting bear no stated interest rate. Accordingly, the promissory note obligations were recorded at their net present values discounted at a rate of 6% per annum. Discounts amounted to $33 and $9 with respect to the $417 and $141 notes due January 9, 2008 and 2009, respectively. The accreted interest for the years ended December 31, 2009 and 2008 is approximately $0 and $5, respectively.

The assets and liabilities of On Line Consulting were recorded in the Company’s consolidated balance sheet at their fair values at the date of acquisition. As part of the purchase of On Line Consulting on January 9, 2007, the Company acquired identifiable intangible assets of $1,199. Of the identifiable intangibles acquired, $70 has been assigned to trade names, $59 to non-compete agreements, and $1,070 to client relationships. The acquired intangibles have been assigned definite lives and are subject to amortization, as described in the table below.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands except share and per share amounts)

4.	Acquisitions, continued

Acquisition of On Line Consulting, continued

The following details amortization periods for the identifiable, amortizable intangibles:

Amortization
Intangible Asset Category	Period

Trade names	5 years
Non-compete agreements	3 years
Client relationships	7 years

The following details the allocation of the purchase price for the acquisition of On Line Consulting:

Fair Value

Property and equipment	$97
Intangible asset — trade names	70
Intangible asset — non-compete agreements	59
Intangible asset — client relationships	1,070
Accounts payable	(75)
Accrued compensation and related benefits	(84)
Deferred revenues	(40)
Capital lease obligation	(34)
Other liabilities	(12)

Net fair values assigned to assets acquired and liabilities assumed	1,051
Goodwill	2,045

Total	$3,096

The following represents a summary of the purchase price consideration:

Cash	$1,174
Common stock	1,350
Amount due to seller	14
Notes payable	558

Total Purchase Price Consideration	$3,096

The results of operations for On Line Consulting for the years ended December 31, 2009 and 2008 and for the period from January 10, 2007 to December 31, 2007, are reflected in the Company’s results for the years ended December 31, 2009, 2008 and 2007 in the accompanying consolidated statements of operations.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands except share and per share amounts)

4.	Acquisitions, continued

Acquisition of Bode

On February 28, 2007, the Company acquired the common stock of Bode. Bode provides forensic DNA analysis, proprietary DNA collection products, and related research services to law enforcement agencies, federal and state governments, crime laboratories and disaster management organizations and is based in Lorton, Virginia. Bode was a wholly-owned subsidiary of ChoicePoint Inc., a Georgia corporation (“ChoicePoint”). The acquisition was made pursuant to a certain Stock Purchase Agreement, dated February 28, 2007, between ChoicePoint Government Services Inc., ChoicePoint and the Company. On March 8, 2007, Bode was reincorporated in the state of Delaware. On September 26, 2007, the Company recorded a working capital adjustment in connection with the acquisition of Bode in the amount of $692, paid on October 1, 2007 resulting in an as adjusted total purchase price of $13,192. On December 31, 2007 the Company recorded an additional purchase price adjustment of $110 related to the valuation of the opening inventory balance. The $692 and $110 adjustment amounts were recorded as additional goodwill.

The assets and liabilities of Bode have been recorded in the Company’s consolidated balance sheet at their fair values at the date of acquisition. As part of the purchase of Bode on February 28, 2007, the Company acquired identifiable intangible assets of $310. Of the identifiable intangibles acquired, $200 has been assigned to trade names and $110 to developed technology. The acquired intangibles have been assigned definite lives and are subject to amortization, as described in the table below.

The following details amortization periods for the identifiable, amortizable intangibles:

Amortization
Intangible Asset Category	Period

Trade names	10 years
Developed technology	5 years

The following details the allocation of the purchase price for the acquisition of Bode:

Fair Value

Cash and cash equivalents	$284
Accounts receivable	5,510
Inventories	2,519
Other current assets	276
Property and equipment	4,133
Intangible asset — trade names	200
Intangible asset — development technology	110
Accounts payable	(545)
Deferred rent obligations	(94)
Accrued expenses	(578)

Net fair values assigned to assets acquired and liabilities assumed	11,815
Goodwill	1,377

Total purchase price in cash	$13,192

The purchase price was paid entirely in cash.

The results of operations for Bode for the years ended December 31, 2009 and 2008 and for the period from March 1, 2007 to December 31, 2007, are reflected in the Company’s results for the years ended December 31, 2009, 2008 and 2007 in the accompanying consolidated statements of operations.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands except share and per share amounts)

4.	Acquisitions, continued

Acquisition of Facticon

On February 28, 2007, GlobalOptions Group purchased substantially all of the business and assets of Facticon.

The acquisition was made pursuant to a certain Asset Purchase Agreement, dated February 28, 2007 (the “Facticon Agreement”), between GlobalOptions Group and Facticon. The aggregate purchase price paid was $2,800, which consisted of $1,300 in cash, a promissory note payable to the seller of $100 and 87,500 shares of common stock in GlobalOptions Group, valued at $1,400 and the assumption of certain liabilities. Of the total purchase price, the $1,300 cash portion, the $100 promissory note and the stock portion were placed into an escrow account and pursuant to the escrow agreement (“Facticon Escrow Agreement”) were to be disbursed upon the satisfaction of claims of certain tax jurisdictions, creditors and litigants against the seller. The Facticon Agreement was amended to extend the period of time allotted to resolve such claims against Facticon through December 31, 2008.

The assets and liabilities of Facticon have been recorded in the Company’s consolidated balance sheet at their fair values at the date of acquisition. As part of the purchase of Facticon on February 28, 2007, the Company acquired identifiable intangible assets of $120, consisting of $60 for a trade name and $60 for the value of client relationships. The acquired intangibles have been assigned definite lives and are subject to amortization, as described in the table below. In addition, the Company has recorded an adjustment of approximately $693 to record additional goodwill and an accrued liability in connection with the Company’s estimated successor liability obligations. The successor liability obligations were shown net of approximately $270 that the Company estimates may be recoverable from the seller though amounts held in escrow.

On December 22, 2008, the Company settled certain successor liabilities, resulting in the sellers returning to the Company the $100 note payable to seller and 87,500 shares of the Company stock, valued at $158.

The following details the amortization periods for the identifiable, amortizable intangibles:

Amortization
Intangible Asset Category	Period

Trade name	5 years
Client relationships	3 years

The following details the allocation of the purchase price for the acquisition of Facticon:

Fair Value

Accounts receivable	$759
Property and equipment	34
Intangible assets — trade name	60
Intangible assets — client relationships	60
Accounts payable	(185)
Accrued compensation and related benefits	(237)
Accrued expenses	(804)

Net fair values assigned to assets acquired and liabilities assumed	(313)
Goodwill	3,113

Total	$2,800

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands except share and per share amounts)

4.	Acquisitions, continued

Acquisition of Facticon, continued

The following presents a summary of the purchase price consideration for the purchase of Facticon:

Cash	$1,300
Note issued to seller	100
Value of common stock issued	1,400

Total Purchase Price Consideration	$2,800

The results of operations for Facticon for the years ended December 31, 2009, 2008 and for the period from March 1, 2007 to December 31, 2007, are reflected in the Company’s results for the years ended December 31, 2009, 2008 and 2007 in the accompanying consolidated statements of operations.

Acquisition of FAIS

On April 21, 2008, GlobalOptions Group acquired substantially all of the business and net assets of FAIS. The aggregate purchase price paid for the assets and business was $2,548, consisting of cash in the amount of $2,164, a broker fee of $350 and acquisition and related legal expenses of $34.

The agreement had provided for the sellers to obtain up to an additional $2,000 upon the attainment of certain revenue goals subsequent to the closing of the transaction. On November 20, 2008, the Company determined that the revenue goals under the earnout would not be achieved and thus FAIS would not qualify for any additional purchase price consideration.

The assets and liabilities of FAIS were recorded in the Company’s consolidated balance sheet at their fair values at the date of acquisition. As part of the purchase of FAIS on April 21, 2008, the Company acquired certain identifiable intangible assets valued in the aggregate at $2,790. Of the identifiable intangibles acquired, approximately $290 had been assigned to a non-compete agreement and $2,500 to client relationships.

The calculated value of these intangible assets created an excess of the fair value of assets acquired over the purchase price using the purchase method of accounting. Under the purchase method of accounting, the payment of contingent consideration that might result in recognition of additional cost of the acquired entity when the contingency is resolved, an amount equal to the lesser of the maximum contingent consideration or the excess of fair value over the cost of the acquired entity is to be recognized as if it were a liability. Upon the resolution of the contingency and upon issuance of the consideration, any excess of consideration over the amount that was recognized as a liability is to be recognized as additional cost of the acquired entity. If the amount initially recognized as if it were a liability exceeded the consideration issued, that excess amount shall be allocated as a pro rata reduction of the amounts assigned to property and equipment and intangible assets acquired. In accordance with SFAS 141, the Company had initially recorded a liability of $1,206 representing the difference between the fair value of the assets acquired and the consideration transferred to the sellers at the closing date excluding contingent consideration. On November 20, 2008, the Company determined that no earnout was to be paid. Accordingly, the Company has recorded an adjustment to the purchase price, reflecting a $41 reduction in net property and equipment and $1,165 of net identifiable intangible assets consisting of reductions of $129 for non-compete agreements, $1,145 for client relationships less $109 of accumulated amortization. The purchase price adjustment will affect depreciation and amortization on a prospective basis.

The Company also recorded a liability of approximately $274 as a reserve for exit activities which includes the estimated costs of certain salary and severance expenses of transitional employees that were accrued and accounted for as part of the purchase price.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands except share and per share amounts)

4.	Acquisitions, continued

Acquisition of FAIS, continued

The following details amortization periods for the identifiable, amortizable intangibles:

Amortization
Intangible Asset Category	Period

Non-compete agreements	3 years
Client relationships	7 years

The following details the allocation of the purchase price for the acquisition of FAIS as adjusted for the November 20, 2008 determination that the contingent purchase price earnout would not be paid:

Fair Value

Accounts receivable	$1,201
Property and equipment	61
Intangible asset — non-complete agreements	182
Intangible asset — client relationships	1,443
Accounts payable	(17)
Accrued liabilities	(48)
Cost of exit activities	(274)

Net fair value assigned to assets acquired and liabilities assumed	$2,548

The following represents a summary of the purchase price consideration:

Fair Value

Cash	$2,164
Broker fee	350
Legal fee	34

Total Purchase Price Consideration	$2,548

The results of operations of FAIS for the years ended December 31, 2009, and the period from April 21, 2008 to December 31, 2008 are reflected in the Company’s consolidated results for the year ended December 31, 2009 and 2008 in the accompanying consolidated statements of operations.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands except share and per share amounts)

4.	Acquisitions, continued

Unaudited Pro-Forma Financial Information

The following presents the unaudited pro-forma combined results of operations of the Company with On Line Consulting, Bode, Facticon and FAIS from the beginning of the year of acquisition in addition to the entire fiscal year preceding the acquisition of their net assets or common stock. The respective acquisition dates are January 9, 2007 for On Line Consulting, February 28, 2007 for Bode and Facticon, and April 21, 2008 for FAIS.

	For the Years Ended December 31,
	2008	2007

Revenues	$107,178	$102,561

Net loss available to common stockholders	$(9,112)	$(32,636)

Pro-forma basic and diluted net loss per common share	$(0.93)	$(7.81)

Pro-forma weighted average common shares outstanding — basic and diluted	9,834	4,179

The pro forma combined results are not necessarily indicative of the results that actually would have occurred if the acquisitions of On Line Consulting, Bode, Facticon and FAIS had been completed as of the beginning of 2007, 2008 or 2009, nor are they necessarily indicative of future consolidated results.

5.	Inventories

Inventories are comprised of the following:

	December 31,
	2009	2008

Raw materials	$2,099	$1,373
Work in progress — DNA analysis	330	304
Finished goods	975	900

	$3,404	$2,577
Less: Reserve for obsolescence	(50)	(55)

Total	$3,354	$2,522

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands except share and per share amounts)

6.	Intangible Assets and Goodwill

Intangible Assets

Intangible asset activity consists of amounts related to the 2007 acquisitions, consisting of On Line Consulting, Bode and Facticon and the 2008 acquisition of FAIS.

Intangible assets are comprised of the following:

	Trade	Developed	Non-Compete	Client		Accumulated
	Names	Technology	Agreements	Relationships	Patents	Amortization	Total

Balance as of January 1, 2008	2,560	440	1,499	7,360	70	(4,659)	7,270
Acquisition of FAIS	—	—	290	2,500	—	—	2,790
Costs of patents	—	—	—	—	45	—	45
Purchase Price Adjustment — FAIS	—	—	(129)	(1,145)	—	109	(1,165)
Amortization Expense	—	—	—	—	—	(2,959)	(2,959)

Balance as of December 31, 2008	$2,560	$440	$1,660	$8,715	$115	$(7,509)	$5,981
Costs of patents					68		68
Impairment of non-compete agreement			(161)			95	(66)
Amortization Expense	—	—	—	—	—	(1,715)	(1,715)

Balance as of December 31, 2009	$2,560	$440	$1,499	$8,715	$183	$(9,129)	$4,268

Weighted average amortization period at December 31, 2009 in years	5.4	0.5	0 .0	1.9	12.0

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands except share and per share amounts)

6.	Intangible Assets and Goodwill, continued

Intangible Assets, continued

The estimated amortization of amortizable intangible assets are comprised of the following for the five years ending December 31, 2014:

For the Years Ending	Trade	Developed	Non-Compete	Client
December 31,	Names	Technology	Agreements	Relationships	Patents	Total

2010	$305	$22	$1	$857	$7	$1,192
2011	251	22	—	637	8	918
2012	207	4	—	508	7	726
2013	207	—	—	346	8	561
2014	207	—	—	197	8	412
thereafter	265	—	—	52	142	459

Totals	$1,442	$48	$1	$2,597	$180	$4,268

During the years ended December 31, 2009, 2008 and 2007, the Company recorded amortization expense related to the acquired amortizable intangibles of approximately $1,715, $2,959 and $2,909, respectively. For the year ended December 31, 2009, the Company recorded a charge to general and administrative expenses of approximately $66 for the impairment of the value of a non-compete agreement within the Fraud and SIU Services Segment. For the year ended December 31, 2007, the Company recorded a charge to general and administrative expense of approximately $186 (which was included in amortization expense) in connection with the abandonment of the trade names previously used within Hyperion, Secure Source and Facticon.

On December 17, 2007, the Company entered into a five year agreement with an insurance service company to provide Fraud and SIU services. In connection with the agreement, the Company paid a cash inducement fee of $850, which has been recorded as an intangible asset — client relationships, as a fee paid to obtain revenue generating client relationship. This intangible asset is being amortized on a straight line basis over the term of agreement. In addition, the agreement included a contingent fee of $150, payable 15 months from closing, for which a portion is subject to forfeiture if revenues under the agreement do not meet certain agreed upon goals. Under the terms of the agreement, the Company will pay a commission upon the achievement of certain gross revenues at rates ranging from 3% to 7%. For each twelve month period ending on the first, second, third, fourth, and fifth anniversaries of the agreement, the Company will pay an additional commission in an amount equal to 3% of all revenues in excess of $2,100 up to $3,000; 5% of all revenues in excess of $3,000 up to $4,000; and 7% of all revenues in excess of $4,000. For the commission period ended December 17, 2008, no commission was incurred under this agreement.

Goodwill Impairment

At December 31, 2009, 2008 and 2007, the Company performed an annual evaluation of its goodwill. The Company performed its annual impairment tests of goodwill for its three reporting segments: Preparedness Services, Fraud and SIU Services and Security Consulting Investigations,

As a result of these tests the Company determined that for the year ended December 31, 2007 that the amount of goodwill recorded in connection with the Fraud and SIU Services segment was impaired or not fully recoverable, as the current performance and future expectations do not support the carrying value of goodwill. As a result, the Company recorded a $5,144 impairment charge during the year ended December 31, 2007 for the Fraud and SIU Services segment.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands except share and per share amounts)

6.	Intangible Assets and Goodwill, continued

Goodwill

A summary of Goodwill is comprised of the following for the years ended December 31, 2009 and 2008:

			Security
	Preparedness	Fraud and	Consulting and
	Services	SIU Services	Investigations	Consolidated

Balance as of January 1, 2008	$883	$6,022	$12,863	$19,768
Purchase Price Adjustment — On Line Consulting	—	—	200	200

Balance as of December 31, 2009 and 2008	$883	$6,022	$13,063	$19,968

Of the total goodwill of $19,968 at December 31, 2009 and 2008, $18,591 is tax deductible. The amount of goodwill recorded in 2007 upon the acquisition of Bode, which amounted to $1,377, is not tax deductible.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands except share and per share amounts)

7.	Property and Equipment

A summary of property and equipment is comprised of the following:

	December 31,
	2009	2008

Computer hardware and software	$5,993	$3,453
Laboratory equipment	1,844	1,648
Furniture and fixtures	915	895
Vehicles	134	134
Leasehold improvements	2,718	2,677

	$11,604	$8,807
Less: accumulated depreciation and amortization	$(4,610)	$(2,973)

Property and equipment, net	$6,994	$5,834

Depreciation and amortization of property and equipment for the years ended December 31, 2009, 2008 and 2007 was approximately $1,637, $1,407 and $1,012, respectively.

8.	Accrued Compensation and Related Benefits

A summary of accrued compensation and related benefits is comprised of the following:

	December 31,
	2009	2008

Performance based bonuses	$1,429	$1,237
Payroll and commissions	1,499	1,172
Employee benefits	715	746

Total	$3,643	$3,155

9.	Line of Credit

The Company maintains a working capital line of credit (the “Facility”) which is secured by accounts receivable and is subject to certain liquidity and earnings financial covenants. The Company has granted a first priority security interest in substantially all of its assets to the financial institution that provides this Facility.

Effective as of March 30, 2009, the financial institution that provides the Facility entered into an amendment to the Company’s working capital line of credit to (i) reduce the maximum amount available under the Facility to $10,000 (ii) increase the range of the applicable interest rate with respect to the amount outstanding under the line of credit to 1.00% to 1.75% based upon the Company’s liquidity, plus the greater of 6.25% or the lender’s most recently announced “prime rate”, and (iii) extend the maturity of the Facility to March 30, 2010. The Company paid a one-time fee of $55 in connection with the March 30, 2009 modification, which is included in general and administrative expenses. The interest rate on the line of credit at December 31, 2009 was 7.25%. As of December 31, 2009, the Company’s net borrowings were $2,163 under the line of credit and based upon the amount of qualifying accounts receivable, the Company was eligible to draw an additional $7,837 for up to a total of $10,000, under the Facility.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands except share and per share amounts)

9.	Line of Credit, continued

All obligations outstanding under the Facility are due and payable no later than March 30, 2010. The Company is currently in discussions with respect to the renewal or replacement of the Facility, and anticipates that any renewal or replacement would be in an aggregate amount sufficient for its current working capital requirements. There can be no assurance that the Facility will be successfully renewed or replaced.

10.	Due to Former Members of JLWA for Earnout and JLWA Modification Agreement

In connection with the purchase of James Lee Witt Associates, LLC (“JLWA”) on March 10, 2006, the Initial JLWA Agreement provided for the Company to pay up to $15,400 in compensatory Earnout payments to the sellers of JLWA upon the attainment of certain contractual annual revenue goals to be measured on the first, second and third anniversaries of the closing date of this transaction. Prepayment of the Earnout was subject to the continued employment of the JLWA sellers and has therefore been characterized as compensation. In accordance with the provisions of the agreement, the Earnout was to be paid to JLWA Sellers within sixty (60) days of the dates of the respective anniversaries of March 31, 2006, with the first $4,000 of the Earnout to be paid in cash and the remainder to be paid 50% in cash and 50% in shares of common stock of the Company.

On May 11, 2007, the Company reached an agreement with the JLWA Sellers to enter into a second amendment to the JLWA purchase agreement (“JLWA 2007 Modification Agreement”). Under the JLWA 2007 Modification Agreement, the Company agreed to make additional payments in the form of cash, promissory notes and common stock to the JLWA Sellers in exchange for eliminating the earnout provisions of the asset purchase agreement. The additional payments under the JLWA 2007 Modification Agreement consisted of (i) a note in the amount of $2,000, which was paid on May 14, 2007, (ii) a $4,500 promissory note accruing interest at 5.65% per annum, due on January 15, 2008, subject to a 5% penalty fee if not paid on that due date (see below), (iii) 300,000 shares of common stock with an aggregate fair value on May 11, 2007 of $2,880, issued on January 30, 2008, with 75,000 of these shares with a fair value of $720 subject to the Clawback Provision (See below) and (iv) a $4,300 promissory note accruing interest at 11.0% per annum, due on August 11, 2008. The JLWA Sellers had the right to request acceleration of the $4,300 promissory note upon the consummation of a public offering (see below).

Further, in connection with the execution of the JLWA Modification Agreement, the Company executed an amendment of the employment and non-competition agreement with James Lee Witt. Under the terms of the amendment, upon his voluntary termination of employment without good reason, Mr. Witt would be obligated to reimburse the Company in an amount equal to (i) 25% of any shares received by the JLWA Sellers within 12 months prior to such termination and (ii) 25% of the base salary of Mr. Witt paid within 12 months prior to such termination, payable in cash (“Clawback Provision”).

The JLWA Modification Agreement resulted in $12,960 of non-contingent earnout consideration, of which approximately $6,630 was deemed as earnout accrued through May 10, 2007 and $6,330 was deemed to be accelerated earnout expense. Earnout expense under the JLWA Agreement (as amended) was approximately $7,745 for the year ended December 31, 2007. On December 15, 2008, the Company waived the Clawback Provision under the employment agreement of Mr. Witt. The result was that on December 15, 2008, $720 of contingent consideration was recognized and recorded as earnout expense based upon the issuance on January 30, 2008 of 75,000 shares of stock, pursuant to the terms of the JLWA 2007 Modification Agreement.

On October 20, 2007, the Company reached an agreement with the JLWA Sellers under which the JLWA Sellers agreed to the prepayment of the principal and accrued interest on the $4,500 promissory note, originally due on January 15, 2008, that the Company had issued pursuant to the terms of the JLWA Modification Agreement. In connection with this acceleration, on October 29, 2007, the Company made a negotiated prepayment premium of $800 to compensate the JLWA Sellers for, among other things, foregone interest and the cost of accelerated tax payments. The Company borrowed approximately $5,400 from its line of credit to fund these payments, plus interest of $121, prior to the completion of the underwritten public offering (See Note 14).

On October 29, 2007, pursuant to the terms of the JLWA Modification Agreement, the JLWA Sellers requested and were granted accelerated payment of the $4,300 promissory note, plus interest of $38, in connection with the October 29, 2007 completion of the Company’s underwritten public offering.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands except share and per share amounts)

11.	Notes Payable

On March 9, 2007, the Company repaid an obligation of $400 in connection with the acquisition of JLWA.

On May 14, 2007, the Company made a cash payment of $2,000 related to the JLWA Modification Agreement (See Note 10).

On May 30, 2007, the Company paid the $750 note payable installment in connection with the acquisition of Secure Source.

On October 29, 2007 the Company paid $8,800 in full satisfaction of the notes issued related to the JLWA Modification Agreement.

During the year ended December 31, 2007, the Company paid $281 in full satisfaction of the note payable to the former owners of Safir for the Safir acquisition.

On January 7, 2008, the Company repaid $450, consisting of $417 and $33 of principal and interest, respectively, and on January 6, 2009 the Company repaid $150, consisting of $141 and $9 of principal and interest, respectively, in full satisfaction of the notes payable issued in connection with the purchase of On Line Consulting.

On May 6, 2008, the Company repaid $275, consisting of $250 and $25 of principal and interest, respectively, in satisfaction of a note payable issued in connection with the purchase of Secure Source.

On May 6, 2009, the Company repaid $288, consisting of $250 and $38 of principal and interest, respectively, in satisfaction of a note payable issued in connection with the purchase of Secure Source.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands except share and per share amounts)

12.	Income Taxes

For the year ended December 31, 2009, we incurred losses before income taxes of $4,800, while recording a tax provision of $511, representing an effective tax rate of (11%). This tax provision primarily represented an increase in the net deferred tax liability caused principally by current income tax deductions related to amortization of goodwill over a 15 year life that have not been recognized for book purposes. Goodwill is not amortized for book purposes and is not written down unless impaired, which has not been the case for the Company for the years 2009 and 2008. As a result, the deferred tax liability will not reverse until such time, if any, that our goodwill becomes impaired or sold. As such, this deferred income tax liability, which is expected to continue to increase, will have an indefinite life, resulting in what is referred to as a “naked credit.”

For the year ended December 31, 2009, on account of the “naked credit” for the deferred tax liability relating to the basis difference in goodwill, this deferred tax liability is not considered in the determination of the valuation allowance due to the indefinite life of the goodwill intangible assets. Accordingly, the remaining net deferred tax asset of approximately $19,617 at December 31, 2009 is subject to a 100% valuation allowance because it is currently more likely than not that the benefit of the net deferred tax asset will not be realized in future periods.

The valuation allowances related to the Company’s deferred tax asset increased by approximately $9, $3,054 and $10,693 for the years ended December 31, 2009, 2008 and 2007, respectively.

Significant components of the Company’s net deferred tax assets and liability at December 31, 2009 and 2008 is as follows:

	2009	2008

Deferred tax assets:
Net operating loss carryforwards	$7,358	$5,846
Stock-based compensation	3,127	3,865
Allowance for doubtful accounts	550	995
Intangible assets	2,277	2,306
Goodwill	5,235	6,104
Other accruals	1,286	1,146

Total gross deferred tax assets	19,833	20,262
Deferred tax liability:
Excess of book over tax basis of:
Property and equipment	(216)	(655)
Goodwill	(511)	—

Net deferred tax assets before valuation allowance	19,106	19,607
Less: valuation allowance	(19,617)	(19,607)

Deferred tax assets, net	$(511)	$—

As of December 31, 2009, the Company had approximately $19,100 and $17,200 of federal and state net operating losses (“NOL”), respectively, available for income tax purposes that may be carried forward to offset future taxable income, if any. The federal carryforwards expire in years 2022 through 2029. The Company conducted a change in ownership study in accordance with Section 382 of the Internal Revenue Code (“IRC”) and determined that its ability to use approximately $13,900 of its federal and state NOL carryforwards generated prior to October, 2008 is subject to an annual limitation.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands except share and per share amounts)

A reconciliation of the statutory federal income tax rate to the Company’s effective tax rate is as follows:

	As of December 31,
	2009	2008	2007

Tax benefit at federal statutory rate	(34.0)%	(34.0)%	(34.0)%
State income taxes	(5.0)	(6.0)	(6.0)
Permanent differences:
Stock-based compensation	31.8	4.0	0.0
Other	3.2	0.5	1.7
Adjustments of deferred tax assets:
Stock-based compensation	0.0	(9.0)	0.0
Net operating loss carry forwards	5.1	6.1	0.0
Tax rate change	9.4	0.0	0.0
Increase in valuation allowance	0.2	38.4	38.3

Effective income tax rate	10.7%	0.0%	0.0%

During the year ended December 31, 2008, the income tax status of certain share based payment awards was recharacterized as a result of issuing restricted stock units in exchange for certain incentive stock options, for which compensation expense was previously treated as a permanent difference because they would not be expected to generate a tax deduction for the Company. Accordingly, the Company recorded an increase to its gross deferred tax assets at December 31, 2008 for the cumulative compensation expense associated with the incentive stock options which were exchanged, as well as a corresponding increase in the valuation allowance. In addition, as a result of the vesting of restricted stock units and certain other share based payment awards during the year ended December 31, 2009, the ultimate tax deduction realized by the Company at the vesting date was substantially lower than the cumulative compensation expense recorded for financial reporting purposes, which is commonly referred to as a “shortfall”. Accordingly, the effective tax rate reconciliation for the year ended December 31, 2009 includes the effect of derecognizing the gross deferred tax asset and the related valuation allowance associated with the book compensation expense of these vested awards and correspondingly, the set-up of the gross deferred tax asset and the corresponding valuation allowance associated with the final tax deduction.

In 2009, the Company re-evaluated its effective state tax rate as a result of significant operations in new state jurisdictions and a reduction of operations in the previously filed state jurisdictions.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands except share and per share amounts)

13.	Commitments and Contingencies

Employment Agreements

The Company has entered into employment agreements with six of its key executives, expiring through January, 2012. The contractual agreements provide, among other things, for the payment of up to twenty-five months of contractual compensation to certain of these executives for termination under certain circumstances. Aggregate potential contractual compensation commitments related to these agreements were $1,883 at December 31, 2009.

At December 31, 2009, aggregate salaries related to these agreements amounted to $2,175.

The Company’s two top executives are eligible for a performance bonus payable 50% in cash and 50% in restricted common stock, pursuant to the Incentive Plan, which vests upon the achievement of goals agreed upon mutually between the executives and the Board’s compensation committee (the “Compensation Committee”). The executives have been awarded shares of restricted common stock under the Incentive Plan, which form a pool of eligible restricted common stock shares that will be earned (or vested) pursuant solely to the achievement of the performance goals agreed upon between the executives and the Compensation Committee (see Note 14).

Operating Leases

In connection with the Company’s acquisitions, GlobalOptions assumed the obligations for various office leases. Such lease obligations expire at various dates through August 2016.

On July 19, 2007, the Company entered into an agreement to lease 15,294 rentable square feet of office space in Washington, D.C., which replaces the Company’s expiring Washington D.C. office lease. The lease commenced on February 27, 2008 and expires on November 30, 2015. The Company has the option to extend the lease for an additional five years. Rent payments have been abated during the first six months of the lease.

On September 12, 2008, effective on August 1, 2008, the Company entered into an agreement to lease 8,204 of rentable square feet of office space in Carrollton, TX, to replace the Company’s prior Carrollton, TX office lease. The new lease effectively terminated the old lease without penalty. The new lease expires on May 31, 2014.

Future minimum lease payments under these operating leases are as follows:

For the Year Ending December 31,	Amount

2010	$2,806
2011	$2,532
2012	$2,173
2013	$2,019
2014	$2,066
Thereafter	$2,341

Total	$13,937

Rent expense charged to operations amounted to approximately $3,641, $3,745 and $3,103 for the years ended December 31, 2009, 2008 and 2007, respectively.

The terms of certain of the Company’s lease obligations provide for scheduled escalations in the monthly rent. Non-contingent rent increases are being amortized over the life of the leases on a straight line basis. Deferred rent of $782 and $824 represents the long-term unamortized rent adjustment amount at December 31, 2009 and 2008, respectively and is reflected in other long-term obligations in the accompanying consolidated balance sheets. In addition, the current portion of deferred rent was $70 and $41 at December 31, 2009 and 2008, respectively and is reflected within other current liabilities in the consolidated balance sheets.

Included in other current liabilities at December 31, 2009 and 2008, are obligations of $515 and $517, respectively, for restructuring costs, which include, principally, rent obligations for closed offices.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands except share and per share amounts)

13.	Commitments and Contingencies, continued

Advisory Agreements

On June 12, 2007, the Company entered into an agreement with Burnham Hill Partners (“BHP”) a division of Pale Capital, to provide certain financial advisory services. In connection with this agreement, on July 26, 2007, the Company paid BHP a fee of $200, which was included in general and administrative expenses.

On August 17, 2007, the Company entered into a financial advisory agreement with BHP to provide general advisory services including, but not limited to, identifying strategic transactions and providing capital market advice. The agreement commenced on September 1, 2007 and expired on December 31, 2007 and provided for compensation of $50 per month, which was included in general and administrative expenses.

Litigation, Claims and Assessments

From time to time, in the normal course of business, the Company may be involved in litigation. Except for certain claims as described below, the Company’s management has determined any asserted or unasserted claims to be immaterial to the consolidated financial statements.

The Company was added as a defendant in federal and state litigation matters related to Facticon, which were initially filed prior to the Company’s acquisition of the assets of Facticon.

In the federal matter, Anchondo vs. Facticon Inc. and GlobalOptions Group, Inc. in the U.S. District Court for the Central District of California, Peter Anchondo (the “Federal Plaintiff”), in a class action, alleged that Facticon failed to pay overtime wages. Subsequent to the acquisition of the assets of Facticon by the Company, the Company was added as a defendant in said case, under the successor liability theory. A Motion for Summary Judgment was filed with the Court to contest the Company’s liability as a successor liable company. On March 7, 2008, the Court issued a ruling denying the Company’s Motion for Summary Judgment and issued a ruling granting a Motion for Summary Judgment in favor of the Federal Plaintiff ruling that the Company was in fact a successor party to the Federal Plaintiff’s actions. This ruling by the Court was in opposition to the Court’s original ruling dated March 3, 2008, wherein it granted the Company’s Motion for Summary Judgment. The Company filed a Motion for Reconsideration and the Judge reversed his opinion but ruled that the issue of successor liability must be litigated. In July 2008, the Company reached a tentative agreement with the Federal Plaintiff to settle this matter and on December 22, 2008, the matter was settled in full with a cash payment of $657.

In the State Court matter Wonsch, et al. vs. Facticon Inc. and GlobalOptions Group, Inc., filed in the State Court for the Central District of California, the plaintiffs in a class action (the “State Plaintiffs”), alleged that Facticon failed to pay overtime wages under the California Civil Code. This action was similar to the Anchondo case, but was limited to the state laws of California. Subsequent to the acquisition, the Company was added as a defendant in said case, under the successor liability theory. On May 12, 2009, the State Court matter was settled in full with a cash payment of $118.

Under the terms of an escrow agreement, as amended, by and between GlobalOptions and Facticon, 85,700 shares of common stock and a note payable of $100 were held in escrow to satisfy the above mentioned legal matters and other pre-acquisition obligations of Facticon. In connection with the Company’s payment for these pre-acquisition obligations of Facticon, on December 22, 2008, the 85,700 shares of the Company’s common stock reverted back to the Company as treasury stock with a cost basis of $158 and the $100 note payable obligation to Facticon was canceled.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands except share and per share amounts)

14.	Stockholders’ Equity

Description of Authorized Capital

The Company is authorized to issue up to 100,000,000 shares of common stock. The holders of the Company’s common stock are entitled to one vote per share. The holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of legally available funds. However, the current policy of the Board of Directors is to retain earnings, if any, for the operation and expansion of the business. Upon liquidation, dissolution or winding-up of the Company, the holders of common stock are entitled to share ratably in all assets of the Company that are legally available for distribution. The holders of common stock have no preemptive, subscription, redemption or conversion rights.

The Company is authorized to issue 15,000,000 of preferred stock, of which 100,000 shares have been designated as Series D convertible preferred stock. Shares previously issued for other classes of preferred stock, for which shares are no longer outstanding, have been canceled and returned to undesignated preferred stock that is available for future issuance.

Common Stock Issued

On January 1, 2007, the Company issued 3,471 shares of common stock with a value of $42 to various employees under the 2006 Long-Term Incentive Plan.

On February 1, 2007, the Company issued 39,706 shares of common stock in connection with the cashless exercise of 110,294 stock options. On February 7, 2007 and February 21, 2007, the Company issued an aggregate of 88,236 shares of common stock in connection with the standard exercise of stock options resulting in total proceeds of approximately $48.

On February 21, 2007, the Company issued 3,125 shares of its common stock upon the conversion of 50 shares of Series A convertible preferred stock.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands except share and per share amounts)

14.	Stockholders’ Equity, continued

Common Stock Issued continued

On September 25, 2007, pursuant to a stock purchase agreement dated March 1, 2007, the Company issued 850 shares of common stock to Verus International Group, of which John Oswald, one of our Directors, is Chief Executive Officer, valued at $15, 1,699 shares of common stock to Athorn, Clark and Partners, Inc. valued at $30 and 1,274 shares of common stock to Lippert/Heilshorn and Associates, Inc. valued at $23 in connection with services provided to the Company.

On January 30, 2008, the Company issued 300,000 shares of common stock to the JLWA Sellers including 225,000 shares of common stock, in full satisfaction of the $2,160 obligation to issue common stock. The remaining 75,000 shares were initially subject to the Clawback Provision, whereby Mr. Witt would be obligated to reimburse these shares to the Company upon his voluntary termination of employment without good reason. The Company agreed to relinquish the clawback as of December 15, 2008, and the value for the shares of $720 was recorded as earnout expense and is included in selling and marketing expenses.

On February 15, 2008, the Company issued 21,843 shares of common stock, valued at $153 for services rendered during the year ended December 31, 2007, and 5,141 shares of common stock valued at $15 for services rendered during January and February 2008, to a group of the Company’s service providers including 1,567 shares of common stock valued at $15 to Verus International Group.

On May 29, 2008, the Company issued 40,064 shares of its common stock upon the conversion of 600.95 shares of Series D convertible preferred stock.

On April 14, 2009, the Company issued 36,900 shares valued at $75 to Lippert/Heilshorn and Associates for services rendered during 2008, and 12,900 shares valued at $23 for services rendered during 2009. On December 24, 2009 the Company issued 39,777 shares of its common stock valued at $67 to Lippert/Heilshorn and Associates, for services rendered during 2009.

On July 23, 2009, the Company issued 44 shares of its common stock in connection with the exercise of a stock option.

During the year ended December 31, 2009, the Company issued 3,692,552 shares of common stock upon the conversion of 55,388 shares of Series D convertible preferred stock. No shares of Series D convertible preferred stock remain outstanding at December 31, 2009.

During the year ended December 31, 2009, the Company issued 134,274 shares of its common stock pursuant to the vesting of RSUs under the 2006 Long Term Incentive Plan (the “Incentive Plan”). Of the 134,274 shares issued, 31,912 and 14,094 shares were issued to the Chief Executive Officer and Chief Financial Officer, respectively. The Chief Executive Office and Chief Financial Officer elected to have the Company withhold 12,063 and 4,764 shares, respectively, in satisfaction of their tax obligations in connection with the vesting of these RSUs. Such withheld shares valued at $25 and $10, respectively are reflected as treasury shares in the Company’s books and records.

During the years ended December 31, 2009 and 2008, the Company issued 68,981 and 22,118 shares of its common stock respectfully under the Amended and Restated 2006 Employee Stock Purchase Plan (the “Stock Purchase Plan”). The Company realized proceeds of $92 and $35 and recognized stock based compensation of $32 and $11, respectively in connection with the issuance of these shares.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands except share and per share amounts)

14.	Stockholders’ Equity, continued

Equity Restructuring

On July 25, 2007, the Company completed an equity restructuring (the “Equity Restructuring”) in which holders of its Series A convertible preferred stock and Series B convertible preferred stock received, in consideration of the cancellation of those shares and all Series A, B-1 and B-2 warrants held by them, (1) one share of the Company’s newly created Series C convertible preferred stock for each share of Series A convertible preferred stock and Series B convertible preferred stock held by them and (2) 0.5 shares of common stock for each share into which the holder’s Series A convertible preferred stock and Series B convertible preferred stock was then convertible. In addition, holders of (a) the Company’s Series A warrants who did not also hold any shares of Series A convertible preferred stock and (b) the Company’s Series B warrants, Series C warrants and certain placement agent warrants received, in consideration of the cancellation of those warrants, 0.2 shares of common stock for each share subject to those warrants. Each share of Series C convertible preferred stock would automatically convert into 66.67 shares of common stock upon the consummation of a firm commitment underwritten public offering generating at least $20,000 in gross proceeds to the Company (a “Qualified Public Offering”). A limited number of holders whose receipt of common stock, whether in the Equity Restructuring or upon the conversion of the Series C convertible preferred stock, would cause them to beneficially own in excess of 4.99% of the Company’s outstanding common stock, would receive shares of the Company’s Series D convertible preferred stock upon the conversion of the Series C convertible preferred stock, in lieu of shares of common stock.

In summary, as a result of the Equity Restructuring, (i) 6,330 shares of Series A convertible preferred stock, (ii) 53,070 shares of Series B convertible preferred stock and (iii) warrants to purchase an aggregate of 2,913,041 shares of common stock were restructured into (x) 630,765 shares of common stock, (y) 59,400 shares of Series C convertible preferred stock and (z) 19,706.52 shares of Series D convertible preferred stock. On July 26, 2007, the Company filed certificates with the Secretary of the State of Delaware eliminating the Series A and B convertible preferred stock.

Upon the closing of the underwritten public offering on October 29, 2007, the then outstanding 59,400 shares of Series C convertible preferred stock were automatically converted into 1,541,167 shares of common stock and 36,282.8 shares of Series D convertible preferred stock. On November 8, 2007, the Company filed a certificate with the State of Delaware, eliminating the Series C convertible preferred stock.

Underwritten Public Offering

On October 29, 2007, the Company completed an underwritten public offering of 4,500,000 shares of its common stock receiving approximately $20,025 in gross proceeds and, resulting in $18,200 in net proceeds. The Company used a portion of the net proceeds from the underwritten public offering to repay certain indebtedness, including $4,300 of notes and $38 of related accrued interest, and is using the balance of the net proceeds for working capital, general corporate purposes, and strategic acquisitions.

In connection with this underwritten public offering, the Company entered into an October 29, 2007 agreement with Canaccord Adams Inc. and Morgan Keegan & Company, Inc., as underwriters, who were paid aggregate fees of $1,418. The underwriters for the offering had a 30-day over-allotment option to purchase up to an additional 675,000 shares of common stock from GlobalOptions at the offering price of $4.50 per share, which expired unexercised.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands except share and per share amounts)

15.	Stock Based Compensation

On July 24, 2008, at the Company’s 2008 Annual Meeting of Stockholders (the “2008 Annual Meeting”), stockholders approved the Amended and Restated 2006 Long-Term Incentive Plan (the “Incentive Plan”), which became effective immediately following its approval and replaced the Company’s original 2006 Long-Term Incentive Plan. The Incentive Plan provides for the issuance of up to 3,000,000 shares of the Company’s common stock, increased from 1,500,000 under the Company’s original 2006 Long-Term Incentive Plan. The Compensation Committee has the authority to determine the amount, type and terms of each award, but may not grant awards under the Incentive Plan, in any combination, for more than 625,000 shares of the Company’s common stock to any individual during any calendar year, increased from 312,500 under the Company’s original 2006 Long-Term Incentive Plan.

As of December 31, 2009, 1,063,075 shares of common stock remain eligible to be issued under the Incentive Plan.

At the 2008 Annual Meeting, stockholders approved the Amended and Restated Employee Stock Purchase Plan (the “Stock Purchase Plan”), which became effective immediately following its approval and replaced the Company’s original 2006 Employee Stock Purchase Plan. The Stock Purchase Plan permits eligible employees of the Company to automatically purchase at the end of each month at a discounted price, a certain number of shares of the Company’s common stock by having the effective purchase price of such shares withheld from their base pay. The Stock Purchase Plan provides for the issuance of up to 2,000,000 shares of the Company’s common stock, increased from 250,000 under the Company’s original 2006 Employee Stock Purchase Plan. The 2006 Employee Stock Purchase Plan was implemented during July 2008.

On August 20, 2008, the Company filed a registration statement on Form S-8 under the Securities Act covering 1,750,000 shares reserved for issuance under the Stock Purchase Plan.

As of December 31, 2009, 1,908,901 shares of common stock remain unissued under the Stock Purchase Plan.

Equity instruments issued to employees are recorded at their fair value on the date of grant and are amortized over the vesting period of the award. Stock based compensation for employees was approximately $2,566, $3,246 and $3,199 for the years ended December 31, 2009, 2008 and 2007, respectively. For the years ended December 31, 2009, 2008 and 2007, respectively, stock based compensation for employees of $418, $222 and $0 were reflected in selling and marketing expenses, and $2,148, $3,024 and $3,199, respectively, were reflected in general and administrative expenses.

Equity instruments issued to non-employees are recorded at their fair value on the grant date. The non-vested portions of the award are adjusted based on market value on a quarterly basis and the adjusted value of award is amortized over the expected service period. Stock based compensation for non-employees was approximately $265, $292, and $131 for the years ended December 31, 2009, 2008 and 2007, respectively. For the years ended December 31, 2009, 2008 and 2007, respectively, stock based compensation for non-employees of $120, $0 and $0 were reflected in selling and marketing expenses, and $145, $292 and $131, respectively, were reflected in general and administrative expenses.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands except share and per share amounts)

15.	Stock Based Compensation, continued

The following table summarizes total stock based compensation costs for the years ended December 31, 2009, 2008 and 2007.

	For the Year Ended December 30, 2009
	Advisors	Employees
	and	and
	Consultants	Directors

Stock Options	$96	$394	$490
RSUs	4	1,100	1,104
Stock issued to consultants for services	165		165
Stock purchase plan	—	31	31
Vesting of restricted shares under performance based executive bonus award	—	1,041	1,041

Total	$265	$2,566	$2,831

	For the Year Ended December 30, 2008
	Advisors	Employees
	and	and
	Consultants	Directors	Total

Stock Options	$121	$1,650	$1,771
RSUs	4	526	530
Stock issued to consultants for services	167	—	167
Stock purchase plan	—	11	11
Earnout (JLWA acquisition)	720	—	720

Vesting of restricted shares under performance based executive bonus award	—	1,059	1,059

Total	$1,012	$3,246	$4,258

	For the Year Ended December 30, 2007
	Advisors	Employees
	and	and
	Consultants	Directors	Total

Stock Options	$64	$2,480	$2,544
Stock issued to consultants for services	67	—	67
Bonus shares issued to employees	—	42	42
Vesting of restricted shares under performance based executive bonus award	—	677	677

Total	$131	$3,199	$3,330

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands except share and per share amounts)

15.	Stock Based Compensation, continued

Stock Options

The fair value of each option grant during the years ended December 31, 2009, 2008 and 2007 was estimated on the date of grant using the Black-Scholes option pricing model. The weighted average of the assumptions used to compute the grant date value of the options granted during the years ended December 31, 2009, 2008 and 2007 were as follows:

	Years Ended December 31,
	2009	2008	2007

Dividend yield	0%	0%	0%
Expected volatility	104%	87%	87%
Risk-free interest rate	1.86%	3.0%	4.3%
Expected lives	3.6 years	5 years	5 years

The Company has determined that the expected life of options granted is the same as the contractual term for options granted prior to July 1, 2008, because the employees were expected to remain with the Company for the full term of the option award. The expected life of options granted after June 30, 2008 was calculated using the simplified method set out in SEC Staff Accounting Bulleting No. 110 using the vesting term of 3 years and the contractual term of 5 years. The simplified method defines the expected life as the average of the contractual term and the vesting period.

The weighted average fair value of the options on the date of grant, using the fair value based methodology for years ended December 31, 2009, 2008 and 2007 was $1.24, $1.80 and $6.05 per share, respectively.

Effective August 1, 2007, the Company terminated its consulting agreement and entered into an employment agreement with its Chief Financial Officer. As of August 1, 2007, the unvested portion of the officer’s options was valued at $268, and is being amortized to stock based compensation expense over the remaining vesting periods due to his change in status from consultant to employee. During the years ended December 31, 2008 and 2007, $71 and $72, respectively, was amortized to stock based compensation in connection with these options.

During the years ended December 31, 2009, 2008 and 2007, the Company issued 100,000, 100,000 and 13,750 stock options respectively, to certain members of its advisory boards in exchange for their advisory services to the Company. The options issued during each such year were valued at $128, $314 and $117, respectively. The options have a five year term and vest ratably at the end of each of the four quarterly periods following the date of grant. The fair value of the options granted during the year ended December 31, 2009 was calculated using the Black-Scholes option pricing model with the following assumptions: dividend yield of 0%, expected volatility of 104%, risk-free interest rate of 1.55% and an expected term of five years. Options granted during the year ended December 31, 2008 were valued under the Black-Scholes pricing model with the following assumptions: dividend yield of 0%, expected volatility of 87%, risk-free interest rate of 3.45% and an expected term of three years. Options granted during the year ended December 31, 2007 were valued under the Black-Scholes pricing model with the following assumptions: dividend yield of 0%, expected volatility of 87%, risk-free interest rate of 4.7% and an expected term of five years. For the years ended December 31, 2009, 2008 and 2007, $96, $122 and $85, respectively was amortized to stock based compensation related to these options.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands except share and per share amounts)

15.	Stock Based Compensation, continued

Stock Options, continued

On January 1, 2007, the Company issued stock options for the purchase of 13,750 shares of its common stock at an exercise price of $12.00 per share, under the 2006 Long-Term Incentive Plan to certain members of its advisory boards for their advisory services to the Company. The options have a five year term and vest ratably at the end of each of the four quarterly periods following the date of grant. In the aggregate, these options have a value of approximately $117 utilizing the Black-Scholes option pricing model with the following assumptions used: expected life of five years, volatility of 87%, dividends of 0%, and a risk free interest rate of 4.70%.

On January 9, 2007, the Company granted, in the aggregate, options for the purchase of 26,423 shares of its common stock at an exercise price of $11.36 per share under the 2006 Long-Term Incentive Plan to employees and officers of On Line Consulting. The options have a five year term and vest ratably upon the first, second and third anniversaries of the date of grant and have a value of approximately $212 utilizing the Black-Scholes option pricing model with the following assumptions used: expected life of five years, volatility of 87%, dividends of 0%, and risk free interest rate of 4.65%.

On February 28, 2007, the Company granted, in the aggregate, options for the purchase of 38,894 shares of its common stock at an exercise price of $10.80 per share under the 2006 Long-Term Incentive Plan to employees and officers of Facticon. The options have a five year term and vest ratably upon the first, second and third anniversaries of the date of grant and have a value of approximately $296 utilizing the Black-Scholes option pricing model with the following assumptions used: expected life of five years, volatility of 87%, dividends of 0%, and a risk free interest rate of 4.52%.

On February 28, 2007, the Company granted, in the aggregate, options for the purchase of 62,504 shares of its common stock at an exercise price of $10.80 per share under the 2006 Long-Term Incentive Plan to employees and officers of Bode. The options have a five year term and vest ratably upon the first, second and third anniversaries of the date of grant and have a value of approximately $476 utilizing the Black-Scholes option pricing model with the following assumptions used: expected life of five years, volatility of 87%, dividends of 0%, and a risk free interest rate of 4.52%.

On September 28, 2007, the Company granted, in the aggregate, options for the purchase of 300,000 shares of its common stock at an exercise price of $7.24 to the Chief Executive Officers of the Preparedness Services Unit, the Fraud and SIU Services Unit, and the Security Consulting and Investigations Unit. The options were granted under the 2006 Long-Term Incentive plan. The options have a five year term, and vest ratably upon the first second and third anniversaries of the date of grant and have a value of approximately $1,526 utilizing the Black-Scholes option pricing model with the following assumptions used: expected life of five years, volatility of 87%, dividends of 0%, and a risk free interest rate of 4.22%.

On January 1, 2008, the Company issued stock options for the purchase of 100,000 shares of its common stock at an exercise price of $4.50 per share, under the 2006 Long-Term Incentive Plan to certain members of its advisory boards for their advisory services to the Company. The options have a five year term and vest ratably at the end of each of the four quarterly periods following the date of grant. In the aggregate, these options have a value of approximately $314 utilizing the Black-Scholes option pricing model with the following assumptions used: expected life of five years, volatility of 87%, dividends of 0%, and a risk free interest rate of 3.45%.

On February 13, 2008, the Company granted, in the aggregate, options for the purchase of 295,000 shares of its common stock at an exercise price of $1.70 per share under the 2006 Long-Term Incentive Plan to certain employees and officers. The options have a five year term and vest ratably upon the first, second and third anniversaries of the date of grant and have a value of approximately $347 utilizing the Black-Scholes option pricing model with the following assumptions used: expected life of five years, volatility of 87%, dividends of 0%, and a risk free interest rate of 2.71%.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands except share and per share amounts)

15.	Stock Based Compensation, continued

Stock Options, continued

On March 5, 2008, the Company granted, in the aggregate, options for the purchase of 50,000 shares of its common stock at an exercise price of $1.86 per share under the 2006 Long-Term Incentive Plan to an executive of Bode. The options have a five year term and vest ratably upon the first, second and third anniversaries of the date of grant and have a value of approximately $64 utilizing the Black-Scholes option pricing model with the following assumptions used: expected life of five years, volatility of 87%, dividends of 0%, and a risk free interest rate of 2.59%.

On May 7, 2008, the Company granted, in the aggregate, options for the purchase of 97,000 shares of its common stock at an exercise price of $2.23 per share under the 2006 Long-Term Incentive Plan to certain employees of Safir and FAIS. The options have a five year term and vest ratably upon the first, second and third anniversaries of the date of grant and have a value of approximately $150 utilizing the Black-Scholes option pricing model with the following assumptions used: expected life of five years, volatility of 87%, dividends of 0%, and a risk free interest rate of 3.09%.

On May 28, 2008, the Company issued a tender offer to holders of outstanding stock options issued prior to January 1, 2008, deemed Eligible Options, to exchange their Eligible Options for Restricted Stock Units (“RSUs”) on a 3 for 1 basis. As a result of this offer, on June 26, 2008, 1,105,188 stock options were accepted for exchange and cancellation, and the Company issued 368,475 RSUs. (See “Restricted Stock Units”, below).

On July 24, 2008, the Company granted, in the aggregate, options for the purchase of 2,334 shares of its common stock at an exercise price of $2.33 per share under the Incentive Plan to certain employees of Facticon. The options have a five year term and vest ratably upon the first, second and third anniversaries of the date of grant and have a value of approximately $4 utilizing the Black-Scholes option pricing model with the following assumptions used: expected life of five years, volatility of 87%, dividends of 0%, and a risk free interest rate of 3.37%.

On January 1, 2009, the Company granted, in the aggregate, options for the purchase of 75,000 shares of its common stock at an exercise price of $1.99 per share, under the Incentive Plan, to three members of the Board of Directors. The options have a five year term and vest ratably at the end of each of the four quarterly periods following the date of grant. In the aggregate, these options have a value of approximately $96 utilizing the Black-Scholes option pricing model with the following assumptions used: expected life of three years, volatility of 104%, dividends of 0%, and a risk free interest rate of 1.55%.

On January 1, 2009, the Company granted, in the aggregate, options for the purchase of 100,000 shares of its common stock at an exercise price of $1.99 per share, under the Incentive Plan, to certain members of its advisory boards for their advisory services to the Company. The options have a five year term and vest ratably at the end of each of the four quarterly periods following the date of grant. In the aggregate, these options have a value of approximately $128 utilizing the Black-Scholes option pricing model with the following assumptions used: expected life of three years, volatility of 104%, dividends of 0%, and a risk free interest rate of 1.55%.

On February 25, 2009, the Company granted, in the aggregate, options for the purchase of 267,500 shares of its common stock at an exercise price of $1.70 per share, under the Incentive Plan, to certain officers and employees. The options have a five year term and vest ratably upon the first, second and third anniversaries of the date of grant. In the aggregate, these options have a value of approximately $325 utilizing the Black-Scholes option pricing model with the following assumptions used: expected life of four years, volatility of 104%, dividends of 0%, and a risk free interest rate of 2.06%.

At December 31, 2009, 2008, and 2007 the unamortized value of employee stock options outstanding under SFAS 123R was approximately $406, $353 and $4,671, respectively. The unamortized portion at December 31, 2009 will be expensed over a weighted average period of 1.0 years. For the years ended December 31, 2009, 2008 and 2007 costs of approximately $394, $1,650, and $2,480, respectively, were recognized in connection with the vesting of these employee stock options.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands except share and per share amounts)

15.	Stock Based Compensation, continued

Stock Options, continued

A summary of the status of the Company’s stock option plans and the changes during the years ended December 31, 2009 2008 and 2007, respectively, is presented in the table below:

			Weighted
		Weighted	Average
		Average	Remaining
	Number of	Exercise	Contractual	Intrinsic
	Options	Price	Life	Value

Options outstanding at January 1, 2007	1,028,793
Granted	460,321
Exercised	(198,530)
Forfeited	(98,919)

Options outstanding at December 31, 2007	1,191,665	$13.72
Granted	619,334
Forfeited	(71,124)
Canceled/Exchanged	(1,105,188)

Options outstanding at December 31, 2008	634,687	$3.62
Granted	442,500	$1.81
Exercised	(44)	$1.70
Forfeited	(109,362)	$2.64

Options outstanding at December 31, 2009	967,781	$2.57	3.5 years	$—

Exercisable, December 31, 2009	475,919	$3.27	3.4 years	$—

Options vested during the year ended December 31, 2009	326,572	$2.14

Restricted Stock Units (“RSUs”)

On May 28, 2008, the Company issued an offer to holders of outstanding stock options issued prior to January 1, 2008 (“Eligible Options”), to exchange their Eligible Options for RSUs on a 3 for 1 basis. Each RSU represents one share of the Company’s common stock to be issued in the future, based on certain vesting requirements. The offer expired on June 25, 2008. As result of this offer, as of June 26, 2008, 1,105,188 stock options were accepted for exchange and cancellation, and the Company issued 368,475 RSUs with a grant date fair value of $2.12 per share to participants in the offer. The grant date fair value of the restricted stock units was determined by using the closing price of the Company’s common stock on the day immediately preceding the grant date.

All of the Company’s executive officers and directors participated in the exchange offer, as a group accounting for approximately 78% of the stock options exchanged and cancelled and RSUs issued in the offer.

The excess of the aggregate grant date fair value of the RSUs of $781 over the fair value of the stock options canceled of $672, was added to the unamortized value of the options canceled on May 28, 2008, which amounted to $2,863 and is being amortized over the vesting period of the RSUs.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands except share and per share amounts)

15.	Stock Based Compensation, continued

Restricted Stock Units (“RSUs”), continued

RSUs held by executive officers and directors vest ratably on each of the first, second and third anniversaries of the grant date. RSUs held by all other employees and consultants vest ratably on the first and second anniversaries of the grant date.

At December 31, 2009, the unamortized value of RSUs held by employees was approximately $1,236. The unamortized portion will be expensed over a weighted average period of 1.3 years. For the year ended December 31, 2009, a cost of $1,100 was recognized in connection with the vesting of these employee RSUs.

A summary of the activity related to RSUs for the year ended December 31, 2009 is presented below:

		Weighted
		Average Grant
	Total	Date Fair Value

Nonvested at January 1, 2008	—	—
RSUs issued upon cancellation of options tendered, June 26, 2008	368,475	$2.12
RSUs vested	—
RSUs forfeited	(2,388)

Nonvested at December 31, 2008	366,087
RSUs vested	(134,274)
RSUs forfeited	(2,994)

Nonvested at December 31, 2009	228,819	$2.12

Stock Purchase Plan

The Stock Purchase Plan was established for eligible employees to purchase shares of the Company’s common stock on a monthly basis at 85% of the lower of the market value of the Company’s common stock on the first or last business day of each month. Under the Stock Purchase Plan, employees may authorize the Company to withhold up to 15% of their compensation during any monthly offering period for common stock purchases, subject to certain limitations. The Stock Purchase Plan was implemented during July 2008 and is qualified under Section 423 of the Internal Revenue Code. For the years ended December 31, 2009 and 2008, 68,981 and 22,118 shares respectively, were issued under the Stock Purchase Plan, resulting in total proceeds of $93 and $34 respectively. Stock based compensation recognized in connection with the issuance of these shares was $31 and $11 for the years ended December 31, 2009 and 2008 respectively.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands except share and per share amounts)

15.	Stock Based Compensation, continued

Restricted Stock Issued Under Performance Based Executive Bonus Plan

On December 19, 2006, the Company awarded 175,000 shares of restricted stock to two senior officers under the terms of the renewal of their respective employment and consulting agreements. On December 13, 2007, the Compensation Committee determined that 10,939 shares would vest, effective January 1, 2008.

On July 24, 2008 the Company awarded 250,000 and 187,500 shares of unvested restricted stock to its Chief Executive Office and Chief Financial Officer, respectively, in connection with the 2006 Executive Compensation Performance Bonus Plan.

On December 12, 2007, the Compensation Committee determined that, effective January 1, 2008, 6,250 shares and 4,687 shares of restricted stock held by its Chief Executive Officer and Chief Financial Officer, respectively, were no longer subject to forfeiture. The Chief Executive Office, and Chief Financial Officer elected to have the Company withhold 2,278 and 1,585 shares, respectively, in satisfaction of their tax obligations in connection with the vesting of their restricted stock. Such withheld shares valued at $10 and $7, respectively, are reflected as treasury shares in the Company’s books and records.

Effective August 19, 2008, an additional 25,000 and 18,500 shares of restricted stock held by the Chief Executive Officer and Chief Financial Officer respectively, were no longer subject to forfeiture. The Chief Executive Office and Chief Financial Officer elected to have the Company withhold 9,451 and 6,253 shares, respectively, in satisfaction of their tax obligations in connection with the August 19, 2008 vesting of their restricted stock. Such withheld shares valued at $20 and $13, respectively are reflected as treasury shares in the Company’s books and records.

On December 14, 2009, the Compensation Committee determined that an additional 50,000 shares and 37,500 shares of restricted stock held by its Chief Executive Officer and Chief Financial Officer, respectively, were no longer subject to forfeiture. As of December 31, 2009, an aggregate 470,563 of the restricted shares awarded to these executives remain subject to vesting based on certain performance and stock price targets that have been established by the Compensation Committee.

During the year ended December 31, 2008, in connection with expected performance under a bonus program for senior executives, stock-based compensation of approximately $1,059 was recognized for the estimated pro rata vesting of restricted stock. Of this amount, $899 is associated with the amortization over the derived service period of the $1,303 grant date value of a restricted stock award that is based on the achievement of certain common stock market price milestones. The remaining amount of $160 is associated with the amortization over the service period of the probable outcome at each reporting date of a restricted stock award that is based on the achievement of certain performance criteria.

During the year ended December 31, 2009, in connection with expected performance under a bonus program for senior executives, stock-based compensation of approximately $1,041 was recognized for the estimated pro rata vesting of restricted stock. Of this amount, $946 is associated with the amortization over the derived service period of the $975 grant date value of a restricted stock award that is based on the achievement of certain common stock market price milestones. The remaining amount of $95 is associated with the amortization over the service period of the probable outcome at each reporting date of a restricted stock award that is based on the achievement of certain performance criteria.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands except share and per share amounts)

16.	Client and Segment Data

The Company’s reportable operating segments consist of the following three business segments: Preparedness Services, Fraud and SIU Services, and Security Consulting and Investigations. The Company’s reportable segments are organized, managed and operated along key product and service lines. These product and service lines are provided to similar clients, are offered together as packaged offerings, generally produce similar margins and are managed under a consolidated operations management.

The Preparedness Services segment develops and implements crisis management and emergency response plans for disaster mitigation, continuity of operations and other emergency management issues for governments, corporations and individuals.

The Fraud and SIU Services segment provides investigative surveillance, anti-fraud solutions and business intelligence services to the insurance industry, law firms and multinational organizations. The results of the Company’s International Strategies business unit, on the basis of its relative materiality, are included in the Fraud and SIU Services segment.

The Security Consulting and Investigations segment delivers specialized security and investigative services to governments, corporations and individuals.

The Company’s reportable segments have changed from the prior year, to accommodate the acquisitions that were consummated.

Total revenues by segment include revenues to unaffiliated clients. The Company evaluates performance based on income (loss) from operations. Operating income (loss) is gross profit less operating expenses.

The following tables summarize financial information about the Company’s business segments for the years ended December 31, 2009, 2008 and 2007. The Company’s segment information for the year ended December 31, 2009 is presented on a basis different than for the years ended December 31, 2008 and 2007.

	For the Year Ended December 31, 2009
			Security
	Preparedness	Fraud & SIU	Consulting &
	Services	Services	Investigations	Corporate	Consolidated

Revenues	$39,003	$29,593	$33,534	$—	$102,130

Income (loss) from Operations	$3,585	$(6,030)	$(1,815)	$—	$(4,260)

Identifiable Assets	$10,492	$17,916	$30,406	$—	$58,814

Depreciation and Amortization	$438	$1,130	$1,784	$—	$3,352

Interest Expense	$—	$—	$—	$552	$552

Income Tax Expense	$—	$—	$—	$511	$511

Capital Expenditures	$102	$2,023	$740	$—	$2,865

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands except share and per share amounts)

16.	Client and Segment Data, continued

	For the Year Ended December 31, 2008
			Security
	Preparedness	Fraud & SIU	Consulting &
	Services	Services	Investigations	Corporate	Consolidated

Revenues	$39,117	$31,388	$33,682	$—		$104,187

Income (Loss) from Operations	$1,712	$ (4,488)	$(4,828)	$—	$	(7,604)

Identifiable Assets	$17,331	$18,967	$32,183	$—		$68,481

Depreciation and Amortization	$1,267	$1,379	$1,720	$—		$4,366

Interest Expense	$—	$—	$—	$379		$379

Capital Expenditures	$144	$662	$876	$—		$1,682

	For the Year Ended December 31, 2007
			Security
	Preparedness	Fraud & SIU	Consulting &
	Services	Services	Investigations	Corporate	Consolidated

Revenues	$30,823	$24,493	$31,815	$—	$87,131

Loss from Operations	$(8,057)	$(11,543)	$(7,111)	$—	$(26,711)

Identifiable Assets	$13,882	$17,250	$34,811	$—	$65,943

Depreciation and Amortization	$1,244	$1,313	$1,360	$—	$3,917

Interest Expense	$—	$—	$—	$814	$814

Other Income	$100	$—	$—	$—	$100

Prepayment Premium	$800	$—	$—	$—	$800

Capital Expenditures	$8	$1,055	$1,377	$—	$2,440

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands except share and per share amounts)

17.	Major Clients

Revenues from the Company’s services to a limited number of clients have accounted for a substantial percentage of the Company’s total revenues. The Company’s largest client, which is within the Preparedness Services segment, accounted for approximately 24% of the Company’s revenues for the year ended December 31, 2009, and represented work performed under government contracts. For the year ended December 31, 2008, the Company’s largest client, which is within the Preparedness Services segment, accounted for approximately 26% of the Company’s revenues and represented work performed under government contracts. For the year ended December 31, 2007, the Company’s largest client, which is with the Preparedness Services segment and represented work performed under government contracts, accounted for 29% of the Company’s revenues, and the Company’s second largest client, which was within the Fraud and SIU services segment accounted for approximately 11% of the Company’s revenues.

For the years ended December 31, 2009, 2008 and 2007, government contracts represented 53%, 49% and 48% of the Company’s net revenues, respectively, the most significant of which, in 2009, 2008 and 2007, represented 63%, 68% and 83%, respectively, of the Company’s net revenues within the Preparedness Services segment.

As of December 31, 2009 and 2008, accounts receivable from a significant single customer was $5,362 and $10,151, respectively.

On July 22, 2009, the Company was notified that the State of Louisiana, Governor’s Office of Homeland Security and Emergency Preparedness (“GOHSEP”) exercised its option in the Company’s Consulting Services Contract with GOHSEP (the “Louisiana Contract”) to extend the term of the Louisiana Contract, which provides for up to $34 million in potential revenue per contract year, through August 23, 2010. Under the Louisiana Contract, the State chose to expand the Company’s role to be the State’s lead disaster advisor and recovery manager. The Company also continues to provide recovery relief to the State in the aftermath of Hurricanes Katrina and Rita, as well as Hurricanes Gustav and Ike, and provides these same services for other new and/or pre-existing disasters. The Company also provides programmatic and policy advice on FEMA and assists with the development and dissemination of the State’s disaster-related policies and procedures. As described above, the term of the Louisiana Contract is through August 23, 2010 and is terminable by GOHSEP upon 30 days’ written notice.

18.	Related Party Transactions

Issuances to Verus International Group, Ltd.

On September 25, 2007, pursuant to a stock purchase agreement dated March 1, 2007 by and between the Company and Verus Support Services, Inc., Verus International Group, Ltd. received 850 shares of common stock in consideration of services performed from July 2006 through September 2006.

On February 25, 2008, pursuant to a stock purchase agreement dated February 1, 2008 by and between the Company and Versus Support Services, Inc., Verus International Group, Ltd. received 1,567 shares of common stock in consideration of services performed from April 2007 through June 2007.

19.	Defined Contribution Plan

The Company has a 401(k) profit sharing plan (the “401(k) Plan”), covering employees who have completed three months of service and meet certain other eligibility requirements. The 401(k) Plan provides for a discretionary matching contribution by the Company, based on employee elective deferrals, determined each payroll period. The 401(k) Plan also provides for an employer discretionary profit sharing contribution. Employees vest at a rate of 25% per year in discretionary employer contributions. The 401(k) Plan expense amounted to approximately $788, $776 and $290 for the years ended December 31, 2009, 2008 and 2007, respectively.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands except share and per share amounts)

20.	Subsequent Events

On January 1, 2010, the Company granted, in the aggregate, options for the purchase of 75,000 shares of its common stock at an exercise price of $1.65 per share, under the Incentive Plan, to three members of the Board of Directors. The options have a five year term and vest ratably at the end of each of the four quarterly periods following the date of grant. In the aggregate, these options have a value of approximately $80 utilizing the Black-Scholes option pricing model with the following assumptions used: expected life of three years, volatility of 103.2%, dividends of 0%, and a risk free interest rate of 2.69%.

On January 1, 2010, the Company granted, in the aggregate, options for the purchase of 100,000 shares of its common stock at an exercise price of $1.65 per share, under the Incentive Plan, to certain members of its advisory boards for their advisory services to the Company. The options have a five year term and vest ratably at the end of each of the four quarterly periods following the date of grant. In the aggregate, these options have a value of approximately $106 utilizing the Black-Scholes option pricing model with the following assumptions used: expected life of three years, volatility of 103.2%, dividends of 0%, and a risk free interest rate of 2.69%.

During January and February of 2010, the Company issued 8,785 shares of its common stock under the Stock Purchase Plan. The Company realized proceeds of $11 and recognized stock based compensation of $5 in connection with the issuance of these shares.

On March 8, 2010, the United States Postal Service Office of Inspector General (“USPS”) executed a Delivery Order ordering up to approximately $1.839 million of Workers Compensation Analyst Program Management Services for the period commencing on March 3, 2010 and ending on September 25, 2010, which the Company will provide through its FSIU unit.

On March 9, 2010, effective as of April 1, 2010, the Company entered into consulting agreements with each of Howard Safir, the Chief Executive Officer of our Security Consulting and Investigations unit and Adam Safir, Howard Safir’s son and an officer of the Company’s Security Consulting and Investigations unit. Pursuant to the terms of their respective consulting agreements, as of April 1, 2010 Messrs. Safir and Safir will no longer be employees of the Company, but will provide consulting services to the Security Consulting and Investigations business unit, including assistance in the Company’s exploration of strategic alternatives and certain marketing assistance. The terms of the consulting agreements are 12 months, provided, however, that the Company may terminate each of the consulting agreements after three months and/or each month thereafter. Messrs. Howard Safir and Adam Safir shall receive, $30,000 per month and $20,000 per month respectively for their consulting services. In addition, if the Company sells its Security Consulting and Investigations unit or any assets thereof, each of Messrs. Howard Safir and Adam Safir shall receive up to $600,000 and $300,000, respectively, based upon the sales price received for the business or such assets. Also included in the consulting agreements are 12 month non-solicitation and non-servicing provisions.

ANNEX D

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Table of Contents to Condensed Consolidated Financial Statements

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Dollars in thousands except share amounts)

	March 31,	December 31,
	2010	2009
	(unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$2,669	$3,221
Accounts receivable, net	23,960	19,632
Inventories, net	3,435	3,354
Prepaid expenses and other current assets	802	840

Total current assets	30,866	27,047
Property and equipment, net	7,801	6,994
Intangible assets, net	3,967	4,268
Goodwill	19,968	19,968
Security deposits and other assets	544	537

Total assets	$63,146	$58,814

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Line of credit	$4,106	$2,163
Accounts payable	4,601	3,565
Deferred revenues	483	590
Accrued compensation and related benefits	5,460	3,643
Other current liabilities	2,324	1,730

Total current liabilities	16,974	11,691
Long-term liabilities:
Deferred tax obligation	602	511
Other long-term obligations	781	789

Total long-term liabilities	1,383	1,300

Total liabilities	18,357	12,991

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value, 14,900,000 shares authorized, no shares issued or outstanding;	—	—
Series D convertible preferred stock, non-voting, $0.001 par value, 100,000 shares authorized, 0 shares issued and outstanding,	—	—
Common stock, $0.001 par value; 100,000,000 shares authorized; 14,485,424 shares issued and 14,361,530 shares outstanding at March 31, 2010, and 14,472,363 shares issued and 14,348,469 shares outstanding at December 31, 2009	14	14
Additional paid-in capital	112,567	111,909
Accumulated deficit	(67,549)	(65,857)
Treasury stock; at cost, 123,894 and 123,894 shares at March 31, 2010 and December 31, 2009, respectively	(243)	(243)

Total stockholders’ equity	44,789	45,823

Total liabilities and stockholders’ equity	$63,146	$58,814

See notes to these condensed consolidated financial statements.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)
(Unaudited)

	For the Three Months Ended March 31,
	2010	2009

Revenues	$25,234	$25,514
Cost of revenues	13,826	14,755

Gross profit	11,408	10,759

Operating expenses:
Selling and marketing	3,228	3,056
General and administrative	9,698	9,148

Total operating expenses	12,926	12,204

Loss from operations	(1,518)	(1,445)

Other income (expense):
Interest income	1	1
Interest (expense)	(84)	(191)

Other expense, net	(83)	(190)

Loss before income taxes	(1,601)	(1,635)
Income tax provision	91	—

Net loss	$(1,692)	$(1,635)

Basic and diluted net loss per share	$(0.12)	$(0.15)

Weighted average number of common shares outstanding — basic and diluted	13,882,454	11,110,969

See notes to these condensed consolidated financial statements.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Condensed Consolidated Statement of Stockholders’ Equity
For the Three Months Ended March 31, 2010
(Dollars in thousands)
(Unaudited)

					Additional
	Common Stock		Treasury Shares		Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total

Balance, January 1, 2010	14,472,363	$14	123,894	$(243)	$111,909	$(65,857)	$45,823
Issuance of common stock under employee stock purchase plan	13,061	—	—	—	16	—	$16
Stock based compensation — restricted stock vested	—	—	—	—	219	—	$219
Stock based compensation — employee stock purchase plan	—	—	—	—	6	—	$6
Amortization of consultant stock option costs	—	—	—	—	28	—	$28
Amortization of employee stock options costs	—	—	—	—	124	—	$124
Amortization of consultant restricted stock unit costs	—	—	—	—	1	—	$1
Amortization of employee restricted stock unit costs	—	—	—	—	264	—	$264
Net loss	—	—	—	—	—	(1,692)	$(1,692)

Balance, March 31, 2010	14,485,424	$14	123,894	$(243)	$112,567	$(67,549)	$44,789

See notes to these condensed consolidated financial statements.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	For the Three Months Ended March 31,
	2010	2009

Cash flows from operating activities:
Net loss	$(1,692)	$(1,635)

Adjustments to reconcile net loss to net cash used in operating activities:
Provision for (recovery of) bad debts	220	(393)
Depreciation and amortization	888	987
Deferred rent	6	13
Stock-based compensation	642	586
Deferred income taxes	91	—
Changes in operating assets and liabilities:
Accounts receivable	(4,548)	(3,884)
Inventories	(81)	(530)
Prepaid expenses and other current assets	38	170
Security deposits and other assets	(7)	5
Accounts payable	1,036	577
Deferred revenues	(107)	(66)
Accrued compensation and related benefits	1,817	1,276
Other current liabilities	(92)	172
Other long-term obligations	(7)	(15)

Total adjustments	(104)	(1,102)

Net cash used in operating activities	(1,796)	(2,737)

Cash flows from investing activities:
Purchases of property and equipment	(695)	(413)
Purchase of intangible assets	(20)	(6)

Net cash used in investing activities	(715)	(419)

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows, continued
(Dollars in thousands)
(Unaudited)

	For the Three Months Ended March 31,
	2010	2009

Cash flows from financing activities:
Net proceeds under line of credit	$1,943	$428
Repayment of notes payable	—	(150)
Proceeds from issuance of stock in connection with employee stock purchase plan	16	20

Net cash provided by financing activities	1,959	298

Net decrease in cash and cash equivalents	(552)	(2,858)
Cash and cash equivalents — beginning of period	3,221	5,276

Cash and cash equivalents — end of period	$2,669	$2,418

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$64	$109

Supplemental non-cash investing and financing activity
Asset acquired under capital lease obligation	$679	$—

See notes to these condensed consolidated financial statements.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(In thousands except share and per share amounts)

1.	Nature of Operations

GlobalOptions Group, Inc. and Subsidiaries (collectively the “Company” or “GlobalOptions Group”) is an integrated provider of risk mitigation and management services to government entities, Fortune 1000 corporations and high net-worth and high-profile individuals. The Company delivers these services through four business units: Preparedness Services; Fraud and Special Investigative Unit (“SIU”) Services; Security Consulting and Investigations; and International Strategies. The Preparedness Services, Fraud and SIU Services, and Security Consulting and Investigations units represent the Company’s three financial reporting segments. The results of the International Strategies business unit, on the basis of its relative materiality, are included in the Fraud and SIU Services segment.

References herein to “GlobalOptions” refer to GlobalOptions, Inc., an operating subsidiary of the Company.

See Note 13, Subsequent Events, for a discussion of the Company’s sale of a portion of the Security Consulting and Investigations unit and the Company’s entry into an agreement to sell the Preparedness Services unit.

2.	Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles for interim financial information and the instructions to Form 10-Q. Accordingly, they do not include all of the information and footnotes required by United States generally accepted accounting principles. In the opinion of management, all adjustments (consisting of normal accruals) considered for a fair presentation have been included. The Company has evaluated subsequent events through the issuance date of this Form 10Q. Operating results for the three months ended March 31, 2010 are not necessarily indicative of the results that may be expected for the year ending December 31, 2010. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company’s Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission on March 16, 2010.

3.	Summary of Significant Accounting Policies

Income Taxes

The Company accounts for income taxes using the liability method. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and income tax bases of the underlying assets and liabilities. The Company establishes a valuation allowance for deferred tax assets when it determines that it is more likely than not that the benefits of deferred tax assets will not be realized in future periods. For the three months ended March 31, 2010, the Company recorded a deferred income tax provision on account of an increase in the net deferred tax liability caused principally by current income tax deductions related to the amortization of goodwill over a 15 year life that have not been recognized for book purposes. The Company was not required to provide for a provision for income taxes for the three months ended March 31, 2009 as a result of losses incurred during this period.

Net Loss Per Common Share

Basic net loss per common share is computed based on the weighted average number of shares of common stock outstanding, as adjusted, during the periods presented. Common stock equivalents, consisting of stock options, restricted stock units (“RSUs”), and Series D convertible preferred stock were not included in the calculation of the diluted loss per share because their inclusion would have been anti-dilutive. The basic weighted average number of shares was reduced for non-vested restricted stock awards.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(In thousands except share and per share amounts)

3.	Summary of Significant Accounting Policies, continued

Net Loss Per Common Share, continued

Potentially dilutive securities outlined in the table below have been excluded from the computation of diluted net loss per share, because the effect of their inclusion would have been anti-dilutive.

	March 31,
	2010	2009

Stock options	1,125,504	1,066,008
Restricted stock units	228,735	366,045
Series D convertible preferred stock	—	875,317
Potentially dilutive securities realizable from the vesting of performance based restricted stock	470,563	558,063

Total potentially dilutive securities	1,824,802	2,865,433

4.	Inventories

Inventories are comprised of the following:

	As of
	March 31,	December 31,
	2010	2009

Raw materials	$2,107	$2,099
Work in progress — DNA Analysis	315	330
Finished goods	1,063	975

	3,485	3,404
Less: Reserve for obsolescence	(50)	(50)

Total	$3,435	$3,354

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(In thousands except share and per share amounts)

5.	Intangible Assets and Goodwill

Intangible Assets

Intangible assets are comprised of the following:

	Trade	Developed	Non-Compete	Client		Accumulated
	Names	Technology	Agreements	Relationships	Patents	Amortization	Total

Balance as of January 1, 2010	$2,560	$440	$1,499	$8,715	$183	$(9,129)	$4,268
Additions:
Costs of patents	—	—	—	—	20	—	20
Amortization	—	—	—	—	—	(321)	(321)

Balance as of March 31, 2010	$2,560	$440	$1,499	$8,715	$203	$(9,450)	$3,967

Weighted average amortization period at March 31, 2010 (in years)	5.1	0.3	0.0	1.7	11.8

The Company recorded amortization expense related to the acquired amortizable intangibles of $321 and $617 for the three months ended March 31, 2010 and 2009, respectively.

6.	Accrued Compensation and Related Benefits

A summary of accrued compensation and related benefits is comprised of the following:

	As of
	March 31,	December 31,
	2010	2009

Accrued performance based bonuses	$2,133	$1,429
Accrued payroll and commissions	2,300	1,499
Accrued employee benefits	1,027	715

Total	$5,460	$3,643

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(In thousands except share and per share amounts)

7.	Line of Credit

The Company maintains a working capital line of credit (the “Facility”) which is secured by accounts receivable and is subject to certain liquidity and earnings financial covenants. The Company has granted a first priority security interest in substantially all of its assets to the financial institution that provides this Facility.

Effective as of March 29, 2010, the financial institution that provides the Facility, along with the Company, entered into an agreement to extend the maturity of the Facility to September 29, 2010. The Company paid a fee of $25 in connection with the March 29, 2010 agreement, which is included in general and administrative expenses. The interest rate on the line of credit at March 31, 2010 was 7.25%. As of March 31, 2010, the Company’s net borrowings were $4,106 under the line of credit and based upon the amount of qualifying accounts receivable, the Company was eligible to draw up to a total of $10,000 under the Facility.

8.	Commitments and Contingencies

Employment Agreements

On March 9, 2010, effective as of April 1, 2010, the Company entered into consulting agreements with each of Howard Safir, the Chief Executive Officer of the Company’s Security Consulting and Investigations unit and Adam Safir, Howard Safir’s son and an officer of the Company’s Security Consulting and Investigations unit. Pursuant to the terms of their respective consulting agreements, as of April 1, 2010, Messrs. Safir and Safir ceased serving as employees of the Company, but began providing consulting services to the Security Consulting and Investigations business unit, including assistance in the Company’s exploration of strategic alternatives and certain marketing assistance. The terms of the consulting agreements are 12 months, provided, however, that the Company may terminate each of the consulting agreements after three months and/or each month thereafter. Messrs. Howard Safir and Adam Safir will receive $30 per month and $20 per month, respectively, for their consulting services. In addition, if the Company sells its Security Consulting and Investigations unit or any assets thereof, each of Messrs. Howard Safir and Adam Safir will receive up to $600 and $300, respectively, based upon the sales price received for the business or such assets. Also included in the consulting agreements are 12 month non-solicitation and non-servicing provisions.

See Note 13, Subsequent Events, for a discussion of modifications made to the employment agreements of two of the Company’s executive officers.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(In thousands except share and per share amounts)

8.	Commitments and Contingencies, continued

Operating Leases

The Company has obligations for various office and laboratory leases. Such lease obligations expire at various dates through August 2016.

Rent expense charged to operations amounted to $840 and $874 for the three months ended March 31, 2010 and 2009, respectively.

The terms of certain of the Company’s lease obligations provide for scheduled escalations in the monthly rent. Non-contingent rent increases are being amortized over the life of the leases on a straight line basis. Deferred rent of $781 and $782 represents the long-term unamortized rent adjustment amount at March 31, 2010 and December 31, 2009, respectively, and is reflected in other long-term obligations in the accompanying consolidated balance sheets. In addition, the current portion of deferred rent was $77 and $70 at March 31, 2010 and December 31, 2009, respectively, and is reflected within other current liabilities in the consolidated balance sheets.

Included in other current liabilities at March 31, 2010 and December 31, 2009 are obligations of $305 and $515, respectively, for restructuring costs, which includes principally rent obligations for closed offices.

Litigation, Claims and Assessments

From time to time, in the normal course of business, the Company may be involved in litigation. The Company’s management has determined any asserted or unasserted claims to be immaterial to the consolidated financial statements.

9.	Stockholders’ Equity

Common Stock Issued

During the three months ended March 31, 2010, the Company issued 13,061 shares of its common stock under the Amended and Restated 2006 Employee Stock Purchase Plan (the “Stock Purchase Plan”). The Company realized proceeds of $16 and recognized stock based compensation of $6 in connection with the issuance of these shares.

Restricted Stock Issued Under Performance Based Executive Bonus Plan

On December 19, 2006, the Company awarded 100,000 and 75,000 shares of unvested restricted stock to its Chief Executive Officer and Chief Financial Officer, respectively, in connection with the extension of their respective employment and consulting agreements. On July 24, 2008 the Company awarded an additional 250,000 and 187,500 shares of unvested restricted stock to its Chief Executive Office and Chief Financial Officer, respectively, in connection with the 2006 Executive Compensation Performance Bonus Plan.

At March 31, 2010, an aggregate of 470,563 of the restricted shares awarded to these executives remain subject to vesting based on certain performance and stock price targets that have been established by the Compensation Committee.

Amended and Restated 2006 Long-Term Incentive Plan (the “Incentive Plan”)

Under the Company’s Amended and Restated 2006 Long-Term Incentive Plan, the Company may issue up to 3,000,000 shares of the Company’s common stock. The Compensation Committee has the authority to determine the amount, type and terms of each award, but may not grant awards under the Incentive Plan, in any combination, for more than 625,000 shares of the Company’s common stock to any individual during any calendar year, increased from 312,500 under the Company’s original 2006 Long-Term Incentive Plan.

As of March 31, 2010, 904,651 shares of common stock remain eligible to be issued under the Incentive Plan.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(In thousands except share and per share amounts)

9.	Stockholders’ Equity, continued

Amended and Restated 2006 Employee Stock Purchase Plan (“Stock Purchase Plan”)

Under the Stock Purchase Plan, eligible employees of the Company are permitted to automatically purchase at the end of each month, at a discounted price, a certain number of shares of the Company’s common stock by having the effective purchase price of such shares withheld from their base pay. The Stock Purchase Plan provides for the issuance of up to 2,000,000 shares of the Company’s common stock.

As of March 31, 2010, 1,895,840 shares of common stock remain eligible to be issued under the Stock Purchase Plan.

Stock Based Compensation

Equity instruments issued to employees are recorded at their fair value on the date of grant and are amortized over the vesting period of the award. Stock based compensation for employees was approximately $613 and $568 for the three months ended March 31, 2010 and 2009, respectively. For the three months ended March 31, 2010 and 2009, $105 and $48, respectively, were reflected in selling and marketing expenses, and $508 and $520, respectively, were reflected in general and administrative expenses.

Equity instruments issued to non-employees are recorded at their fair value on the grant date. The non-vested portions of the award are adjusted based on market value on a quarterly basis and the adjusted value of award is amortized over the expected service period. Stock based compensation for non-employees was approximately $29 and $18 for the three months ended March 31, 2010 and 2009, respectively, and was reflected in general and administrative expenses.

The following table summarizes total stock based compensation costs recognized for the three months ended March 31, 2010 and 2009, respectively.

	For the Three Months Ended March 31,
	2010			2009
		Non			Non
	Employees	Employees	Total	Employees	Employees	Total

Stock options	$124	$28	$152	$115	$20	$135
RSUs	264	1	265	254	(2)	252
Stock purchase plan	6	—	6	7	—	7
Amortization of restricted shares under performance based executive bonus award	219	—	219	192	—	192

Total	$613	$29	$642	$568	$18	$586

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(In thousands except share and per share amounts)

10.	Stock Based Compensation

Stock Options

The fair value of each option grant during the three months ended March 31, 2010 and 2009 was estimated on the date of grant using the Black-Scholes option pricing model. The weighted average assumptions used to compute the grant date value of the options granted during the three months ended March 31, 2010 and 2009 were as follows:

	For the Three Months
	Ended March 31,
	2010	2009

Dividend yield	0%	0%
Expected volatility	103.2%	104%
Risk-free interest rate	2.69%	1.86%
Expected lives	3 years	3.6 years

The Company has determined that the expected life of options granted prior to July 1, 2008 is the same as the contractual term for such options because the recipients were expected to remain with the Company for the full term of the option award. The expected life of options granted on and after July 1, 2008 was calculated using the simplified method, calculating the expected life as the average of the contractual term and the vesting period.

The weighted average fair value of the options on the date of grant, using the fair value based methodology for the three months ended March 31, 2010 and 2009 was $1.06 and $1.24 per share, respectively.

On January 1, 2010, the Company granted, in the aggregate, options for the purchase of 75,000 shares of its common stock at an exercise price of $1.65 per share, under the Incentive Plan, to three members of the Board of Directors. The options have a five year term and vest ratably at the end of each of the four quarterly periods following the date of grant. In the aggregate, these options have a fair value of approximately $80 utilizing the Black-Scholes option pricing model and the following assumptions: expected life of three years; volatility of 103.2%; dividends of 0%; and a risk free interest rate of 2.69%.

On January 1, 2010, the Company granted, in the aggregate, options for the purchase of 100,000 shares of its common stock at an exercise price of $1.65 per share, under the Incentive Plan, to certain members of its advisory boards for their advisory services to the Company. The options have a five year term and vest ratably at the end of each of the four quarterly periods following the date of grant. In the aggregate, these options have a fair value of approximately $106 utilizing the Black-Scholes option pricing model and the following assumptions: expected life of three years; volatility of 103.2%; dividends of 0%; and a risk free interest rate of 2.69%.

At March 31, 2010, the unamortized value of stock options held by employees was approximately $388. The unamortized portion will be expensed over a weighted average period of 0.8 years.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(In thousands except share and per share amounts)

10.	Stock Based Compensation, continued

Stock Options, continued

A summary of the status of the Company’s stock option plans and the changes during the three months ended March 31, 2010, is presented in the table below:

			Weighted
		Weighted	Average
		Average	Remaining
		Exercise	Contractual
	Number of	Price	Life	Intrinsic
	Options	(Per Share)	(in Years)	Value

Options outstanding at December 31, 2009	967,781	$2.57	3.5
Granted	175,000
Forfeited	(17,277)

Options outstanding at March 31, 2010	1,125,504	$2.43	3.5	—

Exercisable March 31, 2010	694,579	$2.84	3.3	—

Restricted Stock Units (RSUs)

At March 31, 2010, the unamortized value of RSUs held by employees was approximately $968. The unamortized portion will be expensed over a weighted average period of 1.1 years.

A summary of the activity related to RSUs for the three months ended March 31, 2010 is presented below:

		Weighted
		Average Grant
	Total	Date Fair Value

Nonvested at January 1, 2010	228,819	$2.12
RSUs vested	—
RSUs forfeited	(84)

Nonvested at March 31, 2010	228,735	$2.12

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(In thousands except share and per share amounts)

10.	Stock Based Compensation, continued

Amended and Restated 2006 Employee Stock Purchase Plan

The Stock Purchase Plan was established for eligible employees to purchase shares of the Company’s common stock on a monthly basis at 85% of the lower of the market value of the Company’s common stock on the first or last business day of each month. Under the Stock Purchase Plan, employees may authorize the Company to withhold up to 15% of their compensation during any monthly offering period for common stock purchases, subject to certain limitations. The Stock Purchase Plan was implemented in July 2008 and is qualified under Section 423 of the Internal Revenue Code.

For the three months ended March 31, 2010 and 2009, 13,061 and 16,261 shares were issued under the Stock Purchase Plan, resulting in proceeds of $16 and $20, respectively. Stock based compensation recognized in connection with the issuance of these shares was $6 and $7 for the three months ended March 31, 2010 and 2009, respectively.

11.	Client and Segment Data

The Company’s reportable operating segments consist of the following three business segments: Preparedness Services, Fraud and SIU Services, and Security Consulting and Investigations. The Company’s reportable segments are organized, managed and operated along key product and service lines. These product and service lines provided to similar clients are offered together as packaged offerings, generally produce similar margins and are managed under a consolidated operations management.

The Preparedness Services segment develops and implements crisis management and emergency response plans for disaster mitigation, continuity of operations and other emergency management issues for governments, corporations and individuals. See Note 13, Subsequent Events, for a discussion of the Company’s entry into an agreement to sell the Preparedness Services unit.

The Fraud and SIU Services segment provides investigative surveillance, anti-fraud solutions and business intelligence services to the insurance industry, law firms and multinational organizations. The results of the Company’s International Strategies business unit, on the basis of its relative materiality, are included in the Fraud and SIU Services segment.

The Security Consulting and Investigations segment delivers specialized security and investigative services to governments, corporations and individuals. See Note 13, Subsequent Events for a discussion regarding the Company’s sale of the SafirRosetti unit within this segment.

Total revenues by segment include revenues to unaffiliated clients. The Company evaluates performance based on income (loss) from operations. Operating income (loss) is gross profit less operating expenses.

The following tables summarize financial information about the Company’s business segments for the three months ended March 31, 2010 and 2009.

For the Three Months Ended March 31, 2010

	Preparedness	Fraud & SIU	Security Consulting
	Services	Services-	& Investigations	Corporate	Consolidated

Revenues	$9,189	$6,997	$9,048	$—	$25,234

Income (Loss) from Operations	$375	$(1,167)	$(726)	$—	$(1,518)

Depreciation and Amortization	$81	$355	$452	$—	$888

Interest Expense, net	$—	$—	$—	$83	$83

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(In thousands except share and per share amounts)

11.	Client and Segment Data, continued

For the Three Months Ended March 31, 2009

	Preparedness	Fraud & SIU	Security Consulting
	Services	Services-	& Investigations	Corporate	Consolidated

Revenues	$10,958	$6,899	$7,657	$—	$25,514

Income (loss) from Operations	$741	$(1,165)	$(1,021)	$—	$(1,445)

Depreciation and Amortization	$251	$288	$448	$—	$987

Interest Expense, net	$—	$—	$—	$190	$190

12.	Major Clients/Customers

Revenues from the Company’s services to a limited number of clients have accounted for a substantial percentage of the Company’s total revenues. The Company’s largest client, which is within the Preparedness Services segment and represents work performed under government contracts, accounted for approximately 22% and 27% of the Company’s revenues for the three months ended March 31, 2010 and 2009, respectively.

For the three months ended March 31, 2010 and 2009, work performed under government contracts represented 55% and 55% of the Company’s revenues, respectively, the most significant of which represented 61% and 62%, respectively, of the Company’s revenues within the Preparedness Services segment for the same periods.

13.	Subsequent Events

Stock Based Compensation

On April 30, 2010, the Company issued 8,550 shares of its common stock under the stock purchase plan. The Company realized proceeds of $12 and recognized stock based compensation of $4 in connection with the issuance of these shares.

Sale of SafirRosetti Business Unit

On April 30, 2010, the Company and GlobalOptions (the “Sellers”) completed the sale of all assets used in the Company ’ s SafirRosetti business unit (“SafirRosetti”), which provided the security consulting and design services within the Security Consulting and Investigations segment, in accordance with an asset purchase agreement dated April 23, 2010 (the “SafirRosetti Purchase Agreement”), by and among the Sellers and Guidepost Solutions LLC (“Guidepost”), of which Joseph Rosetti, a former officer of SafirRosetti, is a principal.

Pursuant to the terms of the SafirRosetti Purchase Agreement, the SafirRosetti unit was sold for an aggregate consideration of (i) $3,500 in cash, subject to certain adjustments, of which $525 will be held in escrow for a period of 17 months, (ii) the assumption of substantially all of the liabilities of SafirRosetti which accrue post-closing, (iii) a secured promissory note in the aggregate face amount of $1,750, with an interest rate of 0.79% per annum (the “Note”), payable in equal installments at December 31, 2010 and June 30, 2011 and (iv) contingent consideration based on 70% of the purchased accounts receivable in excess of $1,750 collected by Guidepost between the closing and the one year anniversary of the closing.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(In thousands except share and per share amounts)

13.	Subsequent Events, continued

Sale of SafirRosetti Business Unit, continued

The Note provides a first priority lien against the sold accounts receivable of SafirRosetti and the post-closing accounts receivable of Guidepost arising from the customer accounts purchased and a second priority lien against the remaining property of SafirRosetti transferred to Guidepost. Guidepost will transfer all uncollected account receivables back to the Sellers on June 30, 2011, subject to a purchase right by Guidepost.

As a result of the sale of SafirRosetti, the Company’s Security Consulting and Investigations segment is being renamed “Forensic DNA Solutions and Products” and will be comprised solely of The Bode Technology Group, Inc., which provides forensic DNA analysis services.

Entry into Agreement to Sell Preparedness Services Business Unit

On May 13, 2010, the Sellers entered into an Asset Purchase Agreement (the “Preparedness Purchase Agreement”) with Witt Group Holdings, LLC, a Delaware limited liability company (“Witt Holdings”), of which James Lee Witt, Chief Executive Officer, Mark Merritt, Co-President, Barry Scanlon, Co-President, and Pate Felts, Senior Advisor, respectively, of the Company’s Preparedness Services unit (the “Preparedness Unit”) are principals.

Pursuant to the terms of the Preparedness Purchase Agreement, Sellers will sell the Preparedness Unit to Witt Holdings for an aggregate consideration of (i) $10,000 in cash, of which $1,000 is to be held in escrow for 12 months following the Closing, (ii) an earnout payment equal to 40% of any revenues over $15,000 earned during the 12-month period following the closing of the transactions contemplated under the Preparedness Purchase Agreement (the “Closing”), which payment may not exceed $12,000, and (iii) the assumption of all of the Preparedness Unit’s liabilities, including its liabilities arising post Closing, including all termination and severance payments due to James Lee Witt, Mark Merritt, Barry Scanlon and Pate Felts upon the sale of the Preparedness Unit under their respective employment agreements, less $286, representing a payment due under the Preparedness Unit’s real estate lease in Washington D.C. The maximum total consideration payable to the Sellers under the Preparedness Purchase Agreement is $22,000.

In addition, Witt Holdings has agreed to pay Sellers, within six months of the date of Closing, the amount by which the working capital of the Preparedness Unit at the Closing exceeds $6,800, and Sellers have agreed to pay Witt Holdings within six months of the date of Closing, the amount by which the working capital of the Preparedness Unit is less than $5,800. Sellers have also agreed to pay Witt Holdings (i) a “true-up” of up to $1,000 based on accounts receivable (other than accounts receivable originating from the State of Louisiana or its agencies) that remain uncollected as of six months following the Closing, and (ii) the face amount of any uncollected receivables arising from the bankruptcy or dissolution of any non-governmental entity. Witt Holdings agreed upon such payment to transfer to Sellers all rights with respect to such uncollected receivables.

The sale of the Preparedness Unit is subject to the approval of the Company’s shareholders and certain other customary closing conditions. The Preparedness Purchase Agreement may be terminated by Sellers and/or Witt Holdings for a number of reasons, including but not limited to if the transactions contemplated under the Preparedness Purchase Agreement do not close on or before October 31, 2010.

Modification of Employment Agreements

In connection with the Company’s entry into the Preparedness Purchase Agreement, the Compensation Committee of the Company’s Board of Directors determined that a “change of control,” as defined under the employment agreements of Dr. Schiller, the Company’s Chief Executive Officer, and Mr. Nyweide, the Company’s Chief Financial Officer and Executive Vice President (a “Change of Control”), would result from the completion of the sale of the Preparedness Unit. In the event of a Change of Control, Dr. Schiller and Mr. Nyweide’s employment agreements provide that Dr. Schiller and Mr. Nyweide may terminate their employment with the Company for “good reason,” as defined under their employment agreements, Dr. Schiller and Mr. Nyweide will become entitled to certain severance payments should they terminate their employment, and all stock options, restricted stock and restricted stock units held by Dr. Schiller and Mr. Nyweide will vest immediately and all performance conditions of any and all cash bonuses and performance stock options or restricted stock will be deemed to be met.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(In thousands except share and per share amounts)

13.	Subsequent Events, continued

Modification of Employment Agreements, continued

On May 13, 2010, the Company entered into modifications of its employment agreements with Dr. Schiller and Mr. Nyweide to induce them to remain with the Company in the event that they become entitled to terminate their employment agreements as a result of the occurrence of a Change of Control.

Schiller Modification

The modification (the “Schiller Modification”) to Dr. Schiller’s employment agreement (the “Schiller Employment Agreement”) provides that in the event of the sale of two of the Company’s four divisions, provided that at least one such sale requires the approval of the Company’s stockholders (a “Sales Event”), Dr. Schiller will continue to serve as Chairman and Chief Executive Officer of the Company for one year following the Sales Event, although at a reduced level of responsibility. Beginning on the first day of the month immediately following a Sales Event, Dr. Schiller will receive a base salary of $180 per annum, plus living expenses as provided under the Schiller Employment Agreement, for the duration of the Schiller Modification. In addition to his base salary, Dr. Schiller will be eligible for a discretionary cash bonus one year after the Sales Event. Following the completion of the term of the Schiller Modification, the Company has the option to continue to employ Dr. Schiller on a month-to-month basis for $20 per month.

Notwithstanding Dr. Schiller’s continued employment following a Sales Event, after the occurrence of a Sales Event, the Company is required to deposit all funds that would have been required to be paid to Dr. Schiller under the Schiller Employment Agreement had he terminated his employment for Good Reason (as defined under the Schiller Employment Agreement) as a result of the Sales Event, into a “rabbi trust.” Pursuant to the Schiller Modification, such funds will be paid to Dr. Schiller six months after his separation from service for any reason (for purposes of Section 409A of the Internal Revenue Code, the deferred compensation rules, which may include a point in time when Dr. Schiller works part-time.)

The Schiller Modification also provides that upon Dr. Schiller’s termination without Cause (as defined under the Schiller Employment Agreement), for Good Reason not including a Sales Event, or as a result of death or Disability (as defined under the Schiller Employment Agreement) prior to the end of the term of the Schiller Modification, Dr. Schiller will receive his salary and benefits through the end of the term. In addition, if an asset purchase agreement or similar agreement has been signed that would constitute a Sales Event if consummated, and Dr. Schiller’s employment is terminated without Cause prior to its consummation, Dr. Schiller will be entitled to these payments if such Sales Event occurs or another Change of Control occurs within six months of the date of termination.

Nyweide Modification

The modification (the “Nyweide Modification”) to Mr. Nyweide’s employment agreement (the “Nyweide Employment Agreement”) provides that in the event of a Sales Event, Mr. Nyweide will continue to serve as Chief Financial Officer and Executive Vice President of the Company for 18 months following the Sales Event. Following a Sales Event, Mr. Nyweide will receive his current base salary of $375 per annum for the first twelve months of such term and a reduced base salary of $180 per annum for the remaining six months, during which period his responsibilities are intended to be reduced. In addition to his base salary, Mr. Nyweide will be eligible to receive a performance bonus of $150 in connection with a Sales Event, and a performance bonus of $250 in the event of a sale of the Company’s fourth and final division. Following the completion of the term of the Nyweide Modification, the Company has the option to continue to employ Mr. Nyweide on a month-to-month basis under the same terms and conditions.

Notwithstanding Mr. Nyweide’s continued employment following a Sales Event, after the occurrence of a Sales Event, the Company is required to deposit all funds that would have been required to be paid to Mr. Nyweide under the Nyweide Employment Agreement had he terminated his employment for Good Reason (as defined under the Nyweide Employment Agreement) as a result of the Sales Event, into a “rabbi trust.” Pursuant to the Nyweide Modification, such funds will be paid to Mr. Nyweide six months after his separation from service for any reason.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(In thousands except share and per share amounts)

13.	Subsequent Events, continued

Modification of Employment Agreements, continued

The Nyweide Modification also provides that upon Mr. Nyweide’s termination without Cause (as defined under the Nyweide Employment Agreement), for Good Reason not including a Sales Event, or as a result of death or Disability (as defined under the Nyweide Employment Agreement) prior to the end of the term of the Nyweide Modification, Mr. Nyweide will receive his salary and benefits through the end of the term. In addition, if an asset purchase agreement or similar agreement has been signed that would constitute a Sales Event if consummated, and Mr. Nyweide’s employment is terminated without Cause prior to its consummation, Mr. Nyweide will be entitled to these payments if such Sales Event occurs or another Change of Control occurs within six months of the date of termination.

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

PROXY	PROXY
GLOBALOPTIONS GROUP, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF GLOBALOPTIONS GROUP, INC.
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To be held on July 15, 2010
     The undersigned stockholder of GlobalOptions Group, Inc. (the “Company”), hereby appoints Harvey W. Schiller and Jeffrey O. Nyweide, or any of them, voting singly in the absence of others, as his/her/its attorney(s) and proxy(s), with full power of substitution and revocation, to vote, as designated on the reverse side, all of the shares of the Company’s common stock that the undersigned is entitled to vote at the Special Meeting of Stockholders of the Company to be held on July 15, 2010 at 1:00 p.m. local time, or at any adjournment or postponement thereof, in accordance with the instructions provided herewith. Any and all proxies heretofore given are hereby revoked.
(Continued, and to be marked, dated and signed, on the other side)

GLOBALOPTIONS GROUP, INC.

VOTE BY INTERNET QUICK *** EASY *** IMMEDIATE

As a stockholder of GlobalOptions Group, Inc., you have the option of voting your shares electronically through the Internet, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet must be received by 7:00 p.m. Eastern Daylight Time on July 14, 2010.

Vote Your Proxy on the Internet: Go to www.continentalstock.com Have your proxy card available when you access the above website. Follow the prompts to vote your shares.	OR	Vote Your Proxy by mail: Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

PROXY BY MAIL	THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.	Please mark your votes like this	☒
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2. PROPERLY EXECUTED PROXIES WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO SUCH DIRECTIONS ARE GIVEN, SUCH PROXIES WILL BE VOTED “FOR” PROPOSALS 1 AND 2.

1.	To approve the sale of the operating assets of the Company’s Preparedness Services business unit pursuant to the Asset Purchase Agreement, dated May 13, 2010, by and among GlobalOptions Group, Inc., a Delaware corporation, GlobalOptions, Inc., a	FOR ☐	AGAINST ☐	ABSTAIN ☐	2.
To adjourn the Special Meeting to a later date, if necessary or appropriate, to allow for the solicitation of additional proxies in favor of the proposal to approve the Asset Sale if there are insufficient votes to approve the Asset Sale; and
						FOR ☐	AGAINST ☐	ABSTAIN ☐
	Delaware corporation and wholly-owned subsidiary of GlobalOptions Group, Inc., and Witt Group Holdings, LLC, a Delaware limited liability company;				3.	To transact such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

Label Area 4” x 1 1/2”
COMPANY ID: PROXY NUMBER: ACCOUNT NUMBER:

Signature	Signature	Date	, 2010.

(Please date this proxy and sign your name as it appears on the stock certificates. Executors, administrators, trustees, etc. should give their full titles. All joint heirs should sign.)
Please mark, sign, date and mail the Proxy promptly.